EXHIBIT 10.2

Confidential treatment has been requested for portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

TERM LOAN CREDIT AGREEMENT

dated as of

August 30, 2012

among

SUPERVALU INC.,

as Borrower,

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO

and

CREDIT SUISSE AG,

as Administrative Agent and Collateral Agent

CREDIT SUISSE SECURITIES (USA) LLC

and

BARCLAYS BANK PLC,

as Joint Bookrunners and Joint Lead Arrangers

BARCLAYS BANK PLC,

as Syndication Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agent

i

SCHEDULES

Schedule 2.01	-	Lenders and Commitments
Schedule 3.01	-	Organizational Information of Loan Parties
Schedule 3.06	-	Litigation
Schedule 3.08(b)	-	Owned Real Estate
Schedule 3.08(c)	-	Leases Constituting Material Contracts
Schedule 3.09	-	Environmental Matters
Schedule 3.10	-	Insurance
Schedule 3.13	-	Subsidiaries and Equity Interests
Schedule 3.17	-	Intellectual Property Matters
Schedule 3.21(a)	-	Demand Deposit Accounts
Schedule 3.21(b)	-	Credit Card Arrangements
Schedule 5.02	-	Financial and Collateral Reports
Schedule 6.01	-	Existing Liens
Schedule 6.02	-	Existing Investments
Schedule 6.03	-	Existing Indebtedness
Schedule 6.09	-	Transactions with Affiliates
Schedule 9.01	-	Borrower’s Website Address

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Perfection Certificate
Exhibit F	-	Form of Security Agreement
Exhibit G	-	Form of Facility Guaranty
Exhibit H	-	Form of Mortgage
Exhibit I	-	Form of Intercreditor Agreement
Exhibit J	-	Form of Promissory Note
Exhibit K	-	Form of Opinion of Dorsey & Whitney LLP
Exhibit L	-	Form of DDA Notification
Exhibit M	-	Form of Credit Card Notification
Exhibit N	-	Closing Date Collateral List
Exhibit O	-	Form of United States Tax Compliance Certificate
Exhibit P	-	Form of Related Real Estate Collateral Security Agreement

v

TERM LOAN CREDIT AGREEMENT, dated as of August 30, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among SUPERVALU INC., a Delaware corporation (the “Borrower”), the Guarantors (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) party hereto, the Lenders party hereto and CREDIT SUISSE AG (“Credit Suisse”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders.

WHEREAS, the Borrower has requested the Lenders to extend credit in the form of Loans on the Closing Date, in an aggregate principal amount not in excess of $850,000,000; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2014 Springing Maturity Date” shall have the meaning assigned to such term in the definition of “Springing Maturity Date”.

“2016 Springing Maturity Date” shall have the meaning assigned to such term in the definition of “Springing Maturity Date”.

“ABL Collateral Agent” shall mean Wells Fargo Bank, National Association, as collateral agent under the ABL Facility for the benefit of the lenders thereunder, and its successors and assigns including any replacement or successor agent.

“ABL Credit Agreement” shall mean the asset-based revolving credit agreement, dated of even date herewith, by and among the Borrower, each Subsidiary party thereto, the ABL Facility Agent and the various financial institutions from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms thereof, hereof and the Intercreditor Agreement.

“ABL Debt” shall have the meaning assigned to such term in the Intercreditor Agreement as of the date hereof.

“ABL Facility” shall mean the senior secured asset-based revolving credit facility pursuant to the terms of the ABL Credit Agreement as it may be amended or refinanced in accordance with the terms thereof, hereof and the Intercreditor Agreement.

“ABL Facility Agent” shall mean Wells Fargo Bank, National Association, as administrative agent under the ABL Facility for the benefit of the lenders thereunder, including its successors and assigns including any replacement or successor agent successors thereto.

“ABL Facility Documents” shall mean the ABL Credit Agreement and each other document specified as a “Loan Document” in the ABL Credit Agreement, in each case, as amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms thereof, hereof and the Intercreditor Agreement.

“ABL Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“ABR”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Entity” shall have the meaning assigned to such term in Section 6.02(b).

“Acquisition” shall mean, with respect to any Person (a) an Investment in, or a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of any Store locations of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Additional Property” shall have the meaning assigned to such term in Section 9.21.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 1.25% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (b) any director, officer, managing member, partner, trustee or beneficiary of that Person, but excluding such Persons as to any Lender (or in the case of a Lender that is a Related Fund, the entity that administers or manages such Related Fund), (c) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, except in the case of a Lender (or in the case of a Lender that is a Related Fund, the entity that administers or manages such Related Fund), 35% or more of any class of the Equity Interests of such Person and (d) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person, except in the case of a Lender (or in the case of a Lender that is a Related Fund, the entity that administers or manages such Related Fund), 35% or more of any class of whose Equity Interests is held directly or indirectly by such Person.

“Agency Fee Letter” shall mean the Agency Fee Letter, dated as of July 9, 2012, between the Borrower and the Administrative Agent.

“Agent Payment Account” shall mean account no. 8900492627 of the Administrative Agent at The Bank of New York Mellon, or such other account of the Administrative Agent as the Administrative Agent may from time to time designate to the Borrower as the Agent Payment Account for purposes of this Agreement and the other Loan Documents.

“Agents” shall have the meaning assigned to such term in Article VIII.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00%, (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% and (d) 2.25%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Applicable Collateral List” shall mean the Closing Date Collateral List or, if any Restated Collateral List has been delivered to the Administrative Agent pursuant to Section 9.21 (and subject to the satisfaction of the conditions therein), the most recent Restated Collateral List so delivered.

“Applicable Margin” shall mean, for any day (a) with respect to any Eurodollar Loan, 6.75% per annum and (b) with respect to any ABR Loan, 5.75% per annum.

“ASC” shall mean American Stores Company, LLC, a Delaware limited liability company (formerly American Stores Company, a Delaware corporation).

“ASC Indenture” shall mean the Indenture, dated as of May 1, 1995, between ASC and Wells Fargo Bank, National Association (as successor to The First National Bank of Chicago), as amended, supplemented or otherwise modified (including any such modification contained in any notes, officer’s certificates or other operative documents) as of the Closing Date or in accordance with the terms hereof.

“ASC Notes” shall mean the notes issued by ASC pursuant to the ASC Indenture.

“ASC Operating Assets” shall mean “Operating Assets” as such term is defined in the ASC Indenture as in effect on the date hereof.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” shall mean the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended February 25, 2012, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto.

“Barclays” shall mean Barclays Bank PLC and its successors and assigns.

“Blocked Account” shall mean a deposit account of a Loan Party to which funds from one or more DDAs are from time to time transferred.

“Blocked Account Agreement” shall mean, with respect to a deposit account established by a Loan Party, an agreement, in form and substance satisfactory to the Administrative Agent, establishing control (as defined in the UCC) of such account by the Administrative Agent and whereby the bank maintaining such account agrees to comply with instructions originated by the Administrative Agent without the further consent of any Loan Party.

“Blocked Account Bank” shall mean each bank at which a Blocked Account is located.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business” shall mean retail food operations through traditional and hard-discount retail food stores, wholesale distribution of products to independent retailers and other businesses reasonably related thereto.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York and, if such day relates to any Eurodollar Loan, shall mean any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” shall mean, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) without duplication, Capital Lease Obligations or Synthetic Lease Obligations incurred by a Person during such period.

“Capital Leases” shall mean, with respect to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which, in accordance with GAAP, is required to be classified and accounted for as liabilities on the balance sheet of such Person; provided, that, subject to any amendment entered into pursuant to Section 1.02, the adoption or issuance of any accounting standards after the Closing Date will not cause any lease that would not have been treated as a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease regardless of whether such lease was entered into before or after such adoption or issuance.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided, that, subject to any amendment entered into pursuant to Section 1.02, the adoption or issuance of any accounting standards after the Closing Date will not cause any lease that would not have been treated as a Capital Lease prior to such adoption or issuance to be deemed a Capital Lease regardless of whether such lease was entered into before or after such adoption or issuance.

“Cash Equivalents” shall mean Investments defined in clauses (a) through (e) of the definition of Permitted Investments, or the equivalents thereof described in the investment policy referred to in clause (f) of such definition.

“Cash Pension Contribution” shall mean the actual cash pension funding payments made by the Borrower and the Restricted Subsidiaries with respect to pension funding obligations for the applicable period.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“Certified Medicaid Provider” shall mean any provider or supplier, including without limitation a pharmacy, that has in effect an agreement with a Governmental Authority of a State to participate in Medicaid.

“Certified Medicare Provider” shall mean a provider or supplier, including without limitation a pharmacy, that has in effect an agreement with the Centers for Medicare and Medicaid Services to participate in Medicare.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For purposes of this definition, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives thereunder or in connection therewith and all requests, rules, guidelines or directives concerning capital adequacy known as “Basel III” and promulgated either by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by the United States or foreign regulatory authorities pursuant thereto, are deemed to have been adopted and gone into effect after the date of this Agreement.

“Change of Control” shall mean an event or series of events by which:

(a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Equity Interests of the Borrower (or other securities convertible into such Equity Interests) representing 35% or more of the combined voting power of all Equity Interests of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Borrower (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (i) elected by at least a majority of the remaining members of the board of directors of the Borrower or (ii) nominated for election by a majority of the remaining members of the board of directors of the Borrower and thereafter elected as directors by the shareholders of the Borrower).

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Loans, Other Loans or Extended Loans and, when used in reference to any Commitment, refers to whether such Commitment is a commitment to make Loans on the Closing Date or an Incremental Loan Commitment.

“Closing Date” shall mean August 30, 2012.

“Closing Date Collateral List” shall mean the list of Real Estate sites of the Loan Parties attached hereto as Exhibit N.

“Closing Date Material Adverse Effect” shall mean, except as disclosed in earnings guidance and forecasted revenue trends of the Borrower and its Subsidiaries disclosed to the Joint Lead Arrangers prior to the date of the Commitment Letter (but not the underlying circumstances giving rise to such earnings guidance and forecasted revenue trends, but solely to the extent such underlying circumstances impact the Borrower and its Subsidiaries in a manner that is adverse compared with the impact shown on the face of such earnings guidance or forecasted revenue trends) and except as disclosed in the Borrower’s public filings with the SEC prior to the date of the Commitment Letter (but not the underlying circumstances giving rise to such disclosure, but solely to the extent such underlying circumstances impact the Borrower and its Subsidiaries in a manner that is adverse compared with the impact apparent on the face of such public filings), there not having occurred any event, change or condition since February 25, 2012 that, individually or in the aggregate, has had, or is reasonably expected to have, a material adverse effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or projections of the Borrower and its Subsidiaries taken as a whole.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder (unless otherwise provided herein).

“Collateral” shall mean any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Administrative Agent or the Collateral Agent and shall also include the Real Estate Collateral Properties.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Commitment” shall mean, with respect to any Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate commitments on the Closing Date shall be $850,000,000. Unless the context shall otherwise require, the “Commitments” shall include the Incremental Loan Commitments.

“Commitment Letter” shall mean the Commitment Letter, dated as of July 9, 2012, among the Borrower, Credit Suisse, CS Securities and Barclays.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Competitor” shall mean a Person, other than a Loan Party, who directly provides products or services that are the same or substantially similar to the products or services provided by, and that constitute a material part of the business of, the Loan Parties taken as a whole, and who has been identified to the Administrative Agent in writing from time to time and posted to the Platform in accordance with Section 9.01.

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit D.

“Concentration Limits” shall mean the requirements that (i) the Value of Real Estate Collateral Properties consisting of ground leased real estate (x) may be included for purposes of calculating the aggregate Value of the Real Estate Collateral Properties as of any Determination Date only to the extent ground lease and leasehold mortgagee protections reasonably satisfactory to the Administrative Agent are applicable to such ground leased Real Estate Collateral Properties and (y) may not be included for purposes of calculating the aggregate Value of the Real Estate Collateral Properties as of any Determination Date in excess of 20% of the Required Collateral Amount and (ii) the Value of Related Real Estate Collateral may not be included for purposes of calculating the aggregate Value of Fixed Asset Collateral as of any Determination Date in excess of 10% of the Required Collateral Amount.

“Consolidated” shall mean, when used to modify a financial term, test, statement or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) Consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary, non-recurring or unusual charges for such period (including such charges reflected in the financial statements provided to the Lenders prior to the Closing Date) and (v) the amount of any non-cash charges, losses or expenses (and minus the amount of such cash gains) resulting from the application of Statement of Financial

Accounting Standards No. 123(R) minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges added to Consolidated Net Income pursuant to clauses (a)(iv) and (a)(v) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary, non-recurring or unusual gains for such period, all determined on a Consolidated basis in accordance with GAAP; provided, that for purposes of calculating the Total Leverage Ratio or Secured Leverage Ratio for any period, (A) the Consolidated EBITDA of any Acquired Entity acquired by the Borrower or any Restricted Subsidiary pursuant to a Permitted Acquisition during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred as of the first day of such period) and (B) the Consolidated EBITDA of any Person or line of business sold or otherwise disposed of by the Borrower or any Restricted Subsidiary during such period for shall be excluded for such period (assuming the consummation of such sale or other disposition and the repayment of any Indebtedness in connection therewith occurred as of the first day of such period).

“Consolidated Interest Expense” shall mean, for any period (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) minus (b) the interest income, in each case, of the Borrower and the Restricted Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and the Restricted Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (b) the income of any Person (other than the Borrower and the Restricted Subsidiaries) in which any other Person (other than the Borrower and the Restricted Subsidiaries or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower and the Restricted Subsidiaries during such period, (c) the income or loss of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Restricted Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Restricted Subsidiary and (d) any gains attributable to Dispositions.

“Contractual Obligation” shall mean, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Card Agreements” shall mean all agreements now or hereafter entered into by the Borrower or for the benefit of the Borrower, in each case with any Credit Card Issuer or any Credit Card Processor with respect to sales transactions involving credit card or debit card purchases, including, but not limited to, the agreements set forth on Schedule 3.21(b) hereto.

“Credit Card Notification” shall have the meaning assigned to such term in Section 5.13(a).

“Credit Card Issuer” shall mean any person (other than a Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through World Financial Network National Bank, MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc., PayPal and other issuers approved by the Administrative Agent.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to the Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” shall mean each “Account” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such Credit Card Issuer or processed by such Credit Card Processor (including, without limitation, electronic benefits transfers) in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Suisse” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“CS Securities” shall mean Credit Suisse Securities (USA) LLC and its successors and assigns.

“Cumulative Credit Amount” shall mean, as of any date, an amount (which shall not be less than zero), determined on a cumulative basis, equal to, without duplication: (a) the Retained Excess Cash Flow Amount, plus (b) the cumulative amount of Net Cash Proceeds received by the Borrower after the Closing Date from issuances of the Borrower’s Qualified Capital Stock (but excluding any such sale or issuance by the Borrower of its Equity Interests upon exercise of any warrant or option by directors, officers or employees of any Loan Party or any Subsidiary), minus (c) the cumulative amount of Permitted Investments made in reliance on clause (o) of the definition thereof, minus (d) the cumulative amount of Restricted Payments made in reliance on Section 6.06(iv), minus (e) the cumulative amount of any payments of Indebtedness made in reliance on Section 6.07(a)(vii).

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of the Borrower and the Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding revolving loans and swingline loans under the ABL Credit Agreement and (c) Indebtedness under any Permitted Receivables Financing.

“Customer Support Transaction” shall mean any one of the following transactions in the ordinary course of the business of the Loan Parties consistent with the current practices as of the date hereof: (a) any sublease by a Loan Party to a customer of any Loan Party of leased real property of such Loan Party that constitutes a Capital Lease, (b) any lease by a Loan Party to a customer of any Loan Party of owned real property of such Loan Party that constitutes a Capital Lease, (c) any assignment of a lease of real property by a Loan Party that constitutes a Capital Lease to a customer of any Loan Party in connection with which the assigning Loan Party is not released from liability under such lease, (d) any Guarantee by a Loan Party for the benefit of a third party of Indebtedness of a customer of any Loan Party and (e) any loan of money or property (other than ABL Priority Collateral or Term Loan Priority Collateral) by a Loan Party to a customer; provided, that the foregoing shall not be construed to apply to the sale of inventory on credit by a Loan Party to a customer in the ordinary course of business.

“Customer Support Transaction Report” shall a report demonstrating in reasonable detail the aggregate exposure of all Loan Parties under Customer Support Transactions.

“DDA” shall mean each checking, savings or other demand deposit account maintained by any of the Loan Parties, other than (i) such accounts used for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees or exclusively used for the receipt of Medicare and Medicaid receivables or exclusively used to hold funds for the benefit of a particular person in a manner permitted pursuant to the Loan Documents and (ii) such accounts pledged to secure Indebtedness and subject to, or containing proceeds of property subject to, a Permitted Encumbrance. All funds in each DDA shall be presumed to be Collateral and proceeds of Collateral and the Administrative Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“DDA Notification” shall have the meaning assigned to such term in Section 5.17(d).

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would constitute an Event of Default.

“Determination Date” shall mean each of (i) the Closing Date, (ii) the date on which any Incremental Loan Commitments become effective in accordance with Section 2.22 and (iii) the date of any Fixed Asset Collateral Sale, Fixed Asset Collateral List Substitution, Fixed Asset Collateral Substitution, Fixed Asset Collateral Release or Fixed Asset Collateral Addition.

“Discharge of Obligations” shall have the meaning assigned to such term in Section 9.20(a).

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition (whether in one transaction or in a series of transactions) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Latest Maturity Date; provided, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (ii) with respect to any Equity Interest issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, (x) such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or one of its Subsidiaries in order to satisfy obligations or as a result of such employee’s termination, resignation, death or disability, (y) if any class of such Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock solely by reason thereof and (z) any such Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Documentation Agent” shall mean Wells Fargo Bank, National Association, in its capacity as documentation agent.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any direct or indirect Subsidiary of a Loan Party other than a Foreign Subsidiary.

“E&Y” shall mean Ernst & Young LLP.

“Eligible Assignee” shall mean any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D) and which extends credit or buys loans in the ordinary course; provided that notwithstanding anything herein to the contrary, “Eligible Assignee” shall not include any Person that is a Loan Party, any of the Loan Parties’ Affiliates, any Subsidiaries or, so long as no Specified Event of Default shall have occurred and be continuing, any Competitor.

“Environmental Laws” shall mean any and all Federal, state, and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the Release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” shall mean any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, or any other Loan Party resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, labeling, storage, treatment, disposal or recycling of, or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” shall have the meaning assigned to such term in the UCC.

“Equity Interests” shall mean, with respect to any Person, the shares of capital stock of (or other ownership or profit interests in) such Person, the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended and in effect.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 4.14(m) and (o) of the Code for purposes of provisions relating to Sections 412 or 430 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, for (x) the third and fourth Fiscal Quarters of the Borrower’s Fiscal Year ending February 23, 2013 and (y) any subsequent Fiscal Year, (a) the sum, without duplication, of (i) Consolidated EBITDA for such period and (ii) reductions to noncash working capital of the Borrower and the Restricted Subsidiaries for such period (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such period) and (iii) the Net Cash Proceeds of any Other Asset Sale received by the Borrower and the Restricted Subsidiaries during such period in which such Net Cash Proceeds are greater than $50,000 but less than $10,000,000 (before deducting the Value of any Fixed Asset Collateral included therein) minus (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by the Borrower and the Restricted Subsidiaries with respect to such period, (ii) Consolidated Interest Expense for such period paid in cash, (iii) Capital Expenditures made in cash during such period, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA, (iv) scheduled repayments of Indebtedness (other than Indebtedness in respect of the ABL Facility or any Permitted Receivables Facility) made in cash by the Borrower and the Restricted Subsidiaries during such period, but only to the extent that the Indebtedness so repaid by its terms cannot be reborrowed or redrawn and such repayments do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) additions to noncash working capital for such period (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such period), (vi) if the amount by which the Cash Pension Contribution for such period exceeds the Pension Expense for such period, then plus such amount, or if the Pension Expense for such period exceeds the Cash Pension Contribution for such period, then minus such excess amount and (vii) the amount of Restricted Payments made in cash during such period to the extent permitted under Section 6.06.

“Excluded DDAs” shall mean each checking, savings or other demand deposit account maintained by any Loan Party and exclusively used (a) for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (b) for the receipt of Medicare and Medicaid receivables of a Loan Party, (c) to hold proceeds of Term Loan Priority Collateral, subject to the Intercreditor Agreement, unless and until the release of the Lien thereon of the Agents, or (d) for the receipt and deposit of funds of a specific Person other than a Loan Party, or which a Loan Party is holding in trust or as a fiduciary for such Person, in each case in a manner permitted under this Agreement or the other Loan Documents.

“Excluded Related Collateral Disposition” shall mean a Permitted Disposition of (a) Related Real Estate Collateral, the Value of which was excluded in calculating the aggregate Value of Fixed Asset Collateral for purposes of determining compliance with the Required Collateral Amount as of the most recent Determination Date due to the application of the Concentration Limits and (b) Related Real Estate Collateral that is replaced on a substantially contemporaneous basis with new Equipment that becomes Related Real Estate Collateral.

“Excluded Subsidiaries” shall mean, at any date of determination, each (a) Immaterial Subsidiary, (b) Foreign Subsidiary, (c) Receivables Subsidiary, (d) Unrestricted Subsidiary, (e) Subsidiary that is not wholly owned, directly or indirectly, by the Borrower or (f) Insurance Captive.

“Excluded Taxes” shall mean, with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.20(e), in each case except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a) and (d) any U.S. federal withholding taxes imposed as a result of a Foreign Lender’s failure to comply with FATCA.

“Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of April 5, 2010, among the Borrower, The Royal Bank of Scotland PLC, as administrative agent, and the various lenders and agents party thereto from time to time, as amended by First Amendment, dated as of April 29, 2011, and as further amended, amended and restated, supplemented or otherwise modified from time to time.

“Existing Debt Documents” shall mean, collectively, the SVU 2014 Notes, the SVU 2016 Notes, the SVU Indenture (but solely in respect of the SVU 2014 Notes and the SVU 2016 Notes) and any other notes, indentures, instruments or other agreements evidencing, governing or related to any other Material Indebtedness or securitization arrangements of the Borrower or any of its Subsidiaries incurred after the Closing Date (other than a Permitted Receivables Financing) with a maturity prior to the date that is five years from the Closing Date.

“Existing Senior Facilities” shall mean the Borrower’s existing senior secured credit facilities, documented pursuant to the Existing Credit Agreement.

“Extended Loan Yield Differential” shall have the meaning assigned to such term in Section 2.23.

“Extended Loans” shall have the meaning assigned to such term in Section 2.23.

“Extending Lender” shall have the meaning assigned to such term in Section 2.23.

“Extension Amendment” shall have the meaning assigned to such term in Section 2.23.

“Extension Election” shall have the meaning assigned to such term in Section 2.23.

“Extension Fee” shall have the meaning assigned to such term in Section 2.23.

“Extension Request” shall have the meaning assigned to such term in Section 2.23.

“Facility Guaranty” shall mean the Facility Guaranty, dated of even date herewith, made by the Guarantors in favor of the Administrative Agent and the other Secured Parties, substantially in the form of Exhibit G hereto.

“Farm Products” shall have the meaning defined in the Food Security Act and the UCC.

“Farm Products Sellers” shall mean, collectively, sellers or suppliers to any Loan Party of any Farm Products and including any milk or dairy products, perishable agricultural commodity (as defined in the PACA) or livestock (as defined in the PSA), meat, meat food products or livestock products derived therefrom or any poultry or products derived therefrom; sometimes referred to herein individually as a “Farm Products Seller”.

“FATCA” shall mean current Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” shall have the meaning assigned to such term in Section 3.32.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” shall mean the Term Facility Fee Letter and the Agency Fee Letter.

“Fees” shall mean the Administrative Agent Fees and the Participation Fees.

“Fiscal Intermediary” shall mean any qualified insurance company or other Person that has entered into an ongoing relationship with any Governmental Authority to make payments to payees under Medicare, Medicaid or any other Federal, state or local public health care or medical assistance program pursuant to any of the Health Care Laws.

“Fiscal Period” shall mean any four-week or five-week fiscal period of any Fiscal Year, in accordance with the fiscal accounting calendar of the Loan Parties as in effect on the date hereof.

“Fiscal Quarter” shall mean the period consisting of the first four Fiscal Periods of each Fiscal Year and the next three periods of three Fiscal Periods each in such Fiscal Year.

“Fiscal Year” shall mean any period of 13 consecutive Fiscal Periods ending on the last Saturday of February of any calendar year.

“Fixed Asset Collateral” shall mean the collective reference to the Real Estate Collateral Properties and the Related Real Estate Collateral.

“Fixed Asset Collateral Addition” shall have the meaning assigned to such term in Section 9.21.

“Fixed Asset Collateral List Substitution” shall have the meaning assigned to such term in Section 9.21.

“Fixed Asset Collateral Release” shall have the meaning assigned to such term in Section 9.21.

“Fixed Asset Collateral Requirements” shall mean the collective requirements that:

(a) the Collateral Agent shall have received:

(i) a Mortgage, a Related Real Estate Collateral Security Agreement and a UCC financing statement with respect to each Real Estate Collateral Property and the Related Real Estate Collateral thereon, which Security Documents shall be in form and substance satisfactory to the Administrative Agent, shall have been duly executed by the parties thereto and delivered to the Collateral Agent and shall be in full force and effect, together with an acknowledgment by a title insurance company of receipt of such Mortgage, Related Real Estate Collateral Security Agreement and UCC financing statement and an agreement to record or file, as applicable, such Mortgage and UCC financing statement in the real estate records for the county in which the Real Estate Collateral Property is located (if determined by the Administrative Agent to be necessary under the Laws of the jurisdiction where such Real Estate Collateral Property is located to perfect in fixtures properly), so as to effectively create upon such recording and filing (together with the filing of a UCC-1 financing statement in the applicable state filing office) valid and enforceable perfected first-priority Liens upon such Real Estate Collateral Property and Related Real Estate Collateral, in favor of the Collateral Agent (or such other trustee as may be desired under local law), subject only to the Permitted Encumbrances. Unless otherwise agreed by the Administrative Agent, and subject to limitations of state local law, each such Mortgage shall secure the total amount of the Obligations, provided that if the jurisdiction in which any applicable Real Estate Collateral Property is located imposes a mortgage recording, intangibles or similar tax and does not permit the allocation of undivided aggregate indebtedness for the purpose of determining the amount of such tax payable, or if there are other local state impediments to the Mortgage securing the full amount of the Obligations, the principal amount secured by such Mortgage shall be limited to secure a maximum amount acceptable to the Administrative Agent, not to exceed 125% of the Value of such Real Estate Collateral Property;

(ii) (A) a Title Insurance Policy (or a marked, signed and redated commitment to issue such Title Insurance Policy) insuring or committing to insure the Lien of the Mortgage encumbering each Real Estate Collateral Property, with the standard exception for survey matters deleted, and a “same as survey” endorsement to the extent available (without requirement for the Borrower to procure a survey) and as reasonably required by the Administrative Agent (in the case of a Fixed Asset Collateral Substitution or a Fixed Asset Collateral Addition, issued by the title company that issued the Title Insurance Policies insuring the Liens of the existing Mortgages and dated as of the date of the recording of the Mortgage for the Substitute Property or the Additional Property, as the case may be); (B) to the extent available, a “tie-in” and a “first loss” endorsement, or similar endorsements, to the Title Insurance Policy, in form and substance reasonably satisfactory to the Administrative Agent; and (C) a copy of any survey, plat, or site plan of the Real Estate Collateral Property that the Borrower provides to the title company issuing the Title Insurance Policy, with any such surveys recertified to the Collateral Agent to the extent reasonably available and as reasonably required by the Administrative Agent; provided, that the Administrative Agent will not require any such recertification with respect to any such survey that was created or last updated more than five years before the later of (1) the date of the Loan Parties’ satisfaction of the requirements set forth in Section 5.25 and (2) any Fixed Asset Collateral Substitution or Fixed Asset Collateral Addition, as the case may be. The Collateral Agent also shall have received copies of paid receipts or other evidence showing that all premiums in respect of such Title Insurance Policies and endorsements have been paid;

(iii) (A) a completed Flood Certificate with respect to each Real Estate Collateral Property, which Flood Certificate shall (x) be addressed to the Collateral Agent, (y) be completed by a company that has guaranteed the accuracy of the information contained therein and (z) otherwise comply with the Flood Program; (B) evidence describing whether the community in which each Real Estate Collateral Property is located participates in the Flood Program; (C) if any Flood Certificate states that a Real Estate Collateral Property is located in a Flood Zone, the applicable Loan Party’s written acknowledgement of receipt of written notification from the Collateral Agent (x) as to the existence of each such Real Estate Collateral Property and (y) as to whether the community in which each such Real Estate Collateral Property is located is participating in the Flood Program; and (D) if any Real Estate Collateral Property is located in a Flood

Zone and is located in a community that participates in the Flood Program, evidence that the applicable Loan Party has obtained flood insurance that is in compliance with all applicable regulations of the Flood Program;

(iv) if required by the Administrative Agent, a Phase I environmental report or other documentation regarding environmental matters acceptable to the Administrative Agent with respect to each Real Estate Collateral Property, and, if warranted by the findings of such Phase I environmental report or other documentation, a Phase II environmental report acceptable to the Administrative Agent, which concludes that such Real Estate Collateral Property (A) does not contain any Hazardous Materials in contravention of Environmental Law in any material respect and (B) is not subject to any significant risk of contamination from any off site Hazardous Materials in contravention of Environmental Law in any material respect;

(v) an opinion or opinions of counsel admitted to practice under the laws of the State in which each Real Estate Collateral Property is located, regarding the enforceability of the Liens of the Mortgages in that State, and a due execution, delivery and authority opinion (consistent with the requirements of Section 4.01(g)), in each case in form and substance reasonably acceptable to the Administrative Agent;

(vi) true and correct copies of all Material Contracts relating to the leasing or operation of each Real Estate Collateral Property, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent;

(vii) satisfactory (i.e., showing no Liens other than Permitted Encumbrances) UCC, tax lien, judgment and litigation searches with respect to each Real Estate Collateral Property and the Loan Party owner or lessee thereof, in the State in which such Real Estate Collateral Property is located and the jurisdictions where each such Loan Party has its principal place of business;

(viii) in the case of any Ground Lease, (A) a true and correct copy of the applicable Ground Lease, together with all amendments and modifications thereto and a recorded memorandum thereof, in form and substance reasonably satisfactory in all respects to the Administrative Agent and subject to customary leasehold mortgagee provisions and protections in form and substance reasonably satisfactory in all respects to the Administrative Agent and which shall provide, among other things, (x) for a remaining term (including extension options) of no less than 15 years from the Latest Maturity Date and (y) cure rights reasonably acceptable to the Administrative Agent for Loan Party defaults thereunder, and (B) a Ground Lease estoppel executed by the fee owner and ground lessor of such Real Estate Collateral Property, reasonably acceptable to the Administrative Agent; and

(b) the Borrower shall have paid or reimbursed the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the preparation and negotiation of the Mortgage of each Real Estate Collateral Property and the Borrower shall have paid all recording charges, filing fees, taxes or other out-of-pocket expenses (including, without limitation, title insurance premiums, mortgage and intangibles taxes and documentary stamp taxes) payable in connection therewith;

(c) on the date of the applicable Mortgage, the grants of security interests in the Fixed Asset Collateral on the Applicable Collateral List (after giving effect to all Fixed Asset Collateral List Substitutions) will not violate any of the ASC Indenture, the New Albertson’s Indenture, the SVU Indenture or any other Material Indebtedness or trigger any of the equal and ratable sharing provisions thereof, as evidenced by (i) a certificate of a Responsible Officer of the Borrower in substantially the form of the certificate required to be delivered pursuant to Section 4.01(r) and (ii) a customary no conflicts opinion from Borrower’s counsel, in each case in form and substance satisfactory to the Administrative Agent, certifying and opining, respectively, that the grants of security interests in the Fixed Asset Collateral on the Applicable Collateral List will not violate any of the ASC Indenture, the New Albertson’s Indenture or the SVU Indenture or trigger any of the equal and ratable sharing provisions thereof;

(d) the Administrative Agent shall have received with respect to the initial satisfaction of the Fixed Asset Collateral Requirements pursuant to Section 5.25, a confirmation of the certificates described in Section 4.01(h)(ii), and thereafter a certificate of the type described in Section 4.01(h)(ii), in each case from the relevant Loan Parties; and

(e) each Real Estate Collateral Property shall be fee owned or ground leased by a Loan Party or a Subsidiary which shall have become a Loan Party hereunder pursuant to and in accordance with the requirements of Section 5.12 prior to the execution and delivery of the applicable Mortgage.

“Fixed Asset Collateral Sale” shall mean any sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) that is not a Permitted Disposition permitted by clauses (e), (f), (h)(i) or (h)(ii) of the definition thereof, by the Borrower or any Guarantor to any Person other than the Borrower or any Guarantor of (a) any property or assets constituting Fixed Asset Collateral or (b) any Equity Interests of any Subsidiary to the extent Fixed Asset Collateral is owned by such Subsidiary.

“Fixed Asset Collateral Substitution” shall have the meaning assigned to such term in Section 9.21.

“Fixed Maturity Date” shall mean August 30, 2018.

“Flood Certificate” shall mean a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” shall mean the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” shall mean areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Food Security Act” shall mean the Food Security Act of 1984, 7 U.S.C. § 1631 et. seq., as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“Food Security Act Notices” shall have the meaning assigned to such term in Section 3.27(a).

“Foreign Lender” shall mean any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean a direct or indirect Subsidiary of a Loan Party organized or incorporated under the laws of a jurisdiction other than a State of the United States, the United States or the District of Columbia.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Ground Lease” shall mean, individually and collectively, as the context may require, each ground lease described on the Applicable Collateral List.

“Guarantee” shall mean, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The term “Guarantee” as a verb shall have a meaning correlative thereto.

“Guarantor” shall mean (a) each Subsidiary of the Borrower that is not an Excluded Subsidiary, together with its successors and assigns, and (b) each other Subsidiary of the Borrower from time to time party to the Facility Guaranty.

“Hazardous Materials” shall mean all chemicals, materials, substances or wastes of any nature that are listed, classified, regulated, characterized or otherwise defined as “hazardous,” “toxic,” “radioactive,” a “pollutant,” a “contaminant,” or terms of similar intent or meaning, by any Governmental Authority or that are otherwise prohibited, limited or regulated pursuant to any Environmental Law, including petroleum or petroleum distillates, friable asbestos or friable asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes.

“Health Care Laws” shall mean all Federal, state and local laws, rules, regulations, interpretations, guidelines, ordinances and decrees primarily relating to patient healthcare, any health care provider, medical assistance and cost reimbursement program, as now or at any time hereafter in effect, applicable any Loan Party, including, but not limited to, the Social Security Act, the Social Security Amendments of 1972, the Medicare-Medicaid Anti-Fraud and Abuse Amendments of 1977, the Medicare and Medicaid Patient and Program Protection Act of 1987, HIPAA and the Patient Protection and Affordable Care Act of 2010.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“HIPAA Compliance Date” shall have the meaning assigned to such term in Section 3.28(b).

“HIPAA Compliance Plan” shall have the meaning assigned to such term in Section 3.28(a).

“HIPAA Compliant” shall have the meaning assigned to such term in Section 3.28(b).

“Immaterial Subsidiary” shall mean (a) until the Borrower has first provided financial statements pursuant to Section 5.01(a), each Subsidiary identified as an Immaterial Subsidiary on the Closing Date on Schedule 3.13, and (b) thereafter, each Subsidiary of the Borrower identified as an “Immaterial Subsidiary” pursuant to a certificate executed and delivered by a Responsible Officer of the Borrower to the Administrative Agent within 60 days of the delivery of annual financial statements pursuant to Section 5.01(a) (certifying as to each of the items set forth in the following proviso); provided (i) no Subsidiary shall be an Immaterial Subsidiary if the book value of its assets (net of assets arising from intercompany transactions that would be eliminated on a Consolidated balance sheet of the Borrower) exceed 1.00% of the Total Assets of the Borrower and its Subsidiaries on a Consolidated basis and (ii) the aggregate book value of the assets of all Immaterial Subsidiaries (net of assets arising from intercompany transactions that would be eliminated on a Consolidated balance sheet of the Borrower) shall not exceed 5.00% of the Total Assets of the Borrower and its Subsidiaries on a Consolidated basis, in each case as determined for the most recently completed Fiscal Quarter for which the Borrower has provided financial statements pursuant to Section 5.01(b).

“Incremental Lender” shall mean a Lender with an Incremental Loan Commitment or an outstanding Incremental Loan.

“Incremental Loan Amount” shall mean, at any time, the excess, if any, of (a) $150,000,000 over (b) the aggregate amount of all Incremental Loan Commitments established prior to such time pursuant to Section 2.22.

“Incremental Loan Assumption Agreement” shall mean an Incremental Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Lenders.

“Incremental Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.22, to make Incremental Loans to the Borrower.

“Incremental Loan Maturity Date” shall mean the final maturity date of any Incremental Loan, as set forth in the applicable Incremental Loan Assumption Agreement.

“Incremental Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Loan, as set forth in the applicable Incremental Loan Assumption Agreement.

“Incremental Loans” shall mean Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b). Incremental Loans may be made in the form of additional Loans or, to the extent permitted by Section 2.22 and provided for in the relevant Incremental Loan Assumption Agreement, Other Loans.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, and similar instruments (and including reimbursement obligations in connection with surety bonds);

(c) the Swap Termination Value under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services which are due six months or more from the date after such property is acquired or such services are completed, and including, without limitation, customary indemnification, adjustment of purchase price or similar obligations, earn-outs or other similar obligations (but excluding trade accounts payable incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days unless such trade payables or other obligations are being contested or disputed by such Person in good faith), in each case to the extent required to be recorded as liabilities in accordance with GAAP;

(e) Indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person (including, without limitation, Disqualified Stock), or any warrant, right or option to acquire such Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) all obligations under, or the net investments outstanding pursuant to, any Permitted Receivables Financing; and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date; provided, (i) as to Swap Contracts relating to fuel entered into by the Borrower in the ordinary course of business consistent with its current practices, the Swap Termination Value may be determined at the end of the most recently ended Fiscal Period for purposes of this Agreement and (ii) as to Swap Contracts other than such Swap Contracts with respect to fuel, the Swap Termination Value may be determined at the end of the most recently ended Fiscal Period for purposes of this Agreement until the Administrative Agent may notify the Borrower otherwise.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Indentures” shall mean the ASC Indenture, the New Albertson’s Indenture and the SVU Indenture.

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial Required Collateral Amount” shall mean an amount equal to 150% of the original principal amount of the Term Facility.

“Insurance Captive” shall mean each of (a) Beryl American Corporation, a Vermont corporation, and its successors and assigns performing similar insurance functions, including Beryl American Corporation, if it is incorporated or organized in a State other than Vermont or the District of Columbia, (b) Wetterau Insurance Co. Ltd., a Bermuda corporation, (c) ABS Insurance Ltd., a Bermuda corporation, (d) Market Company, Ltd., a Bermuda corporation, and (e) such other Subsidiaries of the Borrower that perform similar insurance functions, in each case to the extent organized and maintained as a captive insurance Subsidiary of the Borrower.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated of even date herewith, by and among the Administrative Agent, the ABL Facility Agent and the lenders thereto, as acknowledged and agreed to by the Borrower and the Guarantors, providing for such parties’ relative rights and priorities with respect to the assets and properties of the Loan Parties and related matters, substantially in the form of Exhibit I hereto.

“Intercreditor Provisions” shall have the meaning assigned to such term in Section 7.01(p).

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months (or nine or 12 months if agreed to by all Lenders and, with respect to a Eurodollar Borrowing on the Closing Date, the period commencing on the Closing Date and ending on September 28, 2012) thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Control Event” shall mean a material weakness in, or fraud that involves senior management or other employees who have a significant role in, the Borrower’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or interest in, another Person, (c) any Acquisition or (d) any other investment of money or capital in order to obtain a profitable return. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” shall mean the United States Internal Revenue Service.

“Joinder Agreement” shall mean an agreement, in form satisfactory to the Administrative Agent, pursuant to which a Subsidiary becomes a party to, and bound by the terms of, the Facility Guaranty or the Security Agreement, as applicable.

“Joint Lead Arrangers” shall mean CS Securities and Barclays, in their capacities as joint bookrunners and joint lead arrangers.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Class of Loans or Commitments with respect to such Loans or Commitments at such date of determination, including, for the avoidance of doubt, the latest maturity date of any Incremental Loans, Incremental Loan Commitments, Other Loans or Extended Loans, in each case, as extended from time to time in accordance with this Agreement.

“Laws” shall mean each international, foreign, Federal, state and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, any lease or other agreement giving rise to a Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Intercreditor Agreement, the Security Documents, each Incremental Loan Assumption Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and any other document executed in connection with any of the foregoing and together with all schedules, exhibits, annexes and other attachments thereto.

“Loan Parties” shall mean, collectively, the Borrower and the Guarantors.

“Loans” shall mean term loans made by the Lenders to the Borrower pursuant to Section 2.01. Unless the context shall otherwise require, the term “Loans” shall include any Incremental Loans and any Extended Loans.

“Master Agreement” shall have the meaning assigned to such term in the definition of “Swap Contract.”

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties to perform their obligations under the Loan Documents; or (c) a material impairment of the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents or a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events described in the applicable provision since the applicable date would result in a Material Adverse Effect.

“Material Contract” shall mean with respect to any Loan Party, each contract or agreement to which such Loan Party is a party that is deemed to be a material contract or material definitive agreement under any Securities Laws applicable to such Loan Party, including, without limitation, the types of contracts specified in item 601(b)(10)(ii) of Regulation S-K, and in the event that at any time hereafter the Borrower ceases to be required to comply with the Securities Laws, then the same definitions shall continue to apply for purposes of this Agreement and the other Loan Documents.

“Material Indebtedness” shall mean the Indebtedness evidenced by or arising under the Existing Debt Documents and any other Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $75,000,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” shall mean the earlier of (a) the Fixed Maturity Date and (b) the Springing Maturity Date.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Medicaid” shall mean the health care financial assistance program jointly financed and administered by the Federal and State governments under Title XIX of the Social Security Act.

“Medicare” shall mean the health care financial assistance program under Title XVIII of the Social Security Act.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” shall mean any mortgage, deed of trust or leasehold mortgage delivered pursuant to clause (a) of the definition of “Fixed Asset Collateral Requirements” encumbering any Real Estate Collateral Property, given by the Loan Party owning or leasing such Real Estate Collateral Property in favor of the Collateral Agent, substantially in the form of Exhibit H hereto or such other form reasonably satisfactory to the Administrative Agent, together with such schedules and including such provisions as shall be necessary to conform such document to applicable Laws or as shall be customary under applicable Laws.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” shall mean (a) with respect to any Fixed Asset Collateral Sale or Other Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Fixed Asset Collateral Sale or Other Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Fixed Asset Collateral Sale or Other Asset Sale by a Lien permitted hereunder which, to the extent the Administrative Agent has a Lien on such asset, is senior to the Administrative Agent’s Lien on such asset and which is required to be repaid with such proceeds, including the Value of any Fixed Asset Collateral included in any Other Asset Sale (excluding any such Indebtedness assumed by the purchaser of such asset); and (b) with respect to any issuance or incurrence of Indebtedness (other than Permitted Indebtedness) or Equity Interests (other than Equity Interests issued to directors, officers or employees of the Borrower or its Subsidiaries), the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“New Albertson’s” shall mean New Albertson’s, Inc., an Ohio corporation.

“New Albertson’s Indenture” shall mean the Indenture, dated as of May 1, 1992, between New Albertson’s and U.S. Bank National Association, as trustee, as successor trustee to Morgan Guaranty Trust Company of New York, as supplemented by Supplemental Indenture No. 1 dated as of May 7, 2004, Supplemental Indenture No. 2 dated as of June 1, 2006, and Supplemental Indenture No. 3 dated as of December 29, 2008, and as further amended, supplemented or otherwise modified (including any such modification contained in any notes, officer’s certificates or other operative documents) as of the Closing Date or in accordance with the terms hereof.

“New Valuation” shall mean any valuation of a Substitute Property or Additional Property, as applicable, conducted by E&Y or another independent, third-party expert reasonably satisfactory to the Administrative Agent provided in connection with the applicable Fixed Asset Collateral List Substitution, Fixed Asset Collateral Substitution or Fixed Asset Collateral Addition for which the New Valuation Conditions have been met.

“New Valuation Conditions” shall mean (a) with respect to a Substitute Property or an Additional Property, such property (i) has not been Valued during the year preceding the date of the Restated Collateral List provided in connection with the applicable Fixed Asset Collateral Substitution or Fixed Asset Collateral Addition and is Valued at more than $10,000,000 pursuant to the most recent Valuation thereof or (ii) has not been Valued; and (b) with respect to an Additional Property, such Additional Property (i) has not been Valued during the year preceding the date of the Restated Collateral List provided in connection with the applicable Fixed Asset Collateral Addition and is Valued at more than $10,000,000 pursuant to the most recent Valuation thereof or (ii) has not been Valued; provided that, notwithstanding the foregoing, the New Valuation Conditions shall be deemed to be satisfied at any time after the aggregate Value of all Substitute Properties and Additional Properties that have been added to the Fixed Asset Collateral during the current Fiscal Year without being Valued at any time in such Fiscal Year exceeds $50,000,000.

“Non-Extended Loans” shall have the meaning assigned to such term in Section 2.23.

“NPL” shall mean the National Priorities List under CERCLA.

“Obligations” shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by any Loan Party to any Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Loan Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Loan Documents or after the commencement of any case with respect to any Loan Party under the Bankruptcy Code or any other Debtor Relief Law or any other insolvency proceeding (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

“Occurrence Update Schedule” shall mean each of Schedule 3.01 (Loan Parties Organizational Information), 3.06 (Litigation), 3.09 (Environmental Matters), 3.10 (for primary casualty insurance policies that cover Collateral), 3.13 (Subsidiaries; Other Equity Investments), 3.17 (Intellectual Property Matters) and 3.21(b) (Credit Card Agreements).

“OFAC” shall have the meaning assigned to such term in Section 3.31.

“OID” shall have the meaning assigned to such term in Section 2.22(b).

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party.

“Original Loans” shall have the meaning assigned to such term in Section 2.23.

“Other Asset Sale” shall mean a sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) that is not a Permitted Disposition pursuant to clauses (a) through (m) of the definition thereof, of any assets or property of the Borrower and the Restricted Subsidiaries other than a Disposition consisting solely of Fixed Asset Collateral or Equity Interests of any Subsidiary to the extent the assets of such Subsidiary consist solely of Fixed Asset Collateral.

“Other Loans” shall have the meaning assigned to such term in Section 2.22(a).

“Other Taxes” shall mean any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“PACA” shall mean the Perishable Agricultural Commodities Act, 1930, as amended, 7 U.S.C. § 499a et. seq., as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules and regulations thereunder.

“Participation Fees” shall have the meaning assigned to such term in Section 2.05.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Pension Expense” shall mean the actual pension expense for the applicable period of the Borrower and the Restricted Subsidiaries pursuant to the profit and loss statement charge (or benefit) with respect to such pension funding obligations for such period.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six plan years.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit E hereto.

“Periodic Update Schedule” shall mean each of Schedule 3.13 (as to Immaterial Subsidiaries and Unrestricted Subsidiaries), 3.08(b) (Owned Real Estate), 3.08(c) (Leased Real Estate), 3.10 (for policies other than primary casualty policies that cover Collateral) and 3.21(a) (Demand Deposit Accounts).

“Permitted Acquisition” shall mean an Acquisition permitted pursuant to Section 6.02(b).

“Permitted Disposition” shall mean any of the following:

(a) Dispositions of Inventory in the ordinary course of business (which for this purpose does not include any Disposition in connection with a Store closing or sale of a Store location);

(b) bulk sales of the Inventory of a Loan Party not in the ordinary course of business in connection with Store closings, at arm’s length, provided, that such Store closings and related sales of Inventory shall not exceed in any Fiscal Year of the Borrower and its Subsidiaries, 7.50% of the number of the Loan Parties’ Stores as of the beginning of such Fiscal Year and shall not exceed, in the aggregate from and after the Closing Date, 12.50% of the number of the Loan Parties’ Stores in existence as of the Closing Date;

(c) non-exclusive licenses or sublicenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(d) licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business;

(e) Dispositions in the ordinary course of business of Equipment that (i) is substantially worn, damaged or obsolete and the Disposition of which does not detract from the Value of the Related Real Estate Collateral in any material respect or (ii) is replaced with similar property having at least equivalent value;

(f) Dispositions among the Loan Parties or by any Restricted Subsidiary to a Loan Party; provided, that with respect to any such Disposition of Real Estate Collateral Property (a) the Borrower provides at least 15 Business Days prior written notice thereof (or such shorter notice as the Administrative Agent may approve) identifying such Real Estate Collateral Property, (b) such Real Estate Collateral Property is Disposed of subject in all respects to the Mortgage thereon and such Mortgage remains a valid first priority lien on such Real Estate Collateral Property so Disposed of and (c) the Borrower shall have delivered to the Administrative Agent such documents and other information evidencing that such Real Estate Collateral Property was so Disposed of subject to the Mortgage thereon as the Administrative Agent may reasonably request;

(g) Dispositions by an Excluded Subsidiary to an Excluded Subsidiary or to a Loan Party;

(h) (i) Dispositions of interests in Real Estate that constitute or create Permitted Encumbrances pursuant to clauses (f), (g) and (h) of the definition thereof (but only to the extent thereof); (ii) Dispositions in the ordinary course of business of fixtures that (A) are substantially worn, damaged or obsolete and the Disposition of which does not detract from the Value of the Real Estate Collateral Properties in any material respect or (B) are replaced with similar property having at least equivalent value; (iii) with respect to Real Estate that does not constitute Fixed Asset Collateral, sale and leaseback transactions pursuant to leases on market terms, so long as, as of the date of such sale and after giving effect thereto, (x) no Default or Event of Default shall exist or have occurred and be continuing and (y) the consideration paid to such Loan Party in connection therewith shall be paid contemporaneously with the transaction and shall be in an amount not less than the fair market value of the property disposed of; and (iv) assignments of leases, subleases, licenses, and sublicenses, that do not constitute Fixed Asset Collateral that, in the reasonable, good faith judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;

(i) Dispositions by any Loan Party constituting a Customer Support Transaction; provided, that the aggregate exposure of the Loan Parties under or pursuant to all of such Customer Support Transactions, when combined with the aggregate exposure of the Loan Parties under or pursuant to Investments made pursuant to clause (n) of the definition of “Permitted Investments” and Indebtedness incurred pursuant to clause (j) of the definition of “Permitted Indebtedness”, shall not exceed $250,000,000 at any time outstanding; provided, further, that, as to any such Disposition, each of the following conditions is satisfied:

(i) as of the date of any such Disposition, and in each case after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(ii) the Person receiving the property subject to such Disposition shall be engaged in a business related, ancillary or complementary to the business of the Borrower permitted by this Agreement; and

(iii) the Administrative Agent shall have received a Customer Support Transaction Report once each month;

(j) Dispositions by any Loan Party of Intellectual Property; provided that, (i) such Intellectual Property is no longer used or useful in the business of any Loan Party or Restricted Subsidiary, (ii) such Intellectual Property is not otherwise material to the business of any Loan Party or any of its Affiliates or Subsidiaries, (iii) such Intellectual Property does not have material value and (iv) no Default or Event of Default shall have occurred and be continuing as of the date of such Disposition;

(k) sales of Prescription Files in the ordinary course of business, other than in connection with the sale of a Store location where such Prescription Files are maintained or in connection with the sale of other assets (and in such case, clause (o) of this definition shall be applicable), (i) in connection with the sale of one or more Stores or (ii) in the ordinary course of business; provided, that as to any such sale pursuant to this clause (ii), each of the following conditions is satisfied: (A) the appraised value (as determined pursuant to the ABL Credit Agreement) of all Prescription Files disposed of pursuant to this clause (ii) in any one Fiscal Year shall not exceed $20,000,000 and (B) as of the date of any such sale and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(l) sales pursuant to a Permitted Receivables Financing;

(m) the issuance and sale by any Loan Party or Restricted Subsidiary of Equity Interests of such Loan Party or Restricted Subsidiary after the date hereof; provided that (i) such Loan Party or Restricted Subsidiary shall not be required to pay any cash dividends or repurchase or redeem such Equity Interests or make any other payments in respect thereof, except as otherwise permitted in Section 6.06, and (ii) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(n) Dispositions pursuant to a Permitted Store Swap Transaction;

(o) sales or other Dispositions (including, for the avoidance of doubt, Dispositions of Intellectual Property) of assets of Loan Parties not otherwise subject to the provisions set forth in this definition, provided that, as to any such sale or other Disposition, each of the following conditions is satisfied:

(i) the consideration paid in connection therewith shall be paid contemporaneously with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of;

(ii) if such sale or Disposition is a sale and leaseback transaction, such transaction is permitted under clause (h)(iii) above;

(iii) such sale or Disposition does not involve the sale or other disposition of a minority Equity Interest in any Restricted Subsidiary or Accounts of any Loan Party;

(iv) in the case of any Fixed Asset Collateral Sale or any Other Asset Sale including Fixed Asset Collateral, the aggregate Value of the Fixed Asset Collateral after giving effect to the Concentration Limits shall not be less than the Required Collateral Amount on a pro forma basis after giving effect to such Fixed Asset Collateral Sale or Other Asset Sale; and

(v) as of the date of any such sale or Disposition, and in each case after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

“Permitted Encumbrances” shall mean:

(a) Liens imposed by law for Taxes that are not yet delinquent (or remain payable without penalty) or are being contested in compliance with Section 5.04; provided that adequate reserves with respect thereto are maintained on the books of the relevant Loan Party, to the extent required by GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not delinquent (or remain payable without penalty) or are being contested in compliance with Section 5.04 (other than clause (iv) thereof);

(c) pledges and deposits of cash made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d) deposits of cash to secure the performance of bids, trade contracts, government contracts, leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and to secure liability to insurance carriers, and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f) (i) easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business and such other minor title defects or survey matters that are disclosed by current surveys (or would have been disclosed by current surveys if the same were not obtained); provided, that in each case, the same does not (A) secure any monetary obligation that is not a Permitted Encumbrance, (B) materially detract from the Value of the affected Real Estate Collateral Property, (C) materially detract from the value of the affected property as a going concern in connection with such Loan Party’s business or (D) materially interfere with the ordinary conduct of business of any Loan Party; and (ii) Liens and encumbrances against or upon any property as shown on or pursuant to the express terms of a document shown on (A) Schedule B-I or B-II of the Title Insurance Policies insuring the Mortgages, or (B) surveys of the Real Estate Collateral Properties to the extent such surveys were provided to the Collateral Agent;

(g) interests or title of lessors, sublessors, licensors or sublicensors under any lease or license otherwise permitted pursuant to this Agreement;

(h) Leases, subleases, licenses, sublicenses and similar encumbrances on Real Estate, Intellectual Property and other property, or interests therein, arising in the ordinary course of business (or in connection with a Store closure permitted under this Agreement) for fair market value; provided that, in each case, if such Real Estate, Intellectual Property or other property is owned by a Loan Party, such lease, sublease, license, sublicense, or similar encumbrance does not secure any monetary obligation that is not a Permitted Encumbrance, and does not materially detract from the value of the affected property operated by a Loan Party as a going concern in connection with such Loan Party’s business or materially interfere with the ordinary conduct of business of any Loan Party or any Store closures otherwise permitted under this Agreement; provided, further, that to the extent affected Real Estate constitutes Real Estate Collateral Property, such leases, subleases, licenses, sublicenses, and similar encumbrances do not also materially detract from the Value of such Real Estate Collateral Property;

(i) Liens existing on the date hereof and listed on Schedule 6.01 and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder;

(j) Liens on fixed or capital assets acquired or constructed by any Loan Party which secure Indebtedness permitted under clauses (c) or (f) of the definition of “Permitted Indebtedness” so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or construction, (ii) the principal amount of the Indebtedness secured thereby does not exceed the cost of acquisition and construction of such fixed or capital assets (including any shipping and installation costs) and (iii) such Liens shall not extend to any other property or assets of the Loan Parties other than proceeds of such secured property or assets;

(k) Liens in favor of the Administrative Agent;

(l) Liens of landlords if the leases are not in default in respect of rent;

(m) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Permitted Investments; provided that such Liens (i) attach only to such Permitted Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Permitted Investments and not any obligation in connection with margin financing;

(n) banker’s Liens, Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries in the ordinary course of business of the maintenance and operation of such accounts;

(o) Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(p) Liens on property (other than ABL Priority Collateral) in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any Subsidiary;

(q) Liens or rights of setoff against credit balances of the Borrower with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to the Borrower in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of the Borrower pursuant to the Credit Card Agreements to secure the obligations of the Borrower to such Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(r) Liens on inventory in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations not secured by deposits permitted pursuant to clause (d) of this definition, (i) that are being contested in good faith by appropriate proceedings, (ii) as to which the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) which contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(s) Liens incurred by a Receivables Subsidiary in a Permitted Receivables Financing securing Indebtedness not to exceed $300,000,000;

(t) Liens in favor of the ABL Facility Agent in and on the ABL Priority Collateral to secure the ABL Facility and in and on the Term Loan Priority Collateral to secure the ABL Debt; provided that such Liens are at all times subject to the terms of the Intercreditor Agreement; and

(u) other Liens on assets (other than Fixed Asset Collateral) to secure obligations permitted hereunder that do not exceed $50,000,000 at any time outstanding.

“Permitted Indebtedness” shall mean each of the following, so long as no Default or Event of Default exists or would arise from the incurrence thereof:

(a) Indebtedness outstanding on the date hereof and listed on Schedule 6.03 hereto and any Permitted Refinancing Indebtedness with respect thereto;

(b) (i) unsecured Indebtedness of any Loan Party to any other Loan Party or (ii) unsecured Indebtedness of any Loan Party or a Restricted Subsidiary to any Restricted Subsidiary that is not a Loan Party arising in the ordinary course of their respective businesses or conducted on the date hereof pursuant to the cash concentration and disbursement practices of the Lead Borrower and its Subsidiaries, provided, that, as to such Indebtedness or other obligations of a Loan Party to a Restricted Subsidiary that it not a Loan Party, (A) will be subordinated in right of payment to the payment in full of the Obligations on terms and conditions reasonably satisfactory to Administrative Agent pursuant to a subordination agreement to be delivered to Administrative Agent within 30 days after the Closing Date (or such longer period of time as the Administrative Agent may agree), (B) repayments of such Indebtedness or other obligations shall be permitted in the ordinary course of their businesses consistent with and pursuant to the cash concentration and disbursement practices of the Lead Borrower and its Subsidiaries as conducted on the date hereof, so long as no Specified Event of Default exists or has occurred and (C) Borrower shall cause any Restricted Subsidiary that is not a Loan Party not to exercise any legal remedies to enforce any of the Indebtedness or other obligations owed to it;

(c) without duplication of Indebtedness described in clause (f) of this definition, purchase money Indebtedness of any Loan Party incurred after the Closing Date to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, any earn-out obligations that constitue Indebtedness incurred in a transaction permitted hereunder and any Permitted Refinancing Indebtedness with respect thereto; provided, that the aggregate principal amount of Indebtedness permitted by this clause (c), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to clause (f) of this definition, shall not exceed $600,000,000 at any time outstanding and in any event the incurrence of such Indebtedness permitted by this clause (c), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to clause (f) of this definition, in any Fiscal Year (commencing with the current Fiscal Year) shall not exceed $200,000,000;

(d) obligations (contingent or otherwise) of any Loan Party or any Subsidiary thereof existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates or commodity prices, and not for purposes of speculation or taking a “market view” and (ii) the aggregate Swap Termination Value of all such Swap Contracts shall not exceed $50,000,000 at any time outstanding;

(e) contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business;

(f) Indebtedness incurred after the Closing Date for the construction or acquisition or improvement of, or to finance or to refinance the construction, acquisition or improvement of, any Real Estate owned by any Loan Party (including therein any Indebtedness incurred in connection with sale and leaseback transactions permitted hereunder), provided, that the aggregate principal amount of Indebtedness permitted by this clause (f), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to clause (c) of this definition, shall not exceed $600,000,000 at any time outstanding and in any event the incurrence of such Indebtedness permitted by this clause (f), when combined with the aggregate principal amount of all Indebtedness incurred pursuant to clause (c) of this definition, in any Fiscal Year (commencing with the current Fiscal Year) shall not exceed $200,000,000;

(g) Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred in contemplation of such Permitted Acquisition);

(h) the Obligations;

(i) Indebtedness under the ABL Facility in an aggregate outstanding principal amount not to exceed $2,050,000,000 and any Permitted Refinancing Indebtedness with respect thereto;

(j) Indebtedness of any Loan Party pursuant to Customer Support Transactions; provided, that as of the date of incurring such Indebtedness and after giving effect thereto, (i) the aggregate amount of the exposure of the Loan Parties under or pursuant to all Customer Support Transactions (including, without duplication, Customer Support Transactions constituting Permitted Indebtedness, Permitted Investments and Permitted Dispositions) shall not exceed $250,000,000, (ii) the aggregate amount of the exposure under any one of the types of transactions described in clauses (a), (b), (c) or (e) of the definition of “Customer Support Transactions” shall not exceed $150,000,000 at any time outstanding and (iii) no Default or Event of Default shall exist or have occurred and be continuing;

(k) Indebtedness incurred by a Receivables Subsidiary in a Permitted Receivables Financing;

(l) Indebtedness of the Borrower and the Restricted Subsidiaries for customary indemnification, purchase price adjustments or similar obligations (other than earn-outs and similar obligations) in each case in respect of the purchase price or other similar adjustments incurred in connection with a Permitted Acquisition or Permitted Disposition;

(m) Indebtedness of a Loan Party as an account party in respect of letters of credit issued pursuant to a Commercial LC Facility (as defined in the ABL Credit Agreement), provided, in no event shall the aggregate amount of all such Indebtedness in respect of all Commercial LC Facilities exceed $15,000,000 at any time outstanding;

(n) other Indebtedness of the Borrower or the Restricted Subsidiaries (in the case of Indebtedness of the Restricted Subsidiaries, in an aggregate principal amount not to exceed $250,000,000 at any time outstanding) and Permitted Refinancing Indebtedness in respect thereof, provided, that with respect to such Indebtedness or Permitted Refinancing Indebtedness, (i) as of the incurrence of such Indebtedness (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (B) the Total Leverage Ratio of the Borrower shall not exceed 3.75:1.00 on a pro forma basis after giving effect to such incurrence of Indebtedness and the use of proceeds thereof, (ii) such Indebtedness shall have a maturity date that is at least 91 days after the Latest Maturity Date, (iii) the terms and provisions of such Indebtedness (including any guarantees thereof) shall be, taken as a whole, not materially more favorable to the lenders than those contained in the Loan Documents, (iv) such Indebtedness does not provide for any early maturity (excluding any maturity as the result of an optional redemption by the issuer thereof or an event of default), is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, is not redeemable at the option of the holder thereof (other than pursuant to customary asset sale and change of control provisions that permit payment of the Obligations prior to the payment of such Indebtedness), in whole or in part, and does not require the payment of any cash dividend or any other scheduled amortization payments in excess of 1.00% of the principal amount thereof in any Fiscal Year constituting a return of capital, (v) if such Indebtedness is subordinated to any other Indebtedness of any Loan Party or its Subsidiaries it will be subordinated in right of payment to the Obligations on terms and conditions no less favorable to the Administrative Agent and the Lenders than any other holder of senior debt (and if such Indebtedness is owed to a seller of assets to the Borrower or any other Loan Party, then it shall be required to be subordinated in right of payment and shall be subordinated on terms and conditions reasonably satisfactory to the Administrative Agent) and (vi) the Administrative Agent shall have received 10 Business Days prior written notice of the incurrence of such Indebtedness and the transactions contemplated thereby and prior to the incurrence thereof shall have received such information with respect thereto and with respect to such related transactions as the Administrative Agent shall have reasonably requested; and

(o) other Indebtedness of the Borrower and the Restricted Subsidiaries in an aggregate principal amount for all such Persons not to exceed $50,000,000 at any time outstanding.

“Permitted Investments” shall mean each of the following, so long as no Default or Event of Default exists or would arise from the making of such Investment:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (b) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) of this definition or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e) Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) of this definition;

(f) Investments described on Schedule 6.02 (and in the case of Investments covered by the investment policy of Borrower included in Schedule 6.02, Investments of such type), but not any additional payments to increase the amount thereof or other modification of the terms thereof that increases the obligations or liabilities of any Loan Party, except to increase the scheduled Investments or for other modifications of the terms thereof that increase the obligations or liabilities of any Loan Party if such increases in the aggregate do not exceed $10,000,000 in any Fiscal Year; provided, that with respect to other similar short-term investments entered into at the good faith discretion of the Borrower’s Chief Financial Officer or Treasurer as a means of managing the Borrower’s cash in the ordinary course of business and in accordance with the investment policy attached hereto as Schedule 6.02, in each case, such investments have been specifically identified in writing to the Administrative Agent and approved by it in its reasonable discretion;

(g) (i) Investments by any Loan Party and its Restricted Subsidiaries in their respective Restricted Subsidiaries outstanding on the date hereof, (ii) additional Investments by any Loan Party or Restricted Subsidiary in Loan Parties (other than the Borrower), (iii) additional Investments by any Restricted Subsidiary that is not a Loan Party in other Subsidiaries that are not Loan Parties, (iv) additional investments consisting of loans or advances made by an Insurance Captive to the Borrower or any Subsidiary, or the purchase of any real or personal property from the Borrower or any Subsidiary and (v) additional Investments by any Loan Party in Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such Instruments) provided that, in the case of clause (v) as of the date of such Investment and after giving effect thereto, either (A) such Investment gave rise to Indebtedness of such Subsidiary to the Loan Parties of the type described in clause(b)(ii) of the definition of Permitted Indebtedness, or (B) such Investments, excluding those described in subclause (A), in the aggregate do not to exceed $50,000,000 at any time outstanding; and provided further that in the case of clauses (i) and (ii), to the extent any Investment consists of Real Estate Collateral Property, (a) the Borrower provides at least 15 Business Days prior written notice thereof (or such shorter notice as the Administrative Agent may approve) identifying such Real Estate Collateral Property, (b) such Real Estate Collateral Property is invested subject in all respects to the Mortgage thereon and such Mortgage remains a valid first priority lien on such Real Estate Collateral Property so invested and (c) the Borrower shall have delivered to the Administrative Agent such documents and other information evidencing that such Real Estate Collateral Property was invested subject to the Mortgage thereon as the Administrative Agent may reasonably request;

(h) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(i) Guarantees constituting Permitted Indebtedness;

(j) Investments by any Loan Party in Swap Contracts entered into in the ordinary course of business and for bona fide business (and not speculative) purposes to protect against fluctuations in interest rates in respect of the Obligations or other Permitted Indebtedness or fluctuations in commodity prices;

(k) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(l) advances to officers, directors and employees of the Loan Parties and their Subsidiaries in the ordinary course of business in an amount not to exceed $1,000,000 to any individual at any time or in an aggregate amount not to exceed $2,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(m) Investments constituting a Permitted Store Swap Transaction;

(n) Investments under or pursuant to Customer Support Transactions; provided, that (i) as of the date of any such Investment and after giving effect thereto, the aggregate amount of the exposure of the Loan Parties under or pursuant to all Customer Support Transactions (including, without duplication, Customer Support Transactions constituting Permitted Indebtedness, Permitted Investments and Permitted Dispositions) shall not exceed $250,000,000, (ii) the aggregate amount of the exposure of the Loan Parties under any one of the types of transactions described in clauses (a), (b), (c) or (e) of the definition of “Customer Support Transactions” shall not exceed $150,000,000, (ii) as of the date of such transaction and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iii) the Administrative Agent shall have received (A) with respect to any such loan in an amount equal to or greater than $5,000,000, not less than two Business Days’ prior written notice thereof setting forth in reasonable detail the nature and terms thereof, (B) true, correct and complete copies of all agreements, documents and instruments relating thereto and (C) such other information with respect thereto as the Administrative Agent may request, including a report once each month on the outstanding balance of all such Permitted Investments and including the then outstanding amount of the existing loans and advances by Loan Parties and Restricted Subsidiaries to third parties pursuant to this clause (n);

(o) additional investments, loans and advances by the Borrower and the Restricted Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this clause (o) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed an amount equal to the sum of (x) $100,000,000 plus (y) the Cumulative Credit Amount; provided that, at the time of such investment, loan or advance (i) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) in the case of the foregoing clause (y), the Total Leverage Ratio of the Borrower shall not exceed 3.75:1:00 on a pro forma basis after giving effect to such payment and (iii) the Borrower shall have delivered a certificate of a Responsible Officer, certifying as to the satisfaction of the foregoing clause (i), in form and substance satisfactory to the Administrative Agent; and

(p) additional investments in an aggregate amount, when combined with all payments made pursuant to Section 6.07(a)(v), equal to the aggregate amount of the proceeds of Other Asset Sales received by the Borrower and the Restricted Subsidiaries after the date hereof and not required to be applied to prepay the Loans pursuant to Section 2.13(b).

“Permitted Receivables Financing” shall mean (a) the sale by the Borrower and certain Subsidiaries of the Borrower of accounts receivable to a Receivables Subsidiary pursuant to any Receivables Purchase Agreement, (b) the sale of such accounts receivable (or participations therein) by a Receivables Subsidiary to certain purchasers pursuant to a Receivables Transfer Agreement and (c) any other accounts receivable financing the terms of which are no more adverse to the Lenders in any material way than the terms of the Permitted Receivables Financing referred to in the foregoing clauses (a) and (b).

“Permitted Refinancing Indebtedness” shall mean Indebtedness of any Loan Party arising after the Closing Date issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for other Indebtedness (such extended, refinanced, replaced or substituted Indebtedness, the “Refinanced Obligations”) to the extent permitted hereunder; provided that:

(a) the Administrative Agent shall have received not less than 10 Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to the Administrative Agent the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as the Administrative Agent may reasonably request;

(b) promptly upon the Administrative Agent’s request, the Administrative Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as executed and delivered by the parties thereto;

(c) the principal amount of such Permitted Refinancing Indebtedness shall not exceed the principal amount of the Refinanced Obligations (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith);

(d) such Indebtedness shall have a final maturity that is no earlier than (i) in the case of Refinanced Obligations that constitute Material Indebtedness, 91 days after the Latest Maturity Date, and (ii) in the case of all other Refinanced Obligations, 364 days after the final maturity date of such Refinanced Obligations or, if earlier, 91 days after the Latest Maturity Date;

(e) such Indebtedness shall have a Weighted Average Life to Maturity not less than the shorter of the Weighted Average Life to Maturity of (i) the Refinanced Obligations or (ii) the outstanding Loans;

(f) such Indebtedness shall rank in right of payment no more senior than, and be subordinated (if subordinated) to the Obligations on terms no less favorable to the Secured Parties than, the Refinanced Obligations;

(g) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(h) if the Refinanced Obligations or any Guarantees thereof are unsecured, such Indebtedness and any Guarantees thereof shall be unsecured;

(i) if the Refinanced Obligations or any Guarantees thereof are secured, such Indebtedness and any Guarantees thereof shall be secured in all material respects by substantially the same or less collateral as secured such Refinanced Obligations or any Guarantees thereof, on terms no less favorable to the Administrative Agent or the Lenders;

(j) if the Refinanced Obligations or any Guarantees thereof are secured, the Liens to secure such Indebtedness shall not have a priority more senior than the Liens securing such Refinanced Obligations and, if subordinated to any other Liens on such property, shall be subordinated to the Administrative Agent’s Liens on terms and conditions no less favorable;

(k) if the Refinanced Obligations or any Guarantees thereof are subordinated to any Indebtedness of the Borrower, such Refinancing Indebtedness and any Guarantees thereof shall be subordinated to the Obligations on terms (including intercreditor terms) no less favorable to the Administrative Agent or the Lenders;

(l) the obligors in respect of the Refinanced Obligations immediately prior to such refinancing, refunding, extending, renewing or replacing thereof shall be the only obligors on such Permitted Refinancing Indebtedness; and

(m) the terms and conditions (excluding as to pricing, premiums and optional prepayment or redemption provisions) of any such Indebtedness, taken as a whole, are not more restrictive with respect to the Borrower and the Restricted Subsidiaries, as reasonably determined by the Borrower in good faith, than the terms and conditions of the Refinanced Obligations.

“Permitted Specified Note Prepayment” shall mean the prepayment of the SVU 2014 Notes and/or the SVU 2016 Notes permitted pursuant to Section 6.07.

“Permitted Store Swap Transaction” means the transfer by a Loan Party of ownership of a Store or Stores to an unaffiliated third party in an arm’s length transaction in the ordinary course of business in exchange for the transfer to such Loan Party of a retail store or stores (and the related assets, including real property, fixtures, equipment, inventory and other property related thereto) owned and operated by such third party; provided, that, as to any such exchange, (a) the value of the Store or Stores transferred by such Loan Party shall be reasonably equivalent to the value of the store or stores (and related assets) transferred to it, (b) the transfer of such assets by the Loan Party to such third party and by such third party to such Loan Party shall be substantially contemporaneous, (c) the aggregate number of such Stores transferred to unaffiliated third parties by the Loan Parties in any Fiscal Year pursuant to such exchanges shall not exceed 20, except as Administrative Agent may otherwise agree in the exercise of its discretion, and (d) as of the date of any such transaction, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Sections 412 or 430 of the Code or Sections 302 or 303 or Title IV of ERISA, any ERISA Affiliate.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Prescription Files” shall mean, as to a Loan Party, all of such Loan Party’s now owned or hereafter existing or acquired retail customer files with respect to prescriptions for retail customers and other medical information related thereto, maintained by the retail pharmacies of Loan Parties, wherever located.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“PSA” shall mean the Packers and Stockyard Act of 1921, 7 U.S.C. § 181 et. seq., as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

“Real Estate” shall mean all right, title, and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by the Borrower any of its Subsidiaries, whether by lease, license or other means, and the buildings, structures, parking areas and other improvements thereon, now or hereafter owned by the Borrower or any of its Subsidiaries, including all fixtures, easements, hereditaments, appurtenances, rights-of-way and similar rights relating thereto and all leases, tenancies and occupancies thereof now or hereafter owned by the Borrower or any of its Subsidiaries.

“Real Estate Collateral Properties” shall mean the Real Estate of the Loan Parties at the sites on the Applicable Collateral List.

“Receivables Purchase Agreement” shall mean (a) each Purchase Agreement as defined in the receivables purchase agreement referred to in clause (a) of the definition of “Receivables Transfer Agreement” and (b) any agreement amending, supplementing, extending, refinancing or replacing such Receivables Purchase Agreement, in whole or in part, provided that such replacing agreement contains terms that are no more adverse to the Lenders in any material way than the applicable terms of such Receivables Purchase Agreement.

“Receivables Subsidiary” shall mean SUPERVALU Receivables Funding Corporation, a Delaware corporation, and any other special-purpose, bankruptcy-remote direct or indirect Subsidiary of the Borrower created and maintained solely to effect a Permitted Receivables Financing.

“Receivables Transfer Agreement” shall mean (a) the Second Amended and Restated Receivables Purchase Agreement, dated as of November 30, 2011, by and among Supervalu

Receivables Funding Corporation, as seller, the Borrower, as servicer, the banks and other financial institutions party thereto, as purchasers, and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as agent, and (b) any agreement amending, supplementing, extending, refinancing or replacing, in whole or in part, such Receivables Transfer Agreement, provided that such replacing agreement contains terms that are no more adverse to the Lenders in any material way than the applicable terms of such Receivables Transfer Agreement.

“Refinanced Obligations” shall have the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness”.

“Refinancing” shall mean the repayment of the Existing Senior Facilities, the termination of the commitments thereunder and the payment of fees and expenses incurred in connection therewith.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Registered Public Accounting Firm” shall have the meaning specified by the Securities Laws and shall be independent of the Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Related Real Estate Collateral” shall mean all Equipment now or hereafter owned by the Borrower or any of its Subsidiaries located on any Real Estate Collateral Properties.

“Related Real Estate Collateral Security Agreement” shall mean any security agreement delivered pursuant to clause (a) of the definition of “Fixed Asset Collateral Requirements,” substantially in the form of Exhibit P hereto, or such other form reasonably satisfactory to the Administrative Agent.

“Release” shall have the meaning assigned to such term in Section 101(22) of CERCLA.

“Release Property” shall have the meaning assigned to such term in Section 9.21.

“Repayment Date” shall have the meaning given such term in Section 2.11(a).

“Replaced Property” shall have the meaning assigned to such term in Section 9.21.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA as in effect as of the Closing Date, other than events for which the 30-day notice period has been waived.

“Repricing Transaction” shall mean the prepayment, refinancing, substitution or replacement of all or a portion of the Loans, except following a Change of Control, with the incurrence by the Borrower of any debt financing having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted LIBO Rate) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) of such Loans so repaid, refinanced, substituted or replaced, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Loans.

“Required Collateral Amount” shall mean the Initial Required Collateral Amount, plus 150% of the aggregate principal amount of Incremental Loans incurred pursuant to Section 2.22, minus the aggregate principal amount of Loans repaid after the Closing Date pursuant to Sections 2.13(a) and 2.13(b)(i), minus 50% of the aggregate principal amount of Loans repaid after the Closing Date (including by any scheduled amortization payment pursuant to Section 2.11, any voluntary prepayment pursuant to Section 2.12 or any mandatory prepayment pursuant to Sections 2.13(b) (other than clause (i) thereof), 2.13(c) or 2.13(d).

“Required Lenders” shall mean, at any time, Lenders having Loans and Commitments representing more than 50% of the sum of all Loans outstanding and Commitments at such time.

“Responsible Officer” shall mean the chief executive officer, chief financial officer, vice president of tax, controller, treasurer or assistant treasurer of a Loan Party or, with the consent of the Administrative Agent, any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder.

“Restated Collateral List” shall mean, at any date of determination, the Closing Date Collateral List as modified to reflect all Fixed Asset Collateral List Substitutions, Fixed Asset Collateral Substitutions, Fixed Asset Collateral Releases and Fixed Asset Collateral Additions to and including such date of such Restated Collateral List.

“Restricted Indebtedness” shall mean Indebtedness of the Borrower or any Restricted Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.07.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any holder of an option, warrant or other right to acquire any such dividend or other distribution or payment and any payment of management fees (or other fees of a similar nature) by any Person to any holder of an Equity Interest of any Person or any of its Subsidiaries. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person to holders of Equity Interests with any proceeds of a dissolution or liquidation of such Person.

“Restricted Subsidiary” shall mean any Subsidiary that is not an Unrestricted Subsidiary.

“Retained Excess Cash Flow Amount” shall mean, at any date of determination, an amount equal to (a) the sum of the amounts of Excess Cash Flow for each Fiscal Year (or portion thereof) ending on or prior to the date of determination for which the amount of Excess Cash Flow shall have been calculated as provided in Section 2.13(c) and with respect to which the payments required under Section 2.13(c) have been made (commencing with the third and fourth Fiscal Quarter of the Fiscal Year ending on February 23, 2013), minus (b) the sum at the time of determination of the aggregate amount of prepayments required to be made pursuant to Section 2.13(c) through the date of determination calculated without regard to any reduction in such sum that resulted from voluntary prepayments of the Loans referred to in Section 2.13(c)(y).

“S&P” shall mean Standard& Poor’s Ratings Service, or any successor thereto.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Section 2.23 Additional Agreement” shall have the meaning assigned to such term in Section 2.23.

“Secured Parties” shall mean the collective reference to (a) the Administrative Agent, (b) the Collateral Agent, (c) the Lenders, (d) the beneficiaries of each indemnification or reimbursement obligation undertaken by any Loan Party under any Loan Document and (e) the successors and assigns of each of the foregoing.

“Securities Laws” shall mean the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” shall mean the Security Agreement, dated of even date herewith, by and among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit F hereto.

“Security Documents” shall mean the Mortgages, the Facility Guaranty, the Security Agreement, the Related Collateral Security Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered to the Administrative Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Shareholders’ Equity” shall mean, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvent” and “Solvency” shall mean, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person (and including as assets for this purpose, at a fair valuation, all rights of subrogation, contribution or indemnification in favor of such Person) are greater than the sum of the liabilities, including contingent liabilities (and including as liabilities for this purpose, at a fair valuation, all obligations of subrogation, contribution or indemnification against such Person), of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees and other contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Event of Default” shall mean the occurrence of (a) any Event of Default described in Sections 7.01(a), 7.01(f) or 7.01(g) or (b) the Lender’s exercise of any of its remedies pursuant to the last paragraph of Section 7.01 following any other Event of Default.

“Springing Maturity Date” shall mean the earliest of (a) the date that is 91 days before the maturity date of the SVU 2014 Notes (the “2014 Springing Maturity Date”), (b) the date that is 91 days before the maturity of the SVU 2016 Notes (the “2016 Springing Maturity Date”) and (c) the date of the occurrence of a Change of Control; provided, that if (i) on or prior to the 2014 Springing Maturity Date the Borrower has refinanced and/or prepaid all but an aggregate principal amount of not greater than $250,000,000 of the SVU 2014 Notes or (ii) on or prior to the 2016 Springing Maturity Date the Borrower has refinanced and/or prepaid all but an aggregate principal amount of not greater than $250,000,000 of the SVU 2016 Notes, in each case pursuant to (x) Permitted Refinancing Indebtedness or (y) a Permitted Specified Note Prepayment, then the 2014 Springing Maturity Date or the 2016 Springing Maturity Date, as applicable, will be deemed not to have occurred.

“SPV” shall have the meaning assigned to such term in Section 9.04(i).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” shall mean any retail store (which may include any Real Estate, Equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” shall mean any Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Administrative Agent.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Substitute Property” shall have the meaning assigned to such term in Section 9.21.

“SVU 2014 Notes” shall mean the 7.50% Senior Notes due November 15, 2014 issued by the Borrower pursuant to the SVU Indenture in the original principal amount of $500,000,000.

“SVU 2016 Notes” shall mean the 8.00% Senior Notes due May 1, 2016 issued by the Borrower pursuant to the SVU Indenture in the original principal amount of $1,000,000,000.

“SVU Indenture” shall mean the Indenture, dated as of July 1, 1987, between the Borrower and Deutsche Bank Trust Company (formerly Bankers Trust Company), as trustee, as supplemented by the First Supplemental Indenture dated as of August 1, 1990, the Second Supplemental indenture dated as of October 1, 1992, the Third Supplemental Indenture dated as of September 1, 1995, the Fourth Supplemental Indenture dated as of August 4, 1999, and the

Fifth Supplemental Indenture dated as of September 17, 1999, and as further amended, amended and restated, supplemented or otherwise modified (including any such modifications contained in any notes, officer’s certificates or other operative documents) as of the Closing Date in accordance with the terms hereof.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” shall mean Barclays, in its capacity as syndication agent.

“Synthetic Lease Obligations” shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Restricted Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than the Borrower or any Restricted Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Restricted Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, penalties and additions to tax related thereto.

“Term Facility” shall mean the term loan facility provided for by this Agreement.

“Term Facility Fee Letter” shall mean the Term Facility Fee Letter, dated as of July 9, 2012, among the Borrower, Credit Suisse, CS Securities and Barclays.

“Term Loan Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Third Party Payor” shall mean any Person, such as a Fiscal Intermediary, Blue Cross/Blue Shield or private health insurance company, which is obligated to reimburse or otherwise make payments to health care providers who provide medical care or medical assistance or other goods or services for eligible patients under Medicare, Medicaid or any private insurance contract.

“Title Insurance Policy” shall mean, with respect to each Real Estate Collateral Property, an ALTA mortgagee title insurance policy in a form reasonably acceptable to the Administrative Agent (or, if a Real Estate Collateral Property is located in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to the Administrative Agent) issued with respect to such Real Estate Collateral Property and insuring the Lien of the Mortgage encumbering such Real Estate Collateral Property, which Title Insurance Policy shall (i) provide coverage in an amount satisfactory to the Administrative Agent (provided that the aggregate insured amount of all Title Insurance Policies will not exceed the aggregate amount of the Loans, except as is reasonably necessary to insure Real Estate Collateral Properties under Title Insurance Policies that cannot be “tied in” with other Title Insurance Policies), (ii) insure the Collateral Agent that the relevant Mortgage creates a valid first lien on the Real Estate Collateral Property encumbered thereby, free and clear of all exceptions from coverage other than Permitted Encumbrances, (iii) contain such endorsements and affirmative coverages as have been reasonably requested by the Administrative Agent to the extent available in the applicable jurisdiction where such Real Estate Collateral Property is located and (iv) name the Collateral Agent as the insured.

“Total Assets” shall mean, at any date, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a Consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Total Debt” shall mean, at any time, the total Indebtedness of the Borrower and the Restricted Subsidiaries at such time (excluding Indebtedness of the type described in clauses (b), (c) and (g) of the definition of such term, except, in the case of such clause (b), to the extent of any unreimbursed drawings thereunder, and also excluding all Synthetic Lease Obligations).

“Total Leverage Ratio” shall mean, on any date, the ratio of (a) Total Debt on such date to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters then most recently ended on or prior to such date; provided that, with respect to any date of determination occurring during the Fiscal Periods ending closest to October 13, November 30 and December 31 of any Fiscal Year, an amount equal to $250,000,000 shall be deducted from the calculation of Total Debt for the purposes of this calculation.

“Total Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Total Debt that is secured by Liens on such date to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters then most recently ended on or prior to such date; provided that, with respect to any date of determination occurring during the Fiscal Periods ending closest to October 13, November 30 and December 31 of any Fiscal Year, an amount equal to $250,000,000 shall be deducted from the calculation of Total Debt for the purposes of this calculation.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the ABL Facility Documents to which they are a party and the consummation of the transactions contemplated thereby, (b) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (c) the repayment of all amounts due or outstanding under or in respect of, and the termination of, the Existing Credit Agreement and (d) the payment of all related fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that (a) if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, such term shall have the meaning set forth in Article 9 and (b) if by reason of mandatory provisions of law, perfection or the effect of perfection or non-perfection of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Sections 412 or 430 of the Code and Sections 302 or 303 of ERISA for the applicable plan year.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower that is designated by the Borrower as an “Unrestricted Subsidiary” as provided in Section 5.23; provided that an Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary if converted to a Restricted Subsidiary in accordance with Section 5.23. As of the Closing Date, no Subsidiary of the Borrower is an Unrestricted Subsidiary.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Valuation Report” shall mean the final valuation report of E&Y relating to the Real Estate and the Equipment located thereon owned or leased by the Borrower or any of its Subsidiaries provided to the Borrower and the Joint Lead Arrangers prior to the Closing Date.

“Value” shall mean the value of the Real Estate sites (and the Equipment located thereon that is owned by the Borrower or its Subsidiaries) set forth in the Valuation Report or, to the extent any Real Estate site (and the Equipment located thereon that is owned by the Borrower or its Subsidiaries) has been subsequently valued pursuant to a New Valuation, the value of such Real Estate site (and the Equipment located thereon that is owned by the Borrower or its Subsidiaries) set forth in such New Valuation.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness by (b) the total of the product of (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof multiplied by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Yield Differential” shall have the meaning assigned to such term in Section 2.22(b).

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any reference to any law, code, statute, treaty, rule, guideline, regulation or ordinance of a Governmental Authority shall, unless otherwise specified, refer to such law, code, statute, treaty, rule, guideline, regulation or ordinance as amended, supplemented or otherwise modified from time to time. Any reference to any Internal Revenue Service form shall be construed to include any successor form. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document or other agreement, document or instrument shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any calculation or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any calculation or any related definition), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant or definition is amended in a manner satisfactory to the Borrower and the Required Lenders. Neither this Agreement or any other Loan Document nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Person as the principal draftsperson hereof or thereof.

SECTION 1.03. Pro Forma Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall include only those adjustments that would be (a) permitted or required by Regulation S-X under the Securities Act of 1933, as amended, together with those adjustments that (i) have been certified by a Responsible Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions and (ii) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (b) required by the definition Consolidated EBITDA.

SECTION 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Other Loan”) or by Class and Type (e.g., a “Eurodollar Other Loan”) . Borrowings also may be classified and referred to by Class (e.g., an “Other Borrowing”) or by Class and Type (e.g., an “Other Eurodollar Borrowing”).

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Loan to the Borrower on the Closing Date in a principal amount not to exceed its Commitment. Amounts paid or prepaid in respect of the Loans may not be reborrowed.

(b) Each Lender having an Incremental Loan Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Loan Assumption Agreement, to make Incremental Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Loan Commitment. Amounts paid or prepaid in respect of Incremental Loans may not be reborrowed.

SECTION 2.02. Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 (except, with respect to any Incremental Borrowing, to the extent otherwise provided in the related Incremental Loan Assumption Agreement) or (ii) equal to the remaining available balance of the applicable Commitments.

(b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Loan or Incremental Loan to be made by it hereunder on the Closing Date or the proposed date of Borrowing thereof, as applicable, by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall promptly wire transfer the amounts so received in accordance with instructions received from the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery, e-mail or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Borrowing of Loans or a Borrowing of Incremental Loans and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing (provided that, until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), the Borrower shall not be permitted to request a Eurodollar Borrowing with an Interest Period in excess of one month); provided, however, that the initial Interest Period of any Eurodollar Borrowing made on the Closing Date shall commence on the Closing Date and end on September 28, 2012; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender as provided in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the Register maintained pursuant to Section 2.04(c) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in the form attached hereto as Exhibit J. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times thereafter (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Agency Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”). In addition, the Borrower agrees to pay on the Closing Date to each Lender that is party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s Loan, a closing fee (collectively, the “Participation Fees”) in an amount equal to 3.0% of the stated principal amount of such Lender’s Loan, payable to such Lender from the proceeds of its Loan as and when funded on the Closing Date. Such Participation Fees will be in all respects fully earned, due and payable on the Closing Date.

All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If (i) any Event of Default under Sections 7.01(a), 7.01(f) or 7.01(g) has occurred and is continuing, or (ii) if any Event of Default under Article VII (other than Sections 7.01(a), 7.01(f) and 7.01(g)) has occurred and is continuing and the Required Lenders so vote, then, in the case of clause (i) above, until such defaulted amount shall have been paid in full or, in the case of clause (ii) above, from the date such vote has been exercised by the Required Lenders and for so long as such Event of Default is continuing, to the extent permitted by law, all amounts outstanding under this Agreement and the other Loan

Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined (a) that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, (b) that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the Required Lenders of making or maintaining Eurodollar Loans during such Interest Period or (c) that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Sections 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09. Termination of Commitments. (a) The Commitments (other than any Incremental Loan Commitments, which shall terminate as provided in the related Incremental Loan Assumption Agreement) shall automatically terminate upon the making of the Loans on the Closing Date.

(b) Upon at least three Business Days’ prior irrevocable written or fax notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000.

(c) Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments.

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice (including by telephone or e-mail, which in the case of telephonic notice, shall be promptly followed by written notice) to the Administrative Agent (a) not later than 2:00 p.m., New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 2:00 p.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 2:00 p.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) until the Administrative Agent shall have notified the Borrower that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), no ABR Borrowing may be converted into a Eurodollar Borrowing with an Interest Period in excess of one month;

(ii) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(iii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iv) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(v) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(vi) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vii) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(viii) no Interest Period may be selected for any Eurodollar Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Borrowings comprised of Loans or Other Loans, as applicable, with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Borrowings comprised of Loans or Other Loans, as applicable, would not be at least equal to the principal amount of Borrowings to be paid on such Repayment Date; and

(ix) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted to an ABR Borrowing.

SECTION 2.11. Repayment of Borrowings. (a) (i) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Loans other than Other Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12, 2.13(e) and 2.22(d)) equal to the amount set forth below for such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment:

Repayment Date	Amount
September 30, 2012	$2,125,000
December 31, 2012	$2,125,000
March 31, 2013	$2,125,000
June 30, 2013	$2,125,000
September 30, 2013	$2,125,000
December 31, 2013	$2,125,000
March 31, 2014	$2,125,000
June 30, 2014	$2,125,000
September 30, 2014	$2,125,000
December 31, 2014	$2,125,000
March 31, 2015	$2,125,000
June 30, 2015	$2,125,000
September 30, 2015	$2,125,000
December 31, 2015	$2,125,000
March 31, 2016	$2,125,000
June 30, 2016	$2,125,000
September 30, 2016	$2,125,000
December 31, 2016	$2,125,000
March 31, 2017	$2,125,000
June 30, 2017	$2,125,000
September 30, 2017	$2,125,000
December 31, 2017	$2,125,000
March 31, 2018	$2,125,000
June 30, 2018	$2,125,000

Maturity Date	Remaining unpaid principal amount of the Loans

(ii) The Borrower shall pay to the Administrative Agent, for the account of the Incremental Lenders, on each Incremental Loan Repayment Date, a principal amount of the Other Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12 and 2.13(e)) equal to the amount set forth for such date in the applicable Incremental Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) In the event and on each occasion that the Incremental Loan Commitments shall be reduced or shall expire or terminate other than as a result of the making of an Incremental Loan, the installments payable on each Incremental Repayment Date shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.

(c) To the extent not previously paid, all Loans, Other Loans and Extended Loans shall be due and payable on the Maturity Date, the Incremental Loan Maturity Date and the maturity date of such Extended Loans, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(d) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12. Voluntary Prepayments. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 noon, New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b) Voluntary prepayments of outstanding Loans shall be applied against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11 as directed by the Borrower.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Loans, then the Borrower may revoke such notice and/or extend the prepayment date by not more than five Business Days; provided, further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty (subject to the last sentence of this Section 2.12(c)). All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment. In the event that (1) on or prior to the first anniversary of the Closing Date, the Borrower (i) prepays, refinances, substitutes or replaces any Loans pursuant to any Repricing Transaction or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, then the Borrower shall pay to the Lenders (x) in the case of clause (i), a fee of 2.00% of the aggregate principal amount of Loans so prepaid, refinanced, substituted or replaced and (y) in the case of clause (ii), a fee equal to 2.00% of the aggregate principal amount of the applicable Loans outstanding immediately prior to such amendment; and (2) after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, the Borrower (i) prepays, refinances, substitutes or replaces any Loans pursuant to any Repricing Transaction or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction, then the Borrower shall pay to the Lenders (x) in the case of clause (i), a fee of 1.00% of the aggregate principal amount of Loans so prepaid, refinanced, substituted or replaced and (y) in the case of clause (ii), a fee equal to 1.00% of the aggregate principal amount of the applicable Loans outstanding immediately prior to such amendment.

SECTION 2.13. Mandatory Prepayments.

(a) Not later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Fixed Asset Collateral Sale (other than an Excluded Related Collateral Disposition or Other Asset Sale including Fixed Asset Collateral), the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to prepay outstanding Loans in accordance with Section 2.13(e).

(b) In the event that the Borrower or any Restricted Subsidiary conducts any Other Asset Sale for which the Net Cash Proceeds (before deducting the Value of any Fixed Asset Collateral included therein) exceeds $10,000,000, then (i) to the extent such Other Asset Sale includes any Fixed Asset Collateral, the Borrower shall apply proceeds in an amount equal to 100% of the Value of such Fixed Asset Collateral to prepay outstanding Loans in accordance with Section 2.13(e), (ii) if at least 75% of the consideration for such Other Asset Sale is paid or payable in cash, then not later than the third Business Date following the receipt of the Net Cash Proceeds of such Other Asset Sale, the Borrower shall apply 50% of such Net Cash Proceeds received with respect thereto to prepay the outstanding Loans in accordance with Section 2.13(e) and (iii) if less than 75% of the consideration for such Other Asset Sale is paid or payable in cash, then not later than the third Business Date following the date of such Other Asset Sale, the Borrower shall apply an amount equal to 37.50% of the aggregate consideration for such Other Asset Sale, net of the principal amount, premium or penalty, if any, interest and other amount of any Indebtedness which is secured by the assets sold in such Other Asset Sale by a Lien permitted hereunder which, if the Administrative Agent has a Lien on such asset, is senior to the Administrative Agent’s Lien on such asset and is required to be repaid with such proceeds, including the Value of any Fixed Asset Collateral included in such Other Asset Sale (excluding any such Indebtedness assumed by the purchaser of such assets), to prepay the outstanding Loans in accordance with Section 2.13(e).

(c) No later than 90 days after the end of each Fiscal Year of the Borrower, commencing with the Fiscal Year ending on February 23, 2013, the Borrower shall prepay outstanding Loans in accordance with Section 2.13(e) in an aggregate principal amount equal to (x) 50% of Excess

Cash Flow for the Fiscal Year then ended minus (y) voluntary prepayments of Loans under Section 2.12 during such Fiscal Year; provided that such prepayments do not occur in connection with a refinancing of all or any portion of such Indebtedness; provided, further, that the Excess Cash Flow percentage for any Fiscal Year with respect to which Excess Cash Flow is measured shall be reduced to (A) 25% if the Total Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 3.00:1.00 but greater than 2.50:1.00 and (B) zero if the Total Leverage Ratio as of the last day of such Fiscal Year is less than or equal to 2.50:1.00.

(d) In the event that the Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed (other than Permitted Indebtedness), the Borrower shall, substantially simultaneously with (and in any event not later than the first Business Day next following) the receipt of such Net Cash Proceeds by the Borrower or such Restricted Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.13(e).

(e) Mandatory prepayments of outstanding Loans under this Agreement shall be allocated pro rata between the Loans, the Other Loans and the Extended Loans (unless Other Loans or Extended Loans agreed to receive less than their pro rata share) and applied pro rata against the remaining scheduled installments of principal due in respect of the Loans, Other Loans and the Extended Loans under Sections 2.11(a)(i) and (ii), respectively.

(f) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit, Tax (other than Indemnified Taxes indemnified pursuant to Section 2.20 and Excluded Taxes) or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or increase the cost to any Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender upon demand such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth (i) the amount or amounts necessary to compensate such Lender or its holding company, as applicable, and (ii) the calculations supporting such amount or amounts, as specified in Sections 2.14(a) or 2.14(b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under Sections 2.14(a) or 2.14(b) with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if such Lender knew or would reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in Section 2.15(b).

In the event any Lender shall exercise its rights under clauses (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16. Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment of any Eurodollar Loan required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. Each Lender shall provide a certificate setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 to the Borrower within 180 days after the Breakage Event and such certificate shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment. Except as required under Section 2.15 or otherwise stated herein, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates (as to which the provisions of this Section 2.18 shall apply). The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m., New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, New York 10010 (or as otherwise notified by the Administrative Agent in writing to the Borrower from time to time). Any payments received by the Administrative Agent after 2:00 p.m., New York City time, may, in the Administrative Agent’s sole discretion, be deemed received on the next succeeding Business Day. Subject to Article VIII, the Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that, if any Indemnified Taxes or Other Taxes are required to be deducted from such payments, then (i) the sum payable by the Borrower or other Loan Party shall be increased as necessary so that after making all required deductions, (including deductions applicable to additional sums payable under this Section 2.20) the Administrative Agent and each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions as required by law and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower and any other Loan Party, as the case may be, shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or otherwise with respect to any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on behalf of itself or a Lender shall be conclusive absent manifest error.

(d) Not later than 30 days after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law and reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender shall deliver to the Borrower and the Administrative Agent, on or prior to the date it becomes a Lender hereunder and thereafter upon the expiration, obsolescence or invalidity of any previously delivered documentation or upon the reasonable request of the Borrower or the Administrative Agent, two original, properly completed Internal Revenue Service Forms W-8BEN (claiming the benefits of an applicable tax treaty), W-8ECI, W-8EXP or W-8IMY (together with any required attachments) or, if the Foreign Lender is relying on the so-called “portfolio interest exemption,” two properly completed Internal Revenue Service Forms W-8BEN and two executed certificates substantially in the form of Exhibit O hereto stating that the

Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10-percent shareholder” within the meaning of Section 871(h)(3)(B) of the Code or (iii) a “controlled foreign corporation” related to any Loan Party within the meaning of Section 864(d)(4) of the Code, in the case of any of the foregoing certifying that the Foreign Lender is entitled to an exemption or reduced rate of U.S. federal withholding tax on payments hereunder. Each Lender that is not a Foreign Lender shall deliver to the Borrower and the Administrative Agent, on or prior to the date it becomes a Lender hereunder and thereafter upon the expiration, obsolescence or invalidity of any previously delivered documentation or upon the reasonable request of the Borrower or the Administrative Agent, two original, properly completed Internal Revenue Service Forms W-9 or shall otherwise establish an exemption from U.S. backup withholding. Notwithstanding the foregoing, this Section 2.20(e) shall not require any Lender to provide any forms or documentation that it is not legally entitled to provide.

(f) If a payment made to a Lender hereunder may be subject to U.S. federal withholding tax under FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower or the Administrative Agent to comply with its withholding obligations, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.20(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16 and, if applicable, the prepayment fee pursuant to Section 2.12(c) (with such assignment being deemed to be a voluntary prepayment for purposes of determining the applicability of Section 2.12(c), such amount to be payable by the Borrower)); provided, further, that if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to Section 2.21(b)), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b) If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22. Incremental Loans. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Loan Commitments in an amount not to exceed the Incremental Loan Amount from one or more Incremental Lenders, all of which must be Eligible Assignees. Such notice shall set forth (i) the amount of the Incremental Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Incremental Loan Amount), (ii) the date on which such Incremental Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice), and (iii) whether such Incremental Loan Commitments are commitments to make additional Loans or commitments to make term loans with terms different from the Loans (“Other Loans”).

(b) The Borrower may seek Incremental Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Lenders in connection therewith. The Borrower and each Incremental Lender shall execute and deliver to the Administrative Agent an Incremental Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Loan Commitment of each Incremental Lender. The terms and provisions of the Incremental Loans shall be identical to those of the Loans except as otherwise set forth herein or in the Incremental Loan Assumption Agreement. Without the prior written consent of the Administrative Agent, (i) the final maturity date of any Other Loans shall be no earlier than the Maturity Date, (ii) the average life to maturity of the Other Loans shall be no shorter than the average life to maturity of the Loans, (iii) if the initial yield on such Other Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Other Loans and (y) if such Other Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from the Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such Other Loans and (B) four) exceeds the Applicable Margin then in effect for Eurodollar Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Loans and (iv) the other terms and documentation in respect of such Other Loans, to the extent not consistent with the Term Facility, shall be reasonably satisfactory to the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Loan Commitment and the Incremental Loans evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

(c) Notwithstanding the foregoing, no Incremental Loan Commitment shall become effective under this Section 2.22 unless (i) on the date of such effectiveness, the conditions set forth in Sections 4.01(b) and 4.01(c) shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) the Borrower’s Total Secured Leverage Ratio shall not exceed 2.00:1.00 and the aggregate Value of the Fixed Asset Collateral after giving effect to the Concentration Limits shall not be less than the Required Collateral Amount, in each case on a pro forma basis after giving effect to such Incremental Loan Commitment, the Incurrence of the Incremental Loans thereunder and the use of proceeds thereof, and the Administrative Agent shall have received a certificate to that effect showing such calculations in reasonable detail dated such date and executed by a Responsible Officer of the Borrower, (iii) all fees and expenses owing to the Administrative Agent and the Lenders in respect of such increase shall have been paid and (iv) except as otherwise specified in the applicable Incremental Loan Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.01.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Loans (other than Other Loans), when originally made, are included in each Borrowing of outstanding Loans on a pro rata basis. This may be accomplished by requiring each outstanding Eurodollar Borrowing to be converted into an ABR Borrowing on the date of each Incremental Loan, or by allocating a portion of each Incremental Loan to each outstanding Eurodollar Borrowing on a pro rata basis. Any conversion of Eurodollar Loans to ABR Loans required by the preceding sentence shall be subject to Section 2.16. If any Incremental Loan is to be allocated to an existing Interest Period for a Eurodollar Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Loan Assumption Agreement. In addition, to the extent any Incremental Loans are not Other Loans, the scheduled amortization payments under Section 2.11(a)(i) required to be made after the making of such Incremental Loans shall be ratably increased by the aggregate principal amount of such Incremental Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Lenders were entitled before such recalculation.

SECTION 2.23. Extension Amendments. (a) So long as no Event of Default or Default has occurred and is continuing (after giving effect to any amendments and/or waivers that are or become effective on the date of the relevant conversion), the Borrower may at any time and from time to time request that all or a portion of any Class of Loans then outstanding selected by the Borrower (such series, the “Original Loans”) be converted to extend the maturity date thereof and to provide for other terms permitted by this Section 2.23 (any portion thereof that have been so extended, the “Extended Loans” and the remainder not so extended, the “Non-Extended Loans”). Prior to entering into any Extension Amendment with respect to any Original Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each Lender who has Original Loans) in such form as approved from time to time by the Borrower and the Administrative Agent (each, an “Extension Request”) setting forth the terms of the proposed Extended Loans, as applicable, which terms shall be identical to those applicable to the Original Loans, except for Section 2.23 Additional Agreements or as otherwise permitted by this Section 2.23 and except (w) the maturity date of Extended Loans may be delayed to a date after the Fixed Maturity Date, (x) Extended Loans may have different amortization payments than the Original Loans; provided that the Weighted Average Life to Maturity of such Extended Loans shall be no shorter than the Weighted Average Life to Maturity of the Original Loans from which they were converted and (y) the initial yield (including, without limitation, margins, fees and premiums) of the Extended Loans may be higher or lower than the initial yield (including, without limitation, margins, fees and premiums) of the Original Loans; provided, however, that if the initial yield on such Extended Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Extended Loans and (y) if the Extending Lenders agreeing to extend their Loans receive a fee directly or indirectly from the Borrower or any Subsidiary for doing so (the amount of such fee, expressed as a percentage of the Extended Loans, being referred to herein as the “Extension Fee”), the amount of such Extension Fee divided by the lesser of (A) the average life to maturity of such Extended Loans and (B) four) exceeds the Applicable Margin for the Original Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Extended Loan Yield Differential”), then the Applicable Margin then for such Loans shall automatically be increased by the Extended Loan Yield Differential, effective upon the extension of the Extended Loans. In addition to any other terms and changes required or permitted by this Section 2.23, each Extension Amendment establishing a Class of Extended Loans shall amend the scheduled amortization payments provided under Section 2.11 with respect to the related Non-Extended Loans to reduce each scheduled installment for such Non-Extended Loans to an aggregate amount equal to the product of (1) the original aggregate amount of such installment with respect to the Original Loans, multiplied by (2) a fraction, the numerator of which is the aggregate principal amount of such related Non-Extended Loans and (y) the denominator of which is the aggregate principal amount of such Original Loans prior to the effectiveness of such Extension Amendment (it being understood that the amount of any installment payable with respect to any individual Non-Extended Loan shall not be reduced as a result thereof without the consent of the holder of such individual Non-Extended Loan). No Lender shall have any obligation to agree to have any of its Original Loans converted into Extended Loans pursuant to any Extension Request.

(b) The Borrower shall provide the applicable Extension Request at least seven Business Days prior to the date on which the applicable Lenders are requested to respond (or such later date as the Administrative Agent may agree). Any Lender (an “Extending Lender”) wishing to have all or a portion of its Original Loans converted into Extended Loans shall notify the Administrative Agent (such notice to be in such form as approved from time to time by the Borrower and the Administrative Agent) (each, an “Extension Election”) on or prior to the date specified in such Extension Request (which shall in any event be no less than three Business Days prior to the effectiveness of the applicable Extension Amendment) of the amount of its Original Loans that it has elected to convert into Extended Loans. In the event that the aggregate amount of the applicable Original Loans subject to Extension Elections exceeds the amount of the applicable Extended Loans requested pursuant to the Extension Request, the applicable Original Loans subject to such Extension Elections shall be converted to Extended Loans on a pro rata basis based on the amount of the applicable Original Loans included in each such Extension Election.

(c) Subject to the requirements of this Section 2.23, so long as no Event of Default or Default has occurred and is continuing (after giving effect to any amendments and/or waivers that are or become effective on the date that such Extended Loans are established), Extended Loans may be established pursuant to a supplement (which shall set forth the effective date of such extension) to this Agreement (which, except to the extent otherwise expressly contemplated by this Section 2.23(c), shall require the consent only of the Lenders who elect to make the Extended Loans established thereby) in such form as approved from time to time by the Borrower and the Administrative Agent in the reasonable exercise of its discretion (each, an “Extension Amendment”) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. Any Extension Amendment may provide for additional terms (other than those referred to or contemplated in this Section 2.23 or in the form of the Extension Request or Extension Amendment (each, a “Section 2.23 Additional Agreement”)) to this Agreement and the other Loan Documents; provided that no such Section 2.23 Additional Agreement shall become effective prior to the time that such Section 2.23 Additional Agreement has been consented to by such of the Lenders, Loan Parties and other parties (if any) as would be required (including, without limitation, under the requirements of Section 9.06) if such Section 2.23 Additional Agreement were a separate and independent amendment of this Agreement. In connection with any Extension Amendment, if requested by the Administrative Agent, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to any matters reasonably requested by the Administrative Agent.

(d) The Lenders hereby irrevocably authorize the Administrative Agent to enter into technical amendments to this Agreement and the other Loan Documents with the applicable Loan Parties as may be necessary or advisable in order to effectuate the transactions contemplated by this Section 2.23.

ARTICLE III

Representations and Warranties

To induce the Secured Parties to enter into this Agreement and to make Loans hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Secured Parties that:

SECTION 3.01. Existence, Qualification and Power. Each Loan Party and each Restricted Subsidiary (a) is a corporation, limited liability company, trust, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation; (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party; and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Schedule 3.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings, state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

SECTION 3.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, in each case under this clause (b), which has had or would reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation of any Lien upon any asset of any Loan Party or any guarantee by any Loan Party (other than Liens in favor of the Administrative Agent under the Security Documents and guarantees in favor of the Administrative Agent); or (d) violate any applicable Law where such violation has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.03. Governmental Authorization; Other Consents. No approval, consent (including, the consent of equity holders or creditors of any Loan Party or Restricted Subsidiary), exemption, authorization, license or other action by, or notice to, or filing with, any Governmental Authority or regulatory body or any other Person is necessary or required for the grant of the security interest by such Loan Party or Restricted Subsidiary of the Collateral pledged by it pursuant to the Security Documents or for the execution, delivery or performance by, or enforcement against, any Loan Party or Restricted Subsidiary of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority (subject to the Intercreditor Agreement) nature thereof), (b) such consents which have been obtained or made prior to the date hereof and are in full force and effect and (c) such consents which are required for the exercise of remedies with respect to the ABL Priority Collateral, if any, under the terms of the Intercreditor Agreement or any other Loan Document.

SECTION 3.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited Consolidated balance sheet of the Borrower and its Subsidiaries dated June 16, 2012, and the related Consolidated statements of income or operations and cash flows for the Fiscal Quarter ended on such date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, as of the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Closing Date Material Adverse Effect. Since the end of the most recent period for which financial statements were required to be delivered pursuant to Sections 5.01(a) or 5.01(b), as applicable, as of each date of the making of representations and warranties under this Article III (other than the Closing Date), there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d) To the best knowledge of the Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or would reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) the covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries on a Consolidated basis.

(e) The Consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 5.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts (it being understood that projections by their nature are inherently uncertain and that, even though the Projections are prepared in good faith on the basis of assumptions believed to be reasonable at the time such Projections were prepared, the results reflected in the Projections may not be achieved and actual results may differ and such differences may be material).

SECTION 3.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties, rights or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 3.06, either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect. Since the Closing Date, there has been no material adverse change in the status, or financial effect on any Loan Party or Restricted Subsidiary, of the matters described on Schedule 3.06.

SECTION 3.07. No Default. No Loan Party or Restricted Subsidiary is in default under or with respect to any Material Indebtedness. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. Neither the Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.08. Ownership of Properties; Liens.

(a) Each Loan Party and each Restricted Subsidiary has good and marketable title in fee simple to or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business and each Loan Party and each Restricted Subsidiary has good title to, valid leasehold interests in, or valid licenses or service agreements for all personal property material to the ordinary conduct of its business, except, in each case, as does not have and would not reasonably be expected to have a Material Adverse Effect. The property of each Loan Party and each Restricted Subsidiary is subject to no Liens other than Permitted Encumbrances.

(b) Schedule 3.08(b) sets forth the street address, county and state of each site of land that is fee-owned by any Loan Party or Restricted Subsidiary as of the Closing Date. As of the Closing Date, except as set forth on Schedule 3.08(b), no Responsible Officer for a Loan Party or Restricted Subsidiary has received any written notice of, or has any knowledge of, any pending or contemplated condemnation proceeding affecting any Real Estate Collateral Property or any sale or disposition thereof in lieu of condemnation. To the best of the knowledge of any Responsible Officer, no Loan Party or Restricted Subsidiary is obligated under any unrecorded right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any such Real Estate Collateral Property or any interest therein that would not constitute a Permitted Encumbrance.

(c) Schedule 3.08(c) sets forth each lease that constitutes a Material Contract or a Ground Lease (pursuant to the Closing Date Collateral List) or a lease of any location where ABL Priority Collateral is located, in each case, to which any Loan Party or any Restricted Subsidiary is a party as tenant or subtenant, together with the street address, county and state of the property subject thereto, and the name and contact information of the lessor thereunder. Each of such leases is in full force and effect, the Loan Parties and the Restricted Subsidiaries are not in default (beyond applicable cure periods) of the terms of any such leases, and each of the Loan Parties and the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

(d) Schedule 6.01 sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each Restricted Subsidiary, other than Liens that would constitute Permitted Encumbrances under clauses (a) through (h) or clauses (j) through (u) of the definition thereof, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby, and the property or assets of such Loan Party or Restricted Subsidiary subject thereto.

(e) Schedule 6.02 sets forth a true and accurate copy of the investment policy of the Borrower and the Restricted Subsidiaries and a complete and accurate list of all Investments held by any Loan Party or any Restricted Subsidiary on the Closing Date, other than Investments in Subsidiaries and Cash Equivalents, in each case in excess of $10,000,000.

(f) Schedule 6.03 sets forth a complete and accurate list of all Indebtedness of each Loan Party (other than Indebtedness among the Loan Parties) or any Restricted Subsidiary on the Closing Date, in each case in excess of $10,000,000, showing as of the date hereof the amount, obligor or issuer and maturity thereof; provided, that for Capital Leases, Schedule 6.03 sets forth only the aggregate amount of each type of Capital Lease.

SECTION 3.09. Environmental Compliance.

(a) Except as specifically disclosed in Schedule 3.09, no Loan Party or Restricted Subsidiary (i) has failed to comply in all material respects with applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any material Environmental Liability or (iv) has a Responsible Officer with knowledge of any basis for any material Environmental Liability, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as specifically disclosed in Schedule 3.09, (i) none of the properties currently or formerly owned or operated by any Loan Party or Restricted Subsidiary is or was listed or proposed for listing on the NPL or on the CERCLIS or any analogous state or local list at any time while such property was owned by such Loan Party or, to the knowledge of any Responsible Officer, at any time prior to or after such property was owned by such Loan Party, and, to the knowledge of any Responsible Officer, no property currently owned or operated by any Loan Party or Restricted Subsidiary is adjacent to any such property, in each case in connection with any matter for which any Loan Party or Restricted Subsidiary would have any material Environmental Liability; (ii) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or Restricted Subsidiary in violation of any Environmental Laws or, to the best of the knowledge of any Responsible Officer, on any property formerly owned or operated by any Loan Party or Restricted Subsidiary; (iii) there is no friable asbestos or friable asbestos-containing material on any property currently owned or operated by any Loan Party or Restricted Subsidiary; (iv) Hazardous Materials have not been Released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or Restricted Subsidiary in violation of any Environmental Laws; and (v) to the knowledge of any Responsible Officer, there are no pending or threatened Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by any Loan Party or Restricted Subsidiary, and to the best of the knowledge of any Responsible Officer, no actions by any Governmental Authority have been taken or are in process which would subject any of such properties or assets to such Liens, except, in the case of clauses (i) through (v) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as specifically disclosed in Schedule 3.09, no Loan Party or Restricted Subsidiary is undertaking, and no Loan Party or Restricted Subsidiary has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law that has or would reasonably be expected to have a Material Adverse Effect; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or Restricted Subsidiary have been disposed of in a manner not reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.10. Insurance. The properties of the Loan Parties and the Restricted Subsidiaries are insured with financially sound and reputable insurance companies (including any Insurance Captive) in such amounts (after giving effect to any self-insurance), with such deductibles and covering such risks (including, without limitation, workers’ compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or Restricted Subsidiary operates. Schedule 3.10 sets forth a description of all such insurance currently maintained (excluding title, group health and disability, and similar types of insurance) by or on behalf of the Loan Parties and the Restricted Subsidiaries as of the Closing Date. Each insurance policy listed on Schedule 3.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

SECTION 3.11. Taxes. The Loan Parties and the Restricted Subsidiaries have filed all Federal, state and other material tax returns and reports (collectively, the “Tax Returns”) required to be filed, and all such Tax Returns are true, correct and complete in all material respects, and have paid when due and payable (subject to any grace periods) all Federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Loan Party or any Restricted Subsidiary that would, if made, have a Material Adverse Effect. No Loan Party or Restricted Subsidiary is a party to any tax sharing agreement.

SECTION 3.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate has made all required contributions to each Plan subject to Sections 302 or 303 of ERISA or Sections 412 or 430 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 302 of ERISA or Section 412 of the Code has been made with respect to any Plan. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has had or would reasonably be expected to have a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur that, together with all other ERISA Events that have occurred or are reasonably expected to occur, has had or would reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability; except, that, based on the latest valuation of the SUPERVALU Inc. Retirement Plan and Shaw’s Supermarkets, Inc. Pension Plan for Union Employees and on the actuarial methods and assumptions employed for such valuation (determined in accordance with the assumptions used for funding such Pension Plan pursuant to Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA), as of the date hereof the aggregate current value of accumulated “benefit liabilities” of such Pension Plan under Section 4001(a)(16) of ERISA is in excess of the aggregate current value of the assets of such Pension Plan, but the scheduled payments with respect to such underfunding do not have, and would not reasonably be expected to have, a Material Adverse Effect and the Loan Parties have complied, and shall continue to comply, with the requirements of ERISA with respect to the funding of each of their Pension Plans; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, that has had or would reasonably be expected to have a Material Adverse Effect; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Sections 4069 or 4212(c) of ERISA.

SECTION 3.13. Subsidiaries; Equity Interests. The Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 3.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and the percentage interest of such Loan Party therein. The outstanding Equity Interests in such Subsidiaries described on Part (a) of Schedule 3.13 as owned by a Loan Party (or a Subsidiary of a Loan Party) have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) free and clear of all Liens. Except as set forth in Schedule 3.13, there are no outstanding rights to purchase any Equity Interests in any Restricted Subsidiary. All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable and, with respect to the Loan Parties and their Subsidiaries (other than the Borrower and Excluded Subsidiaries), are owned in the amounts specified on Part (c) of Schedule 3.13 free and clear of all Liens. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

SECTION 3.14. Margin Regulations; Investment Company Act.

(a) No Loan Party or Restricted Subsidiary is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Loans shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulations T, U or X.

(b) None of the Loan Parties, any Person Controlling any Loan Party or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 3.15. Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (based upon accounting principles consistent with the historical audited financial statements of the Borrower) and using due care in the preparation of such information, report, financial statement or certificate.

SECTION 3.16. Compliance with Laws. Each of the Loan Parties and the Restricted Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.17. Intellectual Property; Licenses, Etc. The Loan Parties and the Restricted Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best of the knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or Restricted Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 3.17, no claim or litigation regarding any of the foregoing is pending or, to the best of the knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.18. Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters in any material respect. All payments due from any Loan Party or Restricted Subsidiary, or for which any claim may be made against any Loan Party or Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party or Restricted Subsidiary. The Loan Parties and the Restricted Subsidiaries have disclosed, in accordance with all applicable Securities Laws, any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement, or any similar plan, agreement or arrangement required to be disclosed. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or Restricted Subsidiary which has had or would reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or Restricted Subsidiary is bound.

SECTION 3.19. Security Documents.

(a) The Security Agreement creates in favor of the Administrative Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The financing statements, releases and other filings are in appropriate form and have been or will be filed in the offices specified in Schedule II of the Security Agreement. Upon such filings and/or the obtaining of “control” (as defined in the UCC), the Administrative Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Loan Parties in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including, without limitation, the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made), in each case, prior and superior in right to any other Person, except for those Permitted Encumbrances that have priority in such Collateral by operation of law and except, as to the ABL Priority Collateral, for the Liens of the ABL Facility Agent to the extent provided in the Intercreditor Agreement.

(c) When the Security Agreement (or a short form thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule II of the Security Agreement, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the

Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the date hereof), except for those Permitted Encumbrances that have priority in such Collateral by operation of law.

(d) Upon the execution and delivery thereof, the Mortgages shall create in favor of the Administrative Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable first-priority Lien on, and security interests in, the Real Estate Collateral Property described therein, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing or recording of the Mortgages with the appropriate Governmental Authorities, the Administrative Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Real Estate Collateral Property that may be perfected by such filing (including, without limitation, the proceeds of such Real Estate Collateral Property), in each case prior and superior in right to any other Person, except for those Permitted Encumbrances that have priority in such Collateral by operation of law and except, as to the ABL Priority Collateral, for the Liens of the ABL Facility Agent to the extent provided in the Intercreditor Agreement.

SECTION 3.20. Solvency. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to any Loan, the Loan Parties, on a consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

SECTION 3.21. Deposit Accounts; Credit Card Arrangements.

(a) Annexed hereto as Schedule 3.21(a) is a list of all DDAs (and including Blocked Accounts) maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the purpose of such DDA and (iii) the identification of the Blocked Account Bank to which funds from such DDA are sent.

(b) Annexed hereto as Schedule 3.21(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

SECTION 3.22. Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party, Restricted Subsidiary or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

SECTION 3.23. Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations.

SECTION 3.24. Material Contracts. The Loan Parties and the Restricted Subsidiaries have disclosed, in accordance with all applicable Securities Laws, all Material Contracts. No Loan Party is in breach or in default in any material respect of or under any Material Contract and has not received any notice of the intention of any other party thereto to terminate any Material Contract, in each case, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.25. Casualty. Neither the businesses nor the properties of any Loan Party or Restricted Subsidiary are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.26. Payable Practices. No Loan Party has made any material change in the historical accounts payable practices from those in effect immediately prior to the Closing Date that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.27. Notices from Farm Products Sellers, Etc.

(a) No Loan Party has, within the one-year period prior to the Closing Date, received any written notice pursuant to the applicable provisions of the PSA, the PACA, the Food Security Act, the UCC or any other applicable local laws from (i) any Farm Products Seller or (ii) any lender to any Farm Products Seller or any other Person with a security interest in the assets of any Farm Products Seller or (iii) the Secretary of State (or equivalent official) or other Governmental Authority of any State, Commonwealth or political subdivision thereof in which any Farm Products purchased by such Loan Party are produced, in any case advising or notifying such Loan Party of the intention of such Farm Products Seller or other Person to preserve the benefits of any trust applicable to any assets of the Borrower established in favor of such Farm Products Seller or other Person under the provisions of any law or claiming a Lien upon or other claim or encumbrance with respect to any perishable agricultural commodity or any other Farm Products which may be or have been purchased by a Loan Party or any related or other assets of such Loan Party (all of the foregoing, together with any such notices as any Loan Party may at any time hereafter receive, collectively, the “Food Security Act Notices”).

(b) No Loan Party is a “live poultry dealer” (as such term is defined in the PSA) or otherwise purchases or deals in live poultry of any type whatsoever. The Loan Parties do not purchase livestock pursuant to cash sales as such term is defined in the PSA. Each Loan Party is not engaged in, and shall not engage in, raising, cultivating, propagating, fattening, grazing or any other farming, livestock or aquacultural operations.

SECTION 3.28. HIPAA Compliance.

(a) To the extent that and for so long as any Loan Party is a “covered entity” within the meaning of HIPAA, such Loan Party (i) has undertaken or will promptly undertake all appropriate surveys, audits, inventories, reviews, analyses and/or assessments (including any necessary risk assessments) of all areas of its business and operations required by HIPAA; (ii) has developed or will promptly develop an appropriate plan and time line for becoming HIPAA Compliant (a “HIPAA Compliance Plan”); and (iii) has implemented or will implement those provisions of such HIPAA Compliance Plan in all material respects necessary to ensure that such Loan Party is or becomes HIPAA Compliant.

(b) For purposes hereof, “HIPAA Compliant” shall mean that a Loan Party or Restricted Subsidiary (i) is or will be in compliance in all material respects with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA on and as of each date that any part thereof, or any final rule or regulation thereunder, becomes effective in accordance with its or their terms, as the case may be (each such date, a “HIPAA Compliance Date”) and (ii) is not and would not reasonably be expected to become, as of any date following any such HIPAA Compliance Date, the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine or mandated surveys or reviews conducted by any Governmental Authority, government health plan or other accreditation entity) that would result in any of the foregoing or that has had or would reasonably be expected to have a Material Adverse Effect.

(c) Each Loan Party has entered into a business associate agreement with any third party acting on behalf of the Loan Party as a business associate as defined in 45 C.F.R. §160.103, where the failure to enter into such a business associate agreement has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.29. Compliance with Health Care Laws. Without limiting the generality of Sections 3.16 or 3.28 or any other representation or warranty made herein or in any of the other Loan Documents:

(a) Each Loan Party is in compliance in all material respects with all applicable Health Care Laws, including all Medicare and Medicaid program rules and regulations applicable to them. Without limiting the generality of the foregoing, no Loan Party has received notice by a Governmental Authority of any violation of any provisions of the Medicare and Medicaid Anti-Fraud and Abuse or Anti-Kickback Amendments of the Social Security Act (presently codified in Section 1128(B)(b) of the Social Security Act) or the Medicare and Medicaid Patient and Program Protection Act of 1987.

(b) Each Loan Party has maintained in all material respects all records required to be maintained by the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the Federal and State Medicare and Medicaid programs and as otherwise required by applicable Health Care Laws, and each Loan Party has all necessary permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authority as are required under applicable Health Care Laws.

(c) Each Loan Party and each Restricted Subsidiary who is a Certified Medicare Provider or Certified Medicaid Provider has in a timely manner filed all requisite cost reports, claims and other reports required to be filed in connection with all Medicare and Medicaid programs due on or before the date hereof, all of which are complete and correct in all material respects. There are no known claims, actions or appeals pending before any Third Party Payor or Governmental Authority, including any Fiscal Intermediary, the Provider Reimbursement Review Board or the Administrator of the Centers for Medicare and Medicaid Services, with respect to any Medicare or Medicaid cost reports or claims filed by any Loan Party or Restricted Subsidiary on or before the date hereof. There currently exist no restrictions, deficiencies, required plans of correction actions or other such remedial measures with respect to Federal and State Medicare and Medicaid certifications or licensure.

SECTION 3.30. ASC Indenture. No Lien granted under any of the ABL Facility Documents shall violate the terms of the ASC Indenture or shall give rise to an obligation of ASC or any of its Subsidiaries under the ASC Indenture to grant a Lien on any of their respective property or assets to secure any Indebtedness issued pursuant to the ASC Indenture.

SECTION 3.31. Sanctioned Persons. No Loan Party or Restricted Subsidiary, nor to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any Loan Party or Restricted Subsidiary is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

SECTION 3.32. Anti-Terrorism; Foreign Corrupt Practices Act. To the extent applicable, each of the Loan Parties and the Restricted Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”).

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make the Loans hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01. Conditions to Borrowing. On the Closing Date:

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02).

(b) The representations and warranties set forth in Article III, in each other Loan Document and in Section 6 of the Commitment Letter shall be true and correct in all material respects on and as of the date of the Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c) At the time of and immediately after the Borrowing, no Default or Event of Default shall have occurred and be continuing.

(d) The Transactions shall be consummated and the conditions precedent to the ABL Facility becoming effective shall be satisfied, in each case, simultaneously with the Closing Date in accordance with applicable law and on the terms described in the Commitment Letter.

(e) The Borrower shall have received $1,650,000,000 in aggregate commitments pursuant to and under the ABL Facility. The terms and conditions of the ABL Facility (including, but not limited to, terms and conditions relating to the interest rate, fees, amortization, maturity, lien subordination, representations and warranties, covenants, events of default and remedies), shall be satisfactory in all respects to the Joint Lead Arrangers, it being acknowledged that the terms and conditions expressly set forth in the executed commitment letter (including the exhibits thereto) and executed fee letter for the ABL Facility dated as of July 9, 2012 and provided to the Joint Lead Arrangers are satisfactory to the Joint Lead Arrangers.

(f) Except as disclosed in earnings guidance and forecasted revenue trends of the Borrower and its Subsidiaries disclosed to the Joint Lead Arrangers prior to the date of the Commitment Letter (but not the underlying circumstances giving rise to such earnings guidance and forecasted revenue trends, but solely to the extent such underlying circumstances impact the Borrower and its Subsidiaries in a manner that is adverse compared with the impact shown on the face of such earnings guidance or forecasted revenue trends) and except as disclosed in the Borrower’s public filings with the SEC prior to the date of the Commitment Letter (but not the underlying circumstances giving rise to such disclosure, but solely to the extent such underlying circumstances impact the Borrower and its Subsidiaries in a manner that is adverse compared with the impact apparent on the face of such public filings), there not having occurred any event, change or condition since February 25, 2012 that, individually or in the aggregate, has or is reasonably expected to have a Material Adverse Effect on the business, assets, liabilities, operations, condition (financial or otherwise), operating results or projections of the Borrower and its Subsidiaries taken as a whole.

(g) The Administrative Agent shall have received, on behalf of itself and the Lenders, (i) a favorable written opinion of Dorsey & Whitney LLP, counsel for the Borrower, substantially to the effect set forth in Exhibit K and (ii) a favorable written opinion of local counsel in those jurisdictions of organization of Loan Parties reasonably requested by the Administrative Agent (or, to the extent agreed by the Administrative Agent with respect to particular jurisdictions, a favorable written opinion of the Vice President – Business Law of the

Borrower), in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions.

(h) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or the Assistant Secretary (or other Responsible Officer acceptable to the Administrative Agent) of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating agreement of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary (or other Responsible Officer acceptable to the Administrative Agent) executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Administrative Agent may reasonably request.

(i) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in Sections 4.01(b) and 4.01(c).

(j) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(k) The Security Documents (other than with respect to the Fixed Asset Collateral) shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document (other than with respect to the Fixed Asset Collateral) and in the Intercreditor Agreement. The Intercreditor Agreement shall have been duly executed by the ABL Collateral Agent and shall be in full force and effect on the Closing Date.

(l) The Collateral Agent shall have received the results of a search of the UCC filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, in which the chief executive office of each such Person is located and in the other jurisdictions in which such Persons maintain property, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.01 or have been or will be contemporaneously released or terminated.

(m) The Administrative Agent shall have received certificates of insurance for the insurance policies required by Section 5.07 and the applicable provisions of the other Loan Documents, each of which shall, if required by the Administrative Agent, be endorsed to or otherwise include the coverages required by Section 5.07, in each case in form and substance reasonably satisfactory to the Administrative Agent (including customary lender’s loss payable endorsements and naming the Administrative Agent as an additional insured), in each case in form and substance reasonably satisfactory to the Administrative Agent.

(n) All amounts due or outstanding in respect of the Existing Senior Facilities shall have been (or substantially simultaneously with the closing under the Term Facility shall be) paid in full, all commitments (if any) in respect thereof terminated and all guarantees (if any) thereof and security (if any) therefor discharged and released. Immediately after giving effect to the Transactions and the other transactions contemplated hereby the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (a) Indebtedness outstanding under this Agreement, (b) Indebtedness outstanding under the ABL Facility and (c) other Permitted Indebtedness.

(o) The Administrative Agent shall have received (a) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the 2010, 2011 and 2012 Fiscal Years and (b) GAAP unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower for each subsequent Fiscal Quarter ended at least 30 days before the Closing Date, which financial statements shall be in a form consistent with the financial statements or forecasts previously provided to the Administrative Agent.

(p) The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower in form and substance satisfactory to the Administrative Agent certifying that the Borrower and its Subsidiaries, on a Consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are Solvent.

(q) All requisite Governmental Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that would reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(r) The occurrence of the Closing Date, the grants of security interests in the Collateral for the Term Facility and the collateral for the ABL Facility (in the case of the Fixed Asset Collateral, whether such grant of security interest is on or after the Closing Date), the making of the Loans and the incurrence of the other Obligations, the Guarantee of the Obligations by the

Guarantors pursuant to the Facility Guaranty and the consummation of the Transactions will not violate any of the ASC Indenture, the New Albertson’s Indenture, the SVU Indenture or any other Material Indebtedness, or trigger any of the equal and ratable security provisions thereof or give rise to any obligation of the Borrower or any of its Subsidiaries to Guarantee any indebtedness or other obligations incurred under or pursuant to the SVU Indenture, the New Albertson’s Indenture, the ASC Indenture or any other Material Indebtedness, as evidenced by (a) a certificate of a Responsible Officer of the Borrower and (b) a customary no conflicts opinion from Borrower’s counsel, in each case in form and substance satisfactory to the Administrative Agent.

(s) The Closing Date Collateral List shall include Real Estate Collateral Properties (and the Equipment located thereon) having an aggregate Value after giving effect to the Concentration Limits of not less than the Initial Required Collateral Amount.

(t) The Lenders shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(u) The Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the Closing Date as to the matters specified in Sections 4.01(b), 4.01(c) and 4.01(q).

ARTICLE V

Affirmative Covenants

The Loan Parties covenant and agree with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Loan Parties will, and will, to the extent provided below, cause each of the Restricted Subsidiaries to:

SECTION 5.01. Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent (for distribution to each Lender):

(a) as soon as available, but in any event within 90 days after the end of each Fiscal Year, a Consolidated balance sheet of the Borrower as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit to the effect that such Consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its Subsidiaries on a Consolidated and consolidating basis in accordance with GAAP consistently applied, together with a customary “management discussion and analysis” provision and (ii) an opinion of such Registered Public Accounting Firm independently assessing the Loan Parties’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2 and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Required Lenders do not object;

(b) as soon as available, but in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a Consolidated balance sheet of the Borrower as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for (i) the corresponding Fiscal Quarter of the previous Fiscal Year and (ii) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower as of the end of such Fiscal Quarter in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, together with a customary “management discussion and analysis” provision, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event no more than 45 days after the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of Consolidated balance sheets and statements of income or operations, cash flows and availability of the Borrower and its Subsidiaries on a Consolidated basis using Fiscal Periods for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), and as soon as available, any significant revisions to such forecasts with respect to such Fiscal Year; and

(d) the Borrower hereby acknowledges and agrees that all financial statements and certificates furnished pursuant to Sections 5.01(a) and 5.01(b) are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.01(d) and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph.

SECTION 5.02. Certificates; Other Information.

(a) Deliver to the Administrative Agent and, upon the Administrative Agent’s request, each Lender, in form and detail satisfactory to the Administrative Agent:

(i) concurrently with the delivery of the financial statements referred to in Sections 5.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP and a copy of management’s discussion and analysis with respect to such financial statements;

(ii) [reserved];

(iii) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Sections 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(iv) the financial and collateral reports described on Schedule 5.02 hereto, at the times set forth in such Schedule;

(v) as soon as available, but in any event within 30 days after the end of each Fiscal Year, and as more frequently as may be reasonably requested by the Administrative Agent, (A) a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent may reasonably specify and (B) a report summarizing collective bargaining agreements then in effect (specifying parties, expiration dates, number of employees covered and locations) and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(vi) promptly after the Administrative Agent’s request therefor, copies of all Material Contracts (but only to the extent not then publicly available from the SEC) and documents evidencing Material Indebtedness;

(vii) promptly after the Administrative Agent’s request therefor, a list of any “business associate agreements” (as such term is defined in HIPAA) that any Loan Party is a party to or bound by that is accurate in all material respects as of the date set forth therein and a copy of any standard form of such agreement used by any Loan Party;

(viii) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary thereof or any other matter which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(ix) if requested by the Administrative Agent, promptly, and in any event within five Business Days after such request, provide to the Administrative Agent the name(s) used on each tax return filed by the Borrower or any of its Subsidiaries, together with a copy of the portion of the tax return that shows such name(s);

(x) promptly after the receipt thereof by the Borrower or any of its Subsidiaries, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s response thereto;

(xi) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(xii) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

(b) Documents required to be delivered pursuant to Sections 5.01(a), 5.01(b) or 5.02(a)(iv) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) specified in Section 9.01 with respect to e-mail communications, (2) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01; or (3) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (x) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or e-mail) of the posting of any such documents and (y) if for any reason the Administrative Agent is unable to obtain electronic versions of the documents posted, promptly upon the Administrative Agent’s request provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, except as the Administrative Agent may specify otherwise at any time and from time to time, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificate required by Section 5.02(a)(i) to the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.03. Notices. Promptly notify the Administrative Agent of:

(a) the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, such as (i) any breach or non-performance of, or any default under, a Material Contract or with respect to Material Indebtedness of any Loan Party or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Restricted Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws;

(c) the occurrence of any event, including any violation of Environmental Law, Release of Hazardous Materials, acquisition of any stock, assets or property, or the receipt of notice, claim, demand, action or suit pertaining to any of the foregoing, that, in each case, would reasonably be expected to result in Environmental Liabilities in excess of $25,000,000;

(d) the occurrence of any ERISA Event that itself, or together with any other ERISA Events that have occurred, has had or would reasonably be expected to have a Material Adverse Effect;

(e) any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(f) any change in any Loan Party’s chief executive officer, chief financial officer, chief operating officer or treasurer;

(g) the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(h) the filing of any Lien for unpaid taxes exceeding $25,000,000 in the aggregate against the Loan Parties;

(i) any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(j) the receipt of any notice from a supplier, seller or agent pursuant to either the PACA or the PSA;

(k) any transaction of the nature contained in Article VI hereof, occurring after the Closing Date, consisting of: (i) the entry by a Loan Party into a Material Contract, (ii) the incurrence by a Loan Party of Material Indebtedness (or in the case of Indebtedness of less than $75,000,000 but greater than $25,000,000, notify the Administrative Agent at the same time as the next Compliance Certificate to be delivered to the Administrative Agent), (iii) the voluntary or involuntary grant of any Lien other than a Permitted Encumbrance upon any property of a Loan Party; or (iv) the making of any Permitted Investments by a Loan Party in excess of $75,000,000 (or in the case of any Permitted Investment less than $75,000,000 but greater than $25,000,000, notify the Administrative Agent at the same time as the next Compliance Certificate to be delivered to the Administrative Agent); and (v) mergers or acquisitions permitted under Section 6.04;

(l) any failure by the Loan Parties to pay rent at (i) 5.00% or more of the Loan Parties’ locations in the aggregate or (ii) any of such Loan Party’s locations if such failure continues for more than 10 days following the day on which such rent first came due and such failure has had or would reasonably be expected to have a Material Adverse Effect; and

(m) any change in the Borrower’s corporate rating by S&P, in the Borrower’s corporate family rating by Moody’s or in the ratings of the Term Facility by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or the Term Facility on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating the Borrower or the Term Facility.

Each notice pursuant to this Section 5.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 5.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all Taxes, assessments and governmental charges or levies upon it or its properties, assets, income or profits before the same shall have become delinquent or in default, (b) all lawful claims (including claims of landlords, warehousemen, freight forwarders and carriers, and all claims for labor materials and supplies or otherwise) which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case under clauses (a), (b) or (c), where (i) and to the extent, the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (iv) in the case of any Real Estate Collateral Property subject to a Mortgage, there is no present risk of forfeiture or such Real Estate Collateral Property and (v) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 6.05; (b) take all necessary action to maintain and keep in full force and effect all rights, privileges, permits, licenses and franchises material to the normal conduct of its business; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property (i) is no longer used or useful in the business of any Loan Party or Restricted Subsidiary and (ii) is not otherwise material to the business of any Loan Party or Restricted Subsidiary in any respect.

SECTION 5.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and Equipment material to the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all repairs thereto and renewals, improvements, additions and replacements thereof necessary in order that the business carried on in connection therewith may be properly conducted at all times.

SECTION 5.07. Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies reasonably acceptable to the Administrative Agent and not Affiliates of the Loan Parties (except to the extent that the Insurance Captives are Affiliates of the Loan Parties), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations and as is otherwise required by applicable Law, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to the Administrative Agent, including coverage for business interruption and public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it.

(b) Cause fire and extended coverage policies maintained with respect to any Collateral and business interruption coverage to provide (by endorsement or otherwise):

(i)	a non-contributing mortgage clause (regarding improvements to real property);

(ii)	that none of the Loan Parties, Secured Parties or any other Person (other than an Insurance Captive) shall be a co-insurer;

(iii)	a customary lender’s loss payable clause, in form and substance reasonably satisfactory to the Administrative Agent, which shall provide that the insurance carrier shall pay all proceeds otherwise payable to the Loan Parties under the policies to the Administrative Agent as its interests may appear (it being understood that there will be a separate lender’s loss payable clause for the benefit of the ABL Facility Agent as its interests may appear, and that the rights of Administrative Agent and ABL Facility Agent will be subject to the Intercreditor Agreement);

(iv)	that neither the Loan Parties, the Administrative Agent nor any other Person (other than an Insurance Captive) shall be a co-insurer thereunder;

(v)	a “Replacement Cost Endorsement”, without any deduction for depreciation; and

(vi)	such other provisions as the Administrative Agent may reasonably require from time to time to protect its and the Lenders’ interests.

(c) Cause commercial general liability policies to provide coverage to the Administrative Agent as an additional insured.

(d) (i) Cause each policy of insurance required by this Section 5.07 to also provide that it shall not be canceled by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent or for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Administrative Agent, except, in each case, in the case of force majeure, (ii) notify the Administrative Agent promptly (and in any event within five (5) Business Days) whenever it receives a notice from the insurance carrier that any policy required by this Section 5.07 will be canceled for any reason and (iii) use reasonable efforts to include in such clause that the insurance carrier will provide prior written notice to the loss payee of any modification to the policy so as to reduce the scope or amount of coverage in any material respect and otherwise notify the Administrative Agent on or about the date that any policy required by this Section 5.07 is modified so as to reduce the scope or amount of coverage in any material respect.

(e) Deliver to the Administrative Agent, on or about the date of cancellation or non-renewal of any policy of insurance required by this Section 5.07, a certificate of insurance for the replacement policy; and deliver to the Administrative Agent, on or about the date of the renewal of any policy of insurance required by this Section 5.07, a certificate evidencing renewal of each such policy.

(f) Maintain for themselves and their Subsidiaries, a Directors and Officers insurance policy, and a “Blanket Crime” policy, the “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, and computer fraud coverage, placed with responsible companies and otherwise as customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations and as is otherwise required by applicable Law, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons, and will upon request by the Administrative Agent furnish the Administrative Agent certificates evidencing renewal of each such policy.

(g) Permit, upon the reasonable request of the Administrative Agent, any representatives that are designated by the Administrative Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby at any reasonable time during business hours.

(h) Deliver to the Administrative Agent, upon the Administrative Agent’s reasonable request therefor, (A) copies and updated certificates of insurance for the insurance policies required by this Section 5.07 and the applicable provisions of the Security Documents, and (B) duplicate originals or certified copies of all such policies covering any Collateral.

(i) If at any time the area in which any Real Estate Collateral Property subject to a Mortgage is located is designated (i) in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended to comply with current regulations required or (ii) in “seismic zone” 3 or 4 (as defined in the Uniform Building Code 1997 map published by the International Conference of Building Officials), obtain earthquake insurance in such total amount as is customarily carried under similar circumstances by Persons engaged in the same or similar business and operating in the same or similar locations, and as is otherwise required by applicable Law, and as is reasonably acceptable to the Administrative Agent.

(j) With respect to any Real Estate Collateral Property, carry and maintain commercial general liability insurance on an occurrence basis covering bodily injury including death, and property damage liability in such amounts (after giving effect to any self-insurance compatible with the following standards) as is customarily carried under similar circumstances by Persons engaged in the same or similar business and operating in the same or similar locations or as required by applicable Law, and as is reasonably acceptable to the Administrative Agent, naming the Administrative Agent as an additional insured.

(k) (i) Notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.07 is taken out by any Loan Party, and (ii) deliver to the Administrative Agent a certificate of insurance for such policy or policies within thirty (30) days of such policy or policies (or, at the reasonable request of the Administrative Agent, duplicate originals thereof) being taken out by any Loan Party.

(l) The insurance companies providing the insurance required to be maintained under this Section 5.07 shall have no rights of subrogation against any Secured Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by law, to waive their right of recovery, if any, against the Secured Parties and their agents and employees to the extent payment for such loss or damage is actually made by the insurance companies issuing the insurance policies required to be maintained under this Section 5.07. The designation of any form, type or amount of insurance coverage by any Secured Party under this Section 5.07 shall in no event be deemed a representation, warranty or advice by such Secured Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

SECTION 5.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Books and Records; Accountants; Maintenance of Ratings.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Subsidiary, as the case may be; and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Subsidiary, as the case may be.

(b) At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Administrative Agent and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Administrative Agent or its representatives to discuss, with a representative of the Borrower present, the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Administrative Agent.

(c) Use commercially reasonable efforts to cause the Term Facility to be continuously rated by S&P and Moody’s, and use commercially reasonable efforts to maintain a corporate rating from S&P and a corporate family rating from Moody’s, in each case in respect of the Borrower.

SECTION 5.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours.

SECTION 5.11. Use of Proceeds. Use the proceeds of the Loans (other than Incremental Loans) to consummate the Refinancing and to pay fees and expenses in connection therewith, and for no other purpose.

SECTION 5.12. Additional Loan Parties. Notify the Administrative Agent at the time that any Person becomes a Subsidiary, whether such Person shall be an Excluded Subsidiary (and if so, pursuant to which clause or clauses of the definition thereof), and promptly thereafter (and in any event within 30 days), cause any such Person which is not an Excluded Subsidiary, (i) to become a Loan Party and grant a Lien to the Collateral Agent on such Person’s assets of the types constituting Collateral to secure the Obligations by executing and delivering to the Administrative Agent a joinder to each of the Security Agreement and the Facility Guaranty and such other documents as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent documents of the types referred to in Sections 4.01(h) and 4.01(l) and, upon the Administrative Agent’s reasonable request, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this sentence) and (iii) if any Indebtedness of such Person is owned by or on behalf of any Loan Party in an amount greater than or equal to $10,000,000 individually or in the aggregate, to pledge such Indebtedness and promissory notes evidencing such Indebtedness, in each case in form, content and scope reasonably satisfactory to the Administrative Agent. In no event shall compliance with this Section 5.12 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 5.12 if such transaction was not otherwise expressly permitted by this Agreement.

SECTION 5.13. Cash Management.

(a) On or prior to the Closing Date, deliver to the Administrative Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit M (with such changes as may be approved by the ABL Facility Agent) which have been executed on behalf of such Loan Party and delivered to such Loan Party’s Credit Card Processors listed on Schedule 3.21(b).

(b) Within 60 days after the Closing Date (or such longer period as the ABL Facility Agent may approve in writing in its sole discretion), deliver to the Administrative Agent (i) Blocked Account Agreements reasonably satisfactory in form and substance to the ABL Facility Agent duly authorized, executed and delivered by such Loan Party and the applicable Blocked Account Bank with which such Loan Party maintains each Blocked Account covering each such Blocked Account and (ii) control agreements reasonably satisfactory in form and substance to the ABL Facility Agent duly authorized executed and delivered by such Loan Party and any securities intermediary with which such Loan Party maintains any securities or investment accounts, covering each such securities or investment account maintained with such securities intermediary that at any time holds or constitutes any Related Collateral (as defined in the Security Agreement).

(c) All funds received in the Agent Payment Account shall be applied to the Obligations as provided in accordance with Section 7.02 of this Agreement to the extent that the Obligations are then due and payable.

SECTION 5.14. Information Regarding the Collateral.

(a) Furnish to the Administrative Agent (i) at least 10 Business Days prior written notice of any change in any Loan Party’s name, organizational structure, jurisdiction of incorporation or formation or other change in Article 9 location; or (ii) notice not less than 30 days after any Loan Party makes a change in any trade name used to identify it in the conduct of its business or in the ownership of its properties, the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it, any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility) or its Federal Taxpayer Identification Number or the organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect or permit any change referred to in clause (i) of the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all of the Term Loan Priority Collateral and a valid, legal and perfected second priority security interest in all of the ABL Priority Collateral, in each case, for its own benefit and the benefit of the other Secured Parties.

(b) Should any of the information on any (i) Periodic Update Schedule hereto become inaccurate or misleading in any material respect as a result of changes after the Closing Date, the Borrower shall provide updated versions of such Periodic Update Schedule together with the next delivery of financial statements required to be delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) and (ii) Occurrence Update Schedule become inaccurate or misleading in any material respect as a result of changes after the Closing Date, the Borrower shall advise the Administrative Agent in writing of such revisions or updates as may be necessary or appropriate to update or correct the same promptly, but in any event within 10 Business Days. From time to time as may be reasonably requested by the Administrative Agent, the Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Closing Date that, if existing or occurring on the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Secured Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Secured Parties’ waiver of any Default resulting from the matters disclosed therein.

SECTION 5.15. [Reserved].

SECTION 5.16. Environmental Laws. (a) Conduct its operations and keep and maintain its Real Estate, and require all lessees and sublessees of such Real Estate to operate and maintain such Real Estate, in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, that neither a Loan Party nor any Restricted Subsidiary shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties and Restricted Subsidiaries with respect to such circumstances in accordance with GAAP.

SECTION 5.17. Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Administrative Agent may reasonably request, to carry out the terms and conditions of this Agreement and the other Loan Documents and to establish, maintain, renew, preserve or protect the rights and remedies of Administrative Agent and other Secured Parties hereunder and under the other Loan Documents, or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon request, evidence satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any Collateral is acquired by any Loan Party after the Closing Date that does not become subject to the Lien of the Security Documents upon acquisition thereof), notify the Administrative Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by the Administrative Agent to grant and perfect such Liens, including actions described in Section 5.17(a), all at the expense of the Loan Parties. In no event shall compliance with this Section 5.17(b) waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 5.17(b) if such transaction was not otherwise expressly permitted by this Agreement.

(c) Upon the request of the Administrative Agent, cause any of its landlords to deliver a collateral access agreement to the ABL Facility Agent in such form as the ABL Facility Agent may reasonably require.

(d) Upon the request of the Administrative Agent, deliver to the Administrative Agent copies of notifications (each, a “DDA Notification”) substantially in the form attached hereto as Exhibit M, with such changes reasonably acceptable to the ABL Facility Agent, which have been executed on behalf of such Loan Party and delivered to each depository institution at which a DDA (other than an Excluded DDA) is maintained.

(e) If at any time, the ASC Indenture has been amended, amended and restated, supplemented or otherwise modified, the Indebtedness thereunder has been defeased, satisfied and discharged, satisfied in full or is otherwise not outstanding, the ABL Facility has been amended, amended and restated, supplemented or otherwise modified or the ABL Facility has been terminated or the commitments thereunder permanently reduced (in whole or in part), and as a result of the foregoing, to the extent the grant of a Lien on the ASC Operating Assets to secure the Obligations would not violate the ASC Indenture as then in effect or give rise to any obligation of any Loan Party under the ASC Indenture to grant a Lien on any of its assets to secure any Indebtedness governed by or subject to the ASC Indenture, the Loan Parties shall promptly execute and deliver to the Administrative Agent an Amendment to the Security Agreement and other instruments, agreements and other documents as are necessary to create legal, valid, continuing and enforceable perfected security interests in the ASC Operating Assets in favor of the Administrative Agent, for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent, to the extent then permitted pursuant to the ASC Indenture without giving rise to any obligations on the part of any Loan Part to grant a Lien on any of its assets to secure any Indebtedness governed by or subject to the ASC Indenture.

SECTION 5.18. Ground Leases. Perform and observe all the terms and provisions of each Ground Lease to be performed or observed by it, maintain each such Ground Lease in full force and effect, enforce each such Ground Lease in accordance with its material terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon reasonable request of the Administrative Agent, make to each other party to each such Ground Lease such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Ground Lease, and cause each of its Subsidiaries that are party to Ground Leases to do so.

SECTION 5.19. [Reserved].

SECTION 5.20. ERISA.

(a) Each Loan Party shall, and shall cause each of its ERISA Affiliates to: (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (iii) not terminate any Pension Plan so as to incur any material liability to the PBGC; (iv) not allow or suffer to exist any prohibited transaction involving any Plan or any trust created thereunder which would subject such Loan Party or ERISA Affiliate to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (v) make all required contributions to any Plan which it is obligated to pay under Sections 302 or 303 of ERISA, Sections 412 or 430 of the Code or the terms of such Plan; (vi) not allow or suffer to exist any violation of the “minimum funding standards” (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any such Pension Plan; (vii) not engage in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (viii) not allow or suffer to exist any occurrence of a Reportable Event or any other event or condition, to the extent such Reportable Event or other event or condition presents a material risk of termination by the PBGC of any Plan that is a single employer plan, if such termination could result in any material liability to the PBGC.

(b) Promptly upon each determination of the amount of the contributions or other payments required to be made for any calendar year by any Loan Party in respect of any underfunded Pension Plan in order to eliminate or reduce the funding deficiency and prior to any Loan Party making any contribution of other payment in respect of such calendar year, the Borrower shall notify the Administrative Agent of such determination and provide such information with respect thereto as the Administrative Agent may reasonably request.

SECTION 5.21. Agricultural Products.

(a) The Borrower shall at all times comply in all material respects with all existing and future Food Security Act Notices during their periods of effectiveness under the Food Security Act, including, without limitation, directions to make payments to the Farm Products Seller by issuing payment instruments directly to the secured party with respect to any assets of the Farm Products Seller or jointly payable to the Farm Products Seller and any secured party with respect to the assets of such Farm Products Seller, as specified in the Food Security Act Notice, so as to terminate or release the security interest in any Farm Products maintained by such Farm Products Seller or any secured party with respect to the assets of such Farm Products Seller under the Food Security Act.

(b) The Borrower shall take all other actions as may be reasonably required, if any, to ensure that any perishable agricultural commodity (in whatever form) or other Farm Products are purchased free and clear of any Lien or other claims in favor of any Farm Products Seller or any secured party with respect to the assets of any Farm Products Seller.

(c) The Borrower shall promptly notify the Administrative Agent in writing after receipt by or on behalf of the Borrower of any Food Security Act Notice or amendment to a previous Food Security Act Notice, and including any notice from any Farm Products Seller of the intention of such Farm Products Seller to preserve the benefits of any trust applicable to any assets of any Loan Party under the provisions of the PSA, the PACA or any other statute and, upon the request of the ABL Facility Agent (or, after the Discharge of ABL Debt (as defined in the Intercreditor Agreement), upon the request of the Administrative Agent), the Borrower shall promptly provide the Administrative Agent with a true, correct and complete copy of such Food Security Act Notice or amendment, as the case may be, and other information delivered to or on behalf of the Borrower pursuant to the Food Security Act.

(d) To the extent that the Borrower purchases any Farm Products from a Person who produces such Farm Products in a state with a central filing system certified by the United States Secretary of Agriculture, the Borrower shall immediately register, as a buyer, with the Secretary of State of such state (or the designated system operator). The Borrower shall forward promptly to the Administrative Agent a copy of such registration as well as a copy of all relevant portions of the master list periodically distributed by any such Secretary of State (or the designated system operator). The Borrower shall comply with any payment of obligations in connection with the purchase of any Farm Products imposed by a secured party as a condition of the waiver or release of a security interest effective under the Food Security Act or other applicable law whether or not as a result of direct notice or the filing under any applicable central filing system. The Borrower shall also provide to the Administrative Agent from time to time upon its request true and correct copies of all state filings recorded in any such central filing system in respect of a Person from whom the Borrower has purchased Farm Products within the preceding 12 months.

SECTION 5.22. Term Loan Priority Account. The Borrower shall maintain a depositary account subject to a Blocked Account Agreement in favor of the Collateral Agent and the ABL Facility Agent in which solely the proceeds of the Term Loan Priority Collateral (as defined in the Intercreditor Agreement) are deposited. The Borrower will deposit, or will cause to be deposited, all Net Cash Proceeds of the Term Loan Priority Collateral (as defined in the Intercreditor Agreement) into such account.

SECTION 5.23. Designation of Subsidiaries. The Borrower may from time to time after the Closing Date, pursuant to a determination by its board of directors, designate any of its Subsidiaries as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) each Subsidiary to be designated as an Unrestricted Subsidiary and its Subsidiaries has not at the time of such designation and does not thereafter create incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender thereof has recourse to any of the assets of the Borrower, any Guarantor or any Restricted Subsidiary, (iii) the fair market value of any such Subsidiary to be designated as an Unrestricted Subsidiary and its Subsidiaries would be permitted as an Investment under Section 6.04, (iv) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary will constitute the incurrence at the time of designation of all Indebtedness and Liens of such Subsidiary existing at the time of such designation, (v) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” (or a term having a similar effect) for purposes of any other Material Indebtedness of the Borrower and its Subsidiaries; and (vi) any Unrestricted Subsidiary that has been designated as a Restricted Subsidiary may not subsequently be re-designated as an

Unrestricted Subsidiary without the prior consent of the Administrative Agent. Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Borrower’s board of directors giving effect to such designation and a certificate signed by a Responsible Officer of the Borrower certifying that such designation complied with the foregoing provisions.

SECTION 5.24. Preparation of Environmental Reports.

(a) If a Default caused by reason of a breach of Section 3.09 or Section 5.16 shall have occurred and be continuing for more than 20 days without any Loan Party commencing activities reasonably likely to cure such Default, at the written request of the Lenders through the Administrative Agent, provide to the Lenders within 90 days after such request, at the expense of the Borrower, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

(b) If any Event of Default shall have occurred, at the written request of the Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Borrower, an environmental site assessment report for any Real Estate Collateral Property (whether owned or leased) prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent regarding the presence or absence of Hazardous Materials at such property, the extent of any Environmental Liabilities associated with such Loan Party’s operations thereon, and the estimated cost of any compliance or remedial action in connection therewith.

(c) If any Loan Party has not promptly commenced preparation for completion of an environmental report duly requested by the Lenders pursuant to this Section 5.24, the Administrative Agent may, after prior notice to the Borrower and at the Borrower’s expense, engage a qualified environmental consultant to prepare such reports. The Loan Parties shall provide the Administrative Agent, its consultant or other designated representative, with reasonable access to its Real Estate, records and personnel for the purpose of completing all necessary investigations related to preparation of the requested environmental reports (the scope of which shall be consistent with the then current ASTM Phase I standard practice, but which shall not include the taking of soil, groundwater, surface water, air or building samples or other invasive testing unless the Borrower has provided its prior written consent, which consent shall not be unreasonably withheld; provided, that such testing is reasonably related to information set forth in the Phase I report or reasonably related to the specific Event of Default that has occurred and is continuing).

SECTION 5.25. Post-Closing Collateral. The Borrower shall have satisfied, and shall have caused each Loan Party to have satisfied, on or prior to the date that is 90 days after the Closing Date (or such later date as may be agreed by the Administrative Agent in its sole discretion), the Fixed Asset Collateral Requirements with respect to the Fixed Asset Collateral that is on the Applicable Collateral List on the date that is 90 days after the Closing Date (or with respect to the Fixed Asset Collateral that is on the Applicable Collateral List on such later date as may be agreed by the Administrative Agent in its sole discretion). After the Closing Date, the

Borrower may substitute one or more fee-owned or ground leasehold interests in Real Estate (and the Equipment located thereon) for any Fixed Asset Collateral on the Applicable Collateral List subject to the satisfaction of the terms and conditions set forth in Section 9.21, but provided that any such substitution shall not affect the amount of time permitted for taking any action required under this Section 5.25. In addition to the foregoing, Loan Parties shall use reasonable efforts to deliver or cause to be delivered to the Administrative Agent on or before September 15, 2012, a lender’s loss payable endorsement for each of the property insurance policies maintained by the Loan Parties with the following insurance providers (collectively, the “Specified Property Policies”): (i) Lloyds of London, (ii) Chubb Custom Insurance Company (CV Starr & Co), (iii) Arch Specialty Insurance Co., (iv) Liberty Mutual Fire Insurance Company, (v) ACE American Insurance Company, (vi) Ironshore Insurance Ltd—Bermuda, (vii) American Guarantee and Liability (Zurich), (viii) Aspen Insurance UK Ltd, (ix) Houston Casualty, (x) Allied World Assurance Company, (xi) Axis Specialty Insurance—Bermuda, (xii) Lexington (Chartis), (xiii) Westport Insurance Company (Swiss Re), (xiv) Hartford Steam Boiler Inspection and Insurance Co. (Munich Re), (xv) Zurich American Insurance Company and (xvi) Factory Mutual Insurance Company, each in form and substance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as a loss payee and additional insured. Such endorsements shall, or the insurer shall otherwise agree in writing, to make the Administrative Agent a payee on any payment of a claim under such policies and provide for delivery of such payment directly to the ABL Facility Agent (subject to the rights of the Administrative Agent with respect to Term Loan Priority Collateral). Loan Parties shall deliver or cause to be delivered to the Administrative Agent all such lender’s loss payable endorsements on or before September 30, 2012 (unless the Administrative Agent, in its sole discretion, shall have agreed to any longer period).

ARTICLE VI

Negative Covenants

Until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full, (other than contingent indemnification obligations), the Borrower will not, nor will the Borrower cause or permit any Restricted Subsidiary to:

SECTION 6.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, except as to all of the above, Permitted Encumbrances.

SECTION 6.02. Investments, Loans and Advances. Make any Investments except:

(a) Permitted Investments; and

(b) the Borrower or any Subsidiary may acquire all or substantially all the assets of a Person or line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Subsidiary and the board of directors (or other comparable governing body) of the Person to be acquired shall not have announced that it will oppose such acquisition or shall not have commenced any action or proceeding which alleges that such acquisition will violate any applicable law; (ii) the Acquired Entity shall be in a substantially similar, reasonably related or incidental to line of business as that of the Borrower and its Subsidiaries as conducted during the current and most recent calendar year; (iii) the Administrative shall have received 10 Business Days prior written notice of such acquisition and prior to the consummation thereof shall have received such information with respect thereto as the Administrative Agent shall have reasonably requested and (iv) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) the Total Leverage Ratio of the Borrower shall not exceed 3.75:1:00 on a pro forma basis after giving effect to such acquisition, any incurrence or assumption of Indebtedness in connection therewith and the use of proceeds thereof; (C) the Borrower shall have delivered a certificate of a Responsible Officer, certifying as to the satisfaction of the foregoing clauses (A) and (B) and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent; (D) the Acquired Entity, if a Person, shall become a Loan Party prior to or substantially simultaneously with such acquisition or, if a line of business of a Person, shall be acquired by a Person who is a Loan Party or becomes a Loan Party substantially simultaneously with such acquisition; and (E) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.12 and the Security Documents (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.02(b) being referred to herein as a “Permitted Acquisition”).

SECTION 6.03. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except Permitted Indebtedness.

SECTION 6.04. Fundamental Changes. Merge, dissolve, liquidate or consolidate with or into another Person (or agree to do any of the foregoing), except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) any Loan Party may merge with any Excluded Subsidiary; provided that the Loan Party shall be the continuing or surviving Person;

(b) any Loan Party may merge into any Loan Party, provided that, in any merger involving the Borrower, the Borrower shall be the continuing or surviving Person;

(c) in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger shall be a Subsidiary of a Loan Party and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person; and

(d) any Restricted Subsidiary may be wound up and dissolved, provided, promptly upon the commencement of the winding up or any action to dissolve such Restricted Subsidiary, (i) any assets of such Restricted Subsidiary which constitute Collateral are either (A) transferred to a Loan Party and are subject to the valid perfected second priority security interest of the Administrative Agent as to any ABL Priority Collateral and valid perfected first priority security interest of the Administrative Agent as to any Term Loan Priority Collateral or (B) are subject to a Permitted Disposition and (ii) any such Restricted Subsidiary that is a Loan Party shall cease to be a Loan Party.

SECTION 6.05. Dispositions. Make any Disposition, or enter into any agreement to make any Disposition, except Permitted Dispositions.

SECTION 6.06. Restricted Payments. Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that as of the date of any such Restricted Payment and after giving effect thereto, (i) any Restricted Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders, (ii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may repurchase its Equity Interests owned by employees of the Borrower or the Subsidiaries or make payments to employees of the Borrower or the Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees, (iii) the Borrower may make other Restricted Payments in an aggregate amount when combined with all payments made pursuant to Section 6.07(a)(vi) not to exceed $250,000,000 and (iv) the Borrower may make other Restricted Payments in an aggregate amount not to exceed the Cumulative Credit Amount; provided, that (x) in the case of clause (i), to the extent any such dividends or distributions consist of Real Estate Collateral Property, (1) the Borrower provides at least 15 Business Days prior written notice thereof (or such shorter notice as the Administrative Agent may approve) identifying such Real Estate Collateral Property, (2) such Real Estate Collateral Property is distributed subject in all respects to the Mortgage thereon and such Mortgage remains a valid first priority lien on such Real Estate Collateral Property so distributed and (3) the Borrower shall have delivered to the Administrative Agent such documents and other information evidencing that such Real Estate Collateral Property was distributed subject to the Mortgage thereon as the Administrative Agent may reasonably request; (y) in the case of clause (iv), the Total Leverage Ratio of the Borrower shall not exceed 3.75:1.00 on a pro forma basis after giving effect to such payment; and (z) in the case of clauses (iii) and (iv), at the time of the declaration and making of such Restricted Payment, (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (B) the Borrower shall have delivered a certificate of a Responsible Officer, certifying as to compliance with the usage of the Cumulative Credit Amount and the satisfaction of the foregoing clauses (y) and (z)(A), as applicable, and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent.

SECTION 6.07. Prepayments of Other Indebtedness. (a) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness except (i) the payment of the Indebtedness created hereunder or under the ABL Facility, (ii) refinancings of Permitted Indebtedness with Permitted Refinancing Indebtedness, (iii) payments of the SVU 2014 Notes or the SVU 2016 Notes with proceeds of borrowings under the ABL Facility (including any Permitted Refinancing Indebtedness with respect thereto); provided, that the ABL Facility or such Permitted Refinancing Indebtedness with respect thereto has a final maturity date at least six months after the Latest Maturity Date, (iv) the payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (v) an aggregate amount when combined with all Investments made pursuant to clause (p) of the definition of “Permitted Investments” equal to the aggregate amount of proceeds of Other Asset Sales received after the date hereof by the Borrower and the Restricted Subsidiaries and not required to be applied to prepay the Loans pursuant to Section 2.13(b), (vi) payments in an aggregate amount when combined with all Restricted Payments made pursuant to Section 6.06(iii) not to exceed $250,000,000 and (vii) other payments of Indebtedness; provided that, (x) in the case of clause (vii), the aggregate amount of such payments shall not exceed the Cumulative Credit Amount; and (y) in the case of clauses (vi) and (vii), (A) at the time of such payment, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (B) the Borrower shall have delivered a certificate of a Responsible Officer, certifying as to the satisfaction of the foregoing clauses (x)(A) and (x)(B), as applicable, and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent or (b) pay in cash any amount in respect of any Indebtedness or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities. Payments originally made in reliance on clause (vi) above may subsequently be reallocated to clauses (v) or (vii) to the extent permitted at the time of reallocation under such clauses.

SECTION 6.08. Business of Borrower and Restricted Subsidiaries. Engage in any line of business substantially different from the Business conducted by the Loan Parties and their Subsidiaries on the date hereof or any business substantially related or incidental thereto.

SECTION 6.09. Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than (a) those set forth on Schedule 6.09 hereto, (b) Restricted Payments permitted under Section 6.06, (c) the payment of compensation and benefits and the providing of indemnification to officers and directors in the ordinary course of business and consistent with past practices or (d) on fair and reasonable terms substantially as favorable to the Loan Parties as would be obtainable by the Loan Parties at the time in a comparable arm’s-length transaction with a Person other than an Affiliate. The foregoing restriction shall not restrict (i) a transaction between or among the Loan Parties, (ii) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (iii) the issuance of Equity Interests of the Borrower to any officer, director or employee of the Borrower or any of its Subsidiaries in the ordinary course of business, (iv) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or any of its Subsidiaries, and (v) any issuances of Qualified Equity Interests of the Borrower

(other than Disqualified Stock and other Equity Interests not permitted hereunder) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, severance agreements, retention plans, employment agreements, deferred compensation agreements, stock options, restricted stock agreements and stock ownership plans (in each case in respect of Qualified Equity Interests of the Borrower) of the Borrower or any of its Subsidiaries.

SECTION 6.10. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document or any ABL Facility Documents) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (ii) of any Subsidiary (other than an Excluded Subsidiary) to Guarantee the Obligations, (iii) of any Subsidiary (other than an Excluded Subsidiary) to make or repay loans to a Loan Party or (iv) of the Loan Parties or any Subsidiary (other than an Excluded Subsidiary) to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Administrative Agent; provided, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (f) of the definition of “Permitted Indebtedness” solely to the extent any such negative pledge relates to the property financed by or securing such Indebtedness; or (b) other than the SVU Indenture, the ASC Indenture, the New Albertson’s Indenture and any Permitted Refinancing Indebtedness in respect thereof, requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

SECTION 6.11. Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose; or (b) for purposes other than those permitted under this Agreement.

SECTION 6.12. Amendment of Material Documents. Amend, modify or waive any of a Loan Party’s rights under or any provision of (a) its Organization Documents in a manner materially adverse to the Secured Parties or (b) the Indentures, the SVU 2014 Notes, the SVU 2016 Notes, the ASC Notes, the Receivables Transfer Agreement or any other Material Indebtedness, in each case in a manner that would be materially adverse to the Secured Parties (including, in the case of the Indentures, the SVU 2014 Notes, the SVU 2016 Notes, the ASC Notes and the Receivables Transfer Agreement, changing the obligors with respect to such Material Indebtedness except in the case of the ASC Indenture as required by the terms thereof as in effect on the Closing Date) or to the extent that such amendment, modification or waiver would reasonably be expected to have a Material Adverse Effect.

SECTION 6.13. Fiscal Year. Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

SECTION 6.14. Disqualified Stock. Issue any Disqualified Stock.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”).

(a) Non-Payment. The Borrower or any Restricted Subsidiary fails to pay when and as required to be paid herein, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, (i) any amount of principal of any Loan or (ii) any interest on any Loan, or any fee due hereunder, within five Business Days of the due date or (iii) any other amount payable hereunder or under any other Loan Document, within five Business Days of the due date; or

(b) Specific Covenants. The Borrower or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Sections 5.01, 5.02(a)(i), 5.02(a)(iv), 5.03, 5.05, 5.07, 5.11, 5.12 or 5.13 or Article VI; or

(c) Other Defaults. The Borrower or any Restricted Subsidiary fails to perform or observe (i) any term, covenant or agreement contained in Section 4.9 of the Security Agreement, (ii) any term, covenant or agreement contained in Sections 5(a), the first sentence of Section 5(c), Section 6 or Section 7 of any of the Mortgages, or (iii) any other term, covenant or agreement (not specified in Sections 7.01(a) or 7.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the date written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; provided, that in the case of clause (iii), in the event the Borrower fails to notify the Administrative Agent pursuant to Section 5.03(a) within three Business Days after the occurrence of its failure to perform or observe such term, covenant or agreement as provided therein, an Event of Default will occur as a result of the failure to perform or observe such term, covenant or agreement 30 days after the earlier of (x) the date of the event or occurrence which is the basis for such Event of Default and (b) the date written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary herein, in any other Loan Document, or in any document, report, certificate, financial statement or other instrument delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made, except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified by materiality or “material adverse effect”; or

(e) Cross-Default. (i) Any Loan Party or Restricted Subsidiary (a) fails to make any payment when due (regardless of amount and whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), or (b) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with or without the giving of notice, lapse of time or both, such Indebtedness to be demanded, accelerated or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (a) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (b) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $75,000,000; or

(f) Insolvency Proceedings, Etc. Any Loan Party or Subsidiary (other than an Excluded Subsidiary) (i) institutes or consents to the institution of any voluntary or involuntary proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors; or (ii) applies for or consents to the appointment of any receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or (iii) a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 60 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; (iv) files an answer admitting the material allegations of a petition filed against it in any proceeding described in the foregoing clauses (i), (ii) or (iii), or (v) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or Subsidiary (other than an Excluded Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issuance or levy, or (iii) takes any action for the purpose of effecting the events described in the foregoing paragraph (f) or this paragraph (g); or

(h) Judgments. There is entered against any Loan Party or Subsidiary (other than an Excluded Subsidiary) (i) one or more judgments or orders or any combination thereof for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $75,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (a) enforcement proceedings are commenced by any creditor upon such judgment or order, or (b) there is a period of 45 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i) Racketeering. There is filed against any Loan Party or Subsidiary by any federal or state Governmental Authority any action, suit or proceeding under any federal or state racketeering statute (including the Racketeer Influenced and Corrupt Organization Act of 1970), which action, suit or proceeding: (i) is not dismissed within 120 days and (ii) would reasonably be expected to result in the confiscation or forfeiture of any material portion of the Collateral; or

(j) ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in the liability of any Borrower or any Restricted Subsidiary under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC that has or would reasonably be expected to have a Material Adverse Effect when taken together with all other such ERISA Events, or (i) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan or any installment in connection with an underfunded Pension Plan as provided in Section 5.20, in either case as to any such installment that is in excess of $75,000,000; or

(k) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect (other than in accordance with its terms) and as a result thereof, a Material Adverse Effect would occur or would reasonably be expected to occur; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of the discharge of such Loan Party in accordance with the terms of the applicable Loan Document), or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(l) Cessation of Business. Except as otherwise expressly permitted hereunder, the Borrower or any Restricted Subsidiary shall take any action to suspend the operation of its business in the ordinary course, liquidate all or a material portion of its assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “going-out-of-business” sales of any material portion of its business; or

(m) Loss of Collateral. There occurs any uninsured loss to any material portion of the Fixed Asset Collateral having a value in excess of $75,000,000; or

(n) Indictment. The indictment or institution of any legal process or proceeding against, any Loan Party or any Restricted Subsidiary, under any federal or state criminal statute, rule, regulation, order, or other requirement having the force of law for a felony; or

(o) Guaranty. The termination or attempted termination of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document; or

(p) Subordination; Intercreditor Agreement. (i) The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness, or provisions of the Intercreditor Agreement (or any other intercreditor agreement entered into by the Administrative Agent after the date hereof), any such provisions being referred to as the “Intercreditor Provisions,” shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Indebtedness as a result of any act or omission of any Loan Party or any Restricted Subsidiary; or (ii) any Loan Party or any Restricted Subsidiary shall, directly or indirectly, disavow or contest in any manner (a) the effectiveness, validity or enforceability of any of the Intercreditor Provisions, (b) that the Intercreditor Provisions exist for the benefit of the Secured Parties or (c) in the case of Subordinated Indebtedness, that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party or Restricted Subsidiary, shall be subject to any of the Intercreditor Provisions; or

(q) Maturity of ABL Facility. The maturity of the ABL Facility prior to its originally scheduled maturity date (as a result of the failure of the Borrower or any Restricted Subsidiary to obtain refinancing or otherwise as a result of any act or omission of the Borrower or any Restricted Subsidiary after the Closing Date);

then, and in every such event (other than an event with respect to the Borrower described in Sections 7.01(f) or 7.01(g)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in Sections 7.01(f) or 7.01(g), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and the Administrative Agent and the Collateral Agent shall have the right to take all or any actions and exercise any remedies available under the Loan Documents or applicable law or in equity.

SECTION 7.02. Application of Funds. After the exercise of remedies provided for in this Article VII (or after the Loans have automatically become immediately due and payable as set forth in this Article VII), any amounts received on account of the Obligations shall (subject to the Intercreditor Agreement) be applied by the Administrative Agent in the following order:

first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Collateral Agent and amounts payable under Section 2.20) payable to the Administrative Agent and the Collateral Agent, in their capacities as such;

second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Section 2.20), ratably among them in proportion to the amounts described in this clause second payable to them;

third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, and fees, ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them;

fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause fourth held by them;

fifth, to payment of all other Obligations ratably among the Secured Parties in proportion to the respective amounts described in this clause fifth held by them; and

last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

ARTICLE VIII

The Administrative Agent and the Collateral Agent; Etc.

(a) Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent hereunder and under the other Loan Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Agents and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or Collateral Agent, as applicable, is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to

(i) execute any and all documents (including releases and the Security Documents) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

(b) The Person serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof (subject to securities law and other requirements of applicable law) as if it were not an Agent hereunder and without any duty to account therefor to the Lenders.

(c) Neither Agent shall have any duties or obligations except those expressly set forth herein and in the Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided for herein or in the other Loan Documents); provided that neither Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law and (c) except as expressly set forth herein and in the other Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the Person serving as the Administrative Agent and/or the Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VII or Section 9.08) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final non-appealable judgment. Neither Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender. Neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

(d) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) Each Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Facility as well as activities as Agent. Neither Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(f) Either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (prior to the occurrence of a Specified Event of Default), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 60 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 60th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective (and such Agent shall be discharged from its duties and obligations hereunder) and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent and/or Collateral Agent, as the case may be, with the consent of the Borrower (prior to the occurrence of a Specified Event of Default). Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above). The fees payable by the

Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

(g) Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

(h) Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Joint Lead Arrangers, the Syndication Agent and the Documentation Agent are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Joint Lead Arrangers, the Syndication Agent and the Documentation Agent shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing, neither the Joint Lead Arrangers, the Syndication Agent nor the Documentation Agent in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

(i) In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and Agents under Section 9.05) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same and, in either case, any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to the Lenders, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due such Agent under Section 9.05.

(j) To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment has been made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding Tax to the Internal Revenue Service or any other Governmental Authority, or the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices; Electronic Communications.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Borrower, to it at SUPERVALU Inc., 250 Park Center Boulevard, P.O. Box 20, Boise, Idaho 83706, Attention: Treasurer, Fax: (208) 395-6631, with a copy to SUPERVALU Inc., 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344, Attention: Vice President, Business Law, Fax: (952) 828-4403;

(ii) if to the Administrative Agent, to Credit Suisse AG, Eleven Madison Avenue, New York, New York 10010, Attention: Loan Agency Manager, Fax: (212) 322-2291, Email: agency.loanops@credit-suisse.com;

(iii) if to the Collateral Agent, to Credit Suisse AG, One Madison Avenue, 2nd Floor, New York, New York 10010, Attention: Loan Operations – Boutique Management, Primary Contact: Nirmala Durgana, Tel: (212) 538-3525, Email: list.ops-collateral@credit-suisse.com; and

(iv) if to a Lender, to such Lender at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

(b) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(c) As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the intended recipient’s receipt of the notice or communication, which shall be evidenced by an acknowledgment from the intended recipient (such as by the “delivery receipt” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; provided, further, that if the sender receives an “out-of-office” reply e-mail containing instructions regarding notification to another person in the intended recipient’s absence, such notice or other communication shall be deemed received upon the sender’s compliance with such instructions, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(e) The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the e-mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request, a notice pursuant to Section 2.10, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an e-mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(f) The Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the Term Facility.

(g) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(h) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR

DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(i) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

SECTION 9.02. Survival of Agreement. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03. Binding Effect. This Agreement shall become effective when the Administrative Agent shall have received executed counterparts hereof from each of the Borrower, the Administrative Agent, the Collateral Agent and each Person who is a Lender on the Closing Date.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed) and the Borrower (not to be unreasonably withheld or delayed); provided, however, that (i) the consent of the Borrower shall not be required to any assignment made (x) to a Lender, an Affiliate of a Lender or a Related Fund, (y) in connection with the initial syndication of the Term Facility to Persons identified by the Joint Lead Arrangers to the Borrower prior to the Closing Date or (z) after the occurrence and during the continuance of any Specified Event of Default (provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof), (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (iii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms. Upon acceptance and recording pursuant to Section 9.04(e), from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no

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representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender (solely with respect to any entry relating to such Lender’s Loans and Commitments), at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.04(b), if applicable, and the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this Section 9.04(e).

(f) Each Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) no Lender shall, without the written consent of the Borrower, sell participations in Loans or Commitments to any Competitor of the Borrower, (ii) such Lender’s obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant unless a greater payment results from a Change in Law occurring after such particular participant acquired the applicable participation or the sale of such participation was approved in writing by the Borrower), (v) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing all or substantially all of the value of the Facility Guaranty or all or substantially all of the Collateral) and (v) such Lender shall maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participating interest with respect to the Loans, Commitments or other interests hereunder, which entries shall be conclusive absent manifest error; provided, further, that no Lender shall have any obligation to disclose any portion of such register to any Person except to the extent disclosure is necessary to establish that the Loans, Commitments or other interests hereunder are in registered form for United States federal income tax purposes. To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(j) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent and the Documentation Agent in connection with the syndication of the Term Facility and, all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent, Syndication Agent, the Documentation Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the fees, charges and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent, Syndication Agent, the Documentation Agent or any Lender.

(b) The Borrower agrees to indemnify the Joint Lead Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Documentation Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Term Facility), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Loan Party or any of their respective Affiliates or equity holders) or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by them to the Administrative Agent or the Collateral Agent under Sections 9.05(a) or 9.05(b), each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section 9.08 or release all or substantially all of the value of the Facility Guaranty or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV or (iv) reduce the percentage contained in the definition of “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments on the date hereof); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent.

(c) The Administrative Agent and the Borrower may amend any Loan Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement, the Fee Letters and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT

IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or by other electronic transmission (including “.pdf” or “.tif”) shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction if required to realize upon the Collateral as determined in good faith by the Person bringing such action or proceeding.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 excluding service of process by mail. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel, numbering, administration and settlement service providers and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or required by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as or no less restrictive than those of this Section 9.16, to any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section 9.16, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 9.17. Lender Action; Intercreditor Agreement. (a) Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

(b) Each Lender that has signed this Agreement shall be deemed to have consented to and hereby irrevocably authorizes the Collateral Agent to enter into the Intercreditor Agreement (and including any and all amendments, amendments and restatements, modifications, supplements and acknowledgments thereto) from time to time, and agree to be bound by the provisions thereof.

(c) Notwithstanding anything herein to the contrary, each Lender and the Agents acknowledge that the Lien and security interest granted to the Collateral Agent pursuant to the Security Documents and the exercise of any right or remedy by the Collateral Agent thereunder, are subject to the provisions of the Intercreditor Agreement. In the event of a conflict or any inconsistency between the terms of the Intercreditor Agreement and the Security Documents, the terms of the Intercreditor Agreement shall prevail.

SECTION 9.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.19. No Fiduciary Duty. The parties hereto hereby acknowledge that each Agent, each Joint Lead Arranger, the Syndication Agent, the Documentation Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of any Loan Party, its stockholders and/or their respective Affiliates. The Borrower agrees, on behalf of itself and each other Loan Party, that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Loan Party, its stockholders or their respective Affiliates on the other hand. The Borrower acknowledges and agrees, on behalf of itself and each other Loan Party, that (a) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other hand, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party.

The Borrower acknowledges and agrees, on behalf of itself and each other Loan Party, that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees, on behalf of itself and each other Loan Party, that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Loan Party, in connection with such transaction or the process leading thereto.

SECTION 9.20. Collateral and Guarantee Matters. Each of the Lenders irrevocably authorizes the Collateral Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Collateral under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent, unasserted indemnification obligations) (the occurrence of the events described in this clause (i), the “Discharge of Obligations”), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document and, in the case of any Lien on any Real Estate Collateral Property, which sale or other disposition is made in accordance with the requirements of Section 9.21, (iii) in connection with a release permitted by and in accordance with Section 9.21 or (iv) subject to Section 9.08, if approved, authorized or ratified in writing by the Required Lenders; and

(b) to release any Guarantor from its obligations under each of the Security Agreement and the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.20. In each case as specified in this Section 9.20, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.20.

The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 9.21. Substitution, Release and Addition of Fixed Asset Collateral. Subject to the terms and conditions of this Section 9.21 and the requirements of Section 5.25 (including the limitations set forth therein), the Borrower may, after the Closing Date, (i) substitute one or more fee-owned or ground leased Real Estate sites (and the Equipment located thereon owned by the Borrower or any of its Subsidiaries) as Fixed Asset Collateral (each, a “Substitute Property”) in lieu of any one or more Real Estate Collateral Properties and the Related Real Estate Collateral located thereon (each, a “Replaced Property”), whether or not the requirements of Section 5.25 have been satisfied with respect to such Replaced Property (provided that no such substitution shall affect the amount of time permitted for taking any action in accordance with Section 5.25) (each such substitution, to the extent the requirements of Section 5.25 have not been satisfied with respect to such Replaced Property, a “Fixed Asset Collateral List Substitution” and, to the extent such requirements have been satisfied, a “Fixed

Asset Collateral Substitution”), (ii) request that the Collateral Agent release its Lien on any Real Estate Collateral Property and the Related Real Estate Collateral located thereon (each, a “Release Property”) and, with respect to such Replaced Property or Release Property, to the extent the relevant requirements of this Section 9.21 are satisfied, the Collateral Agent shall release such Lien in accordance with Section 9.20 (each, a “Fixed Asset Collateral Release”) or (iii) add one or more fee-owned or ground leased Real Estate sites (and the Equipment located thereon owned by the Borrower or any of its Subsidiaries) (each, an “Additional Property”) as Fixed Asset Collateral (each, a “Fixed Asset Collateral Addition”); provided that the following conditions have been satisfied:

(a) In the case of a Fixed Asset Collateral List Substitution, (i) the Administrative Agent shall have received at least 15 Business Days’ prior written notice thereof (or such shorter notice as may be approved by the Administrative Agent) identifying the proposed Substitute Property and Replaced Property, (ii) if such Substitute Property has not been previously Valued, the Administrative Agent shall have received a New Valuation of such Substitute Property within 10 Business Days of receiving the notice described in clause (i) above, (iii) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (iv) the Administrative Agent shall have received a Restated Collateral List after giving effect thereto, (v) the aggregate Value of the Fixed Asset Collateral set forth on such Restated Collateral List and after giving effect to the Concentration Limits shall not be less than the Required Collateral Amount and (vi) the Administrative Agent shall have received an officer’s certificate of a Responsible Officer of the Borrower (A) certifying that the requirements set forth in the foregoing clauses (i) through (v) have been satisfied and (B) setting forth in reasonable detail the calculations described in clause (v), all in form and substance reasonably satisfactory to the Administrative Agent.

(b) In the case of a Fixed Asset Collateral Substitution, (i) the requirements set forth in Sections 9.21(a)(i) and 9.21(a)(iii) through 9.21(a)(vi) above shall have been satisfied, (ii) if the New Valuation Conditions are satisfied with respect to such Substitute Property, (at the request of the Administrative Agent if such Substitute Property has been previously Valued) the Administrative Agent shall have received a New Valuation of such Substitute Property to the extent requested by the Administrative Agent within 10 Business Days of receiving the notice described in Section 9.21(a)(i) above, (iii) the Fixed Asset Collateral Requirements shall have been satisfied with respect to the applicable Substitute Property and (iv) at the request of the Administrative Agent, the Administrative Agent shall have received (A) a certificate of the Borrower of the type described in Section 4.01(h)(ii) and (B) (x) a certificate of a Responsible Officer of the Borrower in substantially the form of the certificate required to be delivered pursuant to Section 4.01(r) and (y) a customary no conflicts opinion from Borrower’s counsel, in each case in form and substance satisfactory to the Administrative Agent, certifying and opining, respectively, that the grants of security interests in the Fixed Asset Collateral on the Restated Collateral List (after giving effect to such Fixed Asset Collateral Substitution) will not violate any of the ASC Indenture, the New Albertson’s Indenture or the SVU Indenture or trigger any of the equal and ratable sharing provisions thereof.

(c) In the case of a Fixed Asset Collateral Release, (i) the Administrative Agent shall have received at least 15 Business Days’ prior written notice thereof (or such shorter notice as may be approved by the Administrative Agent) identifying the proposed Release Property,

(ii) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (iii) the Administrative Agent shall have received a Restated Collateral List after giving effect thereto, (iv) the aggregate Value of the Fixed Asset Collateral set forth on such Restated Collateral List and after giving effect to the Concentration Limits shall not be less than the Required Collateral Amount and (v) the Administrative Agent shall have received an officer’s certificate of a Responsible Officer of the Borrower (A) certifying that the requirements set forth in the foregoing clauses (i) through (iv) have been satisfied and (B) setting forth in reasonable detail the calculations described in clause (iv), all in form and substance reasonably satisfactory to the Administrative Agent.

(d) In the case of a Fixed Asset Collateral Addition, (i) the Administrative Agent shall have received at least 15 Business Days’ prior written notice thereof (or such shorter notice as may be approved by the Administrative Agent) identifying the proposed Additional Property, (ii) if the New Valuation Conditions are satisfied with respect to such Additional Property, (at the request of the Administrative Agent if such Additional Property has been previously Valued) the Administrative Agent shall have received a New Valuation of such Additional Property to the extent requested by the Administrative Agent within 10 Business Days of receiving the notice described in clause (i) above, (iii) the Administrative Agent shall have received a Restated Collateral List after giving effect thereto, (iv) the Fixed Asset Collateral Requirements shall have been satisfied with respect to the applicable Additional Property, (v) the Administrative Agent shall have received an officer’s certificate of a Responsible Officer of the Borrower (A) certifying that the requirements set forth in the foregoing clauses (i) through (iv) have been satisfied and (B) setting forth in reasonable detail the calculations described in clause (iv), all in form and substance reasonably satisfactory to the Administrative Agent and (vi) at the request of the Administrative Agent, the Administrative Agent shall have received (x) a certificate of a Responsible Officer of the Borrower in substantially the form of the certificate required to be delivered pursuant to Section 4.01(r) and (y) a customary no conflicts opinion from Borrower’s counsel, in each case in form and substance satisfactory to the Administrative Agent, certifying and opining, respectively, that the grants of security interests in the Fixed Asset Collateral on the Restated Collateral List (after giving effect to such Fixed Asset Collateral Addition) will not violate any of the ASC Indenture, the New Albertson’s Indenture or the SVU Indenture or trigger any of the equal and ratable sharing provisions thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SUPERVALU INC.

By:	/s/ Sherry M. Smith
Name:	Sherry M. Smith
Title:	Executive Vice President and Chief Financial Officer

CHAMPLIN 2005 L.L.C.
By:	SUPERVALU INC., its sole member

By:	/s/ John F. Boyd
Name:	John F. Boyd
Title:	Vice President and Treasurer

SAVE-A-LOT TYLER GROUP, LLC

By:	/s/ Nancy C. Santana
Name:	Nancy C. Santana
Title:	Vice President, General Counsel and Secretary

137

MORAN FOODS, LLC

By:	/s/ Nancy C. Santana
Name:	Nancy C. Santana
Title:	Secretary and Vice President

SHAW’S REALTY TRUST

By:	/s/ John F. Boyd
Name:	John F. Boyd
Title:	Trustee

SHAW’S SUPERMARKETS, INC.

By:	/s/ John F. Boyd
Name:	John F. Boyd
Title:	Vice President and Treasurer

GUARANTORS:

ABS FINANCE CO., INC. ACME MARKETS, INC. ADVANTAGE LOGISTICS-SOUTHEAST, INC. AMERICAN DRUG STORES LLC AMERICAN PARTNERS, L.P.
By:	American Drug Stores LLC, its general partner and managing general partner
AMERICAN STORES COMPANY, LLC
By:	New Albertson’s, Inc., its sole member
ASP REALTY, INC. BUTSON’S ENTERPRISES, INC. FF ACQUISITION, L.L.C. FOODARAMA LLC JETCO PROPERTIES, INC. JEWEL COMPANIES, INC. JEWEL FOOD STORES, INC. LUCKY STORES LLC
By:	New Albertson’s, Inc., the sole member of American Stores Company, LLC, its sole member

NEW ALBERTSON’S, INC.

RICHFOOD, INC.

RICHFOOD HOLDINGS, INC.

RICHFOOD PROCUREMENT, L.L.C.

SCOTT’S FOOD STORES, INC.

SFW HOLDING CORP.

SFW LICENSING CORP.

SHAW EQUIPMENT CORPORATION

SHAW’S REALTY CO.

SHOP ‘N SAVE ST. LOUIS, INC.

SHOP ‘N SAVE WAREHOUSE FOODS, INC.

SHOPPERS FOOD WAREHOUSE CORP.

SSM HOLDINGS COMPANY

STAR MARKETS COMPANY, INC.

STAR MARKETS HOLDINGS, INC.

SUPER RITE FOODS, INC.

SUPERMARKET OPERATIONS OF AMERICA, INC

SUPERVALU HOLDINGS, INC.

SUPERVALU HOLDINGS - PA LLC

By:	SUPERVALU Holdings, Inc., its sole member
SUPERVALU PHARMACIES, INC. SVH REALITY, INC. W. NEWELL & CO., LLC

By:	/s/ John F. Boyd
Name:	John F. Boyd
Title:	Vice President and Treasurer

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Christopher Reo Day
Name: Christopher Reo Day
Title: Vice President

By:	/s/ Sanja Gazahi
Name: Sanja Gazahi
Title: Associate

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ritam Bhalla
Name: Ritam Bhalla
Title: Director

Signature Page to Term Loan Credit Agreement

SCHEDULES TO CREDIT AGREEMENT

This document constitutes the Schedules referred to in the CREDIT AGREEMENT (“Agreement”) entered into as of August 30, 2012, among SUPERVALU INC., a Delaware corporation (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I) and CREDIT SUISSE AG (“Credit Suisse”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders, and contains information referenced in the Agreement, including certain disclosures and exceptions to the representations and warranties of the Borrower and Guarantors made in the Agreement. Capitalized terms used in these Schedules but not otherwise defined herein shall have the same meanings ascribed to such terms in the Agreement.

The numbered sections and subsections referenced in these Schedules correspond to the numbered sections and subsections of the Agreement. The headings in these Schedules are for reference purposes only. Any matter disclosed in any section or subsection of these Schedules shall be deemed to respond to the related section or subsection of the Agreement and any other sections or subsections of the Agreement or these Schedules where the applicability of such disclosure is reasonably discernible, even if there is no cross-reference in such section or sub-section to such other sections or subsections. To the extent a disclosure in these Schedules makes reference to or describes a provision of any agreement or other document, such reference or description is qualified in its entirety by the actual terms and provisions of such agreement or other document. Agreements and documents referenced within an agreement or document disclosed herein shall not be deemed to be disclosed pursuant to these Schedules unless specifically referred to in these Schedules.

The fact that any item of information is disclosed in these Schedules shall not be construed as an admission of liability with respect to the matters covered by such information. No implication should be drawn that any information provided in these Schedules is necessarily material or otherwise required to be disclosed, or that the inclusion of such information establishes or implies a standard of materiality, a standard for what is or is not a Material Adverse Effect or any other standard contrary to that set forth in the Agreement. No disclosure in these Schedules relating to any possible breach, violation of, or noncompliance with, any Law or contract or other topic to which such disclosure is applicable shall be construed as an admission or indication that any such breach, violation or noncompliance exists or has actually occurred. These Schedules are qualified in their entirety by reference to the specific provisions of the Agreement and the representations, warranties, covenants and agreements to which the disclosures herein pertain and to the extent these Schedules modify such representations, warranties, covenants or agreements of the Borrowers and the Guarantors, it shall become a part of and be read together with the representations, warranties, covenants or agreements of the Borrowers and the Guarantors contained in the Agreement.

The information contained herein is in all events subject to Section 9.16 of the Agreement.

SCHEDULE 2.01

Lenders and Commitments

Lender	Commitment
Credit Suisse AG, Cayman Islands Branch	$850,000,000
Total:	$850,000,000

SCHEDULE 3.01

Organizational Information of Loan Parties

Name	Type	State	Org #	FEIN
1. ABS Finance Co., Inc.	Corporation	Delaware	3607564	[***]
2. Acme Markets, Inc.	Corporation	Delaware	2112922	[***]
3. Advantage Logistics—Southeast, Inc.	Corporation	Alabama	168-431	[***]
4. American Drug Stores LLC	LLC	Delaware	4164700	[***]
5. American Partners, L.P.	Limited Partnership	Indiana	LP97120028	[***]
6. American Stores Company, LLC	LLC	Delaware	0631128	[***]
7. ASP Realty, Inc.	Corporation	Delaware	4165120	[***]
8. Butson’s Enterprises, Inc.	Corporation	New Hampshire	005800	[***]
9. Champlin 2005 L.L.C.	LLC	Delaware	3928464	[***]
10. FF Acquisition, L.L.C.	LLC	Virginia	S023920-4	[***]
11. Foodarama LLC	LLC	Delaware	2053114	[***]
12. Jetco Properties, Inc.	Corporation	Delaware	0517105	[***]
13. Jewel Companies, Inc.	Corporation	Delaware	2065113	[***]
14. Jewel Food Stores, Inc.	Corporation	Ohio	12065	[***]
15. Lucky Stores LLC	LLC	Ohio	E0404972006-3	[***]
16. Moran Foods, LLC	LLC	Missouri	LC1235424	[***]
17. New Albertson’s, Inc.	Corporation	Ohio	4080403	[***]
18. Richfood Holdings, Inc.	Corporation	Delaware	3051876	[***]
19. Richfood, Inc.	Corporation	Virginia	0043962-0	[***]
20. Richfood Procurement, L.L.C.	LLC	Virginia	S031919-6	[***]
21. Save-A-Lot Tyler Group, LLC	LLC	Missouri	LC0035762	[***]
22. Scott’s Food Stores, Inc.	Corporation	Indiana	1991110292	[***]
23. SFW Holding Corp.	Corporation	Delaware	2704081	[***]
24. SFW Licensing Corp.	Corporation	Delaware	2403136	[***]
25. Shaw Equipment Corporation	Corporation	Massachusetts	046043962	[***]
26. Shaw’s Realty Co.	Corporation	Maine	19550100D	[***]
27. Shaw’s Realty Trust	Business Trust	Massachusetts	T00004310	[***]
28. Shaw’s Supermarkets, Inc.	Corporation	Massachusetts	041123420	[***]
29. Shop ‘N Save St. Louis, Inc.	Corporation	Missouri	00473225	[***]
30. Shop ‘N Save Warehouse Foods, Inc.	Corporation	Missouri	00243351	[***]
31. Shoppers Food Warehouse Corp.	Corporation	Ohio	1825906	[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

32. SSM Holdings Company	Corporation	Delaware	3007528	[***]
33. Star Markets Company, Inc.	Corporation	Massachusetts	043243710	[***]
34. Star Markets Holdings, Inc.	Corporation	Massachusetts	043244277	[***]
35. Super Rite Foods, Inc.	Corporation	Delaware	2019543	[***]
36. Supermarket Operators of America Inc.	Corporation	Delaware	0849965	[***]
37. SUPERVALU Holdings, Inc.	Corporation	Missouri	00101405	[***]
38. SUPERVALU Holdings—PA LLC	LLC	Pennsylvania	2893444	[***]
39. SUPERVALU INC.	Corporation	Delaware	194304	41-0617000
40. SUPERVALU Pharmacies, Inc.	Corporation	Minnesota	4X-214	[***]
41. SVH Realty, Inc.	Corporation	Delaware	2694033	[***]
42. W. Newell & Co., LLC	LLC	Delaware	3932547	[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE 3.06

Litigation

•

In September 2008, a class action complaint was filed against the Company, as well as International Outsourcing Services, LLC (“IOS”), Inmar, Inc., Carolina Manufacturer’s Services, Inc., Carolina Coupon Clearing, Inc. and Carolina Services, in the United States District Court in the Eastern District of Wisconsin. The plaintiffs in the case are a consumer goods manufacturer, a grocery co-operative and a retailer marketing services company who allege on behalf of a purported class that the Company and the other defendants (i) conspired to restrict the markets for coupon processing services under the Sherman Act and (ii) were part of an illegal enterprise to defraud the plaintiffs under the Federal Racketeer Influenced and Corrupt Organizations Act. The plaintiffs seek monetary damages, attorneys’ fees and injunctive relief. The Company intends to vigorously defend this lawsuit, however all proceedings have been stayed in the case pending the result of the criminal prosecution of certain former officers of IOS.

SCHEDULE 3.08(B)

Owned Real Estate

I.	Condemnation Proceedings

1. Property ID # 6158A01. The City of La Habra is in the preliminary stages of widening the intersection of Whittier & Beach Blvd. to improve traffic flow.

2. Property ID # 577A01. The Oregon Department of Transportation sent an information request regarding a temporary construction easement with respect to property 577A01. The information request was completed and returned to the Department of Transportation.

II.	Owned Real Estate

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE 3.08(C)

Leases

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE 3.09

Environmental Matters

None.

SCHEDULE 3.10

Insurance

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE 3.13

Subsidiaries; Other Equity Investments

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE 3.17

Intellectual Property Matters

None.

SCHEDULE 3.21(A)

Demand Deposit Accounts

(See attached)

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE 3.21(B)

Credit Card Arrangements

EFT Services and License Agreement dated March 27, 1997, between BUYPASS Corporation and SUPERVALU INC., as amended.

Agreement for American Express Card Acceptance/Supermarket dated May 3, 1996, between American Express Travel Related Services Company, Inc., and American Stores Company, as amended.

Agreement for American Express Card Acceptance/Supermarket dated July 9, 1996, between American Express Travel Related Services Company, Inc., and Albertson’s, Inc., as amended.

Agreement for American Express Card Acceptance/Supermarket dated October 29, 1999, between American Express Travel Related Services Company, Inc., and SUPERVALU Holdings, Inc., as amended.

Merchant Services Agreement effective as of October 1, 2006, between Discover Financial Services LLC and SUPERVALU INC., as amended.

Cash Over Amendment to Merchant Services Agreement dated July 15, 2011, between DFS Services LLC and SUPERVALU INC.

Promotional Merchant Fee Letter Agreement dated December 22, 2008, between DFS Services LLC and SUPERVALU INC., as amended by letter agreement dated August 1, 2011, between the parties.

Visa Promotional Agreement dated as of October 1, 2011, between Visa U.S.A. Inc. and SUPERVALU INC.

SCHEDULE 5.02

Financial and Collateral Reports

In addition to the other materials and information required to be provided pursuant to the terms of the Credit Agreement, the Loan Parties shall provide Administrative Agent, on the applicable day specified below, the following documents (each in such form and detail as the Administrative Agent from time to time may specify):

1.

[On (i) the tenth (10th) day of each Fiscal Period (or, if such day is not a Business Day, on the next succeeding Business Day) or (ii) on the fourth Business day of each week as of the closing of business on the immediately preceding week, upon the occurrence and during the continuation of an Accelerated Borrowing Base Delivery Event, supporting source documents for the Borrowing Base Certificate delivered in accordance with Section 6.02(a)(ii) of the Credit Agreement.]

2.	Within fifteen (15) days of the end of each Fiscal Period for the immediately preceding Fiscal Period:

(a)	Statement of store activity for the Borrower and its Restricted Subsidiaries on a Consolidated basis in form reasonably acceptable the Administrative Agent; and

(b)	Reconciliation of the stock ledger to the general ledger and the calculation of Excess Availability.

Capitalized terms used herein and not defined herein shall have the meanings specified in the Credit Agreement.

SCHEDULE 6.01

Existing Liens

	State	Debtor	Secured Party	Filing Information	Collateral

1.	DE	Acme Markets, Inc.	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 20072041142 Filed: 5/31/2007 Lapse Date: 5/31/2017 Full Assignment File No. 20072193430 Filed: 6/11/2007 Continuation File No. 20121691320 Filed: 5/1/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

2.	DE	Acme Markets, Inc.	American Greetings Corporation	File No. 20100806301 Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

3.	DE	Acme Markets, Inc.	American Bank Note Company, as Agent for the United States Postal Service	File No. 20120703134 Filed: 2/8/2012 Lapse Date: 2/8/2017	The Consigned Goods are all USPS postage delivered to Consignee for sale to the public from all establishments maintained by Consignee, including, but not limited to, First Class postage, etc.

4.	DE	American Drug Stores LLC	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 20072040995 Filed: 5/31/2007 Lapse Date: 5/31/2017 Full Assignment File No. 20072193406 Filed: 6/11/2007 Continuation File No. 20121691312 Filed: 5/1/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

5.	IN	American Partners, L.P.	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 200700005307458 Filed: 6/1/2007 Lapse Date: 6/1/2017 Full Assignment File No. 200700005676801 Filed: 6/12/2007 Continuation File No. 201200004698971 Filed: 5/17/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

6.	IN	American Partners, LP	American Bank Note Company, as Agent for the United States Postal Service	File No. 201200001181006 Filed: 2/7/2012 Lapse Date: 2/7/2017	The Consigned Goods are all USPS postage delivered to Consignee for sale to the public from all establishments maintained by Consignee, including, but not limited to, First Class postage, etc.

7.	DE	American Store Company, LLC Note Debtor name	American Bank Note Company, as Agent for the United States Postal Service	File No. 20120703092 Filed: 2/8/2012 Lapse Date: 2/8/2017	The Consigned Goods are all USPS postage delivered to Consignee for sale to the public from all establishments maintained by Consignee, including, but not limited to, First Class postage, etc.

8.	VA	FF Acquisition, L.L.C.	American Bank Note Company, as Agent for the United States Postal Service	File No. 02092373445 Filed: 9/23/2002 Lapse Date: 9/23/2012 Continuation File No. 07070670920 Filed: 7/6/2007	The Consigned Goods are all USPS postage delivered to Consignee for sale to the public from all establishments maintained by Consignee, including, but not limited to, First Class postage, etc.

9.	VA	FF Acquisition, L.L.C.	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 07060170106 Filed: 6/1/2007 Lapse Date: 6/1/2017 Full Assignment File No. 07062574267 Filed: 6/25/2007 Continuation File No. 12051839419 Filed: 5/18/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

10.	VA	FF Acquisition, L.L.C.	American Greetings Corporation	File No. 10031072883 Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

11.	DE	Foodarama LLC	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 20072040847 Filed: 5/31/2007 Lapse Date: 5/31/2017 Full Assignment File No. 20072193380 Filed: 6/11/2007 Continuation File No. 20121691411 Filed: 5/1/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

12.	OH	Jewel Food Stores, Inc.	American Greetings Corporation	File No. OH00140731391 Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

13.	OH	Jewel Food Stores, Inc.	Papyrus-Recycled Greetings, Inc.	File No. OH00159406727 Filed: 6/26/2012 Lapse Date: 6/26/2017	Inventory sold or delivered by Secured Party to Debtor on a scan based trading and consignment basis, etc.

14.	NY	Jewel Food Stores, Inc.	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 200705310436751 Filed: 5/31/2007 Lapse Date: 5/31/2017 Full Assignment File No. 200706140480356 Filed: 6/14/2007 Continuation File No. 201205175578567 Filed: 5/17/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

15.	[MO	Moran Foods, Inc	General Electric Company, GE Lighting	File No. 20020106084E Filed: 9/23/2002 Lapse Date: 9/23/2012 Continuation File No. 20070079559F Filed: 7/3/2007	Inventory consisting of lamps and light bulbs, etc. sold or consigned to the Debtor by Secured Party, accounts receivable, contract rights, etc. now or hereafter arising from the sale consignment or other transfer by the Debtor of said Inventory, etc.]

16.	[MO	Moran Foods, Inc	General Electric Company, GE Lighting	File No. 20020111110M Filed: 10/7/2002 Lapse Date: 10/7/2012 Continuation File No. 20070079562K Filed: 7/3/2007	Inventory consisting of lamps and light bulbs, etc. sold or consigned to the Debtor by Secured Party, accounts receivable, contract rights, etc. now or hereafter arising from the sale consignment or other transfer by the Debtor of said Inventory, etc.]

17.	OH	New Albertson’s, Inc.	American Greetings Corporation	File No. OH00140731280 Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

18.	OH	New Albertsons Inc	Timepayment Corporation	File No. OH00149175411 Filed: 4/1/2011 Lapse Date: 4/1/2016	[Specific equipment]

19.	OH	New Albertsons Inc	Timepayment Corporation	File No. OH00149320107 Filed: 4/7/2011 Lapse Date: 4/7/2016	[Specific equipment]

20.	DE	New Albertson’s, Inc. Albertson’s, Inc.	Fleet Business Credit, LLC	File No. 43024587 Filed: 10/27/2004 Lapse Date: 10/27/2014 Debtor Amendment File No. 64064994 Filed: 11/21/2006 Continuation File No. 20092156427 Filed: 7/6/2009	[Specific equipment]

21.	DE	New Albertson’s, Inc.	C&S Wholesale Grocers, Inc.

File No. 20072040714

Filed: 5/31/2007

Lapse Date: 5/31/2017

Full Assignment

File No. 20072193349

Filed: 6/11/2007

Full Assignment

File No. 20091745709

Filed: 5/21/2009

Continuation

File No. 20120464315

Filed: 2/6/2012

The Pharmacy Receivables, all Related Security, all Collections, etc.

22.	DE	New Albertson’s, Inc.	NCR Corporation	File No. 20093802102 Filed: 11/30/2009 Lapse Date: 11/30/2014	All products, including without limitations, equipment, components, software, deliverables and supplies, whether now or hereafter acquired, which are acquired (directly or indirectly) from NCR Corporation and/or the acquisition of which is financed by NCR Corporation, and all proceeds.

23.	MA	Shaw’s Supermarkets, Inc.	United States Trust Co.	File No. 84483682 Filed: 11/8/1984 Lapse Date: [Unknown – documents are illegible] Continuation File No. 84483682 Filed: 11/8/1984	[Illegible]

24.	MA	Shaw’s Supermarkets, Inc.	American Bank Note Company, as Agent for the United States Postal Service	File No. 200102512720 Filed: 5/21/2001 Lapse Date: 5/21/2016 Continuation File No. 200648264950 Filed: 5/22/2006 Continuation File No. 201186301530 Filed: 3/4/2011	The Consigned Goods are all USPS postage delivered to Consignee for sale to the public from all establishments maintained by Consignee, including, but not limited to, First Class postage, etc.

25.	MA	Shaw’s Supermarkets, Inc.	American Bank Note Company, as Agent for the United States Postal Service	File No. 200318685270 Filed: 2/28/2003 Lapse Date: 2/28/2013 Continuation File No. 200862639170 Filed: 1/18/2008	The Consigned Goods are all USPS postage delivered to Consignee for sale to the public from all establishments maintained by Consignee, including, but not limited to, First Class postage, etc.

26.	MA	Shaw’s Supermarkets, Inc.	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 200757281080 Filed: 5/31/2007 Lapse Date: 5/31/2017 Full Assignment File No. 200757558100 Filed: 6/12/2007 Continuation File No. 201295533370 Filed: 5/2/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

27.	MA	Shaw’s Supermarkets, Inc.	American Greetings Corporation	File No. 201078861270 Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

28.	MO	Shop ‘N Save St. Louis, Inc.	American Bank Note Company, as Agent for the United States Postal Service	File No. 20020105970H Filed: 9/23/2002 Lapse Date: 9/23/2012 Continuation File No. 20070079880B Filed: 7/6/2007	The Consigned Goods are all USPS postage delivered to Consignee for sale to the public from all establishments maintained by Consignee, including, but not limited to, First Class postage, etc.

29.	MO	Shop ‘n Save Warehouse Foods Inc	American Bank Note Company, as Agent for the United States Postal Service	File No. 4176312 Filed: 6/15/2001 Lapse Date: 6/15/2016 Continuation File No. 20060066189K Filed: 6/14/2006 Continuation File No. 20110062748B Filed: 6/7/2011	The Consigned Goods are all USPS postage delivered to Consignee for sale to the public from all establishments maintained by Consignee, including, but not limited to, First Class postage, etc.

30.	MO	Shop ‘N Save Warehouse Foods, Inc.	American Greetings Corporation	File No. 20100025327C Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

31.	OH	Shoppers Food Warehouse Corp.	American Greetings Corporation	File No. OH00140730723 Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

32.	MA	Star Markets Company, Inc.	American Greetings Corporation	File No. 201078861090 Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

33.	DE	Supermarket Operators of America Inc.	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 63975844 Filed: 11/14/2006 Lapse Date: 11/14/2016 Continuation File No. 20113580886 Filed: 9/19/2011	The Receivables, all Related Security, all Collections, etc.

34.	DE	Supermarket Operators of America Inc.	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 20072039773 Filed: 5/31/2007 Lapse Date: 5/31/2017 Continuation File No. 20121927294 Filed: 5/2/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

35.	DE	SUPER VALU, Inc Coon Rapids 2002, LLC Williston Corp	Fifth Third Bank	File No. 31760613 Filed: 6/3/2003 Lapse Date: 6/3/2013 Continuation File No. 20080282937 Filed: 1/24/2008	All of Debtor’s right, title and interest to various items of furniture, fixtures, equipment, etc. installed at 2050 Northdale Blvd., Coon Rapids, MN, etc.

36.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20073461901 Filed: 9/12/2007 Lapse Date: 9/12/2012	[Specific equipment]

37.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20074524020 Filed: 11/29/2007 Lapse Date: 11/29/2012	[Specific equipment]

38.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20074868013 Filed: 12/26/2007 Lapse Date: 12/26/2012	[Specific equipment]

39.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20080895555 Filed: 3/13/2008 Lapse Date: 3/13/2013 Collateral Amendment File No. 20080999456 Filed: 3/21/2008	[Specific equipment]

40.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20081416633 Filed: 4/23/2008 Lapse Date: 4/23/2013	[Specific equipment]

41.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20081974151 Filed: 6/10/2008 Lapse Date: 6/10/2013	[Specific equipment]

42.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20081974219 Filed: 6/10/2008 Lapse Date: 6/10/2013	[Specific equipment]

43.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20081996477 Filed: 6/11/2008 Lapse Date: 6/11/2013	[Specific equipment]

44.	DE	SUPERVALU, Inc.	American Color Graphics, Inc.	File No. 20082237202 Filed: 6/30/2008 Lapse Date: 6/30/2013	[Specific equipment]

45.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20082839361 Filed: 8/20/2008 Lapse Date: 8/20/2013	[Specific equipment]

46.	DE	SUPERVALU Inc.	MassMutual Asset Finance LLC

File No. 20082840617

Filed: 8/20/2008

Lapse Date: 8/20/2013

Secured Party Amendment

File No. 20083388772

Filed: 10/7/2008

Secured Party Amendment

File No. 20083394192

Filed: 10/7/2008

Partial Assignment

File No. 20083395132

Filed: 10/7/2008

Full Assignment

File No. 20083436589

Filed: 10/10/2008

[Specific equipment]

47.	DE	SUPERVALU Inc	Teradata Operations, Inc.	File No. 20090427317 Filed: 2/9/2009 Lapse Date: 2/9/2014	All products, equipment, etc. acquired from Secured Party and all proceeds, etc.

48.	DE	SUPERVALU Inc.	National City Commercial Capital Company, LLC	File No. 20091208096 Filed: 4/7/2009 Lapse Date: 4/7/2014	[Specific equipment]

49.	DE	SUPERVALU Inc.	National City Commercial Capital Company, LLC	File No. 20091208195 Filed: 4/7/2009 Lapse Date: 4/7/2014	[Specific equipment]

50.	DE	SUPERVALU Inc	NCR Corporation	File No. 20092513429 Filed: 8/5/2009 Lapse Date: 8/5/2014	All products, including without limitations, equipment, components, software, deliverables and supplies, whether now or hereafter acquired, which are acquired (directly or indirectly) from NCR Corporation and/or the acquisition of which is financed by NCR Corporation, and all proceeds.

51.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20100447478 Filed: 2/9/2010 Lapse Date: 2/9/2015	[Specific equipment]

52.	DE	SUPERVALU Inc.	American Greetings Corporation	File No. 20100806459 Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

53.	DE	SUPERVALU Inc.	The Bank of Holland	File No. 20102851487 Filed: 8/16/2010 Lapse Date: 8/16/2015 Full Assignment File No. 20102977639 Filed: 8/25/2010	[Specific equipment]

54.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20114575224 Filed: 11/30/2011 Lapse Date: 11/30/2016	[Specific equipment]

55.	DE	SUPERVALU Inc.	Banc of America Leasing & Capital, LLC	File No. 20114575240 Filed: 11/30/2011 Lapse Date: 11/30/2016	[Specific equipment]

56.	DE	SUPERVALU Inc.	Nestle Dreyer’s Ice Cream Company	File No. 20115000438 Filed: 12/20/2011 Lapse Date: 12/20/2016	[Specific consigned products]

57.	DE	SUPERVALU Inc.	Papyrus-Recycled Greetings, Inc.	File No. 20122461111 Filed: 6/26/2012 Lapse Date: 6/26/2017	Inventory sold or delivered by Secured Party to Debtor on a scan based trading and consignment basis, etc.

58.	MO	SUPERVALU Holdings, Inc.	American Bank Note Company, as Agent for the United States Postal Service	File No. 20050068215M Filed: 6/29/2005 Lapse Date: 6/29/2015 Continuation File No. 20100060676K Filed: 6/9/2010	The Consigned Goods are all USPS postage delivered to Consignee for sale to the public from all establishments maintained by Consignee, including, but not limited to, First Class postage, etc.

59.	MO	SUPERVALU Holdings, Inc.	American Greetings Corporation	File No. 20100025328E Filed: 3/10/2010 Lapse Date: 3/10/2015	Inventory sold or delivered by Secured Party or its affiliates to Debtor, etc.

60.	MN	SUPERVALU Pharmacies, Inc.	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 200717007596 Filed: 6/1/2007 Lapse Date: 6/1/2017 Full Assignment File No. 20071713265 Filed: 6/12/2007 Continuation File No. 20122814247 Filed: 5/1/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

61.	DE	SUPERVALU Receivables Funding Corporation	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 63975711 Filed: 11/14/2006 Lapse Date: 11/14/2016 Continuation File No. 20113580910 Filed: 9/19/2011	The Receivables, all Related Security, all Collections, etc.

62.	DE	SUPERVALU Receivables Funding Corporation	Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as Administrative Agent	File No. 20072039393 Filed: 5/31/2007 Lapse Date: 5/31/2017 Continuation File No. 20121927013 Filed: 5/2/2012	The Pharmacy Receivables, all Related Security, all Collections, etc.

Existing Mortgages

Mortgagor	Mortgagee	Address	Amount Secured
New Albertson’s, Inc.	Muguette Leguilloux Steele	104 Military Road, Tacoma, WA 98444	$219,307.04

New Albertson’s, Inc.	Equitable Life Assurance Society of the United States	725 E Huntington Dr, Monrovia, CA 1250 W Main St, West Dundee, IL 60118	$1,768,247.76

Shaw’s Supermarkets, Inc.	TD Bank, N.A.	300 Main Street, Nashua, NH 03060	$18,772,932.62

Capital Lease Obligations as of June 16, 2012

[***]

One or more of the Loan Parties is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Loan Parties could be required to satisfy the obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of the Loan Parties’ assignments among third parties, and various other remedies available, the Loan Parties believe the likelihood that the Loan Parties will be required to assume a material amount of these obligations is remote.

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE 6.02

Existing Investments

I.	Non-Wholly Owned Entities:

[***]

II.	Real Estate Repurchase Obligations

Acquisitions of fuel centers, consisting of interests in real property, together with the improvements and personal property located thereon, pursuant to repurchase obligations pursuant to written agreements in existence on the Closing Date between New Albertson’s, Inc., and certain of its affiliates, and Tesoro Refining and Marketing Company, a Delaware corporation, or its affiliates, and the parties’ respective permitted successors and assigns; provided that the aggregate amount of consideration for all such acquisitions does not exceed $20,000,000.

III.	Investment Policy

SUPERVALU INC.

INVESTMENT GUIDELINES

August 22, 2012

PURPOSE:

To state clearly the responsibility for the investment of surplus cash, the approved types of investments and their maturities.

POLICY STATEMENT:

Cash temporarily not needed for Company operations or to reduce debt will be invested by the Cash Management Team (in Treasury Services), following approval from either the Treasurer, Controller, Vice President—Tax, or Chief Financial Officer. The investments will be of appropriate maturities to meet projected cash requirements of the Company, and will be made according to the following written guidelines. The objectives of such investments will be, in order of importance: safety of principal, liquidity of funds, diversification and investment yield.

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

GUIDELINES:

All surplus Company cash will be forwarded to the parent. Subsidiaries are not authorized to invest cash with outside parties without prior approval from either the Treasurer, Controller or Chief Financial Officer.

APPROVED INVESTMENTS:

1.	U.S. Treasury Securities and general obligations fully guaranteed with respect to principal and interest by the U. S. Government.

2.	Obligations of U.S. Government Agencies (i.e. GNMA’s and FNMA’s).

3.	Commercial paper of prime quality (rated A-1 by Standard and Poor’s and P-1 by Moody’s), purchased through recognized money market dealers (see list of “Authorized Dealers”).

4.	Certificates of Deposit and Time Deposits of Banks and their overseas branches are limited to:

a.	Top 50 worldwide banks as measured by assets, and

b.	Banks rated A—1/AA and/or P—1/Aa or better

5.	Repurchase Agreements, with authorized money market dealers (see list of “Authorized Dealers”) or major banks as defined in item #4, executed against those securities approved for direct purchase (1-4 above). The current market value of the collateral must cover the principal amount of the investment and collateral must be held in our name.

6.	Diversified money market investment funds (see list of “Authorized Money Market Funds”) meeting the following conditions:

a.	AAAm rating from Standard and Poor’s or AAA rating from Moody’s

b.	Total assets of at least $5 billion

c.	Rule 2a-7 compliant

d.	At least three years of history

e.	Previously approved by either the Treasurer, Controller, or Chief Financial Officer

7.	Other investments, including commercial paper rated A-2/P-2, may be allowed from time to time with specific written authorization from the Chief Financial Officer or the Treasurer.

8.	During a period of time where demand deposit accounts (DDA’s) are federally guaranteed by the Temporary Liquitidy Guarantee Program or any other similar FDIC guarantee programs, surplus funds may be held in the company’s DDA accounts at authorized participating depository banks.

9.	Surplus funds may be held at authorized depository banks not participating in guarantee programs described in #8 above to earn the earnings credit rate that meet one of the following requirements:

a.	A Long Term issuer rating no lower than

(i)	A3 from Moody’s or

(ii)	A- from Standard and Poor’s

b.	Market Credit Default Swap (CDS) rate of no greater than 250 basis points

INVESTMENT LIMITATIONS:

1.	All short-term investments shall be denominated in U.S. dollars.

2.	A maximum principal investment of up to:

a.	$50 million per money market fund (determined by CUSIP number)

b.	$25 million per DDA Account

3.	For direct securities purchases, the commitment to any one name will be limited to $10 million with the exception of U.S. Government and U.S. Government Agencies (no limit).

4.	All securities that are purchased will be held in “safekeeping” by the seller or by a Safekeeping Agent (see list of “Authorized Dealers”) named by SUPERVALU INC. who will issue trade confirmation for all transactions.

5.	Maturities for investments are not to exceed 90 days.

AUTHORIZED INSTITUTIONS/ FUNDS:

The following lists include the Authorized Dealers, Authorized Money Market Funds and Authorized Depository Banks that have been approved as part of the investment policy.

Authorized Dealers:

1.	Bank of America

2.	US Bank

3.	Wells Fargo

Authorized Money Market Funds:

1.	JP Morgan Government Fund

2.	Federated Government Obligations Fund

3.	Fidelity Institutional Government Fund

4.	Dreyfus Government Cash Management Fund (BNY Mellon)

5.	Columbia Government Reserves Fund (Bank of America)

6.	First American Government Obligations

7.	Goldman Sachs Financial Square Government Fund

8.	BlackRock Liquidity FedFund Institutional Fund

9.	Western Asset Institutional Government Fund

10.	Funds For Institutions Government Fund (Merrill Lynch)

Authorized Depository Banks Participating in Government Sponsored Guarantee Programs

1.	Bank of America

2.	US Bank

3.	PNC Bank

4.	JP Morgan

5.	Wells Fargo

6.	Northern Trust

7.	Banco Santander (Sovereign)

8.	TCF Bank

9.	Union Bank

10.	Key Bank

Nothing in this Schedule 6.02 modifies any Loan Party’s obligations contained in (i) the proviso at the end of the definition of Permitted Investments or (ii) Section 6.13 of the ABL Credit Agreement.

SCHEDULE 6.03

Existing Indebtedness

Part (a):

	MATURITY	FACE VALUE BALANCE 6/16/2012
SUPERVALU DEBT

SVU NOTES PAYABLE:

DUE 5/15/12	5/15/2012	—
DUE 11/15/14	11/15/2014	489,890,000.00
DUE 5/1/16	5/1/2016	1,000,000,000.00

TOTAL SVU NOTES PAYABLE:		1,489,890,000.00

SVU REVOLVING DEBT:

SECURITIZED A/R FACILITY:
SECURITIZED A/R FACILITY	5/3/2013	130,000,000.00

TOTAL SVU REVOLVING DEBT:		130,000,000.00

SVU MORTGAGES AND OTHER DEBT:

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

SVU MORTGAGES AND OTHER DEBT:		29,551,926.69

ABS NOTES PAYABLE:

UNDERWRITTEN NOTES
DUE 6/15/26	6/15/2026	200,000,000.00
DUE 8/1/29	8/1/2029	650,000,000.00
DUE 5/1/30	5/1/2030	225,000,000.00
DUE 5/1/13	5/1/2013	140,333,000.00
DUE 5/1/31	5/1/2031	400,000,000.00
MEDIUM TERM NOTES: B
DUE 7/30/12	7/30/2012	1,000,000.00
DUE 7/30/12	7/30/2012	5,500,000.00
DUE 7/21/17	7/21/2017	10,000,000.00
DUE 7/21/17	7/21/2017	20,000,000.00
DUE 8/1/17	8/1/2017	6,500,000.00
DUE 7/22/27	7/22/2027	20,000,000.00
DUE 7/23/27	7/23/2027	10,000,000.00
DUE 7/26/27 (29.79 M PUT 7/26/07)	7/26/2027	210,000.00
MEDIUM TERM NOTES: C
DUE 2/13	2/25/2013	16,000,000.00
DUE 2/13	2/25/2013	17,000,000.00
DUE 2/18	2/23/2018	7,500,000.00
DUE 2/28	2/23/2028	43,500,000.00
DUE 4/28	4/10/2028	12,000,000.00
DUE 4/28	4/10/2028	15,000,000.00
DUE 6/28	6/2/2028	6,000,000.00
DUE 6/28	6/1/2028	150,000,000.00

TOTAL ABS NOTES PAYABLE:		1,955,543,000.00

ASC NOTES AND BONDS PAYABLE:

SERIES B MEDIUM TERM NOTES:
DUE 03/2028	3/20/2028	100,000,000.00

ASC BONDS PAYABLE:
DEBENTURES DUE 2017	5/1/2017	95,525,000.00
DEBENTURES DUE 2026	6/1/2026	271,750,000.00
DEBENTURES DUE 2037 (PUT 5/1/09)	5/1/2037	143,000.00

TOTAL ASC NOTES AND BONDS PAYABLE:		467,418,000.00

NEW ALBERTSONS MORTGAGES AND OTHER NOTES:

[***]

TOTAL COMPANY DEBT		4,093,567,864.27

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Part (b):

Existing Letters of Credit

[***]

Commercial Letters of Credit

[***]

Surety Bonds

[***]

Part (c):

Swap Termination Value

[***]

Part (f):

Capital Lease Obligations as of June 16, 2012

Type	Sum of Obligation
[***]	[	***]
Total

One or more of the Loan Parties is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Loan Parties could be required to satisfy the obligations under the leases if any of the assignees are unable to fulfill their lease obligations.

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Due to the wide distribution of the Loan Parties’ assignments among third parties, and various other remedies available, the Loan Parties believe the likelihood that the Loan Parties will be required to assume a material amount of these obligations is remote.

Part (g):

[***]

Part (i):

Financial Guaranties

Retailer Lease Guaranties

[***]

Other Lease Guaranties

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE 6.09

Transactions with Affiliates

Investments in Non-Wholly Owned Entities:

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

SCHEDULE 9.01

Administrative Agent’s Office

Notices for Loan Parties:

SUPERVALU INC.

250 Park Center Boulevard

P.O. Box 20

Boise, ID 83706

Attn: Treasurer

Fax: 208-395-6631

With a copy to:

SUPERVALU INC.

7075 Flying Cloud Drive

Eden Prairie, MN 55344

Attention: Vice President, Business Law

Fax: 952-828-4403

Web Address: http://www.supervaluinvestors.com

Exhibit A

to the Credit Agreement

ADMINISTRATIVE QUESTIONNAIRE

(See attached)

A-1

ADMINISTRATIVE QUESTIONNAIRE

SUPERVALU INC.

Agent Information	Agent Closing Contact
Credit Suisse AG	Jason Golz
Eleven Madison Avenue	Tel: +1 919 994 6378
New York, NY 10010	E-Mail: jason.golz@credit-suisse.com

Agent Wire Instructions
The Bank of New York Mellon
ABA 021000018
Account Name: CS Agency Cayman Account
Account Number: 8900492627

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

• Signing Credit Agreement	☐ Yes	☐ No

• Coming in via Assignment	☐ Yes	☐ No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent:

Lender Domestic Address	Lender Eurodollar Address

1

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

2

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside of the United States, and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include a relevant tax form for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in Section 2.20(e) of the Credit Agreement, the applicable tax form(s) for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. federal tax withholding.

3

Exhibit B

to the Credit Agreement

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the facility identified below (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:	is an Eligible Assignee [and a[n] [Lender/Affiliate of a Lender/Related Fund]][1]

3. Borrower:	SUPERVALU Inc.

4. Administrative Agent:	Credit Suisse AG, as Administrative Agent under the Credit Agreement

5. Credit Agreement:	Term Loan Credit Agreement dated as of August 30, 2012 among SUPERVALU Inc., a Delaware corporation, the Guarantors party thereto, the Lenders parties thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent

[1]	Select as applicable.

6.	Assigned Interest:

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans[2]
$	$	%

[Remainder of page intentionally left blank]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Effective Date:                  , 20            [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

CREDIT SUISSE AG, CAYMAN

ISLANDS BRANCH,

as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to:

SUPERVALU INC.

By:
Name:
Title:][3]

[3]	If required pursuant to Section 9.04(b) of the Credit Agreement.

Annex 1

to Assignment and Acceptance

SUPERVALU INC.

TERM LOAN CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ACCEPTANCE AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment and the outstanding balances of its Loans, without giving effect to assignments thereof that have not become effective, are as set forth in this Assignment and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) except as set forth in clause (a) above, makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto, other than this Assignment (herein, collectively, the “Loan Documents”), (iii) the financial condition of Borrower or any of its Subsidiaries or (iv) the performance or observance by the Borrower or any of its Subsidiaries of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) thereof or delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and (iv) attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, including to the extent required pursuant to Section 2.20(e) of the Credit Agreement, two properly completed originals of Forms W-8BEN, W-8ECI, W-8EXP, W-8IMY or W-9 and, if applicable, a portfolio interest exemption certificate substantially in the form of Exhibit O to the Credit Agreement; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms thereof, together with such powers as are reasonably incidental thereto.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

Exhibit C

to the Credit Agreement

FORM OF BORROWING REQUEST

Credit Suisse AG, as Administrative Agent

        for the Lenders referred to below

Eleven Madison Avenue

New York, NY 10010

Attention of [            ]

[Date]

Ladies and Gentlemen:

The undersigned, SUPERVALU INC., a Delaware corporation (the “Borrower”), refers to that certain Term Loan Credit Agreement, dated as of August 30, 2012 (as may be amended, restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors party thereto, the Lenders party thereto (the “Lenders”) and CREDIT SUISSE AG, as Administrative Agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and Collateral Agent for the Secured Parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the terms on which such Borrowing is requested to be made:

(A) Date of Borrowing (which is a Business Day):

(B) Principal Amount of Borrowing:

(C) Class of Borrowing:[4]

(D) Type of Borrowing:[5]

(E) Interest Period and the last day thereof:[6]

(F) Funds are requested to be disbursed to the Borrower’s account with: (Account No. ).

[4]	Specify Borrowing of Loans or Borrowing of Incremental Loans
[5]	Specify Eurodollar Borrowing or ABR Borrowing.
[6]	Applicable only for Eurodollar Borrowings and shall be subject to the definition of “Interest Period” and Section 2.02 of the Credit Agreement and end not later than the Maturity Date.

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Borrowing Request and on the date of the related Borrowing, the conditions to lending specified in Sections 4.01(b) and 4.01(c) of the Credit Agreement have been satisfied.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Request to be duly executed and delivered by its officer as of the date first above written.

SUPERVALU INC.

By:
Name:
Title:

Exhibit D

to the Credit Agreement

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he or she is the [            ]7 of SUPERVALU Inc. (the “Borrower”), and certifies on behalf of the Borrower, and not in his or her individual capacity, as follows:

I have reviewed the terms of the Term Loan Credit Agreement, dated as of August 30, 2012 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors party thereto, the Lenders party thereto from time to time and Credit Suisse AG, as Administrative Agent for the Lenders (in such capacity, including any successor thereto, the “Administrative Agent”) and Collateral Agent for the Secured Parties, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

Terms defined in the Credit Agreement and not otherwise defined in this Compliance Certificate (this “Compliance Certificate”) shall have the meanings assigned to such terms in the Credit Agreement. Section references herein relate to the Credit Agreement unless stated otherwise. In the event of any conflict between the calculations set forth in this Compliance Certificate and the manner of calculation required by the Credit Agreement, the terms of the Credit Agreement shall govern and control.

The examinations described in the second paragraph above did not disclose the existence of any condition or event which constitutes an Event of Default or Default as of the date of this Compliance Certificate, except as set forth in a separate attachment, if any, to this Compliance Certificate, specifying the nature and extent thereof and the corrective action taken or proposed to be taken with respect thereto by the Borrower.

This Compliance Certificate is delivered in accordance with Section 5.02(a)(i) of the Credit Agreement. This Compliance Certificate is delivered for the fiscal [quarter][year] (the “Test Period”) ended [            ], 20[    ] (the “Test Date”). A computation of the Cumulative Credit Amount and a description of the uses thereof, in each case during the Test Period, are set forth on Annex A hereto. [A statement of reconciliation conforming the financial statements delivered herewith to any changes in GAAP used in the preparation thereof and copy of management’s discussion and analysis with respect to such financial statements are attached as Annex B hereto]8.

[Remainder of page intentionally left blank]

[7]	Insert title of applicable Responsible Officer.
[8]	Delivery of Annex A required only in the event of a change in GAAP used in the preparation of the financial statements delivered pursuant to Sections 5.01(a) and 5.01(b) of the Credit Agreement.

The foregoing certifications, together with the computations set forth in Annex A hereto[, the statement of reconciliation and management’s discussion and analysis attached as Annex B hereto] and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of [            ], 20[    ] pursuant to Section 5.02(a)(i) of the Credit Agreement.

SUPERVALU INC.

By:
Name:
Title: [ ][9]

[9]	Insert title of applicable Responsible Officer.

Annex A

to Compliance Certificate

FOR THE FISCAL [QUARTER][YEAR] ENDING [            ], 20[    ]

A.	Computation of Cumulative Credit Amount:

[1. CONSOLIDATED NET INCOME

(i) the net income or loss of the Borrower and the Restricted Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP	$[ , , ]

minus

(ii)      (a)    income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary

$[ , , ]

(b)    the income of any Person (other than the Borrower and the Restricted Subsidiaries) in which any other Person (other than the Borrower and the Restricted Subsidiaries or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower and the Restricted Subsidiaries during such period

$[ , , ]

(c)    the income or loss of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Restricted Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Restricted Subsidiary

$[ , , ]

(d) any gains attributable to Dispositions	$[ , , ]

equals

Consolidated Net Income	$[ , , ]

2. CONSOLIDATED EBITDA

(i) Consolidated Net Income for such period	$[ , , ]

plus

(ii) (a) ConsolidatedInterest Expense for such period	$[ , , ]

(b) Consolidated income tax expense for such period	$[ , , ]

(c) depreciation and amortization expense for such period	$[ , , ]

(d) extraordinary, non-recurring or unusual charges for such period (including such charges reflected in the financial statements provided to the Lenders prior to the Closing Date)	$[ , , ]

(e) non-cash charges, losses or expenses (and minus the amount of such cash gains) resulting from the application of FAS No. 123(R)	$[ , , ]

minus

(iii) (a) cashpayments made during such period on account of reserves and restructuring charges	$[ , , ]

(b) cash payments made during such period on account of non-cash extraordinary, non-recurring or unusual charges added to Consolidated Net Income pursuant to Section (ii)(d) in a previous period	$[ , , ]

(c)    cash payments made during such period on account of non-cash charges, losses or expenses resulting from the application of FAS No. 123(R) added to Consolidated Net Income pursuant to Section (ii)(e) in a previous period

$[ , , ]

(d) extraordinary, non-recurring or unusual gains for such period to the extent included in determining Consolidated Net Income	$[ , , ]

equals

Consolidated EBITDA	$[ , , ]

3. EXCESS CASH FLOW

(i) (a) ConsolidatedEBITDA for such period	$[ , , ]

(b)    reductions to non-cash working capital of the Borrower and the Restricted Subsidiaries for such period (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such period)

$[ , , ]

(c)    Net Cash Proceeds of any Other Asset Sale for such period in which such Net Cash Proceeds are greater than $50,000 but less than $10,000,000 (before deducting the Value of any Fixed Asset Collateral included therein)

$[ , , ]

minus

(ii) (a) theamount of Taxes payable in cash by the Borrower and the Restricted Subsidiaries with respect to such period	$[ , , ]

(b) Consolidated Interest Expense for such period paid in cash	$[ , , ]

(c)    Capital Expenditures made in cash during such period, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in Consolidated EBITDA

$[ , , ]

(d)    scheduled repayments of Indebtedness (other than Indebtedness in respect of the ABL Facility or any Permanent Receivables Facility) made in cash by the Borrower and the Restricted Subsidiaries during such period, but only to the extent that the Indebtedness so repaid by its terms cannot be reborrowed or redrawn and such repayments do not occur in connection with a refinancing of all or any portion of such Indebtedness

$[ , , ]

(e) additions to non-cash working capital for such period (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such period)	$[ , , ]

(f)     if the amount by which the Cash Pension Contribution for such period exceeds the Pension Expense for such period, then plus such amount, or if the Pension Expense exceeds the cash pension contribution for such period, then minus such excess amount

$[ , , ]

(g) the amount of Restricted Payments paid in cash during such period to the extent permitted under Section 6.06 of the Credit Agreement	$[ , , ]

equals

Excess Cash Flow	$[ , , ][10]

[10]	Include calculation of Excess Cash Flow (including calculations of its constituent parts) for any certificate delivered in connection with the Borrower’s Fiscal Year end.

4. RETAINED EXCESS CASH FLOW AMOUNT

(i)     sum of the amounts of Excess Cash Flow for each Fiscal Year (or portion thereof) ending on or prior to the date of determination for which the amount of Excess Cash Flow shall have been calculated as provided in Section 2.13(c) of the Credit Agreement and with respect to which the payments required under Section 2.13(c) of the Credit Agreement have been made, consisting of:

(a) third and fourth Fiscal Quarters of the Borrower’s Fiscal Year ending February 23, 2013	$[ , , ]

plus

[(b) Fiscal Year ending February 22, 2014][11]	$[ , , ]

equals

$[ , , ]

minus

(ii)    the sum at the time of determination of the aggregate amount of prepayments required to be made pursuant to Section 2.13(c) of the Credit Agreement through the date of determination calculated without regard to any reduction in such sum that resulted from voluntary prepayments of the Loans referred to in Section 2.13(c)(y) of the Credit Agreement, consisting of:

(a) third and fourth Fiscal Quarters of the Borrower’s Fiscal Year ending February 23, 2013	$[ , , ]

plus

[(b) Fiscal Year ending February 22, 2014][12]	$[ , , ]

equals

$[ , , ]

equals

Retained Excess Cash Flow Amount:	$[ , , ]

[11]	Insert additional years, as applicable.
[12]	Insert additional years, as applicable.

5. CUMULATIVE CREDIT AMOUNT

(a) Retained Excess Cash Flow Amount	$[ , , ]

plus

(b)    Cumulative amount of Net Cash Proceeds from issuances of Qualified Capital Stock (but excluding any such sale or issuance by the Borrower of its Equity Interests upon the exercise of any warrant or option by directors, officers or employees of any Loan Party or any Subsidiary)

$[ , , ]

minus

(c) Cumulative amount of Permitted Investments made in reliance on clause (n) of the definition of “Permitted Investments”	$[ , , ]

minus

(d) Cumulative amount of Restricted Payments made in reliance on Section 6.06(iv) of the Credit Agreement	$[ , , ]

minus

(e) Cumulative amount of payments of Indebtedness made in reliance on Section 6.07(a)(vii) of the Credit Agreement	$[ , , ]

equals

Cumulative Credit Amount	$[ , , ]

B. Description of Cumulative Credit Amount Uses:

Type of Use	Description of Use
Permitted Investments made pursuant to clause (n) of the definition thereof

Restricted Payments made pursuant to Section 6.06(iv) of the Credit Agreement

Payments of Indebtedness made pursuant to Section 6.07(a)(vii) of the Credit Agreement

C.	Computation of Amount of Other Asset Sales Basket Availability for Prepayments of Other Indebtedness:

(i)     the aggregate amount of proceeds of Other Asset Sales received by the Borrower and the Restricted Subsidiaries and not required to be applied to prepay the Loans pursuant to Section 2.13(b) of the Credit Agreement from and after August 30, 2012 up to and including the Fiscal Quarter covered by this Compliance Certificate, consisting of:

(a) the aggregate amount of proceeds of Other Asset Sales received during the Fiscal Quarter covered by this Compliance Certificate	$[ , , ]

plus

(b) the aggregate amount of proceeds of Other Asset Sales received during all Fiscal Quarters prior to the Fiscal Quarter covered by this Compliance Certificate	$[ , , ]

equals

$[ , , ]

minus

(ii)    the aggregate amount of Permitted Investments made by the Borrower and the Restricted Subsidiaries in reliance on clause (n) of the definition of “Permitted Investments” in the Credit Agreement from and after August 30, 2012 up to and including the Fiscal Quarter covered by this Compliance Certificate, consisting of:

(a)    the aggregate amount of Permitted Investments made by the Borrower and the Restricted Subsidiaries in reliance on clause (n) of the definition of “Permitted Investments” in the Credit Agreement during the Fiscal Quarter covered by this Compliance Certificate

$[ , , ]

plus

(b)    the aggregate amount of Permitted Investments made by the Borrower and the Restricted Subsidiaries in reliance on clause (n) of the definition of “Permitted Investments” in the Credit Agreement during all Fiscal Quarters prior to the Fiscal Quarter covered by this Compliance Certificate

$[ , , ]

equals

$[ , , ]

minus

(iii)  the aggregate amount of prepayments of other Indebtedness made by the Borrower and the Restricted Subsidiaries in reliance on Section 6.07(a)(v) of the Credit Agreement from and after August 30, 2012 up to and including the Fiscal Quarter covered by this Compliance Certificate, consisting of:

(a)    the aggregate amount of prepayments of other Indebtedness made by the Borrower and the Restricted Subsidiaries in reliance on Section 6.07(a)(v) of the Credit Agreement during the Fiscal Quarter covered by this Compliance Certificate

$	[ , ,	]

plus

(b)    the aggregate amount of prepayments of other Indebtedness made by the Borrower and the Restricted Subsidiaries in reliance on Section 6.07(a)(v) of the Credit Agreement during all Fiscal Quarters prior to the Fiscal Quarter covered by this Compliance Certificate

$	[ , ,	]

equals

$	[ , ,	]

equals

Amount of Other Asset Sales basket availability for Permitted Investments pursuant to clause (n) of the definition of “Permitted Investments” and prepayments of other Indebtedness pursuant to Section 6.07(a)(v) of the Credit Agreement

$	[ , ,	]

D. Description of Other Asset Sales Basket Availability Uses:

Type of Use	Description of Use
Permitted Investments pursuant to clause (n) of the definition of “Permitted Investments”

Prepayments of Other Indebtedness pursuant to Section 6.07(a)(v) of the Credit Agreement

Annex B

to Compliance Certificate

STATEMENT OF RECONCILIATION

AND

MANAGEMENT’S DISCUSSION AND ANALYSIS

(See attached)

Exhibit E

to the Credit Agreement

FORM OF PERFECTION CERTIFICATE

(Separately attached)

E-1

PERFECTION CERTIFICATE

SUPERVALU INC., et al.

August 30, 2012

In connection with (i) that certain Credit Agreement (the “ABL Credit Agreement”) to be entered into by and among SUPERVALU INC., a Delaware corporation having an office at 7075 Flying Cloud Drive, Eden Prairie, Minnesota (“SUPERVALU”), the other Borrowers and Guarantors party thereto (together with SUPERVALU, individually, a “Company”, and collectively, the “Companies”), the Lenders party thereto from time to time, and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “ABL Administrative Agent”) and as collateral agent, and (ii) that certain Term Loan Credit Agreement (the “Term Loan Credit Agreement” together with the ABL Credit Agreement, collectively, the “Credit Agreements” and terms used but not defined herein shall have the meaning given in the Credit Agreements) to be entered into by and among SUPERVALU, the lenders from time to time party thereto and Credit Suisse AG, as administrative agent (in such capacity, “Term Loan Administrative Agent” together with the ABL Administrative Agent, collectively, the “Administrative Agents”), SUPERVALU hereby certifies on behalf of itself and the Companies under the Credit Agreements as follows:

I. Current Information

A. Legal Name, Organizations, Corporate Functions, Jurisdiction of Organization and Organizational Identification Number. The full and exact legal name (as it appears in its certificate or articles of organization, limited liability membership agreement, or similar organizational documents, in each case as amended to date), the type of organization, the jurisdiction of organization and the state organizational identification number and federal taxpayer identification number) of each Company are as follows:

•	Attached hereto as Schedule I.A.

B. Chief Executive Offices, Mailing Addresses and other Locations. The mailing address of each Loan Party for purposes of completing a UCC-1 financing statement, and the mailing address of distribution centers at which each Company maintains any collateral or any books and records relating thereto of each Company are as follows:

•	Attached hereto as Schedule I.B.

C. Warehousemen, Bailees, etc. Except as set forth below, no warehouseman or bailee has possession of any inventory of any Company:

•	Attached hereto as Schedule I.C.

D. Changes in Names, Jurisdiction of Organization or Corporate Structure. Except as set forth below, no Company has changed its name, jurisdiction of organization or its corporate structure in any way (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past four (4) months:

•	Moran Foods, Inc, a Missouri corporation, converted to Moran Foods, LLC, a Missouri limited liability company.

E. Acquisitions of Equity Interests or Assets. No Company has acquired the controlling equity interests of another entity or substantially all the assets of another entity within the past four (4) months.

F. Corporate Ownership and Organizational Structure. Attached as Exhibit A hereto is a true and correct organizational chart showing the ownership of the Companies.

G. Federal Tax Return. Attached hereto as Schedule I.G. are true and correct copies of the cover pages of the federal tax returns most recently filed by SUPERVALU with the Internal Revenue Service.

II. Investment Related Property

A. Securities. Schedule II.A. sets forth a true and accurate copy of the investment policy of the SUPERVALU.

B. Securities Accounts. Set forth below is a list of all securities accounts of each Company:

Name of Company	Type of Account	Name & Address of Financial Institutions/Financial Intermediary
[***]

C. Deposit Accounts. Set forth below is a list of all bank accounts (checking, savings, money market or the like) of the Companies:

•	Attached hereto as Schedule II.C.

D. Instruments. Set forth below is a list of all third party instruments held by or payable to the Companies:

•	Attached hereto as Schedule II.D.

III. Intellectual Property

A. Set forth below is a list of all material copyrights, patents, trademarks and other intellectual property owned or licensed by any Company:

•	Attached hereto as Schedule III.A.

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

IV. Commercial Tort Claims. The Companies currently have the following commercial tort claims against other parties, none of which constitute Related Collateral (as defined in the Security Agreement).

•	Attached hereto as Schedule IV.

V. Real Estate Related UCC Collateral.

A.	Fixtures.

•	Schedule V.A.i. sets forth, as of the date hereof, the street address, county and state of each site of land that is fee owned by any Company or any Restricted Subsidiary.

•

Schedule V.A.ii. sets forth, as of the date hereof, each lease that constitutes a Material Contract or a Ground Lease (pursuant to the Closing Date Collateral List) or a lease of any location where ABL Priority Collateral is located, in each case to which any Loan Party or any Restricted Subsidiary is a party as tenant or subtenant, together with the street address, county and state of the property subject thereto, and the name and contact information of the lessor thereunder.

B.	[Reserved]

C.	[Reserved]

VI. AUTHORITY TO FILE FINANCING STATEMENTS

The undersigned, on behalf of the Companies, hereby authorizes the Administrative Agents to file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as each Administrative Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted or to be granted to the Administrative Agents. Such financing statements may describe the collateral in the same manner as described in the Security Documents (to be defined in the Credit Agreements) or may contain an indication or description of collateral that describes such property in any other manner as the Administrative Agents may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Administrative Agents, including, without limitation, describing such property as “all assets” or “all personal property.”

IN WITNESS WHEREOF, the undersigned hereto have caused this Perfection Certificate to be executed as of the date above first written by its officer thereunto duly authorized.

SUPERVALU INC., on behalf of the Companies

By:
Name:
Title:

Perfection Certificate

Exhibit A

Perfection Certificate

Schedule I.A

Entity Information

Perfection Certificate

Schedule I.B

SVU Mailing and DC Addresses

Perfection Certificate

Schedule I.C

Description of Warehousemen

Perfection Certificate

Schedule I.G

Tax Return

Perfection Certificate

Schedule II.A

Investment Policy

Perfection Certificate

Schedule II.C

Deposit Accounts

Perfection Certificate

Schedule II.D

Instruments

Schedule III.A

Intellectual Property

Perfection Certificate

Schedule IV

Commercial Tort Claims

Perfection Certificate

Schedule V.A.i

Owned Real Estate

Perfection Certificate

Schedule V.A.ii

Leases

Perfection Certificate

Exhibit F

to the Credit Agreement

FORM OF SECURITY AGREEMENT

(Separately attached)

F-1

EXHIBIT F

TERM LOAN SECURITY AGREEMENT

dated as of

August 30, 2012

by

SUPERVALU INC.

as Borrower,

and

THE GUARANTORS PARTY HERETO FROM TIME TO TIME

in favor of

CREDIT SUISSE AG,

as Collateral Agent

i

ii

EXHIBIT 1	Form of Securities Pledge Amendment

SCHEDULE I	Intercompany Notes
SCHEDULE 3.3	Filings, Registrations and Recordings
SCHEDULE 3.4(a)	Instruments
SCHEDULE 4.3(a)	Other Legal and Fictitious Names, Mergers, Consolidations, Acquisitions

ANNEX I	Form of Joinder

iii

TERM LOAN SECURITY AGREEMENT

TERM LOAN SECURITY AGREEMENT, dated as of August 30, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Security Agreement”) made by SUPERVALU INC., a Delaware corporation having an office at 7075 Flying Cloud Drive, Eden Prairie, MN, as borrower (the “Borrower”) and the Guarantors listed on the signature pages hereto (the “Original Guarantors”) and the other guarantors from time to time party hereto by execution of a Joinder Agreement (the “Additional Guarantors” and, together with the Original Guarantor, the “Guarantors”), as pledgors, assignors and debtors (the Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, collectively, the “Grantors” and, each, a “Grantor”), in favor of CREDIT SUISSE AG, having an office at Eleven Madison Avenue, New York, NY 10010, in its capacity as collateral agent for the Secured Parties, as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”).

RECITALS:

A. The Borrower, the Collateral Agent, the Guarantors party thereto and the Lenders party thereto have, in connection with the execution and delivery of this Security Agreement, entered into that certain Term Loan Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. The Original Guarantors have, pursuant to that certain Term Loan Guaranty, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty”), among other things, unconditionally guaranteed the Guaranteed Obligations (as defined in the Guaranty).

C. The Borrower and the Guarantors will receive substantial benefits from the execution, delivery and performance of the Obligations and the Guaranteed Obligations and each is, therefore, willing to enter into this Security Agreement.

D. This Security Agreement is given by each Grantor in favor of the Collateral Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).

E. It is a condition to the obligations of the Lenders to make the Loans under the Credit Agreement that each Grantor execute and deliver the applicable Loan Documents, including this Security Agreement.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and the Collateral Agent hereby agree as follows:

1

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions.

(a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC.

(b) Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings assigned to them in the Credit Agreement.

(c) The following terms shall have the following meanings:

“Additional Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“ASC” means American Stores Company, LLC, a Delaware limited liability company.

“ASC Indenture” means the Indenture, dated as of May 1, 1995, between ASC and Wells Fargo Bank, National Association (as successor to The First National Bank of Chicago), as amended, supplemented or otherwise modified as of the Closing Date or in accordance with the terms hereof.

“ASC Restricted Collateral” means property of ASC and its Subsidiaries consisting of “Operating Assets” or “Operating Property” (as each of such terms are defined in the ASC Indenture as in effect on the date hereof, or as amended after the date hereof with the written consent of Administrative Agent).

“Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Claims” shall mean any and all property taxes and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) against, all or any portion of the Collateral.

“Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Contracts” shall mean, collectively, with respect to each Grantor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Grantor and any other party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Control” shall mean (a) in the case of each DDA, “control,” as such term is defined in Section 9-104 of the UCC, and (b) in the case of any security entitlement, “control,” as such term is defined in Section 8-106 of the UCC.

“Control Agreements” shall mean, collectively, the Blocked Account Agreements and the Securities Account Control Agreements.

2

“Copyrights” shall mean, collectively, with respect to each Grantor, all copyrights (whether statutory or common Law, whether established or registered in the United States or any other country or group of countries or any political subdivision thereof whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Grantor, in each case, whether now owned or hereafter created or acquired by or assigned to such Grantor, including, without limitation, the registrations and applications listed in Schedule III of the Perfection Certificate, together with any and all (a) rights and privileges arising under applicable Law with respect to such Grantor’s use of such copyrights, (b) reissues, renewals, continuations and extensions thereof, (c) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (d) rights corresponding thereto throughout the world and (e) rights to sue for past, present or future infringements thereof.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Distributions” shall mean, collectively, with respect to each Grantor, all amounts from time to time received, receivable or otherwise distributed to such Grantor in respect of or in exchange for any or all of the Intercompany Notes.

“Excluded Assets” shall mean the following:

(a) Equity Interests issued by any Subsidiary of any Grantor;

(b) Excluded DDAs;

(c) all accounts receivables sold by a Grantor to a special purpose company pursuant to a “true sale” under a Permitted Receivables Financing;

(d) any rights or interests in any contract, agreement, lease, permit, license, charter or license agreement, as such, if under the terms of such contract, agreement, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a Lien therein to the Collateral Agent would constitute or result in a breach, termination or default under such contract, agreement, lease, permit, license, charter or license agreement and such breach, termination or default has not been or is not waived or the consent of the other party to such contract, agreement, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or (ii) so as to limit, impair or otherwise affect the Collateral Agent’s unconditional continuing Liens in any rights or interests of a Grantor in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement;

(e) assets of any Excluded Subsidiary;

(f) all Real Estate and all Equipment; and

(g) Intellectual Property, except to the extent necessary or desirable to sell, transfer or otherwise realize on any of the other Collateral or any of the Specified Fixed Asset Collateral (as defined in the Related Real Estate Collateral Security Agreements); and

(h) all ASC Restricted Collateral.

3

Notwithstanding anything to the contrary, the Excluded Assets shall not include any “proceeds” (as defined in the UCC), substitutions or replacements of Excluded Assets (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Assets). The security interest granted pursuant to Section 2.1 hereof shall attach to property and assets immediately and automatically (without the need for any further grant or act) at such time as the applicable condition described in clause (d) ceases to exist.

“Goodwill” shall mean, collectively, with respect to each Grantor, the goodwill connected with such Grantor’s business including, without limitation, (a) all goodwill connected with the use of and symbolized by any of the Trademarks in which such Grantor has any interest, (b) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any Person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (c) all product lines of such Grantor’s business.

“Grantor” shall have the meaning assigned to such term in the Preamble hereof.

“Guarantors” shall have the meaning assigned to such term in the Preamble hereof.

“Guaranty” shall have the meaning assigned to such term in Recital B hereof.

“Intellectual Property” shall mean, collectively, Patents, Trademarks, Copyrights, Licenses and Goodwill.

“Intercompany Notes” shall mean, with respect to each Grantor, all intercompany notes described in Schedule I hereto and each promissory note hereafter acquired by such Grantor and made by the Borrower or one of its Subsidiaries, and all certificates, instruments or agreements evidencing such intercompany notes, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Joinder Agreement” shall mean each Joinder to this Security Agreement executed and delivered by the Collateral Agent and each Additional Guarantor listed on the signature pages thereto, in substantially the form of Annex 1 hereto.

“Licenses” shall mean, collectively, with respect to each Grantor, all license and distribution agreements with any other Person with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Grantor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (a) renewals, extensions, supplements and continuations thereof, (b) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements or violations thereof, (c) rights to sue for past, present and future infringements or violations thereof and (d) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Patents” shall mean, collectively, with respect to each Grantor, all patents issued or assigned to and all patent applications made by such Grantor (whether established or registered or recorded in the United States or any other country or group of countries or any political subdivision thereof), including, without limitation, those patents, patent applications listed in Schedule III of the Perfection Certificate, together with any and all (a) rights and privileges arising under applicable Law with respect to such Grantor’s use of any patents, (b) inventions and improvements described and claimed therein, (c) reissues,

4

divisions, continuations, renewals, extensions and continuations-in-part thereof, (d) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including, without limitation, damages and payments for past, present or future infringements thereof, (e) rights corresponding thereto throughout the world and (f) rights to sue for past, present or future infringements thereof.

“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the date hereof, executed and delivered by each Grantor in favor of the Collateral Agent for the benefit of the Secured Parties, and each other Perfection Certificate (which shall be in form and substance reasonably acceptable to the Collateral Agent) executed and delivered by the applicable Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties contemporaneously with the execution and delivery of a Joinder Agreement executed in accordance with Section 4.12 hereof, in each case, as the same may be amended, amended and restated, restated, supplemented or otherwise modified from time to time in accordance with the Credit Agreement.

“Related Collateral” shall mean all Documents, Instruments, Securities Collateral, Investment Property, Letters of Credit and Letter-of-Credit Rights, Commercial Tort Claims (including, without limitation, those described in Schedule IV of the Perfection Certificate), General Intangibles and Supporting Obligations, in each case to the extent evidencing, governing, securing or otherwise reasonably related to any of the Collateral described in Sections 2.1(a) through 2.1(g) hereof or any Specified Fixed Asset Collateral (as defined in the Related Real Estate Collateral Security Agreements).

“Secured Obligations” shall mean the Obligations (as defined in the Credit Agreement) and the Guaranteed Obligations.

“Securities Account Control Agreement” shall mean an agreement in form and substance satisfactory to the Collateral Agent with respect to any Securities Account of a Grantor.

“Securities Act” means the Securities Exchange Act of 1934 and the applicable regulations promulgated by the Securities and Exchange Commission pursuant to such Act.

“Securities Collateral” shall mean, collectively, the Intercompany Notes and the Distributions.

“Security Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Trademarks” shall mean, collectively, with respect to each Grantor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URLs), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Grantor and all registrations and applications for the foregoing (whether statutory or common Law and whether established or registered in the United States or any other country or group of countries or any political subdivision thereof), including, without limitation, the registrations and applications listed in Schedule III of the Perfection Certificate, together with any and all (a) rights and privileges arising under applicable Law with respect to such Grantor’s use of any trademarks, (b) reissues, continuations, extensions and renewals thereof, (c) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements thereof, (d) all of the Goodwill associated with any of the foregoing, (e) rights corresponding thereto throughout the world and (f) rights to sue for past, present and future infringements thereof.

5

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, (a) if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9 of the Uniform Commercial Code and (b) if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UETA” means the Uniform Electronic Transactions Act, as in effect in the applicable jurisdiction.

“Used Intellectual Property” shall have the meaning assigned to such term in Section 2.3(c) hereof.

SECTION 1.2 Interpretation. The rules of interpretation specified in Section 1.02 of the Credit Agreement shall be applicable to this Security Agreement.

SECTION 1.3 Perfection Certificate. The Collateral Agent and each Grantor agree that the Perfection Certificate and all schedules, amendments and supplements thereto are, and shall at all times remain, a part of this Security Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1 Pledge; Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Grantor hereby pledges and grants to the Collateral Agent for its benefit and for the benefit of the other Secured Parties, a lien on and security interest in and to all of the right, title and interest of such Grantor in, to and under the following personal property and interests in such personal property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”), consisting of the following:

(a) all Accounts;

(b) all Inventory;

(c) all Chattel Paper;

(d) all Intellectual Property;

(e) all Deposit Accounts (and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein);

(f) all Money;

(g) all Prescription Files;

(h) all Related Collateral;

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(i) all books and records and documents relating to the Collateral (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(j) all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance (including proceeds of business interruption and other insurance claims against third parties), indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (a) through (i) above, the security interest created by this Security Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Assets and the Grantors shall from time to time at the request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Excluded Assets and shall provide to the Collateral Agent such other information regarding the Excluded Assets as the Collateral Agent may reasonably request.

SECTION 2.2 Secured Obligations. This Security Agreement secures, and the Collateral is collateral security for, the payment and performance in full when due of the Secured Obligations.

SECTION 2.3 Security Interest.

(a) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to authenticate and file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including, without limitation, (i) the type of organization and any organizational identification number issued to such Grantor and (ii) a description of the Collateral. Each Grantor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request.

(b) Each Grantor hereby ratifies its prior authorization for the Collateral Agent to file in any relevant jurisdiction any financing statements or amendments thereto relating to the Collateral if filed prior to the date hereof.

(c) Each Grantor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office and the United States Copyright Office (or any successor office or any similar office in any other country) or other necessary documents for the purpose of perfecting, confirming, continuing, or protecting the security interest granted by such Grantor hereunder in the Intellectual Property that is affixed to or used in connection with the sale or distribution of Inventory or Specified Fixed Asset Collateral (as defined in the Related Real Estate Collateral Security Agreements), or in connection with the books and records used for the handling and administration of Inventory, Specified Fixed Asset Collateral (as defined in the Related Real Estate Collateral Security Agreements) or Accounts, which Intellectual Property is identified as “Used Trademarks,” “Used Copyrights” and “Used Patents” in Schedule III of the Perfection Certificate, as such Schedule may be updated from time to time (the “Used Intellectual Property”), without the signature of such Grantor, and naming such Grantor, as debtor, and the Collateral Agent, as secured party. Notwithstanding any such filings or documents, the Administrative Agent’s security interest in such Intellectual Property remains subject to the limitations set forth in the definition of Excluded Assets.

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ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF COLLATERAL

SECTION 3.1 Delivery of Securities Collateral. Each Grantor represents and warrants that all agreements or instruments representing or evidencing Related Collateral constituting Investment Property and Securities Collateral having a value in excess of $10,000,000 in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a perfected first priority (subject to Permitted Encumbrances having priority by operation of law and Permitted Encumbrances permitted by clause (t) of the definition of “Permitted Encumbrances” in the Credit Agreement) security interest therein. Each Grantor hereby agrees that all agreements or instruments representing or evidencing Related Collateral constituting Investment Property and Securities Collateral having a value in excess of $10,000,000 acquired by such Grantor after the date hereof, shall promptly (and in any event within three Business Days) upon receipt thereof by such Grantor be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder.

SECTION 3.2 [Reserved].

SECTION 3.3 Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Grantor represents and warrants that the only filings, registrations and recordings necessary and appropriate to create, preserve, protect, publish notice of and perfect the security interest granted by each Grantor to the Collateral Agent (for the benefit of the Secured Parties) pursuant to this Security Agreement in respect of the Collateral are listed in Schedule 3.3 hereto (except with respect to Copyrights that are not Used Intellectual Property). Each Grantor represents and warrants that all such filings, registrations and recordings have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 3.3 hereto. Each Grantor agrees that at the sole cost and expense of the Grantors, (a) such Grantor will maintain the security interest created by this Security Agreement in the Collateral (other than Copyrights that are not Used Intellectual Property) as a perfected first priority security interest (subject to Permitted Encumbrances having priority by operation of law and Permitted Encumbrances permitted by clause (t) of the definition of “Permitted Encumbrances” in the Credit Agreement) and shall defend such security interest against the claims and demands of all Persons (other than with respect to Permitted Encumbrances), (b) such Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral (other than Copyrights that are not Used Intellectual Property) and such other reports in connection with the Collateral (other than Copyrights that are not Used Intellectual Property) as the Collateral Agent may reasonably request, all in reasonable detail and (c) at any time and from time to time, upon the written request of the Collateral Agent, such Grantor shall promptly and duly execute and deliver, and file and have recorded, such further instruments and documents and take such further action as the Collateral Agent may reasonably request, including the filing of any financing statements, continuation statements and other documents (including this Security Agreement) under the UCC (or other applicable Law) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, all in form reasonably satisfactory to the Collateral Agent and in such offices (including, without limitation, with respect to the Used Intellectual Property, the United States Patent and Trademark Office and the United States Copyright Office) wherever required by applicable Law in each case to perfect, continue and maintain a valid, enforceable, first priority security interest

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(subject to Permitted Encumbrances having priority by operation of law and Permitted Encumbrances permitted by clause (t) of the definition of “Permitted Encumbrances” in the Credit Agreement) in the Collateral (other than Copyrights that are not Used Intellectual Property) as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against the Grantors and third parties (other than with respect to Permitted Encumbrances), with respect to the Collateral.

SECTION 3.4 Other Actions. In order to further evidence the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s security interest in the Collateral, each Grantor represents, warrants and agrees, in each case at such Grantor’s own expense, with respect to the following Collateral that:

(a) Instruments and Tangible Chattel Paper. As of the date hereof (i) no amount payable under or in connection with any of the Collateral in excess of $10,000,000 is evidenced by any Instrument or Tangible Chattel Paper other than such Instruments and Tangible Chattel Paper listed in Schedule 3.4(a) hereto and (ii) each Instrument and each item of Tangible Chattel Paper listed in Schedule 3.4(a) hereto, to the extent requested by the Collateral Agent, has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment and letters of direction duly executed in blank. If any amount payable under or in connection with any of the Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, the Grantor acquiring such Instrument or Tangible Chattel Paper in excess of $10,000,000 individually, shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may reasonably request from time to time.

(b) Deposit Accounts. Such Grantor does not have any Deposit Accounts as of the date hereof, except as set forth in Schedule 3.21(a) of Credit Agreement.

(c) Investment Property.

(i) As of the date hereof (A) it has no Securities Accounts containing any Collateral or proceeds of Collateral and (B) it does not hold, own or have any interest in any certificated securities or uncertificated securities evidencing any Collateral or proceeds of Collateral.

(ii) If any Grantor shall at any time hold or acquire any certificated securities evidencing any Collateral or proceeds of Collateral having a value in excess of $10,000,000, such Grantor shall promptly (A) notify the Collateral Agent thereof and endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent or (B) deliver such securities into a Securities Account with respect to which a Securities Account Control Agreement is in effect in favor of the Collateral Agent. If any securities now or hereafter acquired by any Grantor evidencing any Collateral or proceeds of Collateral having a value in excess of $10,000,000 are uncertificated, such Grantor shall promptly notify the Collateral Agent thereof and pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (1) grant Control to the Collateral Agent and cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Grantor or such nominee, (2) cause a security entitlement with respect to such uncertificated security to be held in a Securities Account with respect to which the Collateral Agent has Control or (3) arrange for the Collateral Agent to become the registered owner of the securities. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any entitlement orders or instructions or directions to any issuer of uncertificated securities or Securities Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Grantor, unless an Event of Default has occurred and is continuing.

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(iii) As between the Collateral Agent and the Grantors, the Grantors shall bear the investment risk with respect to the Investment Property, and the risk of loss of, damage to, or the destruction of the Investment Property, whether in the possession of, or maintained as a security entitlement or deposit by, or subject to the control of, the Collateral Agent, a Securities Intermediary, any Grantor or any other Person; provided, that, nothing contained in this Section 3.4(c) shall release or relieve any Securities Intermediary of its duties and obligations to the Grantors or any other Person under any Securities Account Control Agreement or under applicable Law and nothing contained herein shall excuse the Collateral Agent from its duty to exercise reasonable care in the custody and preservation of the Collateral in its possession; provided, further, that, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its actual possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property.

(d) Electronic Chattel Paper and Transferable Records. As of the date hereof no amount payable under or in connection with any of the Collateral is evidenced by any Electronic Chattel Paper or any “transferable record” (as defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the UETA). If any amount payable under or in connection with any of the Collateral shall be evidenced by any Electronic Chattel Paper or any transferable record, the Grantor acquiring such Electronic Chattel Paper or transferable record shall promptly notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent “control” (within the meaning of Section 9-105 of the UCC) of such Electronic Chattel Paper or “control” (within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the UETA) of such transferable record. The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the UETA for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

(e) Letter-of-Credit Rights. If such Grantor is at any time a beneficiary under a Letter of Credit now or hereafter issued in favor of such Grantor that constitutes Related Collateral, such Grantor shall promptly notify the Collateral Agent thereof and such Grantor shall, at the request of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to the Collateral Agent of, and to pay to the Collateral Agent, the proceeds of, any drawing under the Letter of Credit or (ii) arrange for the Collateral Agent to become the beneficiary of such Letter of Credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the Letter of Credit are to be applied as provided in the Credit Agreement.

(f) Commercial Tort Claims. As of the date hereof it holds no Commercial Tort Claims that constitute Related Collateral. If any Grantor shall at any time hold or acquire a Commercial Tort Claim that constitutes Related Collateral, such Grantor shall immediately notify the Collateral Agent in writing signed by such Grantor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

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SECTION 3.5 Supplements; Further Assurances. Each Grantor shall take such further actions, and execute and deliver to the Collateral Agent such additional assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary or appropriate, wherever required by Law, in order to perfect, preserve and protect the security interest in the Collateral (other than Copyrights that are not Used Intellectual Property) as provided herein and the rights and interests granted to the Collateral Agent hereunder, or better to assure and confirm unto the Collateral Agent or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request such lists, descriptions and designations of the Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments. If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of any Grantor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral. All of the foregoing shall be at the sole cost and expense of the Grantors. The Grantors and the Collateral Agent acknowledge that this Security Agreement is intended to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in and Lien upon the Collateral and shall not constitute or create a present assignment of any of the Collateral.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to, and without limitation of, each of the representations, warranties and covenants set forth in the Credit Agreement and the other Loan Documents, each Grantor represents, warrants and covenants as follows:

SECTION 4.1 Title. No financing statement, mortgage, or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent pursuant to this Security Agreement or as are permitted by the Credit Agreement. The security interests granted pursuant to this Security Agreement constitute a legal and valid security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, securing the payment and performance of each Grantor’s Obligations and upon completion of the filings and other actions specified on Schedule 3.3 hereto (all of which, in the case of all filings and other documents referred to on such Schedule, have been delivered to the Collateral Agent in duly completed and duly executed form, as applicable, and may be filed by the Collateral Agent at any time) and payment of all filing fees, will constitute fully perfected security interests in all of the Collateral (other than Copyrights that are not Used Intellectual Property, prior to all other Liens on the Collateral except for Permitted Encumbrances arising by operation of law that have priority under such law and Permitted Encumbrances permitted by clause (t) of the definition of “Permitted Encumbrances” in the Credit Agreement). Without limiting the foregoing, each Grantor has taken all actions necessary or desirable, including without limitation those specified in Section 3.4(c) hereof to: (a) establish the Collateral Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Related Collateral constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodity Accounts (other than as provided for in Sections 3.1 and 3.4(c) hereof), (b) establish the Collateral Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts (other than Excluded DDAs), (c) establish the Collateral Agent’s “control” (within the meaning of Section 9-107 of the UCC) over all Related Collateral constituting Letter-of-Credit Rights, (d) establish the Collateral Agent’s control (within the meaning of Section 9-105 of the UCC) over all Related Collateral constituting Electronic Chattel Paper and (e) establish the Collateral Agent’s “control” (within the meaning of Section 16 of the UETA) over all Related Collateral constituting “transferable records” (as defined in the UETA).

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SECTION 4.2 Limitation on Liens; Defense of Claims; Transferability of Collateral. Each Grantor, as to Collateral now owned by it or acquired by it from time to time after the date hereof, is or will be the sole direct and beneficial owner of such Collateral free from any Lien or other right, title or interest of any Person other than the Liens and security interest created by this Security Agreement and Permitted Encumbrances. Each Grantor shall, at its own cost and expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all Persons, at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party other than Permitted Encumbrances. There is no agreement, and no Grantor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Collateral or otherwise impair or conflict with such Grantors’ obligations or the rights of the Collateral Agent hereunder.

SECTION 4.3 Chief Executive Office; Change of Name; Jurisdiction of Organization.

(a) The exact legal name, type of organization, jurisdiction of organization, federal taxpayer identification number, organizational identification number and the mailing address for purposes of completing a UCC-1 financing statement of such Grantor is indicated next to its name in Schedules I(A) and I(B) of the Perfection Certificate. No Grantor has, during the four months prior to the date of this Security Agreement, been known by or used any other legal or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Schedule 4.3(a) hereto.

(b) The Collateral Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Grantors need to be amended as a result of any of the changes described in Section 5.14 of the Credit Agreement or in any Periodic Update Schedule or Occurrence Update Schedule. If any Grantor fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Grantor’s property constituting Collateral, for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if any Grantor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Grantor.

SECTION 4.4 Location of Inventory. As of the Closing Date, all Inventory of such Grantor is located at the chief executive office or such other location listed in Schedule 3.08(b) and Schedule 3.08(c) of the Credit Agreement.

SECTION 4.5 [Reserved].

SECTION 4.6 Fair Labor Standards Act. Any Inventory now or hereafter produced by any Grantor included in the Collateral has been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended, and any other applicable federal, state, local or foreign Law dealing with such matters.

SECTION 4.7 No Conflicts, Consents, etc. No consent of any party (including, without limitation, equityholders or creditors of such Grantor) and no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other

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Person is required for the grant of the security interest by such Grantor of the Collateral pledged by it pursuant to this Security Agreement or for the execution, delivery or performance hereof by such Grantor, except for the perfection or maintenance of the Liens created under this Security Agreement (including the first priority nature thereof, subject to Permitted Encumbrances having priority by operation of law and, with respect to the ABL Priority Collateral, to Permitted Encumbrances permitted by clause (t) of the definition of “Permitted Encumbrances” in the Credit Agreement) and such consents which have been obtained or made prior to the date hereof and are in full force and effect. Following the occurrence and during the continuation of an Event of Default, if the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Security Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Collateral Agent, such Grantor agrees to use commercially reasonable efforts to assist and aid the Collateral Agent to obtain as soon as commercially practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.8 Collateral. All information set forth herein, including the schedules annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party in connection with this Security Agreement, in each case, relating to the Collateral, is accurate and complete in all material respects. The Collateral described on the schedules annexed hereto constitutes all of the property of such type of Collateral owned or held by the Grantors.

SECTION 4.9 Insurance. Such Grantor shall (a) maintain or shall cause to be maintained such insurance as is required pursuant to Section 5.07 of the Credit Agreement; (b) maintain such other insurance as may be required by applicable Law; and (c) furnish to the Collateral Agent, upon written request, full information as to the insurance carried. Each Grantor hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact), exercisable only after the occurrence and during the continuance of an Event of Default, for the purpose of making, settling and adjusting claims in respect of the Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or in part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 4.9, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

SECTION 4.10 Payment of Taxes; Compliance with Laws; Contested Liens; Claims. Each Grantor represents and warrants that all Claims imposed upon or assessed against the Collateral have been paid and discharged except to the extent such Claims constitute a Lien not yet due and payable or a Permitted Encumbrance. Each Grantor shall comply with all applicable Law relating to the Collateral the failure to comply with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Grantor may at its own expense contest the validity, amount or applicability of any Claims so long as the contest thereof shall be conducted in accordance with, and permitted pursuant to the provisions of, the Credit Agreement. Notwithstanding the foregoing provisions of this Section 4.10, no contest of any such obligation may be pursued by such Grantor if such contest would expose the Collateral Agent or any other Secured Party to (a) any possible criminal liability or (b) any additional civil liability for failure to comply with such obligations unless such Grantor shall have furnished a bond or other security therefor satisfactory to the Collateral Agent or such other Secured Party, as the case may be.

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SECTION 4.11 [Reserved].

SECTION 4.12 New Subsidiaries. Pursuant to Section 5.12 of the Credit Agreement, certain Subsidiaries (whether by acquisition or creation) of any Grantor are required to enter into this Security Agreement by executing and delivering in favor of the Collateral Agent a Joinder Agreement. Upon the execution and delivery of a Joinder Agreement by any such new Subsidiary, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor hereunder.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1 Pledge of Additional Intercompany Notes. Each Grantor shall, upon obtaining any Intercompany Notes required to be pledged hereunder, accept the same in trust for the benefit of the Collateral Agent and forthwith deliver to the Collateral Agent a pledge amendment, duly executed by such Grantor, in substantially the form of Exhibit 1 annexed hereto (each, a “Pledge Amendment”), and the documents required under Sections 3.1 and 3.2 hereof in respect of the additional Intercompany Notes which are to be pledged pursuant to this Security Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Intercompany Notes. Each Grantor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Security Agreement and agrees that all Intercompany Notes listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Collateral.

SECTION 5.2 Distributions; etc.

(a) So long as no Event of Default shall have occurred and be continuing, each Grantor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made without violating, and to the extent permitted by, the provisions of the Credit Agreement; provided, that, any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Collateral Agent to hold as Collateral and shall, if received by any Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement). The Collateral Agent shall, if necessary, upon written request of any Grantor and at the sole cost and expense of the Grantors, from time to time execute and deliver (or cause to be executed and delivered) to such Grantor all such instruments as such Grantor may reasonably request in order to permit such Grantor to receive the Distributions which it is authorized to receive and retain pursuant to this Section 5.2(a).

(b) Upon the occurrence and during the continuance of any Event of Default, all rights of each Grantor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a) hereof shall cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Collateral such Distributions. After such Event of Default is no longer continuing, each Grantor shall have the right to receive the Distributions which it would be authorized to receive and retain pursuant to Section 5.2(a) hereof.

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SECTION 5.3 Turnover. All Distributions which are received by any Grantor contrary to the provisions of Section 5.2(a) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall immediately be paid over to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL

PROPERTY

SECTION 6.1 Grant of License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article VIII hereof with respect to the Collateral at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof. Notwithstanding anything to the contrary contained in this Section 6.1, the Collateral Agent’s security interest in such Intellectual Property remains subject to the limitations set forth in the definition of Excluded Assets.

SECTION 6.2 Registrations. Except pursuant to licenses and other user agreements entered into by any Grantor in the ordinary course of business that are listed in Schedule III of the Perfection Certificate, on and as of the date hereof (a) each Grantor is the sole and exclusive owner of the entire right, title and interest in, free and clear of all Liens except Permitted Encumbrances, and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any Used Intellectual Property listed in Schedule III of the Perfection Certificate, (b) all registrations and issuances listed in Schedule III of the Perfection Certificate are subsisting, valid and in full force and effect, and each Grantor has performed all acts and has paid all renewal, maintenance and other fees required to maintain each and every registration and application in the Used Intellectual Property listed in Schedule III of the Perfection Certificate, (c) no holding, decision, ruling or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability, or scope of , or such Grantor’s right to register, own or use any Used Intellectual Property listed in Schedule III of the Perfection Certificate and no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened, (d) all registrations, issuances and applications for Used Intellectual Property listed in Schedule III of the Perfection Certificate are standing in the name of such Grantor, and (e) each Grantor controls the nature and quality in accordance with industry standards of all products sold and all services rendered under or in connection with all Trademarks of such Grantor and has taken all action necessary to insure that all licensees of the Trademarks owned by such Grantor comply with such Grantor’s standards of quality and each Grantor has taken commercially reasonable steps to protect the confidentiality of its trade secrets in accordance with industry standards.

SECTION 6.3 No Violations or Proceedings. To each Grantor’s knowledge, on and as of the date hereof, there is no violation by others of any right of such Grantor with respect to any Used Intellectual Property listed in Schedule III of the Perfection Certificate, respectively, pledged by it under the name of such Grantor.

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SECTION 6.4 Protection of Collateral Agent’s Security. On a continuing basis, each Grantor shall, at its sole cost and expense, (a) promptly following its becoming aware thereof, notify the Collateral Agent of (i) any adverse determination in any proceeding in the United States Patent and Trademark Office or United States Copyright Office with respect to any Used Intellectual Property or (ii) the institution of any proceeding or any adverse determination in any federal, state or local court or administrative body regarding such Grantor’s claim of ownership in or right to use any Used Intellectual Property, its right to register such Used Intellectual Property or its right to keep and maintain such registration in full force and effect, (b) maintain and protect the Used Intellectual Property, (c) not permit to lapse or become abandoned any Used Intellectual Property, in each case except as shall be consistent with commercially reasonable business judgment and, if any Event of Default has occurred and is continuing, with the prior approval of the Collateral Agent (such approval not to be unreasonably withheld), (d) upon such Grantor’s obtaining knowledge thereof, promptly notify the Collateral Agent in writing of any event which may be reasonably expected to materially and adversely affect the value or utility of Used Intellectual Property or the rights and remedies of the Collateral Agent in relation thereto including, without limitation, a levy or threat of levy or any legal process against the Used Intellectual Property, (e) not license the Used Intellectual Property other than licenses entered into by such Grantor in, or incidental to, the ordinary course of business, or in any manner that would materially impair Used Intellectual Property or the Lien on and security interest in the Used Intellectual Property intended to be granted to the Collateral Agent for the benefit of the Secured Parties, without the consent of the Collateral Agent, and (f) furnish to the Collateral Agent from time to time upon the Collateral Agent’s reasonable request therefor detailed statements and amended schedules further identifying and describing the Used Intellectual Property and such other materials evidencing or reports pertaining to the Used Intellectual Property as the Collateral Agent may from time to time request. Notwithstanding the foregoing, nothing herein shall prevent any Grantor from selling, disposing of or otherwise using any Used Intellectual Property as permitted under the Credit Agreement.

SECTION 6.5 After-Acquired Property. If at any time before this Security Agreement shall have been terminated in accordance with Section 9.5(a) hereof, (a) any Grantor shall (i) obtain any rights to any additional Used Intellectual Property or (ii) become entitled to the benefit of any additional Used Intellectual Property or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property, or any improvement on any Intellectual Property, or (b) any Intellectual Property, which as of the date hereof is not Used Intellectual Property, thereafter constitutes Used Intellectual Property, the provisions hereof shall automatically apply thereto and any such item enumerated in clauses (a) or (b) of this Section 6.5 with respect to such Grantor shall automatically constitute Used Intellectual Property if such would have constituted Intellectual Property at the time of execution hereof and be subject to the Lien and security interest created by this Security Agreement without further action by any party. With respect to any federally registered Used Intellectual Property, each Grantor shall promptly (i) provide to the Collateral Agent written notice of any of the foregoing and (ii) confirm the attachment of the Lien and security interest created by this Security Agreement to any rights described in clauses (a) and (b) of the immediately preceding sentence of this Section 6.5 by execution of an instrument in form reasonably acceptable to the Collateral Agent.

SECTION 6.6 Modifications. Each Grantor authorizes the Collateral Agent to modify this Security Agreement by amending Schedule III of the Perfection Certificate to include any Used Intellectual Property acquired or arising after the date hereof of such Grantor including, without limitation, any of the items listed in Section 6.5 hereof.

SECTION 6.7 Litigation. Unless there shall occur and be continuing any Event of Default, each Grantor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit and at the sole cost and expense of the Grantors, such applications for protection of the Used Intellectual Property and suits, proceedings or other actions to prevent the infringement, counterfeiting,

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unfair competition, dilution, diminution in value or other damage as are necessary to protect the Used Intellectual Property. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent shall have the right but shall in no way be obligated to file applications for protection of the Used Intellectual Property and/or bring suit in the name of any Grantor, the Collateral Agent or the other Secured Parties to enforce the Used Intellectual Property and any license thereunder, to the extent necessary or desirable to preserve and protect the rights of the Collateral Agent in, and the ability of the Collateral Agent to use, the Used Intellectual Property to sell, transfer or otherwise realize on any of the other Collateral. In the event of such suit, each Grantor shall, at the reasonable request of the Collateral Agent, do any and all lawful acts and execute any and all documents requested by the Collateral Agent in aid of such enforcement and the Grantors shall promptly reimburse and indemnify the Collateral Agent, as the case may be, for all costs and expenses incurred by the Collateral Agent in the exercise of its rights under this Section 6.7 in accordance with Section 9.3 hereof. In the event that the Collateral Agent shall elect not to bring suit to enforce the Used Intellectual Property, each Grantor agrees, at the request of the Collateral Agent, to take all commercially reasonable actions necessary, whether by suit, proceeding or other action, to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value of or other damage to any of the Used Intellectual Property by others and for that purpose agrees to diligently maintain any suit, proceeding or other action against any Person so infringing necessary to prevent such infringement.

SECTION 6.8 Third Party Consents. Each Grantor shall use reasonable commercial efforts to obtain the consent of third parties to the extent such consent is necessary or desirable to create a valid, perfected security interest in favor of the Collateral Agent in any Used Intellectual Property.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING ACCOUNTS

SECTION 7.1 Special Representations and Warranties. As of the time when each of its Accounts is included in the Borrowing Base (as defined in the ABL Credit Agreement) as an Eligible Credit Card Receivable (as defined in the ABL Credit Agreement) each Grantor shall be deemed to have represented and warranted that such Account constituting a Credit Card Receivable and all records, papers and documents relating thereto (a) are genuine and correct and in all material respects what they purport to be, (b) represent the legal, valid and binding obligation of the account debtor, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (including limitations on the enforceability of credit card charges), evidencing indebtedness unpaid and owed by such account debtor, arising out of the performance of labor or services or the sale, lease, license, assignment or other disposition and delivery of the goods or other property listed therein or out of an advance or a loan, and (c) are in all material respects in compliance and conform with all applicable material federal, state and local Laws and applicable Laws of any relevant foreign jurisdiction.

SECTION 7.2 Maintenance of Records. Each Grantor shall keep and maintain at its own cost and expense materially complete records of each Account, in a manner consistent with prudent business practice, including, without limitation, records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Grantor shall, at such Grantor’s sole cost and expense, upon the Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Accounts, including, without limitation, all documents evidencing Accounts and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor). Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of any Grantor’s books, records, credit

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information, reports, memoranda and all other writings relating to the Accounts to and for the use by any Person that has acquired or is contemplating acquisition of an interest in the Accounts or the Collateral Agent’s security interest therein in accordance with applicable Law without the consent of any Grantor.

SECTION 7.3 Legend. To the extent reasonably practical, each Grantor shall legend, at the request of the Collateral Agent made at any time after the occurrence and during the continuance of any Event of Default and in form and manner reasonably satisfactory to the Collateral Agent, the books, records and documents of such Grantor evidencing or pertaining to the Credit Card Receivables with an appropriate reference to the fact that the Credit Card Receivables have been collaterally assigned to the Collateral Agent for the benefit of the Secured Parties and that the Collateral Agent has a security interest therein.

SECTION 7.4 Modification of Terms, Etc. No Grantor shall rescind or cancel any indebtedness evidenced by any Account or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such indebtedness except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Account or interest therein except in the ordinary course of business consistent with prudent business practice or in accordance with the Credit Agreement without the prior written consent of the Collateral Agent; provided, that, the foregoing shall not apply to any Account that is an Excluded Asset because it has been sold pursuant to a Permitted Receivables Financing.

SECTION 7.5 Collection. Each Grantor shall cause to be collected from the account debtor of each of the Accounts constituting Credit Card Receivables, as and when due in the ordinary course of business consistent with prudent business practice, any and all amounts owing under or on account of such Accounts constituting Credit Card Receivables, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Accounts constituting Credit Card Receivables. The costs and expenses (including, without limitation, attorneys’ fees) of collection, in any case, whether incurred by any Grantor, the Collateral Agent or any other Secured Party, shall be paid by the Grantors.

ARTICLE VIII

REMEDIES

SECTION 8.1 Remedies. Upon the occurrence and during the continuance of any Event of Default the Collateral Agent may, and at the direction of the Required Lenders, shall, from time to time in respect of the Collateral, in addition to the other rights and remedies provided for herein, under applicable Law or otherwise available to it, subject to the Intercreditor Agreement:

(a) Personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from any Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Grantor’s premises where any of the Collateral is located, remove such Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Grantor;

(b) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including, without limitation, instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent,

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and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, that, in the event that any such payments are made directly to any Grantor, prior to receipt by any such obligor of such instruction, such Grantor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly pay such amounts to the Collateral Agent;

(c) Sell, assign, grant a license to use or otherwise liquidate, or direct any Grantor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(d) Take possession of the Collateral or any part thereof, by directing any Grantor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Grantor shall at its own expense: (i) forthwith cause the same to be moved to the place or places designated by the Collateral Agent and therewith delivered to the Collateral Agent, (ii) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (iii) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Grantor’s obligation to deliver the Collateral as contemplated in this Section 8.1 is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Grantor of such obligation;

(e) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Grantor constituting Collateral for application to the Secured Obligations as provided in Section 7.02 of the Credit Agreement;

(f) Retain and apply the Distributions to the Secured Obligations as provided in Section 7.02 of the Credit Agreement;

(g) Exercise any and all rights as beneficial and legal owner of the Collateral, including, without limitation, perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral; and

(h) Exercise all the rights and remedies of a secured party under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 8.2 hereof, sell, assign or grant a license to use the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives, to the fullest extent permitted by Law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place

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fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the fullest extent permitted by Law, each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

SECTION 8.2 Notice of Sale. Each Grantor acknowledges and agrees that, to the extent notice of sale or other disposition of Collateral shall be required by applicable Law and unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Collateral Agent shall provide such Grantor such advance notice as may be practicable under the circumstances), 10 days’ prior notice to such Grantor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Grantor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying (as permitted under Law) any right to notification of sale or other intended disposition.

SECTION 8.3 Waiver of Notice and Claims. Each Grantor hereby waives, to the fullest extent permitted by applicable Law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of any of the Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Grantor would otherwise have under law, and each Grantor hereby further waives, to the fullest extent permitted by applicable Law: (a) all damages occasioned by such taking of possession, (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (c) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable Law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article VIII in the absence of gross negligence or willful misconduct as determined in a final, nonappealable judgment of a court of competent jurisdiction. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Grantor.

SECTION 8.4 Certain Sales of Collateral.

(a) Each Grantor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Grantor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable Law, the Collateral Agent shall have no obligation to engage in public sales.

(b) Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities Laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral and Investment Property, to limit purchasers to Persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the

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Collateral Agent than those obtainable through a public sale without such restrictions (including, without limitation, a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities Laws, even if such issuer would agree to do so.

(c) If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the applicable Grantor shall from time to time furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number of securities included in the Securities Collateral or Investment Property which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(d) Each Grantor further agrees that a breach of any of the covenants contained in this Section 8.4 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8.4 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 8.5 No Waiver; Cumulative Remedies.

(a) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. The remedies herein provided are cumulative and are not exclusive of any remedies provided by Law.

(b) In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Security Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Grantors, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 8.6 Certain Additional Actions Regarding Intellectual Property. If any Event of Default shall have occurred and be continuing, upon the written demand of the Collateral Agent, each Grantor shall execute and deliver to the Collateral Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and such other documents as are necessary or appropriate to carry out the intent and purposes hereof to the extent such assignment does not result in any loss of rights therein under applicable Law. Within five Business Days of written notice thereafter from the Collateral Agent, each Grantor shall make available to the Collateral Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of the Event of Default as the

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Collateral Agent may reasonably designate to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Grantor under the registered Patents, Trademarks and/or Copyrights, and such Persons shall be available to perform their prior functions on the Collateral Agent’s behalf.

SECTION 8.7 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Security Agreement, in accordance with and as set forth in Section 7.02 of the Credit Agreement.

SECTION 8.8 Third Party Agreements. Pursuant to the Collateral Access Agreements (as defined in the ABL Credit Agreement), DDA Notifications and Credit Card Notifications, the Collateral Agent has the right to give notice to certain Persons who are parties thereto or recipients thereof. With respect to each DDA Notification and Credit Card Notification, the Administrative Agent hereby acknowledges and agrees that it will not deliver any notice instructing the recipient thereof to transfer funds to any account other than the account identified in such notice until after the occurrence and during the continuance of an Event of Default. Additionally, with respect to each Credit Card Notification, the Administrative Agent hereby acknowledges and agrees that it will not deliver any request for statements or other information until after the occurrence and during the continuance of an Event of Default. With respect to each Collateral Access Agreement (as defined in the ABL Credit Agreement), the Collateral Agent hereby acknowledges and agrees that it will not deliver any notice to such Persons in connection with the exercise of its rights and remedies under the Credit Agreement, this Security Agreement and the other Loan Documents until after the occurrence and during the continuance of an Event of Default.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 Concerning the Collateral Agent.

(a) The Collateral Agent has been appointed as agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Collateral), in accordance with this Security Agreement and the Credit Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Security Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Security Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was the Collateral Agent.

(b) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral

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Agent nor any of the other Secured Parties shall have responsibility for, without limitation (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any Person with respect to any Collateral.

(c) The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to this Security Agreement and its duties hereunder, upon advice of counsel selected by it.

(d) If any item of Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

SECTION 9.2 Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If any Grantor shall fail to perform any covenants contained in this Security Agreement or in the Credit Agreement (including, without limitation, such Grantor’s covenants to (a) pay the premiums in respect of all required insurance policies hereunder, (b) pay Claims, (c) make repairs, (d) discharge Liens or (e) pay or perform any other obligations of such Grantor with respect to any Collateral) or if any warranty on the part of any Grantor contained herein shall be breached, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, that, the Collateral Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which such Grantor fails to pay or perform as and when required hereby. Any and all amounts so expended by the Collateral Agent shall be paid by the Grantors in accordance with the provisions of Section 9.3 hereof. Neither the provisions of this Section 9.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 9.2 shall prevent any such failure to observe any covenant contained in this Security Agreement nor any breach of warranty from constituting an Event of Default. Each Grantor hereby appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, or otherwise, from time to time after the occurrence and during the continuation of an Event of Default in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement and the other Security Documents which the Collateral Agent may deem necessary to accomplish the purposes hereof. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 9.3 Expenses. Each Grantor will upon demand pay to the Collateral Agent the amount of any and all amounts required to be paid pursuant to Section 9.05 of the Credit Agreement.

SECTION 9.4 Continuing Security Interest; Assignment. This Security Agreement shall create a continuing security interest in the Collateral and shall (a) be binding upon the Grantors, their respective successors and assigns, and (b) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other Persons (including, without limitation, any other creditor of any Grantor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (b), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Security Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject, however, to the provisions of the Credit Agreement.

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SECTION 9.5 Termination; Release.

(a) This Security Agreement, the Lien in favor of the Collateral Agent (for the benefit of itself and the other Secured Parties) and all other security interests granted hereby shall terminate with respect to all Secured Obligations, and all rights to the Collateral shall revert to Grantors or any other Person entitled thereto, when (i) the Commitments shall have expired or been terminated and (ii) the principal of and interest on each Loan and all fees and other Secured Obligations shall have been indefeasibly paid in full in cash; provided, that, in connection with the termination of this Security Agreement, the Collateral Agent may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect the Secured Parties against (A) loss on account of credits previously applied to the Secured Obligations that may subsequently be reversed or revoked, (B) any obligations that may thereafter arise with respect to the Bank Product Obligations and (C) any Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted) that may thereafter arise under Section 9.05 of the Credit Agreement.

(b) (i) Upon the consummation of a transaction expressly permitted under the Credit Agreement, which results in a Grantor ceasing to be a Subsidiary of the Borrower, such Grantor shall be automatically released from its obligations under this Security Agreement, the security interest granted hereby shall terminate with respect to such Grantor and all rights to the Collateral of such Grantor shall revert to such Grantor or any other Person entitled thereto.

(ii) Upon any sale or other transfer by any Grantor of any Collateral that is expressly permitted under the Credit Agreement (other than a sale or other transfer to a Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.20 of the Credit Agreement, the security interest granted hereby shall terminate with respect to such Collateral and all rights to the Collateral shall revert to Grantors or any other Person entitled thereto.

(iii) At such time as any of the foregoing contained Sections 9.5(a), 9.5(b)(i) and 9.5(b)(ii) hereof, upon the Borrower’s written request and at the sole cost and expense of the Grantors, the Collateral Agent will (A) assign, transfer and deliver to the Grantors, against receipt and without recourse to or warranty by the Collateral Agent, such of the Collateral to be released (in the case of a release) or all of the Collateral (in the case of the satisfaction of Sections 9.5(a), 9.5(b)(i) and 9.5(b)(ii) hereof) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and (B) with respect to any other Collateral, authorize the filing of appropriate termination statements and other documents (including UCC termination statements or releases) to terminate such security interests.

(c) At any time that the respective Grantor desires that the Collateral Agent take any action described in Section 9.5(b) hereof, such Grantor shall, upon request of the Collateral Agent, deliver to the Collateral Agent an officer’s certificate certifying that the release of the respective Collateral is permitted pursuant to Sections 9.5(a) or 9.5(b) hereof. The Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it as permitted (or which the Collateral Agent in good faith believes to be permitted) by this Section 9.5.

SECTION 9.6 Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Grantor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless

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in writing and signed by the Collateral Agent and the Grantors. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Grantor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Security Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

SECTION 9.7 Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Grantor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other parties hereto complying as to delivery with the terms of this Section 9.7.

SECTION 9.8 GOVERNING LAW. THIS SECURITY AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

SECTION 9.9 CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH GRANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECURITY AGREEMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT OR ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION IF REQUIRED TO REALIZE UPON THE COLLATERAL OR ENFORCE ANY JUDGMENT.

(b) EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT IN ANY COURT REFERRED TO IN SECTION 9.9(a) HEREOF. EACH GRANTOR

25

HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH GRANTOR AND, EXCEPT AS PROVIDED IN THE LAST SENTENCE OF SECTION 9.9(a) HEREOF, EACH SECURED PARTY, AGREES THAT ANY ACTION COMMENCED BY ANY GRANTOR ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE COLLATERAL AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.7 HEREOF EXCLUDING SERVICE OF PROCESS BY MAIL. NOTHING IN THIS SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS SECURITY AGREEMENT. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

SECTION 9.10 Severability of Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 9.11 Execution in Counterparts; Effectiveness. This Security Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or other electronic transmission (including “.pdf” or “.tif”) shall be as effective as delivery of a manually executed counterpart of this Security Agreement.

SECTION 9.12 No Release. Nothing set forth in this Security Agreement shall relieve any Grantor from the performance of any term, covenant, condition or agreement on such Grantor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any Person under or in respect of any of the Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Grantor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Grantor relating thereto or for any breach of any representation or warranty on the part of such Grantor contained in this Security Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Collateral or made in

26

connection herewith or therewith. The obligations of each Grantor contained in this Section 9.12 shall survive the termination hereof and the discharge of such Grantor’s other obligations under this Security Agreement, the Credit Agreement and the other Loan Documents.

SECTION 9.13 Obligations Absolute. All obligations of each Grantor hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Grantor;

(b) any lack of validity or enforceability of the Credit Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(d) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 9.6 hereof; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Grantor (other than the termination of this Security Agreement in accordance with Section 9.5(a) hereof).

SECTION 9.14 Intercreditor Agreement.

(a) This Security Agreement and the Liens granted to the Collateral Agent pursuant to this Security Agreement or any other Loan Documents in any Collateral and the exercise of any right or remedy with respect to any Collateral hereunder or any other Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of any inconsistency between the terms of this Security Agreement and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall control.

(b) Notwithstanding anything herein to the contrary, prior to the Discharge of ABL Debt (as defined in the Intercreditor Agreement), (i) the requirements of this Security Agreement to deliver Collateral, or control thereof, to the Collateral Agent or register the Collateral Agent as the registered owner of any Collateral shall be deemed satisfied by delivery of such Collateral, or control thereof, to, or the registration of such Collateral in the name of, the ABL Collateral Agent and (ii) the Collateral Agent may exercise all remedies of the Collateral Agent hereunder in accordance with Section 3.1 of the Intercreditor Agreement.

[Signature Pages Follow]

27

IN WITNESS WHEREOF, the Grantors and the Collateral Agent have caused this Security Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

BORROWER

SUPERVALU INC.

By:
Name:
Title:

GUARANTORS

NEW ALBERTSON’S, INC.

STAR MARKETS COMPANY, INC.

SHAW’S SUPERMARKETS, INC.

AMERICAN STORES COMPANY, LLC LUCKY STORES LLC

AMERICAN DRUG STORES LLC

ACME MARKETS, INC.

JEWEL FOOD STORES, INC.

SUPERVALU PHARMACIES, INC.

W. NEWELL & CO., LLC

ADVANTAGE LOGISTICS—SOUTHEAST, INC.

SUPERVALU HOLDINGS, INC.

SUPERVALU HOLDINGS-PA, LLC

MORAN FOODS, LLC

SAVE-A-LOT TYLER GROUP, LLC

SHOP ‘N SAVE WAREHOUSE FOODS, INC.

SHOP ‘N SAVE ST. LOUIS, INC.

RICHFOOD, INC.

SHOPPERS FOOD WAREHOUSE CORP.

FF ACQUISITION, L.L.C.

FOODARAMA LLC

CHAMPLIN 2005 L.L.C.

By:
Name:
Title:

AMERICAN PARTNERS, L.P.

By: American Drug Stores LLC, its

By:
Name:
Title:

Signature Page to Term Loan Security Agreement

SHAW EQUIPMENT CORPORATION

SHAW’S REALTY TRUST

JETCO PROPERTIES, INC.

SVH REALTY, INC.

SSM HOLDINGS COMPANY

STAR MARKETS HOLDINGS, INC.

JEWEL COMPANIES, INC.

SUPERMARKET OPERATORS OF AMERICA, INC.

RICHFOOD HOLDINGS, INC.

SFW HOLDING CORP

SUPER RITE FOODS, INC.

ABS FINANCE CO., INC.

SCOTT’S FOOD STORES, INC.

ASP REALTY, INC.

BUTSON’S ENTERPRISES, INC.

SHAW’S REALTY CO.

RICHFOOD PROCUREMENT, LLC

By:
Name:
Title:

Signature Page to Term Loan Security Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Term Loan Security Agreement

EXHIBIT 1

[Form of]

SECURITIES PLEDGE AMENDMENT

This Securities Pledge Amendment, dated as of                 ,     201    , is delivered pursuant to Section 5.1 of that certain Security Agreement (as amended, amended and restated, restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of August 30, 2012, made by SUPERVALU INC., a Delaware corporation, as borrower (the “Borrower”), and the Guarantors party thereto from time to time (the “Guarantors”), as pledgors, assignors and debtors (the Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Grantors” and, each, a “Grantor”), in favor of CREDIT SUISSE AG, in its capacity as collateral agent for the Secured Parties, as pledgee, assignee and secured party (in such capacities, and together with any successors in such capacities, the “Collateral Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Security Agreement and that the Intercompany Notes listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Collateral and shall secure all Secured Obligations.

Exhibit 1

INTERCOMPANY NOTES

ISSUES	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

[ ], as Grantor

By:
Name:
Title:

AGREED TO AND ACCEPTED: CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:
Name:
Title:

Exhibit 1

SCHEDULE I

Intercompany Notes

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

Schedule 1

SCHEDULE 3.3

Filings, Registrations and Recordings

Name of Company	UCC-1 Financing Statement Filing Office	Intellectual Property Security Interests Filing Office

Schedule 3.3

SCHEDULE 3.4(a)

Instruments

Name of Company	Issuer of Instrument	Principal Amount of Instrument	Maturity Date

Schedule 3.3

SCHEDULE 4.3(a)

Other Legal and Fictitious Names, Mergers, Consolidations, Acquisitions

I. Legal and Fictitious Names. During the past three years, each Company has used the following trade name(s) and/or trade style(s):

Company	Trade Name/Divisions

II. Changes in Names, Jurisdiction of Organization or Corporate Structure. Except as set forth below, no Company has changed its name, jurisdiction of organization or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past three years:

Date of Change

Date of Change	Description of Change

III. Acquisitions of Equity Interests or Assets. Except as set forth below, no Company has acquired the controlling equity interests of another entity or substantially all the assets of another entity within the past three years:

Date of Acquisition	Description of Acquisition

Schedule 4.3(a)

ANNEX 1 TO SECURITY AGREEMENT

FORM OF JOINDER

JOINDER NO.             , dated as of             (this “Joinder”), to that certain Security Agreement, dated as of August 30, 2012 (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “Security Agreement”), by SUPERVALU INC., a Delaware corporation having an office at 7075 Flying Cloud Drive, Eden Prairie, MN, as borrower (the “Borrower”), and the guarantors listed on the signature pages thereto (the “Original Guarantors”) and the other guarantors thereafter party thereto by execution of a joinder agreement (the “Additional Guarantors” and, together with the Original Guarantors, the “Guarantors”), as pledgors, assignors and debtors (the Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, collectively, the “Grantors” and, each, a “Grantor”), in favor of CREDIT SUISSE AG, in its capacity as collateral agent for the Secured Parties, as pledgee, assignee and secured party (in such capacities, and together with any successors in such capacities, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Term Loan Credit Agreement, dated as of August 30, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Collateral Agent, the Lenders have agreed to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, initially capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement or, if not defined therein, in the Credit Agreement; and

WHEREAS, Grantors have entered into the Security Agreement in order to induce the Lenders to make certain financial accommodations to the Borrower; and

WHEREAS, pursuant to Section 5.12 of the Credit Agreement and Section 4.12 of the Security Agreement, certain Subsidiaries of the Grantors, must execute and deliver certain Loan Documents, including the Security Agreement, and the joinder to the Security Agreement by the undersigned new Grantor or Grantors (collectively, the “New Grantors”) may be accomplished by the execution of this Joinder in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties; and

WHEREAS, each New Grantor (a) is a direct or indirect Subsidiary of [Name of Loan Party] and, as such, will benefit by virtue of the financial accommodations extended to the Borrower by the Secured Parties and (b) by becoming a Loan Party will benefit from certain rights granted to the Loan Parties pursuant to the terms of the Loan Documents.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each New Grantor hereby agrees as follows:

SECTION 1. In accordance with Section 4.12 of the Security Agreement, each New Grantor, by its signature below, becomes a “Grantor” under the Security Agreement with the same force and effect as if originally named therein as a “Grantor” and each New Grantor hereby

Annex 1-1

(a) agrees to all of the terms and provisions of the Security Agreement applicable to it as a “Grantor” thereunder and (b) represents and warrants that the representations and warranties made by it as a “Grantor” thereunder are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on and as of the date hereof. In furtherance of the foregoing, each New Grantor does hereby unconditionally grant, assign, and pledge to the Collateral Agent, for the benefit of the Secured Parties, to secure the Secured Obligations, a continuing security interest in and to all of such New Grantor’s right, title and interest in and to the Collateral. The Schedules attached hereto supplement the Schedules previously delivered by the Existing Grantors and shall be deemed a part thereof for all purposes of the Security Agreement. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is incorporated herein by reference. Each New Grantor authorizes the Collateral Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments thereto (a) describing the Collateral that contain any information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance. Each New Grantor also hereby ratifies any and all financing statements or amendments previously filed by the Collateral Agent in any jurisdiction in connection with the Loan Documents.

SECTION 2. Each New Grantor represents and warrants to the Collateral Agent, the Secured Parties that this Joinder has been duly executed and delivered by such New Grantor and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

SECTION 3. This Joinder is a Loan Document. This Joinder may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Joinder. Delivery of an executed counterpart of this Joinder by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Joinder. Any party delivering an executed counterpart of this Joinder by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Joinder but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Joinder.

SECTION 4. The Security Agreement, as supplemented hereby, shall remain in full force and effect.

SECTION 5. THE VALIDITY OF THIS JOINDER, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. EACH NEW GRANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR

Annex 1-2

RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 7. EACH NEW GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT

SECTION 7. EACH NEW GRANTOR AGREES THAT ANY ACTION COMMENCED BY ANY NEW GRANTOR ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE COLLATERAL AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

SECTION 8. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE COLLATERAL AGENT AND EACH NEW GRANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS JOINDER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE COLLATERAL AGENT AND EACH NEW GRANTOR REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS JOINDER MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Signature Pages Follow]

Annex 1-3

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to the Security Agreement to be executed and delivered as of the day and year first above written.

NEW GRANTORS:	[NAME OF NEW GRANTOR]

By:
Name:
Title:

[NAME OF NEW GRANTOR]

By:
Name:
Title:

COLLATERAL AGENT:	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:
Name:
Title:

Annex 1-4

Exhibit G

to the Credit Agreement

FORM OF FACILITY GUARANTY

(Separately attached)

G-1

EXHIBIT G

TERM LOAN GUARANTY

TERM LOAN GUARANTY (this “Guaranty”), dated as of August 30, 2012, by each of the Subsidiaries of the Borrower listed on the signature pages hereto (each such Person, individually, a “Guarantor” and, collectively, the “Guarantors”) in favor of (a) Credit Suisse AG, as administrative (in such capacity, together with its successors and assigns, the “Administrative Agent”) for its own benefit and the benefit of the other Secured Parties and (b) the Secured Parties.

W I T N E S S E T H

WHEREAS, reference is made to that certain Term Loan Credit Agreement, dated as of August 30, 2012 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”), among SUPERVALU Inc., a Delaware corporation (the “Borrower”), the Guarantors, the Lenders party thereto (the “Lenders”) and the Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS, the Lenders have agreed to make Loans to the Borrower pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement.

WHEREAS, each Guarantor acknowledges that it is an integral part of a consolidated enterprise and that it will receive direct and indirect benefits from the availability of the credit facility provided for in the Credit Agreement and from the making of the Loans by the Lenders.

WHEREAS, the obligations of the Lenders to make Loans are conditioned upon, among other things, the execution and delivery by the Guarantors of a guaranty in the form hereof. As consideration therefor, and in order to induce the Lenders to make Loans, the Guarantors are willing to execute this Guaranty.

Accordingly, each Guarantor hereby agrees as follows:

SECTION 1. Guaranty. Each Guarantor irrevocably and unconditionally guaranties, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment when due (whether at the stated maturity, by required prepayment, by acceleration or otherwise) and performance by the Borrower of all Obligations (collectively, the “Guaranteed Obligations”), including all such Guaranteed Obligations which shall become due but for the operation of the Bankruptcy Code. Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon this Guaranty notwithstanding any extension or renewal of any Guaranteed Obligation.

SECTION 2. Guaranteed Obligations Not Affected. To the fullest extent permitted by applicable Law, each Guarantor waives presentment to, demand of payment from, and protest to, any Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of this Guaranty, notice of protest for nonpayment and all other notices of any kind. To the fullest extent permitted by applicable Law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of Administrative Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any Loan Party under the provisions of the Credit Agreement, any other Loan Document or otherwise or against any other party with respect to any of the Guaranteed Obligations, (b) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Guaranty, any other Loan Document or any other agreement, with respect to any Loan Party or with respect to the Guaranteed Obligations, (c) the failure to perfect any security interest in, or the release of, any of the Collateral held by or on behalf of the Administrative Agent or any other Secured Party or (d) the lack of legal existence of any Loan Party or legal obligation to discharge any of the Guaranteed Obligations by any Loan Party for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any Loan Party.

SECTION 3. Security. Each of the Guarantors hereby acknowledges and agrees that the Administrative Agent and each of the other Secured Parties may (a) take and hold security for the payment of this Guaranty and the Guaranteed Obligations and exchange, enforce, waive and release any such security, (b) apply such security and direct the order or manner of sale thereof as they in their sole discretion may determine and (c) release or substitute any one or more endorsees, the Borrower, other Guarantors or other obligors, in each case without affecting or impairing in any way the liability of any Guarantor hereunder.

SECTION 4. Guaranty of Payment. Each of the Guarantors further agrees that this Guaranty constitutes a guaranty of payment and performance when due of all Guaranteed Obligations and not of collection and, to the fullest extent permitted by applicable Law, waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any of the Collateral or other security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of any Loan Party or any other Person or to any other guarantor of all or part of the Guaranteed Obligations. Any payment required to be made by the Guarantors hereunder may be required by the Administrative Agent or any other Secured Party on any number of occasions and shall be payable to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in the manner provided in the Credit Agreement.

SECTION 5. No Discharge or Diminishment of Guaranty. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Guaranteed Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the Guaranteed Obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Guaranty, the Credit Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).

SECTION 6. Defenses of Loan Parties Waived. To the fullest extent permitted by applicable Law, each of the Guarantors waives any defense based on or arising out of any defense of any Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Loan Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Each Guarantor hereby acknowledges that the Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Loan Party, or exercise any other right or remedy available to them against any Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent that the Guaranteed Obligations have been indefeasibly paid in full in cash. Pursuant to, and to the extent permitted by, applicable Law, each of the Guarantors waives any defense arising out of any such election and waives any benefit of and right to participate in any such foreclosure action, even though such

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election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Loan Party, as the case may be, or any security. Each Guarantor agrees that it shall not assert any claim in competition with the Administrative Agent or any other Secured Party in respect of any payment made hereunder in any bankruptcy, insolvency, reorganization or any other proceeding.

SECTION 7. Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of any Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each of the Guarantors hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Secured Party as designated thereby in cash the amount of such unpaid Guaranteed Obligations. Upon payment by any Guarantor of any sums to the Administrative Agent or any other Secured Party as provided above, all rights of such Guarantor against any Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Guaranteed Obligations. In addition, any indebtedness of the Borrower or any other Loan Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior indefeasible payment in full in cash of all of the Guaranteed Obligations. Notwithstanding the foregoing, prior to the occurrence of an Event of Default, the Borrower or any other Loan Party may make payments to any Guarantor on account of any such indebtedness. After the occurrence and during the continuance of an Event of Default, none of the Guarantors will demand, sue for, or otherwise attempt to collect any such indebtedness until the indefeasible payment in full in cash of the Guaranteed Obligations and termination or expiration of the Commitments. If any amount shall erroneously be paid to any Guarantor on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.

SECTION 8. Limitation on Guaranty of Guaranteed Obligations.

(a) In any action or proceeding with respect to any Guarantor involving any state corporate law, the Bankruptcy Code or any other state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guaranty set forth herein and the obligations of each Guarantor hereunder, if the obligations of such Guarantor under Section 1 hereof would otherwise be determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, in such action or proceeding on account of the amount of its liability under Section 1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, Administrative Agent or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(b) In such circumstances, to effectuate the foregoing, the amount of the liability of each Guarantor hereunder shall be determined, unless such Guarantor is a borrower under the ABL Facility, after taking into account such Guarantor’s liability under the ABL Facility based on the fraction, the numerator of which is the then outstanding total liability under the ABL Facility and the denominator of which is the sum of the then outstanding total liability under the ABL Facility and the then outstanding total liability under the Term Facility as of the applicable date of determination. To the fullest extent

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permitted by applicable Law, this Section 8(b) hereof shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor. Each Guarantor agrees that Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under this Section 8 without impairing the guaranty contained in Section 1 hereof or affecting the rights and remedies of any Secured Party hereunder.

SECTION 9. Information. Each of the Guarantors assumes all responsibility for being and keeping itself informed of each Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

SECTION 10. Termination; Release.

(a) This Guaranty (i) shall terminate upon termination of the Commitments and payment in full of the Guaranteed Obligations (other than contingent, unasserted indemnification obligations) and (ii) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by any Secured Party or any Guarantor upon the bankruptcy or reorganization of any Loan Party or otherwise.

(b) A Guarantor shall be released from its obligations under this Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

SECTION 11. Binding Effect; Several Agreement; Assignments. Whenever in this Guaranty any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Guarantors that are contained in this Guaranty shall bind and inure to the benefit of each of the Guarantors and its respective successors and assigns. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns, and shall inure to the benefit of the Administrative Agent and the other Secured Parties, and their respective successors and assigns, except that no Guarantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such attempted assignment or transfer shall be void), except as expressly permitted by this Guaranty or the Credit Agreement. This Guaranty shall be construed as a separate agreement with respect to each Guarantor and may be amended, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

SECTION 12. Waivers; Amendment.

(a) The rights, remedies, powers, privileges, and discretions of the Administrative Agent hereunder and under applicable Law (herein, the “Administrative Agent’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No delay or omission by the Administrative Agent in exercising or enforcing any of the Administrative Agent’s Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Administrative Agent of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Administrative Agent’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Administrative Agent and any Person, at any time, shall preclude the other or further exercise of the Administrative Agent’s Rights and Remedies. No waiver by

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the Administrative Agent of any of the Administrative Agent’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Administrative Agent’s Rights and Remedies may be exercised at such time or times and in such order of preference as the Administrative Agent may determine. The Administrative Agent’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Guaranteed Obligations. No waiver of any provisions of this Guaranty or any other Loan Document or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by Section 12(b) hereof, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor or any other Guarantor to any other or further notice or demand in the same, similar or other circumstances.

(b) Neither this Guaranty nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Administrative Agent and a Guarantor or the Guarantors with respect to whom such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

SECTION 13. Copies and Facsimiles. This instrument and all documents which have been or may be hereinafter furnished by the Guarantors to the Administrative Agent may be reproduced by the Administrative Agent by any photographic, microfilm, xerographic, digital imaging, or other process. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile or other electronic transmission which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise so admissible in evidence as if the original of such facsimile or other electronic transmission had been delivered to the party which or on whose behalf such transmission was received.

SECTION 14. Governing Law. THIS GUARANTY AND ANY CLAIM, CONTROVERSY, DISPUTE OR OTHER CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS GUARANTY AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

SECTION 15. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement; provided, that communications and notices to the Guarantors may be delivered to the Borrower on behalf of each of the Guarantors.

SECTION 16. Survival of Agreement; Severability.

(a) All covenants, agreements, indemnities, representations and warranties made by the Guarantors herein and in the certificates or other instruments delivered in connection with or pursuant to this Guaranty, the Credit Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the other Secured Parties and shall survive the execution and delivery of this Guaranty, the Credit Agreement and the other Loan Documents and the making of any Loans by the Lenders, regardless of any investigation made by the Administrative Agent or any other Secured Party or on their behalf and notwithstanding that the Administrative Agent or other Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended, and shall continue in full force and effect until terminated as provided in Section 10 hereof.

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(b) Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 17. Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Guaranty by facsimile transmission or by other electronic transmission (including “.pdf” or “.tif”) shall be as effective as delivery of a manually signed counterpart of this Guaranty.

SECTION 18. Rules of Interpretation. The rules of interpretation specified in Section 1.02 of the Credit Agreement shall be applicable to this Guaranty.

SECTION 19. Jurisdiction; Consent to Service of Process.

(a) Each of the Guarantors hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty shall affect any right that the Administrative Agent, the Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Guaranty or the other Loan Documents against a Guarantor or its properties in the courts of any jurisdiction if required to realize upon the Collateral as determined in good faith by the Person bringing such action or proceeding.

(b) Each of the Guarantors hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Guaranty irrevocably consents to service of process in the manner provided for notices in Section 17 hereof. Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by law.

SECTION 20. Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND

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(B) ACKNOWLEDGES THAT THE IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Guarantors have duly executed this Guaranty as of the day and year first above written.

GUARANTORS:	[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

Signature Page to Term Loan Guaranty

ACKNOWLEDGED AND AGREED

as of the date first above written:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Term Loan Guaranty

Exhibit H

to the Credit Agreement

FORM OF MORTGAGE

(See attached)

H-1

EXHIBIT H

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING1

from

[NAME OF MORTGAGOR], Mortgagor

to

CREDIT SUISSE AG,

as administrative agent and collateral agent, Mortgagee

DATED AS OF [                    , 20        ]

EFFECTIVE AS OF [                    , 20        ]

After recording, please return to:

Latham & Watkins LLP

885 Third Ave.

New York, NY 10022

ATTN: Mark Leskiw (030786-0528)

[1]	This form’s riders contain provisions to be included in the mortgage if the mortgage is with respect to a leasehold.

[INSERT STATE]

THIS2 MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING, dated as of [                    , 20        ], and effective as of [                    , 20        ], is made by [NAME OF MORTGAGOR], a [INSERT STATE OF ORGANIZATION AND TYPE OF ENTITY OF MORTGAGOR] (“Mortgagor”), whose address is [                    ], to CREDIT SUISSE AG, as administrative agent and collateral agent (in such capacities and together with its successors, “Mortgagee”), whose address is Eleven Madison Avenue, New York, New York 10010. References to this “Mortgage” shall mean this instrument and any and all renewals, modifications, amendments, supplements, extensions, consolidations, substitutions, spreaders, and replacements of this instrument.

Background

A. SUPERVALU INC., a Delaware corporation, and its Affiliates (individually and collectively, “Borrower”), have entered into the Term Loan Credit Agreement dated as of [                    ], 2012 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), with several banks and other financial institutions from time to time parties thereto (the “Lenders”) and Mortgagee. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

B. Mortgagor has, pursuant to that certain Facility Guaranty as of [                    , 20        ] (as the same may be amended, supplemented or otherwise modified from time to time, the “Guaranty”), among other things, unconditionally guaranteed the Guaranteed Obligations (as defined in the Guaranty).3

C. Pursuant and subject to the Credit Agreement, the Lenders have made, severally and not jointly, certain Loans to Borrower, and Borrower has agreed to cause Mortgagor to execute and deliver this Mortgage in connection therewith.

Granting Clauses

For ten dollars ($10) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Mortgagor agrees that to secure the payment and performance of the following obligations (collectively, the “Secured Obligations”):

(a) the Obligations (as defined in the Credit Agreement), including, without limitation, (i) the aggregate principal amount of $850,000,000 plus any Incremental Loans made pursuant to Section 2.01(b) of the Credit Agreement for a total aggregate principal amount including such Incremental Loans of $1,000,000,000, or so much thereof as may be advanced by the Lenders as Loans pursuant to the Credit Agreement and as is outstanding from time to time, together with interest thereon as provided by the Credit Agreement (including, without limitation, if and to the extent provided by the Credit Agreement, interest accruing after the maturity of the Loans made by each Lender

[2]	For a leasehold mortgage, insert Rider A here.
[3]	For a leasehold mortgage, insert Rider B here as recital “C,” and move the current recital “C” to a new recital “D.”

and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Mortgagor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), as evidenced by the Credit Agreement and, if requested by any Lender as provided by the Credit Agreement, certain promissory notes (as the same may be amended, supplemented or otherwise modified from time to time, the “Notes”), (ii) the Guaranteed Obligations, and (iii) all Protective Advances; and

(b) the performance and observance of each obligation, term, covenant and condition to be performed or observed by Mortgagor under, in connection with or pursuant to the provisions of this Mortgage;

MORTGAGOR HEREBY GRANTS TO MORTGAGEE A LIEN UPON AND A SECURITY INTEREST IN, AND HEREBY MORTGAGES, GRANTS, ASSIGNS, TRANSFERS, HYPOTHECATES, PLEDGES, CONVEYS AND SETS OVER TO MORTGAGEE WITH MORTGAGE COVENANTS (TOGETHER WITH POWER OF SALE THEREOF), all of the following property and rights and interests now owned or held or subsequently acquired by Mortgagor (collectively, the “Mortgaged Property”):

(A) 4the parcel(s) of real property described on Schedule A attached hereto and made a part hereof (the “Land”), together with all of the buildings, improvements, and structures now located thereon (the “Improvements”);

(B) all the estate, right, title, interest, claim or demand whatsoever of Mortgagor, in possession or expectancy, in and to the Land or Improvements or any part thereof;

(C) all right, title, estate and interest of Mortgagor in, to and under all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, waters, water courses, water and riparian rights, development rights, air rights, mineral rights and all estates, rights, titles, interests, privileges, licenses, tenements, hereditaments and appurtenances belonging, relating or appertaining to the Premises (as defined below), and any reversions, remainders, rents, issues, profits and revenue thereof and all land lying in the bed of any street, road or avenue, in front of or adjoining the Premises to the center line thereof;

(D) all right, title, estate and interest of Mortgagor in and to all buildings, improvements, structures, additions, and concessions to, the Land or Improvements, and substitutes and replacements thereof, subsequently acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor on the Land or Improvements, immediately upon such acquisition, release, construction, assembling or placement, including, without limitation, any and all building materials whether stored at the Land or offsite, and, in each such case, without any further mortgage, conveyance, assignment or other act by Mortgagor (collectively, the property and rights and interests described in the foregoing clauses (A) through (D)5, the “Premises”);

[4]	For a leasehold mortgage, insert Rider C here, and move the current subclause “A” to “B,” and shift all subsequent paragraph lettering down accordingly.
[5]	For a leasehold mortgage, replace “(D)” with “(E).”

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(E) all right, title, estate and interest of Mortgagor in and to all of the “fixtures” (as defined in the Code) from time to time attached to or contained in the Premises (but only while attached to or contained in the Premises),6 including without limitation, screens, awnings, shades, blinds, curtains, draperies, carpets, rugs, and other floor coverings, storm doors and windows, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilating, air conditioning and air-cooling apparatus, refrigeration systems, and incinerating equipment, shelving, escalators, elevators, docks, loading and unloading equipment and systems, stoves, ranges, laundry equipment, cleaning systems (including window cleaning apparatus), telephones, communication systems (including satellite dishes and antennae), computers, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems, motors, engines, machinery, pipes, pumps, tanks, conduits, appliances, and fittings (together with, in each case, attachments, components, parts and accessories);

(F) all right, title, estate and interest of Mortgagor in and to all substitutes and replacements of, and all additions, improvements and concessions to, the aforementioned fixtures, subsequently acquired by Mortgagor or constructed, assembled or placed by Mortgagor on the Premises or subsequently attached thereto, immediately upon such acquisition, construction, attachment, assembling or placement at the Premises (but only while attached to or contained in the Premises), without any further mortgage, conveyance, assignment or other act by Mortgagor (all of the foregoing clauses (E) and (F), while attached to or contained in the Premises, being referred to as the “Fixtures”);

(G) all right, title, estate and interest of Mortgagor in, to and under all leases, subleases, underlettings, occupancy agreements, concession agreements, management agreements, licenses and other agreements entitling third parties to use or occupy the Premises or any part thereof, now existing or subsequently entered into by Mortgagor and whether written or oral and any guaranties of any of the foregoing (collectively, as any of the foregoing may be amended, restated, extended, renewed or modified from time to time, the “Leases”), and all rights of Mortgagor in respect of security deposits thereunder and the right to receive and collect the revenues, income, rents, issues and profits thereof, together with all other rents, royalties, issues, profits, revenue, income and other benefits arising from the use and enjoyment of the Mortgaged Property (collectively, the “Rents”);

(H) all right, title, estate and interest of Mortgagor in and to (i) all contracts from time to time executed by Mortgagor or any manager or agent on its behalf relating to the ownership, construction, maintenance, repair, operation, management, occupancy, sale, leasing or financing of the Premises or Fixtures or any part thereof, all agreements relating to Mortgagor’s sale or lease of any portion of the Premises, and all agreements relating to Mortgagor’s purchase or lease, or option to purchase or lease, of any property

[6]	On re-reading, limitation to use is not needed—location of fixtures is determinative.

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which is adjacent or peripheral to the Premises together with the right to exercise any such option, and all leases of Fixtures (collectively, the “Contracts”); (ii) all consents, licenses, permits, variances, building permits, certificates of occupancy and other governmental approvals relating to construction, completion, occupancy, use or operation of the Premises or any part thereof (collectively, the “Permits”); and (iii) all drawings, plans, specifications and similar or related items relating to the Premises (collectively, the “Plans”);

(I) all right, title, estate and interest of Mortgagor in and to all books and records and documents relating to relating to the ownership, construction, maintenance, repair, operation, management, occupancy, sale, or leasing of the Premises or Fixtures or any part thereof, whether tangible or electronic, which contain any information relating to any of the foregoing, to the extent necessary or desirable to sell, transfer or otherwise realize on any of the other Mortgaged Property (“Books and Records”); and

(J) all right, title, estate and interest of Mortgagor in and to all proceeds (as defined in the Code) of the foregoing, including without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the other Mortgaged Property, and including, without limitation, (i) cash, instruments and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of the Mortgaged Property, (ii) the collection, sale, lease, sublease, concession, exchange, assignment, licensing or other disposition of, or realization upon, any item or portion of the Mortgaged Property (including, without limitation, all claims of Mortgagor against third parties for loss of, damage to, destruction of, any of the Mortgaged Property now existing or hereafter arising), (iii) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Mortgagor from time to time with respect to any of the Mortgaged Property, including all right, title, estate and interest of Mortgagor in and to all unearned premiums under insurance policies now or subsequently obtained by Mortgagor relating to the Premises or Fixtures and Mortgagor’s interest in and to all proceeds of any such insurance policies (including title insurance policies) including the right to collect and receive such proceeds, subject to the provisions relating to insurance generally set forth below, (iv) any and all payments (in any form whatsoever) made or due and payable to Mortgagor from time to time in connection with the requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Mortgaged Property by any Governmental Authority (or any Person acting under color of Governmental Authority), including all awards and other compensation, including the interest payable thereon and the right to collect and receive the same, made for the taking by eminent domain, condemnation or otherwise, of all or any part of the Premises or any easement or other right therein, and (v) any and all other amounts from time to time paid or payable under or from any of the Mortgaged Property, both cash and noncash, of the foregoing;

PROVIDED, HOWEVER, that, notwithstanding anything to the contrary contained in clauses (A) through (J)7 above, for the avoidance of doubt (and without implication that such property would otherwise be included), the lien, security interest, mortgage, grant, assignment, transfer,

[7]	For a leasehold mortgage, replace “(J)” with “(K).”

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hypothecation, pledge, conveyance and set over created by this Mortgage is not intended to extend to, shall not extend to, and the term “Mortgaged Property” shall not include, any Excluded Assets (as defined below), and Mortgagor shall from time to time at the request of Mortgagee give written notice to Mortgagee identifying in reasonable detail the Excluded Assets and shall provide to Mortgagee such other information regarding the Excluded Assets as Mortgagee may reasonably request.

For purposes hereof, “Excluded Assets” shall mean the following:

(i) any rights or interests in any contract, agreement, lease, permit, license, charter or license agreement, as such, if under the terms of such contract, agreement, lease, permit, license, charter or license agreement, or applicable Law with respect thereto, the valid grant of a lien therein to Mortgagee would constitute or result in a breach, termination or default under such contract, agreement, lease, permit, license, charter or license agreement and such breach, termination or default has not been or is not waived or the consent of the other party to such contract, agreement, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable Law such prohibition cannot be waived; provided, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the Code or other applicable Law or (ii) so as to limit, impair or otherwise affect Mortgagee’s unconditional continuing liens in any rights or interests of Mortgagor in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement;

(ii) all ABL Priority Collateral; and

(iii) checking, savings or other demand deposit account maintained by any Loan Party and exclusively used (a) for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (b) for the receipt of Medicare and Medicaid receivables of a Loan Party, (c) to hold proceeds of ABL Priority Collateral, or (d) for the receipt and deposit of funds of a specific Person other than a Loan Party, or which a Loan Party is holding in trust or as a fiduciary for such Person, in each case in a manner permitted under this Agreement or the other Loan Documents.

Notwithstanding the foregoing definition of Excluded Assets, nothing contained in this Mortgage shall affect the rights of Mortgagee or any other Lender with respect to any or all of the Excluded Assets as provided for in any other Loan Document.

TO HAVE AND TO HOLD the Mortgaged Property and the rights and privileges hereby mortgaged unto Mortgagee, its permitted successors and assigns for the uses and purposes set forth herein, until the Secured Obligations (other than unasserted contingent indemnification Obligations) are fully paid;

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Terms and Conditions

Mortgagor further represents, warrants, covenants, and agrees with Mortgagee as follows:

1. Warranty of Title. Mortgagor warrants the good and marketable title to the Premises, subject only to the matters that are set forth in Schedule B of any title insurance policy or policies being issued to Mortgagee to insure the lien of this Mortgage and Permitted Encumbrances under the Credit Agreement (collectively, the “Permitted Exceptions”) and that Mortgagor has the full power, authority and right to execute, deliver and perform its obligations under this Mortgage and to encumber, mortgage, transfer, give, grant, bargain, sell, alienate, enfeoff, convey, confirm, warrant, pledge, assign and hypothecate the same and that this Mortgage is and will remain a valid and enforceable first lien on and security interest in the Mortgaged Property, subject only to the Permitted Exceptions. Mortgagor shall forever warrant, defend and preserve such title and the validity and priority of the lien of this Mortgage and shall forever warrant and defend the same to Mortgagee against the claims of all Persons whomsoever.

2. 8Payment of Secured Obligations. Mortgagor shall pay and perform the Secured Obligations owing by it as and when due.

3. Requirements. Mortgagor shall comply with all provisions of the Credit Agreement regarding compliance with the requirements of Laws, orders, writs, injunctions, and decrees applicable to it or the Mortgaged Property.

4. Payment of Taxes and Other Impositions. Mortgagor shall comply with all provisions of the Credit Agreement regarding payment and discharge Taxes, assessments, and governmental charges or levies upon the Mortgaged Property, subject to Mortgagor’s right to contest the same as set forth therein.

5. Insurance. (a) Mortgagor shall (i) maintain or shall cause to be maintained such insurance with respect to it or the Mortgaged Property as is required pursuant to the Credit Agreement; (ii) maintain such other insurance with respect to it or the Mortgaged Property as may be required by applicable Law; and (iii) furnish to Mortgagee, upon written request, information as to the insurance carried as provided in the Credit Agreement.

(b) Mortgagor promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to Mortgagor or to any of the Mortgaged Property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, or repair of any of the Mortgaged Property. Mortgagor shall not use or permit the use of the Mortgaged Property in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Mortgage.

(c) If the Mortgaged Property, or any part thereof, shall be destroyed or damaged, Mortgagor (or Borrower) shall give immediate notice thereof to Mortgagee in accordance with, and to the extent required by, Section 5.03(i) of the Credit Agreement. All insurance proceeds from the Mortgaged Property shall be paid to Mortgagee to be held by Mortgagee as collateral to secure the payment and performance of the Secured Obligations. Notwithstanding the preceding sentence, provided that no Event of Default shall have occurred and be continuing, Mortgagor shall have the right to adjust such loss, and the insurance proceeds relating to such loss shall be paid over to Mortgagor; provided that Mortgagor shall, promptly

[8]	For leasehold mortgages, make this existing section Section 3, insert Rider D here as Section 2, and shift all subsequent section numbers down accordingly.

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after any such damage, repair all such damage regardless of whether any insurance proceeds have been received or whether such proceeds, if received, are sufficient to pay for the costs of repair. If an Event of Default shall have occurred and be continuing, Mortgagee shall have the right to adjust such loss and use the insurance proceeds to pay the Secured Obligations or repair the Mortgaged Property in its sole and absolute discretion.

6. Restrictions on Liens and Encumbrances. Except for the lien of this Mortgage and the Permitted Exceptions, and except as expressly permitted by the Credit Agreement, Mortgagor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Mortgage and whether recourse or non-recourse.

7. Transfer Restrictions. Mortgagor shall not sell, transfer, convey, or assign all or any portion of, or any interest in, the Mortgaged Property except as permitted under the Credit Agreement.

8. Maintenance. Mortgagor shall maintain or cause to be maintained all the Improvements in good condition and repair, ordinary wear and tear expected, and shall not commit or suffer any waste of the Improvements. Mortgagor shall repair, restore, replace, or rebuild promptly any part of the Premises which may be damaged or destroyed by any casualty whatsoever.

9. Condemnation/Eminent Domain. Mortgagor (or Borrower) shall notify Mortgagee of the pendency of the commencement of any action or proceeding for the taking of any interest in the Mortgaged Property in accordance with, and to the extent required by, Section 5.03(i) of the Credit Agreement. If an Event of Default shall have occurred and be continuing, Mortgagee is hereby authorized and empowered by Mortgagor to settle or compromise any claim in connection with such condemnation and to receive all awards and proceeds thereof to be held by Mortgagee as collateral to secure the payment and performance of the Secured Obligations. Notwithstanding the preceding sentence, provided no Event of Default shall have occurred and be continuing, but subject to the terms and provisions of the Credit Agreement, Mortgagor shall, at its expense, diligently prosecute any proceeding relating to such condemnation, settle or compromise any claims in connection therewith and receive any awards or proceeds thereof.

10. Leases. Except as expressly permitted under the Credit Agreement, Mortgagor shall not lease, sublease, license, or sublicense all or any portion of, or any interest in, the Mortgaged Property. Mortgagor may revise, modify, or amend any Lease without the consent of Mortgagee, provided that the Lease, as modified, is or would be expressly permitted under the Credit Agreement.

11. Further Assurances. Mortgagor agrees to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which Mortgagee may reasonably request, to grant, preserve, protect or perfect the lien created or intended to be created by this Mortgage or the validity or priority of such lien, all at the expense of Mortgagor.

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12. Mortgagee’s Right to Perform. If Mortgagor fails to perform any of the covenants or agreements of Mortgagor hereunder (other than with respect to the failure to maintain insurance as required hereunder, in which case Mortgagee can immediately perform), and such failure constitutes an Event of Default, without waiving or releasing Mortgagor from any obligation or default under this Mortgage, Mortgagee may, at any time (but shall be under no obligation to) pay or perform the same, and the amount or cost thereof, with interest at the rate provided for in the Credit Agreement, shall constitute Protective Advances secured by this Mortgage and shall be a lien on the Mortgaged Property prior to any right, title to, interest in or claim upon the Mortgaged Property attaching subsequent to the lien of this Mortgage. No payment or advance of money or performance rendered by Mortgagee under this Section 129 shall be deemed or construed to cure any default or Event of Default or waive any right or remedy of Mortgagee.

13. Hazardous Material. Mortgagor shall comply with all provisions of the Credit Agreement regarding Hazardous Materials and Environmental Laws with respect to itself and the Mortgaged Property.

14. Protective Advances.10 All Protective Advances shall: (a) become part of the Obligations and be secured by this Mortgage; (b) bear interest at the rate provided for in the Credit Agreement (commencing from the date that the funds are advanced by or on behalf of Mortgagee and continuing until Mortgagor has actually repaid such advances in full), the payment of which interest this Mortgage shall secure; and (c) be repaid by Mortgagor immediately or upon demand, which obligation shall survive repayment of all other Obligations or any foreclosure in connection with this Mortgage. As used herein, the term “Protective Advance“ means any amount that Mortgagee advances or expends in its sole and absolute discretion to cure or seek to cure any default or in exercising any remedy of Mortgagee hereunder.

15. Events of Default. The occurrence of an Event of Default under the Credit Agreement shall constitute an Event of Default hereunder.

16. Remedies. (a) Upon the occurrence and during the continuance of any Event of Default, Mortgagee may, and at the direction of the Required Lenders, shall, in addition to the other rights and remedies provided for herein, under applicable Law, under the Credit Agreement and the other Loan Documents, or otherwise available to it (including, to the extent permitted under the Credit Agreement, declaring amounts secured by this Mortgage to be due and payable, in whole or in part, whereupon the same shall immediately become due and payable), immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Mortgagor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Mortgagee may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Mortgagee:

[9]	For leasehold mortgages, change to “Section 12” to “Section 13.”
[10]	Deleted text matter included in Section 12.

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(i) Mortgagee may, to the extent permitted by applicable Law, (A) take immediate possession of all of the Mortgaged Property and take such action as Mortgagee, in its sole judgment, deems necessary to protect and preserve the Mortgaged Property, (B) institute, maintain and complete an action of mortgage foreclosure against all or any part of the Mortgaged Property and cause the Mortgaged Property to be sold in total or in parts, (C) purchase the Mortgaged Property at foreclosure sale, (D) enforce any judgment received in connection with the exercise of remedies under the Credit Agreement or other Loan Documents, (E) sell all or part of the Mortgaged Property (Mortgagor expressly granting to Mortgagee the power of sale), or (F) take such other action at law or in equity for the enforcement of this Mortgage. Mortgagee may proceed in any such action to final judgment and execution thereon.

(ii) Mortgagee may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other Collateral as security for the Secured Obligations, to the extent permitted by applicable Law, enter into and upon the Mortgaged Property and each and every part thereof and exclude Mortgagor and its agents and employees therefrom without liability for trespass, damage or otherwise (Mortgagor hereby agreeing to surrender possession of the Mortgaged Property to Mortgagee upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Mortgagee shall be entitled, without limitation, to the extent permitted by applicable Law, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Mortgagee may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease, and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Mortgagee shall deem appropriate as fully as Mortgagor might do.

(iii) Mortgagee may, with respect to personal property included in the Mortgaged Property, exercise all of the applicable rights and remedies of a secured party under the Uniform Commercial Code in effect the state in which the Premises are located (the “State”).

(b) In case of a foreclosure sale, the Premises may be sold, at Mortgagee’s election, in one parcel or in more than one parcel and Mortgagee is specifically empowered, (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c) Except as expressly provided above in this Section 16,11 presentment, demand, and protest and all other notices of any kind are hereby expressly waived.

17. Sale of the Properties; Application of Proceeds. Subject to the requirements of applicable Law, the proceeds or avails of a foreclosure sale and all moneys received by Mortgagee pursuant to any right given or action taken under the provisions of this

Mortgage shall be applied in accordance with, and subject to, Section 7.02 of the Credit Agreement.

[11]	For leasehold mortgages, change to “Section 16” to “Section 17.”

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18. Right of Mortgagee to Credit Sale. Upon the occurrence of any sale made under this Mortgage, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Mortgagee may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Mortgagee may make settlement for the purchase price by crediting upon the Secured Obligations or other sums secured by this Mortgage the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Mortgagee is authorized to deduct under this Mortgage. In such event, this Mortgage, the Credit Agreement, any Note, the Facility Guaranty and documents evidencing expenditures secured hereby may be presented to the Person conducting the sale in order that the amount so used or applied may be credited upon the Secured Obligations as having been paid.

19. Appointment of Receiver. Upon the occurrence and during the continuance of any Event of Default, Mortgagee may, and at the direction of the Required Lenders, shall, in addition to the other rights and remedies provided for herein, under applicable Law or otherwise available to it as a matter of right and without notice to Mortgagor, unless otherwise required by applicable Law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Secured Obligations or the interest of Mortgagor therein, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers or other manager of the Mortgaged Property, and Mortgagor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by applicable Law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Mortgagee in case of entry as provided in this Mortgage, including, without limitation and to the extent permitted by applicable Law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

20. Extension, Release, etc. (a) Without affecting the Lien or charge of this Mortgage upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Secured Obligations, Mortgagee may, from time to time and without notice, release or reconvey, or cause to be released or reconveyed any parcel, portion or all of the Mortgaged Property in accordance with, and subject to, Section 9.20 of the Credit Agreement. If at any time this Mortgage shall secure less than all of the principal amount of the Secured Obligations, it is expressly agreed that any repayments of the principal amount of the Secured Obligations shall not reduce the amount of the Lien of this Mortgage until the Lien amount shall equal the principal amount of the Secured Obligations outstanding.

(b) No recovery of any judgment by Mortgagee and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Mortgagor shall affect the Lien of this Mortgage or any Liens, rights, powers or remedies of Mortgagee hereunder, and such Liens, rights, powers and remedies shall continue unimpaired until the Secured Obligations (other than unasserted contingent indemnification Obligations) are fully paid.12

[12]	PDF Form Mortgage contains the following different language: “...remedies shall continue unimpaired until this Mortgage is terminated andor released in accordance with Section 39.”

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(c) If Mortgagee shall have the right to foreclose this Mortgage, Mortgagor authorizes Mortgagee at its option to foreclose the Lien of this Mortgage subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the Secured Obligations or to foreclose the Lien of this Mortgage.

(d) Unless expressly provided otherwise, in the event that ownership of this Mortgage and title to the Mortgaged Property or any estate therein shall become vested in the same Person, this Mortgage shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

21. Security Agreement under Uniform Commercial Code. (a) It is the intention of the parties hereto that this Mortgage shall constitute a Security Agreement within the meaning of the Uniform Commercial Code (the “Code”) of the State. Upon the occurrence and during the continuance of any Event of Default, Mortgagee may, and at the direction of the Required Lenders, shall, in addition to the other rights and remedies provided for herein, under applicable Law or otherwise available to it under the Credit Agreement and other Loan Documents at Mortgagee’s option either (i) proceed under the Code and exercising such rights and remedies as may be provided to a secured party by the Code with respect to all or any portion of the Mortgaged Property which is personal property (including, without limitation, taking possession of and selling such property) or (ii) treat such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Mortgagee’s rights, powers and remedies with respect to the real property (in which event the default provisions of the Code shall not apply). If Mortgagee shall elect to proceed under the Code, then ten days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Mortgagee shall include, but not be limited to, attorneys’ fees and legal expenses. At Mortgagee’s request, Mortgagor shall assemble the personal property and make it available to Mortgagee at a place designated by Mortgagee which is reasonably convenient to both parties.

(b) Mortgagor and Mortgagee agree, to the extent permitted by applicable Law, that: (i) this Mortgage upon recording or registration in the Premises records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of the Code; (ii) [                    ] is the record owner of the Premises; (iii) the addresses of Mortgagor and Mortgagee are as set forth on the first page of this Mortgage; and (iv) the organization identification number of Mortgagor is [                    ].

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(c) Mortgagor, upon request by Mortgagee from time to time, shall execute, acknowledge and deliver to Mortgagee one or more separate security agreements, in form reasonably satisfactory to Mortgagee, covering all or any part of the Mortgaged Property and will further execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any financing statement, affidavit, continuation statement or certificate or other document as Mortgagee may reasonably request in order to perfect, preserve, maintain, continue or extend the security interest under and the priority of this Mortgage and such security instrument. Mortgagor further agrees to pay to Mortgagee on demand all costs and expenses incurred by Mortgagee in connection with the preparation, execution, recording, filing and re-filing of any such document and all reasonable costs and expenses of any record searches for financing statements Mortgagee shall reasonably require. Pursuant to the provisions of the Code, Mortgagor hereby authorizes Mortgagee to file any such financing and continuation statements as required by the Credit Agreement. The filing of any financing or continuation statements in the records relating to personal property or chattels shall not be construed as in any way impairing the right of Mortgagee to proceed against any personal property encumbered by this Mortgage as real property, as set forth above.

22. Assignment of Rents. Mortgagor hereby assigns to Mortgagee the Rents as further security for the payment and performance of the Secured Obligations, and Mortgagor grants to Mortgagee the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Secured Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Secured Obligations (other than unasserted contingent indemnification Obligations) are paid in full, but Mortgagee hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Mortgagor shall be entitled to collect, receive, use and retain the Rents until the occurrence of an Event of Default under this Mortgage; such right of Mortgagor to collect, receive, use and retain the Rents may be revoked by Mortgagee upon the occurrence of any Event of Default under this Mortgage by giving not less than five days’ written notice of such revocation to Mortgagor. In the event such notice is given, Mortgagor shall pay over to Mortgagee, or to any receiver appointed to collect the Rents, any lease security deposits. Mortgagor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

23. Notices. All notices, requests, demands and other communications hereunder shall be given in accordance with the provisions of Section 9.01 of the Credit Agreement to Mortgagor in care of Borrower and to Mortgagee at the address of the Collateral Agent as specified therein.

24. No Oral Modification. This Mortgage may not be amended, supplemented, or otherwise modified except in accordance with the provisions of Section 9.08 of the Credit Agreement. To the extent permitted by applicable Law, any agreement made by Mortgagor and Mortgagee after the date of this Mortgage relating to this Mortgage shall be superior to the rights of the holder of any intervening or subordinate Lien or encumbrance.

25. Partial Invalidity. In the event any one or more of the provisions contained in this Mortgage should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a

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particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. Notwithstanding to the contrary anything contained in this Mortgage or in any provisions of the Loan Documents, the obligations of Mortgagor and of any other obligor under the Loan Documents to repay the Secured Obligations shall be subject to the limitation that Mortgagee shall not charge, take or receive, nor shall Mortgagor or any other obligor be obligated to pay to Mortgagee, any amounts constituting interest in excess of the maximum rate permitted by Law to be charged by Mortgagee, as provided by Section 9.09 of Credit Agreement.

26. Mortgagor’s Waiver of Rights. To the fullest extent permitted by applicable Law, Mortgagor waives the benefit of all Laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Secured Obligations or the creation or extension of a period of redemption from any sale, and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the fullest extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any Law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Mortgage before exercising any other remedy granted hereunder and Mortgagor, for Mortgagor and its successors and assigns, and for any and all Persons ever claiming any interest in the Mortgaged Property, to the extent permitted by applicable Law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature or declare due the whole of the secured indebtedness and marshalling in the event of foreclosure of the liens hereby created.

27. Remedies Not Exclusive. In addition to any rights and remedies that Mortgagee may have under the Credit Agreement and the other Loan Documents, Mortgagee shall be entitled to exercise all rights and powers under this Mortgage or under any applicable Laws now or hereafter in force with respect hereto, notwithstanding some or all of the Secured Obligations may now or hereafter be otherwise secured, whether by mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, shall prejudice or in any manner affect Mortgagee’s right to realize upon or enforce any other security now or hereafter held by Mortgagee, it being agreed that Mortgagee shall not be required to look first to, enforce or exhaust any other security, collateral or guaranties and that Mortgagee shall be entitled to enforce this Mortgage and any other security now or hereafter held by Mortgagee in such order and manner as Mortgagee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Mortgagee is intended to be exclusive of any other remedy herein or by Law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to which Mortgagee or to which it is otherwise entitled may be exercised concurrently or independently from time to time and as often as may be deemed expedient by Mortgagee in accordance therewith. In no event shall Mortgagee, in the exercise of the remedies provided in this Mortgage (including, without limitation, in connection with the assignment of Rents to Mortgagee, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and Mortgagee shall not in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

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28. Multiple Security. If (a) the Premises shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Mortgage, Mortgagee shall now or hereafter hold one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Secured Obligations upon other property in the State (whether or not such property is owned by Mortgagor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by applicable Law, Mortgagee may, at its election, commence or consolidate in a single foreclosure action all foreclosure proceedings against all such collateral securing the Secured Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of any county in the State in which any of such collateral is located. Mortgagor acknowledges that the right to maintain a consolidated foreclosure action in the State is a specific inducement to Mortgagee to extend the Secured Obligations, and Mortgagor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Mortgagor further agrees that if Mortgagee shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Secured Obligations, or if Mortgagee shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral, then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State, Mortgagee may commence or continue foreclosure proceedings and exercise its other remedies granted in this Mortgage against all or any part of the Mortgaged Property and Mortgagor waives any objections to the commencement or continuation of a foreclosure of this Mortgage or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Mortgage or such other proceedings on such basis. Neither the commencement nor continuation of proceedings to foreclose this Mortgage nor the exercise of any other rights hereunder nor the recovery of any judgment by Mortgagee in any such proceedings shall prejudice, limit or preclude Mortgagee’s right to commence or continue one or more foreclosure or other proceedings or obtain a judgment against any other collateral (either in or outside the State) which directly or indirectly secures the Secured Obligations, and Mortgagor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other proceedings or exercise of any remedies in such proceedings based upon any action or judgment connected to this Mortgage, and Mortgagor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other proceedings or any action under this Mortgage on such basis. It is expressly understood and agreed that to the fullest extent permitted by applicable Law, Mortgagee may, at its election, cause the sale of all collateral which is the subject of a single foreclosure action in the State at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Secured Obligations (directly or indirectly) in the most economical and least time-consuming manner.

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29. Successors and Assigns. Whenever in this Mortgage any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party as permitted by the Credit Agreement; and all covenants, promises and agreements by or on behalf of Mortgagor or Mortgagee that are contained in this Mortgage shall run with the Premises and bind and inure to the benefit of their respective successors and assigns.

30. No Waivers, etc.Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Mortgage without, as to the remainder of the security, in anywise impairing or affecting the lien of this Mortgage or the priority of such lien over any subordinate lien. No failure or delay of Mortgagee in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No waiver of any provision of this Mortgage or consent to any departure by Mortgagor therefrom shall in any event be effective unless the same shall be permitted as provided in Section 24,13 and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Mortgagor in any case shall entitle Mortgagor to any other or further notice or demand in similar or other circumstances.

31. Governing Law, etc.The provisions of this Mortgage regarding the creation, perfection, and enforcement of the Liens and security interests granted herein shall be governed by and construed under the Laws of the State. All other provisions of this Mortgage and the rights and obligations of Mortgagor and Mortgagee, including the provisions of the Credit Agreement and any other Loan Document incorporated or referenced herein shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without regard to the conflict of laws principles thereof that would result in the application of any Law other than the Law of the State of New York.

32. Certain Definitions. The word “Mortgagor” shall be construed as if it reads “Mortgagors” whenever the sense of this Mortgage so requires and if there shall be more than one Mortgagor, the obligations of Mortgagors shall be joint and several. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Mortgage shall be used interchangeably in singular or plural form and the word “Mortgagor” shall mean “each Mortgagor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Mortgagee” shall mean “Mortgagee or any successor Collateral Agent or other permitted agent for the Lenders permitted by the Credit Agreement,” and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Mortgage are for convenience or reference only and in no way limit or amplify the provisions hereof.

[13]	For leasehold mortgages, change to “Section 24” to “Section 25.”

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33. Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. (a) MORTGAGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND THE MORTGAGED PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OR OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS MORTGAGE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND MORTGAGOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE AFORESAID COURTS. MORTGAGOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS MORTGAGE SHALL AFFECT ANY RIGHT THAT MORTGAGEE MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS MORTGAGE AGAINST MORTGAGOR OR THE MORTGAGED PROPERTY IN THE COURTS OF ANY JURISDICTION IF REQUIRED TO REALIZE UPON THE MORTGAGED PROPERTY OR ENFORCE ANY JUDGMENT.

(b) MORTGAGOR FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS MORTGAGE IN ANY OF THE AFORESAID COURTS IN CLAUSE (a) ABOVE. MORTGAGOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) MORTGAGOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 23,14 EXCLUDING SERVICE OF PROCESS BY MAIL. NOTHING IN THIS MORTGAGE WILL AFFECT THE RIGHT OF MORTGAGOR OR MORTGAGEE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(d) MORTGAGOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS MORTGAGE. MORTGAGOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS MORTGAGE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN SECTION 9.11 OF THE CREDIT AGREEMENT.

[14]	For leasehold mortgages, change to “SECTION 23” to “SECTION 24.”

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34. Future Advances. This Mortgage is given to secure the Secured Obligations and shall secure not only obligations with respect to presently existing indebtedness but also any and all other obligations that may hereafter be owing to the Collateral Agent and the Lenders under the Loan Documents, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances, re-advances, and Protective Advances (collectively, “Future Advances”), in each case pursuant to the Credit Agreement or the other Loan Documents, including with respect to any Incremental Loans made pursuant to Section 2.01(b) of the Credit Agreement, whether such Future Advances are obligatory or to be made at the option of the Collateral Agent, the Administrative Agent, the Lenders, or otherwise, to the same extent as if such Future Advances were made on the date of the execution of this Mortgage. The Lien of this Mortgage shall be valid as to all Secured Obligations secured hereby, including Future Advances, from the time of its filing for record in the recorder’s office of the county in which the Mortgaged Property is located. This Mortgage is intended to and shall be valid and have priority over all subsequent Liens and encumbrances, including statutory liens, excepting solely taxes and assessments levied on the Premises. Although this Mortgage is given to secure all Future Advances made by Mortgagee or the other Lenders to or for the benefit of Borrower, Mortgagor, or the Mortgaged Property, pursuant to this Mortgage or in connection with the Mortgaged Property, the Credit Agreement or other Loan Documents, whether obligatory or optional, Mortgagor and Mortgagee acknowledge and agree that Mortgagee and the Lenders are obligated by the terms of the Loan Documents to make certain Future Advances, subject to the fulfillment of the relevant conditions set forth in the Loan Documents.

35. Mortgagee as Agent; Successor Agents. (a) Mortgagee has been appointed to act as agent hereunder by the other Secured Parties pursuant to the Credit Agreement. Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the Credit Agreement, any related agency agreement among the Loan Parties, Mortgagee and the other Secured Parties (collectively, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Mortgage. Mortgagor and all other Persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Mortgagee, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.

(b) Mortgagee shall at all times be the same Person that is the Collateral Agent or other permitted agency role under the Agency Documents. Mortgagee may resign and a successor agent may be appointed in the manner provided in the Credit Agreement, and written notice of resignation by the Collateral Agent or other permitted agent pursuant to the Agency Documents shall also constitute notice of resignation as Mortgagee under this Mortgage. Removal of the Collateral Agent or other permitted agent pursuant to any provision of the Agency Documents shall also constitute removal as Mortgagee under this Mortgage. Appointment of a successor Collateral Agent or other permitted agent pursuant to the Agency Documents shall also constitute appointment of a successor Mortgagee under this Mortgage.

17

Upon the acceptance of any appointment as Collateral Agent or other permitted agent by a successor Collateral Agent or other permitted agent under the Agency Documents, that successor Collateral Agent or other permitted agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent or other permitted agent as Mortgagee under this Mortgage, and the retiring or removed Mortgagee shall promptly (i) assign and transfer to such successor Mortgagee all of its right, title and interest in and to this Mortgage and the Mortgaged Property, and (ii) execute and deliver to such successor Mortgagee such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Mortgagee of the Liens and security interests created hereunder, whereupon such retiring or removed Mortgagee shall be discharged from its duties and obligations under this Mortgage. After any retiring or removed Mortgagee’s resignation or removal hereunder as Mortgagee, the provisions of this Mortgage and the Agency Documents shall inure to such Mortgagee’s benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Mortgagee hereunder.

36. Intercreditor Agreement. This Mortgage and the Liens granted to the Mortgagee pursuant to this Mortgage or any other Loan Documents in any Mortgaged Property and the exercise of any right or remedy with respect to any Mortgaged Property hereunder or any other Loan Document are subject to the provisions of the Intercreditor Agreement by and between Mortgagee and Wells Fargo Bank, National Association, as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”). In the event of any inconsistency between the terms of this Mortgage and the terms of any of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall control.

37. Addendum. The terms and conditions set forth in the Addendum attached hereto are made an integral part hereof and are incorporated in this Mortgage as though fully set forth in the body of this Mortgage. If any conflict exists between the terms and provisions contained in the body of this Mortgage and the terms and provisions set forth in the Addendum, the terms and provisions set forth in the Addendum shall control.

38. Incorporation of Credit Agreement; No Conflicts. The terms of the Credit Agreement are incorporated by reference herein as though set forth in full detail. In the event of any conflict between the terms and provisions of this Mortgage relating to the creation, perfection and enforcement of the real property liens and the terms and provisions of the Credit Agreement, the terms and provisions of this Mortgage shall control; in the event of a conflict between any other term or provision of this Mortgage (other than Section 3115) and the Credit Agreement, the terms and provisions of the Credit Agreement shall control.

39. Termination; Release. (a) This Mortgage, the Liens in favor of Mortgagee and all other security interests granted hereby shall terminate with respect to all Secured Obligations when (i) the Commitments shall have expired or been terminated, (ii) the principal of and interest on each Loan and all fees and other Secured Obligations shall have been indefeasibly performed and paid in full in cash.

[15]	For leasehold mortgages, change to “Section 31” to “Section 32.”

18

(b) In addition, the Mortgaged Property or any portion thereof shall be released from the Liens of this Mortgage in accordance with the provisions of the Credit Agreement.16

[16]

PDF Form Mortgage does not have subsection (a) and (b) and it contains an additional sentence at the end of subsection (b) as follows: “Upon any such termination or release of this Mortgage, the Liens in favor of Mortgagee, or other security interests granted hereby, at Mortgagor’s cost and expense, Mortgagee shall file a satisfaction and release of this Mortgage, in full or in part as the case may be, in the proper real estate records.”

19

40. 17[Maximum Secured Amount. With respect to this Mortgage on properties located in [            ], the maximum amount secured hereby (including Mortgagor’s obligation to reimburse Protective Advances) is $                    . Notwithstanding any provision herein to the contrary, the amount secured by this Mortgage shall be limited as follows:             .]18

[ADDENDUM IMMEDIATELY FOLLOWS]

[17]	Local counsel to advise if required.
[18]

If the Mortgaged Property includes any “Operating Property” under the SVU Indenture as then in effect or any “Principal Property” under the New Albertson’s Indenture as then in effect, then mutually agreeable [    ] language will be added in such Mortgage limiting the amount of the Secured Obligations secured thereby so that such Mortgage does not trigger any equal and ratable security provisions thereunder.

20

ADDENDUM TO MORTGAGE

A. [insert State-specific provisions]

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

This Mortgage has been duly executed and delivered to Mortgagee by Mortgagor and is effective as of the date first above written.

MORTGAGOR:

[ ], a [ ] [ ]

By:
Name:
Title:

[Signature block subject to review and comment by local counsel]

[APPROPRIATE NOTARY BLOCK]

Schedule A

Description of the Land

[Attach Legal Description of all parcels]

RIDER FOR LEASEHOLD MORTGAGE FORM

Rider A:

LEASEHOLD

Rider B:

WHEREAS, Mortgagor is the holder of leasehold title in and to all of the Land (as defined below), pursuant to the [Lease Agreement] dated as of             ,             by and between [LANDLORD], a [            ], as lessor (“Lessor”) and Mortgagor, as lessee, (“Lessee”), a memorandum of which is recorded in Book             , Page             with the Clerk of             County,             , [as amended by that certain             , dated as of             ,             ], which Premises (as defined below) forms a portion of the Mortgaged Property described below;

Rider C:

that certain lease described in Recital C above, as the same has been and may be in the future amended, restated, renewed or extended in compliance with this Mortgage, including any options to purchase, extend or renew provided for in such lease (collectively, the “Subject Lease”) and any nondisturbance, attornment and recognition agreement benefiting Mortgagor with respect to the Subject Lease, together with all credits, deposits, privileges, rights, estates, title and interest of Mortgagor as tenant under the Subject Lease (including all rights of Mortgagor to treat the Subject Lease as terminated under Section 365(h) (a “365(h) Election”) of the Bankruptcy Code, or any other Debtor Relief Laws, or any comparable right provided under any other Debtor Relief Law, together with all rights, remedies and privileges related thereto), and all books and records that contain records of payments of rent or security made under the Subject Lease and all of Mortgagor’s claims and rights to the payment of damages that may arise from Lessor’s failure to perform under the Subject Lease, or rejection of the Subject Lease under any Debtor Relief Law (a “Lease Damage Claim”), Mortgagee having the right, at any time and from time to time, to notify Lessor of the rights of Mortgagee hereunder;

Rider D:

Subject Lease. (a) Mortgagor represents, warrants and agrees as follows:

(i) Mortgagor has delivered to Mortgagee a true, correct and complete copy of the Subject Lease, including all amendments and modifications, existing as of the date hereof.

(ii) Mortgagor has not executed or entered into any modifications or amendments of the Subject Lease, either orally or in writing, other than written amendments that have been disclosed to Mortgagee in writing. Except as expressly permitted under the Credit Agreement, Mortgagor shall not enter into any new leases of all or any portion of the Mortgaged Property or any modifications or amendments of the Subject Lease except with Mortgagee’s prior written consent which consent shall not be unreasonably withheld or delayed.

(iii) The Subject Lease is in full force and effect, and Mortgagor is in no default of its obligations under the Subject Lease that, with the giving of notice or the passage of time or both, would entitle Lessor to terminate the Subject Lease or avoid its obligations thereunder. To Mortgagor’s knowledge, no other event has occurred that, with the giving of notice or the passage of time or both, would entitle Lessor to terminate the Subject Lease or avoid its obligations thereunder. Mortgagor has no knowledge of any material default of Lessor’s obligations under the Subject Lease or the occurrence of any event that, with the giving of notice or the passage of time or both, would constitute such a default or entitle Mortgagor to terminate the Subject Lease or avoid its obligations thereunder.

(iv) Except for Permitted Encumbrances, Mortgagor has not executed any assignment or pledge of the Subject Lease or of Mortgagor’s right, title or interest in the same.

(v) This Mortgage has been granted in conformity with the Subject Lease, does not constitute a violation or default under the Subject Lease, and shall at all times constitute a valid Lien (subject only to matters permitted by this Mortgage) on Mortgagor’s interests in the Subject Lease.

(vi) Mortgagor shall pay, when due and payable, the rentals, additional rentals, and other charges required to be paid by Mortgagor under the terms of the Subject Lease.

(vii) Mortgagor shall perform and observe all terms, covenants, and conditions that Mortgagor is required to perform and observe as lessee under the Subject Lease (including maintenance of insurance as required thereby and under the Credit Agreement), and will not do or suffer to be done anything the doing of which, or refrain from doing anything the omission of which, will impair the security of this Mortgage. Mortgagor will enforce the obligations of the Lessor under the Subject Lease, to the end that Mortgagor may enjoy all of the rights granted to it as lessee under the Subject Lease. Mortgagor shall furnish to Mortgagee any and all documentary evidence received by it or in its possession showing compliance by Mortgagor with the provisions of the Subject Lease that Mortgagee may reasonably request from time to time.

(viii) Mortgagor shall promptly deliver to Mortgagee a copy of any written notice of default or termination under the Subject Lease that it receives from the Lessor. Mortgagor shall promptly notify Mortgagee of any request that either party to the Subject Lease makes for arbitration pursuant to the Subject Lease and the guidelines of the institution of any such arbitration. Mortgagor shall promptly deliver to Mortgagee a copy of the arbitrators’ determination in each such arbitration. Mortgagee may participate in any such arbitration in such manner as Mortgagee shall determine appropriate, including, during the continuance of an Event of Default, to the exclusion of Mortgagor if so determined by Mortgagee in its reasonable discretion.

Rider 2

(ix) Mortgagor shall not, without Mortgagee’s consent, consent or refuse to consent to any action that the Lessor or any third party takes or desires to take pursuant to the terms and provisions of such Subject Lease if such action has a material adverse effect on the Subject Lease or Mortgagor’s rights thereunder.

(x) Mortgagor’s obligations under this Mortgage are independent of and in addition to Mortgagor’s obligations under the Subject Lease. Nothing in this Mortgage shall be construed to require Mortgagor or Mortgagee to take or omit to take any action that would cause a default under the Subject Lease.

(b) Treatment of Subject Lease in Bankruptcy. (i) If the Lessor rejects or disaffirms, or seeks or purports to reject or disaffirm, the Subject Lease pursuant to any Debtor Relief Law, then Mortgagor shall not suffer or permit the termination of any Lease by exercise of the 365(h) Election or otherwise without Mortgagee’s consent. Mortgagor acknowledges that because the Subject Lease is a primary element of Mortgagee’s security for the Secured Obligations, it is not anticipated that Mortgagee would consent to termination of the Subject Lease. If Mortgagor makes any 365(h) Election in violation of this Mortgage, then such 365(h) Election shall be void and of no force or effect.

(ii) Mortgagor hereby assigns to Mortgagee the 365(h) Election with respect to the Subject Lease until the earlier of (i) satisfaction in full of the Secured Obligations (other than unasserted contingent indemnification Obligations), and (ii) release of Mortgagee’s security interest in the Subject Lease. Mortgagor acknowledges and agrees that the foregoing assignment of the 365(h) Election and related rights is one of the rights that Mortgagee may use at any time to protect and preserve Mortgagee’s other rights and interests under this Mortgage. Mortgagor further acknowledges that exercise of the 365(h) Election in favor of terminating the Subject Lease would constitute waste prohibited by this Mortgage. Mortgagor acknowledges and agrees that the 365(h) Election is in the nature of a remedy available to Mortgagor under the Subject Lease, and is not a property interest that Mortgagor can separate from the Subject Lease as to which it arises. Therefore, Mortgagor agrees and acknowledges that exercise of the 365(h) Election in favor of preserving the right to possession under the Subject Lease shall not be deemed to constitute Mortgagee’s taking or sale of the Land (or any element thereof) and shall not entitle Mortgagor to any credit against the Secured Obligations secured hereunder or otherwise impair Mortgagee’s remedies.

(iii) Mortgagor acknowledges that if the 365(h) Election is exercised in favor of Mortgagor’s remaining in possession under the Subject Lease, then Mortgagor’s resulting occupancy rights, as adjusted by the effect of Section 365 of the Bankruptcy Code, shall then be part of the Mortgaged Property and shall be subject to the Lien of this Mortgage.

Rider 3

(iv) If the Lessor rejects or disaffirms the Subject Lease or purports or seeks to disaffirm such Subject Lease pursuant to any Debtor Relief Law, and the 365(h) Election is exercised in favor of Mortgagor’s remaining in possession under the Subject Lease, then:

(1) Mortgagor shall remain in possession of the Land demised under the Subject Lease and shall perform all acts necessary for Mortgagor to remain in such possession for the unexpired term of such Subject Lease (including all renewals), whether the then existing terms and provisions of such Subject Lease require such acts or otherwise; and

(2) All the terms and provisions of this Mortgage and the Lien created by this Mortgage shall remain in full force and effect and shall extend automatically to all of Mortgagor’s rights and remedies arising at any time under, or pursuant to, Section 365(h) of the Bankruptcy Code, including all of Mortgagor’s rights to remain in possession of the Land.

(c) Assignment of Claims to Mortgagee. Mortgagor, immediately upon learning that the Lessor has failed to perform any material term or provision under the Subject Lease (including by reason of a rejection or disaffirmance or purported rejection or disaffirmance of such Subject Lease pursuant to any Debtor Relief Law), shall notify Mortgagee of any such material failure to perform. Mortgagor unconditionally assigns, transfers, and sets over to Mortgagee any and all Lease Damage Claims. This assignment constitutes a present, irrevocable, and unconditional assignment of the Lease Damage Claims, and shall continue in effect until the earlier of (i) satisfaction in full of the Secured Obligations (other than unasserted contingent indemnification Obligations), and (ii) release of Mortgagee’s security interest in the Subject Lease. So long as no Event of Default exists, Mortgagee grants Mortgagor a revocable license to exercise, collect and receive any sums arising in connection with any Lease Damage Claims (the “Lease Damages”). While any Event of Default exists, Mortgagee may (x) revoke such license, with or without notice (“Revocation of License”), or (y) collect all Lease Damages directly under the foregoing absolute assignment of all Lease Damage Claims to Mortgagee. Upon any Revocation of License, Mortgagor promptly shall pay to Mortgagee all Lease Damages paid to Mortgagor to the extent that the same are allocable to any period from and after such Revocation of License, and Mortgagor shall hold in trust all Lease Damages (to be applied as required pursuant to the terms and provisions of the Credit Agreement).

(d) Offset by Mortgagor. If pursuant to Section 365(h)(2) of the Bankruptcy Code or any other similar Debtor Relief Law, Mortgagor seeks to offset against any rent under the Subject Lease the amount of any Lease Damage Claim, then Mortgagor shall notify Mortgagee of its intent to do so at least 20 days before effecting such offset. Such notice shall set forth the amounts proposed to be so offset and the basis for such offset. If Mortgagee reasonably objects to all or any part of such offset, then Mortgagor shall not effect any offset of the amounts to which Mortgagee reasonably

Rider 4

objects. If Mortgagee approves such offset, then Mortgagor may effect such offset as set forth in Mortgagor’s notice. Neither Mortgagee’s failure to object, nor any objection or other communication between Mortgagee and Mortgagor that relates to such offset, shall constitute Mortgagee’s approval of any such offset. Mortgagor shall indemnify Mortgagee against any offset by Mortgagor against the rent reserved in the Subject Lease.

(e) Mortgagor’s Acquisition of Interest in Leased Parcel. If Mortgagor acquires the fee or any other interest in any Land or Improvements originally subject to the Subject Lease, then, such acquired interest shall immediately become subject to the Lien of this Mortgage as fully and completely, and with the same effect, as if Mortgagor now owned it and as if this Mortgage specifically described it, without need for the delivery and/or recording of a supplement to this Mortgage or any other instrument. In the event of any such acquisition, the fee and leasehold interests in such Land or Improvements, unless Mortgagee elects otherwise in writing, remain separate and distinct and shall not merge, notwithstanding any principle of law to the contrary.

(f) New Lease Issued to Mortgagee. If the Subject Lease is for any reason whatsoever terminated before the expiration of its term, Mortgagor acknowledges that Mortgagee or its designee may enter into with Lessor a new lease of the relevant leased premises, and Mortgagor shall have no right, title or interest in or to such new lease or the estate created thereby.

Rider 5

Exhibit I

to the Credit Agreement

FORM OF INTERCREDITOR AGREEMENT

(Separately attached)

I-1

EXHIBIT I

INTERCREDITOR AGREEMENT

dated as of

August 30, 2012

among

Wells Fargo Bank, National Association,

as ABL Agent

and

Credit Suisse AG,

as Term Loan Agent

i

Section 8. ABL Lenders’ Purchase Option	37

8.1 Exercise of Option	37
8.2 Pro Rata Offer	37
8.3 Purchase and Sale	38
8.4 Payment of Purchase Price	38
8.5 Representations Upon Purchase and Sale	39
8.6 Notice from ABL Agent Prior to Enforcement Action	39

Section 9. Access and Use of Term Loan Priority Collateral	39

9.1 Access and Use Rights of ABL Agent	39
9.2 Responsibilities of ABL Secured Parties	40
9.3 Grantor Consent	41

Section 10. Reliance; Waivers; Etc.	41

10.1 Reliance	41
10.2 No Warranties or Liability	41
10.3 No Waiver of Lien Priorities	42
10.4 Obligations Unconditional	43
10.5 Amendments to ABL Documents	43
10.6 Amendments to Term Loan Documents	44

Section 11. Miscellaneous	45

11.1 Conflicts	45
11.2 Continuing Nature of this Agreement; Severability	45
11.3 Refinancing	46
11.4 Amendments; Waivers	47
11.5 Subrogation	47
11.6 Notices	47
11.7 Further Assurances	48
11.8 Consent to Jurisdiction; Waiver of Jury Trial	48
11.9 Governing Law	48
11.10 Binding on Successors and Assigns	48
11.11 Specific Performance	48
11.12 Section Titles; Time Periods	49
11.13 Counterparts	49
11.14 Authorization	49
11.15 No Third Party Beneficiaries	49
11.16 Additional Grantors	49

ii

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (“Agreement”), dated as of August 30, 2012, is by and among Wells Fargo Bank, National Association in its capacity as ABL Agent (as hereinafter defined) pursuant to the ABL Agreement (as hereinafter defined) acting for and on behalf of the ABL Secured Parties (as hereinafter defined), and Credit Suisse AG in its capacity as Term Loan Agent (as hereinafter defined) pursuant to the Term Loan Agreement (as hereinafter defined) acting for and on behalf of the Term Loan Secured Parties (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, SUPERVALU Inc., a Delaware corporation (the “Company”), and certain wholly-owned subsidiaries of the Company as set forth on Exhibit A hereto, as borrowers, have entered into a secured revolving credit facility with ABL Agent and the lenders and other parties for whom it is acting as agent as set forth in the ABL Agreement (as hereinafter defined) pursuant to which such lenders have made and from time to time may make loans and provide other financial accommodations to such borrowers which are guaranteed by certain other subsidiaries of the Company and secured by certain of the assets of such borrowers and other subsidiaries (collectively, “Grantors” as hereinafter further defined);

WHEREAS, the Company, as borrower, and the other Grantors, as guarantors, have entered into a secured term loan facility with Term Loan Agent and the lenders and other parties for whom it is acting as agent as set forth in the Term Loan Agreement (as hereinafter defined) pursuant to which such lenders have made term loans to the Company which are guaranteed by the other Grantors and secured by certain of the assets of Grantors; and

WHEREAS, ABL Agent, for itself and on behalf of the other ABL Secured Parties, and Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, desire to enter into this Intercreditor Agreement to (i) confirm the relative priority of the security interests of ABL Agent and Term Loan Agent in the assets and properties of Grantors, (ii) provide for the orderly sharing among the ABL Secured Parties and the Term Loan Secured Parties, in accordance with such priorities, of proceeds of such assets and properties upon any foreclosure thereon or other disposition thereof and (iii) address related matters.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions; Interpretation

1.1 Definitions. As used in this Agreement, the following terms have the meanings specified below:

“ABL Agent” shall mean Wells Fargo Bank, National Association, and its successors and assigns in its capacity as administrative agent pursuant to the ABL Documents acting for and on behalf of the other ABL Secured Parties and any successor or replacement agent.

“ABL Agreement” shall mean the Credit Agreement, dated of even date herewith, by and among Grantors, ABL Agent and ABL Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced or otherwise replaced in accordance with the terms of this Agreement.

“ABL Cap” shall mean $1,815,000,000, plus the amount of the increase in the commitments of the ABL Lenders under the ABL Agreement from time to time, not to exceed $400,000,000 in the aggregate.

“ABL Cash Collateral” shall have the meaning set forth in Section 6.2 hereof.

“ABL Debt” shall mean all “Obligations” as such term is defined in the ABL Agreement, including, without limitation, obligations, liabilities and indebtedness of every kind, nature and description owing by any Grantor to any ABL Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the ABL Documents, Bank Product Obligations owing to an ABL Secured Party and Commercial LC Facility Obligations owing to an ABL Secured Party, in each case whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal or replacement term of the ABL Documents or after the commencement of any case with respect to any Grantor under the Bankruptcy Code or any other Bankruptcy Law or any other Insolvency Proceeding (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured; provided, that, Excess ABL Debt shall not constitute ABL Debt.

“ABL DIP Financing” shall have the meaning set forth in Section 6.2 hereof.

“ABL Documents” shall mean, collectively, the ABL Agreement and all agreements, documents and instruments at any time executed and/or delivered by any Grantor or any other person to, with or in favor of any ABL Secured Party in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders, or agent of any such other lender or group of lenders, that at any time refinances, replaces or succeeds to all or any portion of the ABL Debt) in accordance with the terms of this Agreement.

2

“ABL Event of Default” shall mean any “Event of Default” as defined in the ABL Agreement.

“ABL Lenders” shall mean, collectively, any person party to the ABL Documents as lender (and including any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the ABL Debt or is otherwise party to the ABL Documents as a lender); sometimes being referred to herein individually as a “ABL Lender”.

“ABL Priority Collateral” shall mean the Collateral described on Annex A hereto.

“ABL Purchase Event” shall have the meaning set forth in Section 8.1 hereof.

“ABL Secured Parties” shall mean, collectively, (a) ABL Agent, (b) the ABL Lenders, (c) the issuing bank or banks of letters of credit or similar or related instruments under the ABL Agreement, (d) each other person to whom any of the ABL Debt (including ABL Debt constituting Bank Product Obligations or Commercial LC Facility Obligations) is owed and (e) the successors, replacements and assigns of each of the foregoing; sometimes being referred to herein individually as a “ABL Secured Party”.

“Affiliate” shall mean, with respect to any Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled (as each such term is defined in the ABL Agreement) by or is under common Control with the Person specified, (b) any director, officer, managing member, partner, trustee, or beneficiary of that Person, but excluding such Persons as to any ABL Lender (or in the case of an ABL Lender that is an Approved Fund (as defined in the ABL Agreement), the entity that administers or manages such Approved Fund), (c) any other Person directly or indirectly holding ten percent (10%) or more of any class of the Equity Interests (as defined in the ABL Agreement) of that Person, except in the case of an ABL Lender (or in the case of an ABL Lender that is an Approved Fund, the entity that administers or manages such Approved Fund),any other Person directly or indirectly holding thirty-five percent (35%) or more of any class of the Equity Interests of such Person, and (d) any other Person ten percent (10%) or more of any class of whose Equity Interests is held directly or indirectly by that Person, except in the case of an ABL Lender (or in the case of an ABL Lender that is an Approved Fund, the entity that administers or manages such Approved Fund), any other Person thirty-five percent (35%) or more of any class of whose Equity Interests is held directly or indirectly by such Person.

“Agents” shall mean, collectively, ABL Agent and Term Loan Agent, sometimes being referred to herein individually as an “Agent”.

“Agreement” shall mean this Intercreditor Agreement, as the same now exists or may hereafter be amended, amended and restated, modified, supplemented, extended, renewed, restated or replaced from time to time in accordance with the terms hereof.

“ASC” shall mean American Stores Company, a Delaware corporation.

“ASC Indenture” shall mean the Indenture, dated as of May 1, 1995, between ASC and Wells Fargo Bank, National Association (as successor to The First National Bank of Chicago), as amended, supplemented or otherwise modified in accordance with the terms of the ABL Agreement and the Term Loan Agreement.

3

“ASC Operating Assets” shall mean “Operating Assets” as such term is defined in the ASC Indenture as in effect on the date hereof, which includes merchandise inventory, furniture, fixtures and equipment owned or leased pursuant to capital leases.

“ASC Operating Property” shall mean “Operating Property” as such term is defined in the ASC Indenture as in effect on the date hereof, which includes real property and improvements thereon owned or leased pursuant to capital leases by ASC or its “Restricted Subsidiaries” (as defined in the ASC Indenture as in effect on the date hereof) and constituting, without limitation, any store, warehouse, service center or distribution center wherever located, provided, that, such term shall not include any store, warehouse, service center or distribution center which ASC’s Board of Directors declares by written resolution not to be of material importance to the business of ASC and its “Restricted Subsidiaries” (as such term is defined in the ASC Indenture as in effect on the date hereof).

“Bank Product Obligations” shall mean any obligation on account of (a) any Cash Management Services furnished to any of the Grantors or any of their Subsidiaries and/or (b) any transaction with any Person that is an ABL Lender or any of its Affiliates on the date hereof or, if such transaction is established later, on the date such transaction is established, which arises out of any Bank Product entered into with any Grantor and any such Person, as each may be amended from time to time; provided, that, (i) by the later of (A) the date hereof or (B) on or about the date that such Cash Management Services or Bank Products are established or the party providing them becomes an ABL Lender (or is an Affiliate), but in any event in the case of either clause (A) or clause (B) within ten (10) Business Days thereafter, ABL Agent shall have received a written notice, in form and substance satisfactory to ABL Agent, from Company and the ABL Lender that is providing (or whose Affiliate is providing) such Cash Management Services or Bank Product that such obligations thereunder constitute “Bank Product Obligations” for purposes of the ABL Agreement and the other ABL Documents, and in the case of any Affiliate of an ABL Lender, such Affiliate shall have entered into an agreement to be bound by the provisions of Article IX of the ABL Agreement as though such Affiliate were a party to this Agreement in form and substance reasonably satisfactory to ABL Agent,(ii) such ABL Lender (or such Affiliate, as the case may be) may at any time thereafter notify ABL Agent in writing that such obligations have ceased to constitute Bank Product Obligations, in which case, such obligations shall no longer be deemed to be “Bank Product Obligations” for purposes of the ABL Agreement and the other ABL Documents, and (iii) if at any time an ABL Lender ceases to be a lender under the ABL Agreement (or an Affiliate of an ABL Lender ceases to be an Affiliate), then, from and after the date on which it ceases to be a lender under the ABL Agreement, any Cash Management Services or any Bank Product provided by it or its Affiliates shall continue to give rise to Bank Product Obligations, so long as (A) such Person is, and at all times remains, in compliance with the provisions of Section 9.17(b) of the ABL Agreement and (B) agrees in writing (1) that the ABL Agent and the other ABL Secured Parties shall have no duty to such Person (other than the payment of any amounts to which such Person may be entitled under Section 8.03 of the ABL Agreement) and acknowledges that the ABL Agent and the other ABL Secured Parties may deal with the Grantors and the Collateral as they deem appropriate (including the release of any Loan Party or all or any portion of the Collateral) without notice or consent from such Person, whether or not such action impairs the ability of such Person to be repaid Bank Product Obligations owing to it) and (2) to be bound by Section 9.17(b) of the ABL Agreement.

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“Bank Products” shall mean any services or facilities provided to any Grantor by any person that is an ABL Lender or its Affiliates on the date hereof or, if such services or facilities are established later, on the date such services or facilities are established (but excluding Cash Management Services), in each case approved by Company, including, without limitation, on account of (a) Swap Contracts, and (b) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases, but excluding any factoring services.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrowers” shall mean, collectively, (a) the Company, and (b) for purposes of the ABL Agreement, the subsidiaries of the Company set forth on Exhibit A hereto, (c) any other person that at any time after the date hereof becomes a party to the ABL Agreement or the Term Loan Agreement as a Borrower, and (d) their respective successors and assigns; sometimes being referred to herein individually as a “Borrower”.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day that is a legal holiday under the laws of the State of New York or on which banking institutions in the State of New York are required or authorized by law or other governmental action to close.

“Cash Management Services” shall mean any one or more of the following types or services or facilities provided to any Grantor by any Person that is an ABL Lender or its Affiliates on the date hereof or, if such services or facilities are established later, on the date such services or facilities are established, in each case as selected by Company, after notice to ABL Agent (and with the approval of ABL Agent in its Permitted Discretion (as defined in the ABL Agreement): (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit or debit cards, v) credit card processing services, and (e) purchase cards.

“Collateral” shall mean all of the property and interests in property, real or personal, tangible or intangible, now owned or hereafter acquired by any Grantor in or upon which a Lien has been granted (or has been purported to be granted) to secure any ABL Debt or Term Loan Debt.

“Commercial LC Facility” means a letter of credit facility provided to any Grantor by any Person that is an ABL Lender or its Affiliates on the date hereof or, if such letter of credit facility is established later, on the date such letter of credit facility is established, in each case approved by the Company and used for the issuance of letters of credit (as defined in the UCC) for the

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purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Grantor in the ordinary course of business of such Grantor, provided, that, all obligations thereunder shall be unsecured except to the extent of the Lien of the ABL Agent under the ABL Loan Documents as provided for therein. In no event shall any letter of credit issued under or pursuant to such letter of credit facility be deemed to be a Letter of Credit (as defined in the ABL Agreement) or give rise to any obligations of any ABL Lender or other ABL Secured Party to make any payment to the ABL Lender (or its Affiliate) that is providing such facility.

“Commercial LC Facility Obligations” means any obligation on account of any Commercial LC Facility owing by any of the Grantors; provided, that, (i) by the later of (A) the date hereof or (B) on or about the date that such Commercial LC Facility is established or the party providing them becomes an ABL Lender (or is an Affiliate), but in any event in the case of either clause (A) or clause (B), within ten (10) Business Days thereafter, the ABL Agent shall have received (x) a written notice, in form and substance satisfactory to the ABL Agent, from the Lead Borrower and the Lender that is providing (or whose Affiliate is providing) such Commercial LC Facility that such obligations thereunder constitute “Commercial LC Facility Obligations” for purposes of the ABL Agreement and the other ABL Loan Documents, and in the case of any Affiliate of an ABL Lender, such Affiliate shall have entered into an agreement to be bound by the provisions of Article IX of the ABL Agreement as though such Affiliate were a party to the ABL Agreement in form and substance reasonably satisfactory to the ABL Agent, and (y) the ABL Agent shall have entered into an agreement, in form and substance satisfactory to the ABL Agent, with the ABL Lender (or its Affiliate) that is providing such Commercial LC Facility, as acknowledged and agreed to by the Grantors, providing for the delivery to ABL Agent by such ABL Lender (or Affiliate) of information with respect to the amount of such obligations and providing for the other rights of the ABL Agent and such ABL Lender (or Affiliate) in connection with such arrangements, (ii) such ABL Lender (or such Affiliate, as the case may be) may at any time thereafter notify ABL Agent in writing that such obligations have ceased to constitute Commercial LC Facility Obligations, in which case, such obligations shall no longer be deemed to be “Commercial LC Facility Obligations” for purposes of the ABL Agreement and the other ABL Loan Documents, (iii) if at any time an ABL Lender ceases to be an ABL Lender under the ABL Agreement (or an Affiliate of a Lender ceases to be an Affiliate), then, from and after the date on which it ceases to be an ABL Lender hereunder, any Commercial LC Facility provided by it or its Affiliates shall continue to give rise to Commercial LC Facility Obligations, so long as (A) such Person is, and at all times remains, in compliance with the provisions of Section 9.17(b) of the ABL Agreement and (B) agrees in writing (1) that the ABL Agent and the other ABL Secured Parties shall have no duty to such Person (other than the payment of any amounts to which such Person may be entitled under Section 8.03 of the ABL Agreement) and acknowledges that the ABL Agent and the other ABL Secured Parties may deal with the Grantors and the Collateral as they deem appropriate (including the release of any Grantor or all or any portion of the Collateral) without notice or consent from such Person, whether or not such action impairs the ability of such Person to be repaid Commercial LC Facility Obligations owing to it) and (2) to be bound by Section 9.17(b) of the ABL Agreement.

“Company” shall mean SUPERVALU Inc., a Delaware corporation, and its successors and assigns.

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“Discharge of ABL Debt” shall mean, subject to Sections 6.9 and 11.3 hereof:

(a) the payment in full in cash of the principal and interest (including any interest which would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case) constituting ABL Debt;

(b) the payment in full in cash of all other ABL Debt that is due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including any such amounts which would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case), other than obligations described in clause (c) below;

(c) (i) the delivery to ABL Agent, or at ABL Agent’s option, each LC Issuer (as defined in the ABL Agreement) of cash collateral, or at ABL Agent’s option, the delivery to ABL Agent (or at its option, each LC Issuer) of a letter of credit payable to ABL Agent (or at ABL Agent’s option, such LC Issuer) issued by a bank reasonably acceptable to ABL Agent (or if issued to such LC Issuer, a bank reasonably acceptable to such LC Issuer) in form and substance reasonably satisfactory to ABL Agent (or if issued to such LC Issuer, in form and substance reasonably acceptable to such LC Issuer), in either case in respect of letters of credit, banker’s acceptances or similar or related instruments issued under the ABL Documents (in such amount as required by the ABL Documents but not to exceed one hundred three percent (103%) of the amount of such letters of credit, banker’s acceptances or similar or related instruments, other than obligations with respect to the foregoing denominated in a currency other than US Dollars, in which case one hundred fifteen percent (115%) of the amount thereof), (ii) the delivery of cash collateral in respect of Bank Product Obligations owing to any ABL Secured Party (or, at the option of the ABL Secured Party with respect to such Bank Product Obligations, the termination of the applicable Swap Contracts or cash management or other arrangements and the payment in full in cash of the ABL Debt due and payable in connection with such termination), (iii) the delivery of cash collateral in respect of Commercial LC Facility Obligations owing to any ABL Secured Party (or, at the option of the ABL Secured Party with respect to such Commercial LC Facility Obligations, the termination of the applicable Commercial LC Facility and the payment in full in cash of the ABL Debt due and payable in connection with such termination), and (iv) the delivery of cash collateral to the ABL Agent, or at ABL Agent’s option, the delivery to ABL Agent of a letter of credit payable to ABL Agent issued by a bank reasonably acceptable to ABL Agent in form and substance reasonably satisfactory to ABL Agent, in respect of continuing obligations of ABL Agent and ABL Lenders under control agreements and other contingent ABL Debt for which a claim or demand for payment has been made at such time or in respect of matters or circumstances known to an ABL Secured Party at the time, of which such ABL Secured Party has informed the ABL Agent and which are reasonably expected to result in any loss, cost, damage or expense (including attorneys’ fees and legal expenses) to any ABL Secured Party for which such ABL Secured Party is entitled to indemnification by any Grantor; and

(d) the termination of the commitments of the ABL Lenders and the financing arrangements provided by ABL Agent and the ABL Lenders to Grantors under the ABL Documents.

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“Discharge of Term Loan Debt” shall mean, subject to Sections 6.9 and 11.3 hereof:

(a) the payment in full in cash of the principal and interest (including any interest which would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case) constituting Term Loan Debt;

(b) the payment in full in cash of all other Term Loan Debt that is due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including any such amounts which would accrue and become due but for the commencement of an Insolvency Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case), other than obligations described in clause (c) below;

(c) the delivery to Term Loan Agent of cash collateral, or at Term Loan Agent’s option, the delivery to Term Loan Agent of a letter of credit payable to Term Loan Agent issued by a bank reasonably acceptable to Term Loan Agent and in form and substance reasonably satisfactory to Term Loan Agent, in either case in respect of contingent Term Loan Debt for which a claim or demand for payment has been made at such time or in respect of matters or circumstances known to a Term Loan Secured Party at the time, of which such Term Loan Secured Party has informed the Term Loan Agent and which are reasonably expected to result in any loss, cost, damage or expense (including attorneys’ fees and legal expenses) to any Term Loan Secured Party for which such Term Loan Secured Party is entitled to indemnification by any Grantor; and

(d) the termination of the commitments of the Term Loan Lenders and the financing arrangements provided by Term Loan Agent and the Term Loan Lenders to Grantors under the Term Loan Documents.

“Disposition” shall mean any sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Enforcement Expenses” shall mean all costs, expenses or fees (including fees incurred by any Agent or any attorneys or other agents or consultants retained by such Agent) that any Agent or any other Secured Party (in the case of any other Secured Party, to the extent such costs, expenses or fees are reimburseable under the terms of the ABL Agreement or the Term Loan Agreement, as applicable) may suffer or incur after the occurrence of an Event of Default on account or in connection with (a) the repossession, storage, repair, appraisal, insuring, completion of the manufacture of, preparing for sale, advertising for sale, selling, collecting or otherwise preserving or realizing upon any Collateral, (b) the settlement or satisfaction of any prior Lien or other encumbrance upon any Collateral or (c) the enforcement of any of the ABL Documents or the Term Loan Documents, as the case may be.

“Event of Default” shall mean, an ABL Event of Default or a Term Loan Event of Default, as the case may be.

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“Excess ABL Debt” shall mean the amount equal to: (a) the sum of: (i) the portion of the principal amount of the loans outstanding under the ABL Agreement, plus (ii) the undrawn amount of all outstanding letters of credit issued pursuant to the ABL Agreement, plus (iii) the unreimbursed amount of all draws under such letters of credit that, in the aggregate for amounts described in clauses (i), (ii) and (iii), is in excess of the ABL Cap, plus (b) without duplication, the portion of accrued and unpaid interest and fees on account of such portion of the loans and letters of credit described in clause (a); provided, that, any Enforcement Expenses shall not constitute Excess ABL Debt regardless of whether such amounts are added to the principal balance of the loans pursuant to the ABL Documents and in no event shall the term Excess ABL Debt be construed to include Commercial LC Facility Obligations or Bank Product Obligations.

“Excess Term Loan Debt” shall mean the amount equal to (a) the portion of the principal amount of the loans outstanding under the Term Loan Agreement that is in excess of the Term Loan Cap, plus (b) without duplication, the portion of accrued and unpaid interest on account of such portion of the loans described in clause (a); provided, that, any Enforcement Expenses shall not constitute Excess Term Loan Debt regardless of whether such amounts are added to the principal balance of the loans pursuant to the Term Loan Documents.

“Exigent Circumstance” shall mean an event or circumstance that materially and imminently threatens the ability of ABL Agent or the Term Loan Agent, as the case may be, to realize upon all or a material portion of the ABL Priority Collateral or the Term Loan Priority Collateral, as the case may be, such as, without limitation, fraudulent removal, concealment, destruction (other than to the extent covered by insurance), material waste or abscondment thereof.

“Grantors” shall mean, collectively, the Company and each Subsidiary of the Company that shall have granted a Lien on any of its assets to secure any ABL Debt or Term Loan Debt, together with their respective successors and assigns; sometimes being referred to herein individually as a “Grantor”.

“Guarantors” shall mean, collectively, (a) the subsidiaries of the Company set forth on Exhibit B hereto, (b) any other person that at any time after the date hereof becomes a party to a guarantee in favor of ABL Agent or the other ABL Secured Parties in respect of any of the ABL Debt or in favor of Term Loan Agent or the other Term Loan Secured Parties in respect of any of the Term Loan Debt, and (c) their respective successors and assigns; sometimes being referred to herein individually as a “Guarantor”.

“Insolvency Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of their respective assets, (c) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to any Grantor or any or all of its assets or properties, (d) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (e) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

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“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), lien (statutory or other), security agreement or transfer intended as security, including without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing.

“New Albertson’s Indenture” shall mean the Indenture, dated as of May 1, 1992, between New Albertson’s, Inc. and U.S. Bank, National Association, as trustee, as supplemented by Supplemental Indenture No. 1 dated as of May 7, 2004, as supplemented by Supplemental Indenture No. 2 dated as of June 1, 2006, as supplemented by Supplemental Indenture No. 3 dated as of December 29, 2008, as further amended, supplemented or otherwise modified in accordance with the terms of the ABL Agreement and the Term Loan Agreement.

“New Albertson’s Principal Property” shall mean “Principal Property” as such term is defined in the New Albertson’s Indenture as in effect on the date hereof.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock company, trust, joint venture, or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Pledged Collateral” shall have the meaning set forth in Section 5.1 hereof.

“Proceeds” or “proceeds” shall mean all “proceeds” as defined in Article 9 of the UCC, and in any event, shall include, without limitation, (a) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary and (b) any payment or distribution made in respect of Collateral in an Insolvency Proceeding.

“Purchasing ABL Secured Parties” shall have the meaning set forth in Section 8.1 hereof.

“Purchasing Term Loan Secured Parties” shall have the meaning set forth in Section 7.1 hereof.

“Recovery” shall have the meaning set forth in Section 6.9 hereof.

“Refinance” or “refinance” shall mean, in respect of any of indebtedness, to refinance, replace, refund or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for, such indebtedness in whole or in part, including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated. “Refinanced” or “refinanced” and “Refinancing” or “refinancing” shall have correlative meanings.

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“Secured Parties” shall mean, collectively, the ABL Secured Parties and the Term Loan Secured Parties; sometimes being referred to herein individually as a “Secured Party”.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“SVU Indenture” the Indenture, dated as of July 1, 1987, between the Company and Deutsche Bank Trust Company (formerly Bankers Trust Company), as trustee, as supplemented by the First Supplemental Indenture dated as of August 1, 1990, the Second Supplemental indenture dated as of October 1, 1992, the Third Supplemental Indenture dated as of September 1, 1995, the Fourth Supplemental Indenture dated as of August 4, 1999, and the Fifth Supplemental Indenture dated as of September 17, 1999, as further amended, supplemented or otherwise modified in accordance with the terms of the ABL Agreement and the Term Loan Agreement.

“SVU Operating Property” shall mean “Operating Property” as such term is defined in the SVU Indenture as in effect on the date hereof.

“Swap Contracts” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Term Loan Agent” shall mean Credit Suisse AG and its successors and assigns in its capacity as administrative and collateral agent pursuant to the Term Loan Documents acting for and on behalf of the other Term Loan Secured Parties and any successor or replacement agent.

“Term Loan Agreement” shall mean the Term Loan Credit Agreement, dated of even date herewith, by and among the Company, the administrative agent party thereto, Term Loan Agent and Term Loan Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced or otherwise replaced in accordance with the terms of this Agreement.

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“Term Loan Cap” shall mean $935,000,000, plus the amount of the additional term loans under the Term Loan Agreement from time to time, not to exceed $150,000,000 in the aggregate.

“Term Loan Cash Collateral” shall have the meaning set forth in Section 6.2 hereof.

“Term Loan Debt” shall mean all “Obligations” as such term is defined in the Term Loan Agreement, including, without limitation, obligations, liabilities and indebtedness of every kind, nature and description owing by any Grantor to any Term Loan Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the Term Loan Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal or replacement term of the Term Loan Documents or after the commencement of any case with respect to any Grantor under the Bankruptcy Code or any other Bankruptcy Law or any other Insolvency Proceeding (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured; provided, that, Excess Term Loan Debt shall not constitute Term Loan Debt.

“Term Loan DIP Financing” shall have the meaning set forth in Section 6.2 hereof.

“Term Loan Documents” shall mean, collectively, the Term Loan Agreement and all agreements, documents and instruments at any time executed and/or delivered by any Grantor or any other person to, with or in favor of any Term Loan Secured Party in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders, or agent of any such other lender or group of lenders, that at any time refinances, replaces or succeeds to all or any portion of the Term Loan Debt) in accordance with the terms of this Agreement.

“Term Loan Event of Default” shall mean any “Event of Default” as defined in the Term Loan Agreement.

“Term Loan Lenders” shall mean, collectively, any person party to the Term Loan Documents as lender (and including any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Term Loan Debt or is otherwise party to the Term Loan Documents as a lender); sometimes being referred to herein individually as a “Term Loan Lender”.

“Term Loan Priority Collateral” shall mean the Collateral described on Annex B hereto.

“Term Loan Purchase Event” shall have the meaning set forth in Section 7.1 hereof.

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“Term Loan Secured Parties” shall mean, collectively, (a) Term Loan Agent, (b) the Term Loan Lenders, (c) each other person to whom any of the Term Loan Debt is owed, (d) the administrative agent under the Term Loan Documents and (e) the successors, replacements and assigns of each of the foregoing; sometimes being referred to herein individually as a “Term Loan Secured Party”.

“Third Party Purchaser” shall have the meaning set forth in Section 9.1 hereof.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, subject to any limitations thereon set forth herein, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and as to any Borrower, any Guarantor or any other Grantor shall be deemed to include a receiver, trustee or debtor-in-possession on behalf of any of such person or on behalf of any such successor or assign, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2. Lien Priorities

2.1 Acknowledgment of Liens.

(a) ABL Agent, on behalf of itself and each other ABL Secured Party, hereby acknowledges that Term Loan Agent, acting for and on behalf of itself and the other Term Loan Secured Parties, has been granted Liens upon all of the Collateral pursuant to the Term Loan Documents to secure the Term Loan Debt and the Excess Term Loan Debt, provided, that, prior to the Discharge of ABL Debt, ABL Agent, on behalf of itself and each other ABL Secured Party, hereby acknowledges, and the Term Loan Agent, on behalf of itself and each other Term Loan Secured Party, hereby agrees that, as of the date hereof, the Term Loan Agent does not

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have a Lien on any of the ASC Operating Assets or ASC Operating Property and the ASC Operating Assets and ASC Operating Property do not and will not secure Term Loan Debt or Excess Term Loan Debt or constitute Term Loan Priority Collateral (except as otherwise expressly provided for in the Term Loan Agreement as in effect on the date hereof or as amended in accordance with this Agreement).

(b) Term Loan Agent, on behalf of itself and each other Term Loan Secured Party, hereby acknowledges that ABL Agent, acting for and on behalf of itself and the ABL Secured Parties, has been granted Liens upon all of the Collateral pursuant to the ABL Documents to secure the ABL Debt and the Excess ABL Debt; provided, that, prior to the Discharge of Term Loan Debt, Term Loan Agent, on behalf of itself and each other Term Loan Secured Party, hereby acknowledges, and the ABL Agent, on behalf of itself and each other ABL Secured Party, hereby agrees, that, as of the date hereof, the ABL Agent does not have a Lien on the SVU Operating Property or New Albertson’s Principal Property and the SVU Operating Property and New Albertson’s Principal Property do not and will not secure ABL Debt or Excess ABL Debt or constitute ABL Priority Collateral (except as otherwise expressly provided for in the ABL Agreement as in effect on the date hereof or as amended in accordance with this Agreement).

2.2 Relative Priorities.

(a) Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens granted to ABL Agent or the other ABL Secured Parties or Term Loan Agent or the other Term Loan Secured Parties and notwithstanding any provision of the UCC, or any applicable law or any provisions of the ABL Documents or the Term Loan Documents or any defect or deficiencies in, or failure to grant or perfect, any Liens or the failure of such Liens to attach or any other circumstance whatsoever, the Term Loan Agent, on behalf of itself and the other Term Secured Parties, and the ABL Agent, on behalf of itself and the other ABL Secured Parties, hereby agree that:

(i) any Lien on the ABL Priority Collateral securing the ABL Debt now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor shall be senior in right, priority, operation, effect and in all other respects to any Lien on the ABL Priority Collateral securing the Term Loan Debt now or hereafter held by or for the benefit or on behalf of any Term Loan Secured Party or any agent or trustee therefor and any Lien on the ABL Priority Collateral securing any of the Term Loan Debt now or hereafter held by or for the benefit or on behalf of any Term Loan Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the ABL Priority Collateral securing any ABL Debt;

(ii) any Lien on the Term Loan Priority Collateral securing the Term Loan Debt now or hereafter held by or for the benefit or on behalf of any Term Loan Secured Party or any agent or trustee therefor shall be senior in right, priority, operation, effect and in all other respects to any Lien on the Term Loan Priority Collateral securing the ABL Debt now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor and any Lien on the Term Loan Priority Collateral securing any of the ABL Debt now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Term Loan Priority Collateral securing any Term Loan Debt;

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(iii) any Lien on the ABL Priority Collateral securing Excess ABL Debt now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor shall be junior and subordinate in right, priority, operation, effect and in all other respects to any Lien on the ABL Priority Collateral securing Term Loan Debt now or hereafter held by or for the benefit or on behalf of any Term Loan Secured Party or any agent or trustee therefor and any Lien on the ABL Priority Collateral securing any of the Term Loan Debt now or hereafter held by or for the benefit or on behalf of any Term Loan Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be senior in all respects to all Liens on the ABL Priority Collateral securing any Excess ABL Debt;

(iv) any Lien on the Term Loan Priority Collateral securing Excess Term Loan Debt now or hereafter held by or for the benefit or on behalf of any Term Loan Secured Party or any agent or trustee therefor shall be junior and subordinate in right, priority, operation, effect and in all other respects to any Lien on the Term Loan Priority Collateral securing ABL Debt now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor and any Lien on the Term Loan Priority Collateral securing any of the ABL Debt now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be senior in all respects to all Liens on the Term Loan Priority Collateral securing any Excess Term Loan Debt;

(v) any Lien on the ABL Priority Collateral securing Excess ABL Debt now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor shall be senior in right, priority, operation, effect and in all other respects to any Lien on the ABL Priority Collateral securing Excess Term Loan Debt now or hereafter held by or for the benefit or on behalf of any Term Loan Secured Party or any agent or trustee therefor and any Lien on the ABL Priority Collateral securing any of the Excess Term Loan Debt now or hereafter held by or for the benefit or on behalf of any Term Loan Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the ABL Priority Collateral securing any Excess ABL Debt; and

(vi) any Lien on the Term Loan Priority Collateral securing Excess Term Loan Debt now or hereafter held by or for the benefit or on behalf of any Term Loan Secured Party or any agent or trustee therefor shall be senior in right, priority, operation, effect and in all other respects to any Lien on the Term Loan Priority Collateral securing Excess ABL Debt now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefore and any Lien on the Term Loan Priority Collateral securing any of the Excess ABL Debt now or hereafter held by or for the benefit or on behalf of any ABL Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Term Loan Priority Collateral securing any Excess Term Loan Debt.

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(b) As between ABL Secured Parties and Term Loan Secured Parties, the terms of this Agreement, including the priorities set forth above, shall govern even if part or all of the ABL Debt or Term Loan Debt or the Liens securing payment and performance thereof are not perfected or are subordinated, avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise.

2.3 Prohibition on Contesting Liens. Each of ABL Agent, for itself and on behalf of the other ABL Secured Parties, and Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the perfection, priority, validity or enforceability of a Lien held, or purported to be held, by or for the benefit or on behalf of any Term Loan Secured Party in any Collateral or by or on behalf of any ABL Secured Party in any Collateral, as the case may be; provided, that, nothing in this Agreement shall be construed to prevent or impair the rights of any ABL Secured Party or Term Loan Secured Party to enforce this Agreement.

2.4 New Liens. The parties hereto agree that it is their intention that the Collateral securing the Term Loan Debt and the ABL Debt be identical, except for (a) the ASC Operating Assets, which shall, prior to the Discharge of ABL Debt, secure only the ABL Debt (except as otherwise expressly provided for in the Term Loan Agreement as in effect on the date hereof or as amended in accordance with this Agreement), (b) the SVU Operating Property, which shall, prior to the Discharge of Term Loan Debt, secure only the Term Loan Debt (except as otherwise expressly provided for in the ABL Agreement as in effect on the date hereof or as amended in accordance with this Agreement) and (c) the New Albertson’s Principal Property, which shall, prior to the Discharge of Term Loan Debt, secure only the Term Loan Debt (except as otherwise expressly provided for in the ABL Agreement as in effect on the date hereof or as amended in accordance with this Agreement). In furtherance of the foregoing, the parties hereto agree, subject to the other provisions of this Agreement, upon request by the ABL Agent or the Term Loan Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the ABL Priority Collateral and the Term Loan Priority Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Term Loan Documents and the ABL Loan Documents.

Section 3. Enforcement

3.1 Exercise of Rights and Remedies.

(a) So long as the Discharge of ABL Debt has not occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties:

(i) will not enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff or notification of account debtors) with respect to any ABL Priority Collateral (including the enforcement of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement, in each case relating to ABL Priority Collateral, to which the Term Loan Agent or

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any other Term Loan Secured Party is a party) or commence or join with any Person (other than ABL Agent with its consent) in commencing, or filing a petition for, any action or proceeding with respect to such rights or remedies (including any foreclosure action, provided, that, Term Loan Agent or any other Term Loan Secured Party may commence or join with any Person in commencing, or filing, a petition for any Insolvency Proceeding);

(ii) will not contest, protest or object to any foreclosure action or proceeding brought by ABL Agent or any other ABL Secured Party, or any other enforcement or exercise by any ABL Secured Party of any rights or remedies relating solely to the ABL Priority Collateral, so long as the Liens of Term Loan Agent attach to the Proceeds thereof subject to the relative priorities set forth in Section 2.1 and such actions or proceedings are being pursued in good faith;

(iii) will not object to the forbearance by ABL Agent or the other ABL Secured Parties from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to any of the ABL Priority Collateral;

(iv) will not, so long as the Discharge of ABL Debt has not occurred and except for actions permitted under Section 3.1(a)(i), take or receive any ABL Priority Collateral, or any Proceeds thereof or payment with respect thereto, in connection with the exercise of any right or remedy (including any right of setoff) with respect to any ABL Priority Collateral (it being understood and agreed that payments made by any Grantor in respect of the Term Loan Debt with proceeds of loans or advances under the ABL Documents shall not constitute a breach of this Section 3.1(a)(iv));

(v) agrees that no covenant, agreement or restriction contained in any Term Loan Document shall be deemed to restrict in any way the rights and remedies of ABL Agent or the other ABL Secured Parties with respect to the ABL Priority Collateral as set forth in this Agreement and the ABL Documents;

(vi) will not object to the manner in which ABL Agent or any other ABL Secured Party may seek to enforce or collect the ABL Debt or the Liens of such ABL Secured Party on any ABL Priority Collateral, regardless of whether any action or failure to act by or on behalf of ABL Agent or any other ABL Secured Party is, or could be, adverse to the interests of the Term Loan Secured Parties, and will not assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the ABL Priority Collateral or any other rights a junior secured creditor may have under applicable law with respect to the matters described in this clause (vi); and

(vii) will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any ABL Debt or any Lien of ABL Agent or this Agreement, or the validity or enforceability of the priorities, rights or obligations established by this Agreement.

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(b) So long as the Discharge of Term Loan Debt has not occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, ABL Agent, for itself and on behalf of the other ABL Secured Parties:

(i) will not enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff with respect to any deposit accounts used exclusively for identifiable proceeds of Term Priority Collateral) with respect to any Term Loan Priority Collateral (including the enforcement of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement, in each case relating to Term Loan Priority Collateral, to which the ABL Agent or any other ABL Secured Party is a party) or commence or join with any Person (other than Term Loan Agent with its consent) in commencing, or filing a petition for, any action or proceeding with respect to such rights or remedies (including any foreclosure action, provided, that, ABL Agent or any other ABL Secured Party may commence or join with any Person in commencing, or filing, a petition for any Insolvency Proceeding);

(ii) will not contest, protest or object to any foreclosure action or proceeding brought by Term Loan Agent or any other Term Loan Secured Party, or any other enforcement or exercise by any Term Loan Secured Party of any rights or remedies relating solely to the Term Loan Priority Collateral, so long as the Liens of ABL Agent attach to the Proceeds thereof subject to the relative priorities set forth in Section 2.1 and such actions or proceedings are being pursued in good faith;

(iii) will not object to the forbearance by Term Loan Agent or the other Term Loan Secured Parties from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to any of the Term Loan Priority Collateral;

(iv) will not, so long as the Discharge of Term Loan Debt has not occurred and except for actions permitted under Section 3.1(b)(i), take or receive any Term Loan Priority Collateral, or any Proceeds thereof or payment with respect thereto, in connection with the exercise of any right or remedy (including any right of setoff) with respect to any Term Loan Priority Collateral (it being understood and agreed that payments made by any Grantor in respect of the ABL Debt with proceeds of loans or advances under the Term Loan Documents shall not constitute a breach of this Section 3.1(b)(iv));

(v) agrees that no covenant, agreement or restriction contained in any ABL Document shall be deemed to restrict in any way the rights and remedies of Term Loan Agent or the other Term Loan Secured Parties with respect to the Term Loan Priority Collateral as set forth in this Agreement and the Term Loan Documents;

(vi) will not object to the manner in which Term Loan Agent or any other Term Loan Secured Party may seek to enforce or collect the Term Loan Debt or the Liens of such Term Loan Secured Party on any Term Loan Priority Collateral, regardless of whether any action or failure to act by or on behalf of Term Loan Agent or any other Term Loan Secured Party is, or could be, adverse to the interests of the ABL Secured Parties, and will not assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise

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assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Term Loan Priority Collateral or any other rights a junior secured creditor may have under applicable law with respect to the matters described in this clause (vi); and

(vii) will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any Term Loan Debt or any Lien of Term Loan Agent or this Agreement, or the validity or enforceability of the priorities, rights or obligations established by this Agreement.

(c) Until the Discharge of ABL Debt has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, subject to Section 3.1(a)(i) hereof, the ABL Secured Parties shall have the exclusive right to commence, and maintain the exercise of their rights and remedies with respect to the ABL Priority Collateral, including, without limitation, the exclusive right, to the extent provided for in the ABL Documents or under applicable law, to appoint an administrator, receiver or trustee in respect of the ABL Priority Collateral, to take or retake control or possession of such Collateral and to hold, prepare for sale, process, and sell, lease, dispose of, or liquidate such ABL Priority Collateral, without any consultation with or the consent of any Term Loan Secured Party; provided, that, the Lien securing the Term Loan Debt shall continue as to the Proceeds of such Collateral released or disposed of subject to the relative priorities described in Section 2 hereof. In exercising enforcement rights and remedies with respect to the ABL Priority Collateral, the ABL Secured Parties may enforce the provisions of the ABL Documents with respect to the ABL Priority Collateral and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise realize on or dispose of any ABL Priority Collateral upon foreclosure, to incur expenses in connection with such sale or other realization or disposition, and to exercise all of the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction. Term Loan Secured Parties shall not have any right to direct any ABL Secured Party to exercise any right, remedy or power with respect to the ABL Priority Collateral and each Term Loan Secured Party shall have no right to consent to any exercise of remedies under the ABL Documents or applicable law in respect of any of the ABL Priority Collateral.

(d) Until the Discharge of Term Loan Debt has occurred, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, subject to Section 3.1(b)(i) hereof, the Term Loan Secured Parties shall have the exclusive right to commence, and maintain the exercise of their rights and remedies with respect to the Term Loan Priority Collateral, including, without limitation, the exclusive right, to the extent provided for in the Term Loan Documents or under applicable law, to appoint an administrator, receiver or trustee in respect of the Term Loan Priority Collateral, to take or retake control or possession of such Collateral and to hold, prepare for sale, process, and sell, lease, dispose of, or liquidate such Term Loan Priority Collateral, without any consultation with or the consent of any ABL Secured Party; provided, that, the Lien securing the ABL Debt shall continue as to the Proceeds of such Collateral released or disposed of subject to the relative priorities described in Section 2 hereof. In exercising enforcement rights and remedies with respect to the Term Loan Priority Collateral, the Term Loan Secured Parties may enforce the provisions of the Term Loan Documents with

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respect to the Term Loan Priority Collateral and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise realize on or dispose of any Term Loan Priority Collateral upon foreclosure, to incur expenses in connection with such sale or other realization or disposition, and to exercise all of the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction. ABL Secured Parties shall not have any right to direct any Term Loan Secured Party to exercise any right, remedy or power with respect to the Term Loan Priority Collateral and each ABL Secured Party shall have no right to consent to any exercise of remedies under the Term Loan Documents or applicable law in respect of any of the Term Loan Priority Collateral.

(e) Notwithstanding the foregoing, each of the Term Loan Agent and the ABL Agent may:

(i) file a claim or statement of interest with respect to the ABL Debt, Excess ABL Debt, Term Loan Debt or Excess Term Loan Debt, as the case may be, in an Insolvency Proceeding that has been commenced by or against any Grantor;

(ii) in the case of the Term Loan Agent, take any action in order to create, perfect, preserve or protect (but not, prior to the Discharge of ABL Debt, enforce) its Lien on any of the ABL Priority Collateral, and in the case of the ABL Agent, take any action in order to create, perfect, preserve or protect (but not, prior to the Discharge of Term Loan Debt, enforce) its Lien on any of the Term Loan Priority Collateral;

(iii) file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the ABL Secured Parties or Term Loan Secured Parties, including any claims secured by the Collateral, if any, or otherwise make any agreements or file any motions or objections pertaining to the claims of such Secured Parties, in each case in accordance with the terms of this Agreement;

(iv) file any pleadings, objections, motions or agreements which assert rights or interests that are available to unsecured creditors of the Grantors, including, without limitation, the commencement of an Insolvency Proceeding against any Grantor, in each case, in accordance with applicable law and in a manner not inconsistent with the terms of this Agreement (including, but not limited to, any of the provisions of Section 6 hereof); and

(v) vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, not inconsistent with the terms of this Agreement.

3.2 Release of Second Priority Liens.

(a) If the Agent with the senior Lien on any Collateral releases its Liens on any part of such Collateral in connection with either any Disposition of any Collateral permitted under the terms of the ABL Documents and the terms of the Term Loan Documents or the exercise by the Agent with the senior Lien on any Collateral of its enforcement remedies in respect of such

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Collateral, and including any Disposition of such Collateral by or on behalf of any Grantor that is approved or consented to by the Agent with the senior Lien therein at any time after an ABL Event of Default, in the case of ABL Priority Collateral, or a Term Loan Event of Default, in the case of Term Loan Priority Collateral, has occurred and is continuing, then effective upon the consummation of any such Disposition or exercise of enforcement remedies, the Agent with the junior Lien on any such Collateral shall:

(i) be deemed to have automatically and without further action released and terminated any Liens it may have on such Collateral; provided, that, (A) the Liens of the Agent with such senior Lien on the Collateral so sold or disposed of are released at the same time, and (B) such junior Lien shall remain in place with respect to any Proceeds of such sale, transfer or other disposition under this clause (a)(i) that are not applied to the repayment of ABL Debt (in the case of ABL Priority Collateral) or the repayment of Term Loan Debt (in the case of Term Loan Priority Collateral); and

(ii) be deemed to have authorized the Agent with the senior Lien on such Collateral to file UCC amendments and terminations and mortgage releases (as applicable) covering the Collateral so sold or otherwise disposed of with respect to the UCC financing statements and mortgage releases (as applicable) between any Grantor and the Agent with the junior Lien thereon to evidence such release and termination; and

(iii) promptly upon the request of the Agent with the senior Lien thereon, execute and deliver such other release documents and confirmations of the authorization to file UCC amendments and terminations and mortgage releases (as applicable) provided for herein, in each case as the Agent with the senior Lien thereon may require in connection with such sale or other Disposition by such Agent, such Agent’s agents or any Grantor with the consent of such Agent to evidence and effectuate such termination and release; provided, that, any such release or UCC amendment or termination by or on behalf of the Agent with the junior Lien thereon shall not extend to or otherwise affect any of the rights, if any, of such Agent with the junior Lien to the Proceeds from any such sale or other Disposition of Collateral upon the payment and satisfaction in full in cash of the ABL Debt or the Term Loan Debt, as the case may be, whichever is secured by the senior Lien on such Collateral.

(b) Each Agent, for itself and on behalf of the other Secured Parties for whom such Agent is acting, hereby irrevocably constitutes and appoints the other Agent and any officer or agent of such Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Agent with the junior Lien or such holder or in the Agent’s own name, from time to time in such Agent’s (holding the senior Lien) discretion, for the purpose of carrying out the terms of this Section 3.2, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 3.2, including any termination statements, endorsements or other instruments of transfer or release. Nothing contained in this Agreement shall be construed to modify the obligation of the Agent with the senior Lien to act in a commercially reasonable manner in the exercise of its rights to sell, lease, license, exchange, transfer or otherwise dispose of any Collateral.

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3.3 Insurance and Condemnation Awards.

(a) So long as the Discharge of ABL Debt has not occurred, ABL Agent and the other ABL Secured Parties shall have the sole and exclusive right, subject to the rights of Grantors under the ABL Documents, to settle and adjust claims in respect of the ABL Priority Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation in respect of the ABL Priority Collateral. So long as the Discharge of ABL Debt has not occurred, all Proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation, shall (i) first, up to an amount not to exceed the ABL Debt, be paid to ABL Agent for the benefit of the ABL Secured Parties to the extent required under the ABL Documents, (ii) second, up to an amount not to exceed the Term Loan Debt, be paid to Term Loan Agent for the benefit of the Term Loan Secured Parties to the extent required under the applicable Term Loan Documents, (iii) third, up to an amount not to exceed the Excess ABL Debt, be paid to ABL Agent for the benefit of the ABL Secured Parties to the extent required under the ABL Documents, (iv) fourth, up to an amount not to exceed the Excess Term Loan Debt, be paid to Term Loan Agent for the benefit of the Term Loan Secured Parties to the extent required under the applicable Term Loan Documents and (v) fifth, if no Excess Term Loan Debt is outstanding, be paid to the owner of the subject property or as a court of competent jurisdiction may otherwise direct or may otherwise be required by applicable law. Until the Discharge of ABL Debt, if Term Loan Agent or any other Term Loan Secured Party shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment, it shall pay such Proceeds over to ABL Agent in accordance with the terms of Section 4.2.

(b) So long as the Discharge of Term Loan Debt has not occurred, Term Loan Agent and the other Term Loan Secured Parties shall have the sole and exclusive right, subject to the rights of Grantors under the Term Loan Documents, to settle and adjust claims in respect of the Term Loan Priority Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation in respect of the Term Loan Priority Collateral. So long as the Discharge of Term Loan Debt has not occurred, all Proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation, shall (i) first, up to an amount not to exceed the Term Loan Debt, be paid to Term Loan Agent for the benefit of the Term Loan Secured Parties to the extent required under the Term Loan Documents, (ii) second, up to an amount not to exceed the ABL Debt, be paid to ABL Agent for the benefit of the ABL Secured Parties to the extent required under the applicable ABL Documents, (iii) third, up to an amount not to exceed the Excess Term Loan Debt, be paid to Term Loan Agent for the benefit of the Term Loan Secured Parties to the extent required under the Term Loan Documents, (iv) fourth, up to an amount not to exceed the Excess ABL Debt, be paid to ABL Agent for the benefit of the ABL Secured Parties to the extent required under the applicable ABL Documents and (v) fifth, if no Excess ABL Debt is outstanding, be paid to the owner of the subject property or as a court of competent jurisdiction may otherwise direct or may otherwise be required by applicable law. Until the Discharge of Term Loan Debt, if ABL Agent or any other ABL Secured Party shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment, it shall pay such Proceeds over to Term Loan Agent in accordance with the terms of Section 4.2.

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Section 4. Payments

4.1 Application of Proceeds.

(a) So long as the Discharge of ABL Debt or the repayment in full in cash of the Excess ABL Debt has not occurred, the ABL Priority Collateral or Proceeds thereof received in connection with any Disposition of, or collection on, such ABL Priority Collateral, shall be applied in the following order of priority:

(i) first, to the ABL Debt until the Discharge of ABL Debt has occurred;

(ii) second, to the Term Loan Debt until the Discharge of Term Loan Debt has occurred;

(iii) third, to the Excess ABL Debt until such obligations are paid in full in cash;

(iv) fourth, to the Excess Term Loan Debt until such obligations are paid in full in cash;

(v) fifth, to the applicable Grantor or as otherwise required by applicable law.

(b) So long as the Discharge of Term Loan Debt or the repayment in full in cash of the Excess Term Loan Debt has not occurred, the Term Loan Priority Collateral or Proceeds thereof received in connection with the Disposition of, or collection on, such Term Loan Priority Collateral shall be applied in the following order of priority:

(i) first, to the Term Loan Debt until the Discharge of Term Loan Debt has occurred;

(ii) second, to the ABL Debt until the Discharge of ABL Debt has occurred;

(iii) third, to the Excess Term Loan Debt until such obligations are paid in full in cash;

(iv) fourth, to the Excess ABL Debt until such obligations are paid in full in cash;

(v) fifth, to the applicable Grantor or as otherwise required by applicable law.

(c) The provisions of this Section 4.1 are intended solely to govern the respective Lien priorities as between Term Loan Agent and ABL Agent and shall not impose on any Agent or any other Secured Party any obligations in respect of the disposition of Proceeds of foreclosure on any Collateral which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law.

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4.2 Payments Over.

(a) At all times (i) prior to the Discharge of ABL Debt or (ii) after both the Discharge of ABL Debt and the Discharge of Term Loan Debt, but prior to the payment in full in cash of the Excess ABL Debt, in any case, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, Term Loan Agent agrees, for itself and on behalf of the other Term Loan Secured Parties, that any ABL Priority Collateral or Proceeds thereof (including any ABL Priority Collateral or Proceeds thereof subject to Liens that have been avoided or otherwise invalidated) or payment with respect thereto received by Term Loan Agent or any other Term Loan Secured Party (including any right of set-off), and including in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), shall be segregated and held in trust and promptly transferred or paid over to ABL Agent for the benefit of the ABL Secured Parties in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct. ABL Agent is hereby authorized to make any such endorsements or assignments as agent for Term Loan Agent. This authorization is coupled with an interest and is irrevocable. Any payments made by Grantors in respect of the Term Loan Debt with proceeds of loans or advances under the ABL Documents shall not be required to be transferred or paid over to ABL Agent for the benefit of the ABL Secured Parties.

(b) At all times (i) prior to the Discharge of Term Loan Debt or (ii) after both the Discharge of ABL Debt and the Discharge of Term Loan Debt, but prior to the payment in full in cash of the Excess Term Loan Debt, in any case, whether or not any Insolvency Proceeding has been commenced by or against any Grantor, ABL Agent agrees, for itself and on behalf of the other ABL Secured Parties, that any Term Loan Priority Collateral or Proceeds thereof (including any Term Loan Priority Collateral or Proceeds thereof subject to Liens that have been avoided or otherwise invalidated) or payment with respect thereto received by ABL Agent or any other ABL Secured Party (including any right of set-off), and including in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), shall be segregated and held in trust and promptly transferred or paid over to Term Loan Agent for the benefit of the Term Loan Secured Parties in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct. Term Loan Agent is hereby authorized to make any such endorsements or assignments as agent for ABL Agent. This authorization is coupled with an interest and is irrevocable.

Section 5. Bailee for Perfection

5.1 Each Agent as Bailee.

(a) Each Agent agrees to hold any Collateral that is in the possession or control of such Agent (or its agents or bailees), to the extent that possession or control thereof is effective to perfect a Lien thereon under the Uniform Commercial Code (such Collateral being referred to herein as the “Pledged Collateral”), as bailee and agent for and on behalf of the other Agent solely for the purpose of perfecting the Lien granted to the other Agent in such Pledged Collateral (including as to any securities or any deposit accounts or securities accounts, if any, for purposes of satisfying the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) pursuant to the ABL Documents or Term Loan Documents, as applicable, subject to the terms and conditions of this Section 5.

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(b) Until the Discharge of ABL Debt has occurred, ABL Agent shall be entitled to deal with the Pledged Collateral constituting ABL Priority Collateral in accordance with the terms of the ABL Documents. The rights of Term Loan Agent to such Pledged Collateral shall at all times be subject to the terms of this Agreement and to ABL Agent’s rights under the ABL Documents. Until the Discharge of Term Loan Debt has occurred, Term Loan Agent shall be entitled to deal with the Pledged Collateral constituting Term Loan Priority Collateral in accordance with the terms of the Term Loan Documents. The rights of ABL Agent to such Pledged Collateral shall at all times be subject to the terms of this Agreement and to Term Loan Agent’s rights under the Term Loan Documents.

(c) Each Agent shall have no obligation whatsoever to the other Agent or any other Secured Party to assure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5. The duties or responsibilities of each Agent under this Section 5 shall be limited solely to holding the Pledged Collateral as bailee and agent for and on behalf of the other Agent for purposes of perfecting the Lien held by the other Agent.

(d) Each Agent shall not have by reason of the ABL Documents, the Term Loan Documents or this Agreement or any other document or otherwise in connection with the transactions contemplated by this Agreement, the ABL Documents and the Term Loan Documents a fiduciary relationship in respect of the other Agent or any of the other Secured Parties and shall not have any liability to the other Agent or any other Secured Party in connection with its holding the Pledged Collateral. Each Agent hereby waives any claims against the other Agent for any breach or alleged breach of fiduciary duty.

5.2 Transfer of Pledged Collateral.

(a) Upon the Discharge of ABL Debt, to the extent permitted under applicable law, upon the request of Term Loan Agent:

(i) ABL Agent shall, without recourse or warranty, transfer the possession and control of the Pledged Collateral, if any, then in its possession or control to Term Loan Agent, except in the event and to the extent (A) ABL Agent or any other ABL Secured Party has retained or otherwise acquired such Collateral in full or partial satisfaction of any of the ABL Debt, (B) such Collateral is sold or otherwise disposed of by ABL Agent or any other ABL Secured Party or by a Grantor as provided herein or (C) it is otherwise required by any order of any court or other governmental authority or applicable law or would result in the risk of liability of ABL Secured Party to any third party.

(ii) In connection with any transfer described herein to Term Loan Agent, ABL Agent agrees to take reasonable actions in its power (with all costs and expenses in connection therewith to be for the account of Term Loan Agent and to be paid by Grantors) as shall be reasonably requested by Term Loan Agent to permit Term Loan Agent to obtain, for the benefit of the Term Loan Secured Parties, a first priority security interest in the Pledged Collateral, including in connection with the terms of any Collateral Access Agreement (as defined in the ABL Agreement), whether with a landlord, processor, warehouse or other third party or any Deposit Account Control Agreement (as defined in the ABL Agreement), with respect to any

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such agreement delivered on or after the date hereof, ABL Agent shall notify the other parties thereto that it is no longer the “Secured Party Representative”, “Agent Representative”, “Lender Representative” or otherwise entitled to act under such agreement and shall confirm to such parties that Term Loan Agent is thereafter the “Secured Party Representative”, “Agent Representative”, “Lender Representative” as any of such terms are used in any such agreement and is otherwise entitled to the rights of the secured party under such agreement.

(iii) The foregoing provision shall not impose on ABL Agent or any other ABL Secured Party any obligations which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law.

(b) Upon the Discharge of Term Loan Debt, to the extent permitted under applicable law, upon the request of ABL Agent, Term Loan Agent shall, without recourse or warranty, transfer the possession and control of the Pledged Collateral, if any, then in its possession or control to ABL Agent, except in the event and to the extent (i) Term Loan Agent or any other Term Loan Secured Party has retained or otherwise acquired such Collateral in full or partial satisfaction of any of the Term Loan Debt, (ii) such Collateral is sold or otherwise disposed of by Term Loan Agent or any other Term Loan Secured Party or by a Grantor as provided herein or (iii) it is otherwise required by any order of any court or other governmental authority or applicable law or would result in the risk of liability of Term Loan Secured Party to any third party. In connection with any transfer described herein to ABL Agent, Term Loan Agent agrees to take reasonable actions in its power (with all costs and expenses in connection therewith to be for the account of ABL Agent and to be paid by Grantors) as shall be reasonably requested by ABL Agent to permit ABL Agent to obtain, for the benefit of the ABL Secured Parties, a first priority security interest in the Pledged Collateral. The foregoing provision shall not impose on Term Loan Agent or any other Term Loan Secured Party any obligations which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law.

(c) After both the Discharge of ABL Debt and the Discharge of Term Loan Debt, but prior to the payment in full in cash of the Excess ABL Debt, Term Loan Agent shall take the same actions set out in Section 5.2(a) above to be taken by the ABL Agent upon the Discharge of ABL Debt so as to transfer the possession and control and related rights to the Pledged Collateral back to ABL Agent. After the payment in full in cash of the Excess ABL Debt, ABL Agent shall take the same actions set out in Section 5.2(a) above to be taken by the ABL Agent upon the Discharge of ABL Debt so as to transfer the possession and control and related rights to the Pledged Collateral back to Term Loan Agent.

(d) After both the Discharge of Term Loan Debt and the Discharge of ABL Debt, but prior to the payment in full in cash of the Excess Term Loan Debt, ABL Agent shall take the same actions set out in Section 5.2(b) above to be taken by the Term Loan Agent upon the Discharge of Term Loan Debt so as to transfer the possession and control and related rights to the Pledged Collateral back to Term Loan Agent. After the payment in full in cash of the Excess Term Loan Debt, Term Loan Agent shall take the same actions set out in Section 5.2(b) above to be taken by the Term Loan Agent upon the Discharge of Term Loan Debt so as to transfer the possession and control and related rights to the Pledged Collateral back to ABL Agent.

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(e) Each Grantor acknowledges and agrees to the delivery or transfer of control by ABL Agent to Term Loan Agent, and by Term Loan Agent to ABL Agent, of any such Collateral and waives and releases ABL Agent and the other ABL Secured Parties, and Term Loan Agent and the other Term Loan Secured Parties, from any liability as a result of such action. Each Grantor shall take such further actions as are reasonably required to effectuate the transfer contemplated in this Section 5.2 and shall indemnify the Agent having the first priority Lien prior to such transfer for loss or damage suffered by such Agent as a result of such transfer, except to the extent resulting from such Agent’s own gross negligence or willful misconduct as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.

Section 6. Insolvency Proceedings

6.1 General Applicability. This Agreement shall be applicable both before and after the institution of any Insolvency Proceeding involving any Grantor, including, without limitation, the filing of any petition by or against any Grantor under the Bankruptcy Code or under any other Bankruptcy Law and all converted or subsequent cases in respect thereof, and all references herein to any Grantor shall be deemed to apply to the trustee for such Grantor and such Grantor as debtor-in-possession. The relative rights of the ABL Secured Parties and the Term Loan Secured Parties in or to any distributions from or in respect of any Collateral or Proceeds shall continue after the commencement of any Insolvency Proceeding involving any Grantor, including, without limitation, the filing of any petition by or against any Grantor under the Bankruptcy Code or under any other Bankruptcy Law and all converted cases and subsequent cases, on the same basis as prior to the date of such commencement, subject to any court order approving the financing of, or use of ABL Cash Collateral or Term Loan Cash Collateral by, any Grantor as debtor-in-possession, or any other court order affecting the rights and interests of the parties hereto not in conflict with this Agreement. This Agreement shall constitute a subordination agreement for the purposes of Section 510(a) of the Bankruptcy Code and shall be enforceable in any Insolvency Proceeding in accordance with its terms.

6.2 Use of Cash Collateral; Bankruptcy Financing.

(a) If any Grantor becomes subject to any Insolvency Proceeding, and if ABL Agent or the ABL Secured Parties shall seek to provide a Grantor with, or consent to a third party providing, any post-petition financing under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (an “ABL DIP Financing”), or the ABL Agent or the ABL Secured Parties consent to the use of any ABL Priority Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (“ABL Cash Collateral”), until the Discharge of ABL Debt has occurred, Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, agrees that each Term Loan Secured Party (i) will raise no objection to, nor support any other Person objecting to, and will be deemed to have consented to, the use of any ABL Cash Collateral, or ABL DIP Financing, (ii) will not request or accept adequate protection or any other relief in connection with the use of such ABL Cash Collateral or such ABL DIP Financing except as set forth in Section 6.4 below, and (iii) will subordinate (and will be deemed hereunder to have subordinated) the Liens on ABL Priority Collateral granted to Term Loan Agent or any other Term Loan Secured Parties pursuant to such ABL DIP Financing on the same terms as such Liens are subordinated hereunder to the Liens granted with respect to such ABL DIP Financing

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(and such subordination will not alter in any manner the terms of this Agreement), to any adequate protection provided to the ABL Secured Parties and to any “carve-out” or other similar administrative priority expense or claim consented to in writing by ABL Agent to be paid prior to the Discharge of ABL Debt, provided, that:

(A) the aggregate principal amount of the ABL DIP Financing plus the aggregate outstanding principal amount of ABL Debt under the ABL Agreement plus the aggregate face amount of any letters of credit issued and not reimbursed under the ABL Agreement shall not exceed the ABL Cap,

(B) the Term Loan Secured Parties retain a Lien on the Collateral (including Proceeds thereof arising after the commencement of such proceeding) with the same priority relative to the Liens on such Collateral of ABL Agent as existed prior to the commencement of the case under the Bankruptcy Code or other Bankruptcy Law (junior in priority to the Liens securing such ABL DIP Financing and the existing Liens in favor of the ABL Agent on the ABL Priority Collateral but senior to the Liens of the ABL Agent and the Liens securing such ABL DIP Financing on the Term Loan Priority Collateral to the same extent as provided under Section 2.2),

(C) Term Loan Agent receives additional or replacement Liens on all post-petition assets of any Grantor which are subject to an additional or replacement Lien to secure the ABL DIP Financing with same priority relative to the Liens of ABL Agent as existed prior to such Insolvency Proceeding to the extent Term Loan Agent seeks such Liens and is entitled to such additional or replacement Liens under the Bankruptcy Code or other applicable Bankruptcy Law as determined by the Bankruptcy Court having jurisdiction over the case,

(D) such ABL DIP Financing or use of ABL Cash Collateral is subject to the terms of this Agreement,

(E) the Term Loan Agent retains the right to object to any agreements or arrangements regarding the use of ABL Cash Collateral or the ABL DIP Financing that require a specific treatment of a claim in respect of the Term Loan Debt for purposes of a plan of reorganization or contravene the terms of this Agreement in any material respect, and

(F) as a condition of such ABL DIP Financing or use of ABL Cash Collateral, until the Discharge of Term Loan Debt, (1) all proceeds of the Term Loan Priority Collateral shall either (x) be remitted to the Term Loan Agent for application in accordance with Section 4.1 hereof or (y) only be used by Borrowers subject to terms and conditions reasonably acceptable to the Term Loan Agent, and (2) no portion of the Term Loan Priority Collateral shall be used to repay the ABL Loan Debt outstanding as of the date of the commencement of any Insolvency Proceeding or any ABL Loan Debt incurred thereafter pursuant to any such ABL DIP Financing or use of ABL Cash Collateral.

(b) If any Grantor becomes subject to any Insolvency Proceeding, and if Term Loan Agent or the Term Loan Secured Parties shall seek to provide a Grantor with, or consent to a third party providing, any post-petition financing under Section 364 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (a “Term Loan DIP Financing”), or the

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Term Loan Agent or the Term Loan Secured Parties consent to the use of any Term Loan Priority Collateral constituting cash collateral under Section 363 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law (“Term Loan Cash Collateral”), until the Discharge of Term Loan Debt has occurred, ABL Agent, for itself and on behalf of the other ABL Secured Parties, agrees that each ABL Secured Party (i) will raise no objection to, nor support any other Person objecting to, and will be deemed to have consented to, the use of any Term Loan Cash Collateral, or Term Loan DIP Financing, (ii) will not request or accept adequate protection or any other relief in connection with the use of such Term Loan Cash Collateral or such Term Loan DIP Financing except as set forth in Section 6.4 below, and (iii) will subordinate (and will be deemed hereunder to have subordinated) the Liens on Term Loan Priority Collateral granted to ABL Agent or any other ABL Secured Parties pursuant to such Term Loan DIP Financing on the same terms as such Liens are subordinated hereunder to the Liens granted with respect to such Term Loan DIP Financing (and such subordination will not alter in any manner the terms of this Agreement), to any adequate protection provided to the Term Loan Secured Parties and to any “carve-out” or other similar administrative priority expense or claim consented to in writing by Term Loan Agent to be paid prior to the Discharge of Term Loan Debt, provided, that:

(A) the aggregate principal amount of the Term Loan DIP Financing plus the aggregate outstanding principal amount of Term Loan Debt under the Term Loan Agreement shall not exceed the Term Loan Cap,

(B) the ABL Secured Parties retain a Lien on the Collateral (including Proceeds thereof arising after the commencement of such proceeding) with the same priority relative to the Liens on such Collateral of Term Loan Agent as existed prior to the commencement of the case under the Bankruptcy Code or other Bankruptcy Law (junior in priority to the Liens securing such Term Loan DIP Financing and the existing Liens in favor of the Term Loan Agent on the Term Loan Priority Collateral but senior to the Liens of the Term Loan Agent on the ABL Priority Collateral to the same extent as provided under Section 2.2),

(C) ABL Agent receives additional or replacement Liens on all post-petition assets of any Grantor which are subject to an additional or replacement Lien to secure the Term Loan DIP Financing with same priority relative to the Liens of Term Loan Agent as existed prior to such Insolvency Proceeding to the extent ABL Agent seeks such Liens and is entitled to such additional or replacement Liens under the Bankruptcy Code or other applicable Bankruptcy Law as determined by the Bankruptcy Court having jurisdiction over the case,

(D) such Term Loan DIP Financing or use of Term Loan Cash Collateral is subject to the terms of this Agreement,

(E) the ABL Agent retains the right to object to any agreements or arrangements regarding the use of Term Loan Cash Collateral or the Term Loan DIP Financing that require a specific treatment of a claim in respect of the ABL Debt for purposes of a plan of reorganization or contravene the terms of this Agreement in any material respect, and

(F) as a condition of such Term Loan DIP Financing or use of Term Loan Cash Collateral, until the Discharge of ABL Debt, (1) all proceeds of the ABL Priority Collateral

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shall either (x) be remitted to the ABL Agent for application in accordance with Section 4.1 hereof or (y) only be used by Borrowers subject to terms and conditions reasonably acceptable to the ABL Agent, and (2) no portion of the ABL Priority Collateral shall be used to repay the Term Loan Debt outstanding as of the date of the commencement of any Insolvency Proceeding or any Term Loan Debt incurred thereafter pursuant to any such Term Loan DIP Financing or use of Term Loan Cash Collateral.

(c) No ABL Secured Party shall, directly or indirectly, provide, or seek to provide, or support any other Person providing or seeking to provide, the use of ABL Cash Collateral or ABL DIP Financing secured by Liens equal or senior in priority to the Liens on the Term Loan Priority Collateral (including any assets or property arising after the commencement of a case under the Bankruptcy Code) of Term Loan Agent, without the prior written consent of Term Loan Agent. No Term Loan Secured Party shall, directly or indirectly, provide, or seek to provide, or support any other Person providing or seeking to provide, the use of Term Loan Cash Collateral or Term Loan DIP Financing secured by Liens equal or senior in priority to the Liens on the ABL Priority Collateral (including any assets or property arising after the commencement of a case under the Bankruptcy Code) of ABL Agent, without the prior written consent of ABL Agent. For purposes hereof, all references to Collateral shall include any assets or property of Grantors arising after the commencement of any Insolvency Proceeding that are subject to the Liens of Agents.

6.3 Relief from the Automatic Stay.

(a) The Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, agrees that, so long as the Discharge of ABL Debt has not occurred, no Term Loan Secured Party shall, without the prior written consent of the ABL Agent, seek or request relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any part of the ABL Priority Collateral, any Proceeds thereof or any Lien thereon securing any of the Term Loan Debt.

(b) The ABL Agent, for itself and on behalf of the other ABL Secured Parties, agrees that, so long as the Discharge of Term Loan Debt has not occurred, no ABL Secured Party shall, without the prior written consent of the Term Loan Agent, seek or request relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any part of the Term Loan Priority Collateral, any Proceeds thereof or any Lien thereon securing any of the ABL Debt.

6.4 Adequate Protection.

(a) The Term Loan Agent, on behalf of itself and the other Term Loan Secured Parties, agrees that none of them shall contest (or support any other Person contesting):

(i) any request by the ABL Agent or the other ABL Secured Parties for adequate protection with respect to Liens on the ABL Priority Collateral; or

(ii) any objection by the ABL Agent or the other ABL Secured Parties to any motion, relief, action or proceeding based on the ABL Agent or the other ABL Secured Parties claiming a lack of adequate protection with respect to Liens on the ABL Priority Collateral to the extent not inconsistent with the other terms of this Agreement.

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(b) The ABL Agent, on behalf of itself and the other ABL Secured Parties, agrees that none of them shall contest (or support any other Person contesting):

(i) any request by the Term Loan Agent or the other Term Loan Secured Parties for adequate protection with respect to Liens on the Term Loan Priority Collateral; or

(ii) any objection by the Term Loan Agent or the other Term Loan Secured Parties to any motion, relief, action or proceeding based on the Term Loan Agent or the other Term Loan Secured Parties claiming a lack of adequate protection with respect to Liens on the Term Loan Priority Collateral to the extent not inconsistent with the other terms of this Agreement.

(c) Notwithstanding anything to the contrary in Sections 6.4(a) and 6.4(b), in any Insolvency Proceeding:

(i) if any or all of the ABL Secured Parties are granted adequate protection in the form of additional collateral or a super-priority claim in connection with any use of ABL Cash Collateral or an ABL DIP Financing or in connection with any Liens on the ABL Priority Collateral and such additional collateral is the type of asset or property that would constitute ABL Priority Collateral, then (A) the Term Loan Agent, on behalf of itself or any of the Term Loan Secured Parties, may seek or request adequate protection in the form of a Lien or super-priority claim on such additional collateral, which Lien or claim will be subordinated to the Liens securing the ABL Debt and such use of ABL Cash Collateral or ABL DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on ABL Priority Collateral securing the Term Loan Debt are so subordinated to the Liens on ABL Priority Collateral securing the ABL Debt under this Agreement and (B) subject to clause (ii) below, the ABL Agent, on behalf of itself and the other ABL Secured Parties, agrees that none of them shall contest (or support any other Person contesting) (1) any request by the Term Loan Agent or any other Term Loan Secured Party for adequate protection pursuant to the preceding clause (A) or (2) any objection to any motion, relief, action or proceeding in support of a request for adequate protection pursuant to the preceding clause (A);

(ii) in the event the Term Loan Agent, on behalf of itself or any other Term Loan Secured Parties, seeks or requests adequate protection in respect of Term Loan Debt and such adequate protection is granted in the form of additional collateral or super-priority claims of a type of asset or property that would constitute ABL Priority Collateral, then the Term Loan Agent, on behalf of itself and the other Term Loan Secured Parties, agrees that it will support any request by the ABL Agent to also be granted a Lien or super-priority claim on such additional collateral as security for the ABL Debt and for any use of ABL Cash Collateral or ABL DIP Financing and that any Lien or claim on such additional collateral securing the applicable Term Loan Debt shall be subordinated to the Lien on such collateral securing the ABL Debt and any such use of ABL Cash Collateral or ABL DIP Financing (and all obligations relating thereto) and to any other Liens granted to the ABL Secured Parties as adequate protection on the same basis as the other Liens on ABL Priority Collateral securing the Term Loan Debt are so subordinated to the Liens on ABL Priority Collateral securing the ABL Debt under this Agreement;

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(iii) if any or all of the Term Loan Secured Parties are granted adequate protection in the form of additional collateral or a super-priority claim in connection with any use of Term Loan Cash Collateral or a Term Loan DIP Financing or in connection with any Liens on the Term Loan Priority Collateral and such additional collateral is the type of asset or property that would constitute Term Loan Priority Collateral, then (A) the ABL Agent, on behalf of itself or any of the ABL Secured Parties, may seek or request adequate protection in the form of a Lien or super-priority claim on such additional collateral, which Lien or claim will be subordinated to the Liens securing the Term Loan Debt and such use of Term Loan Cash Collateral or Term Loan DIP Financing (and all obligations relating thereto) on the same basis as the other Liens on Term Loan Priority Collateral securing the ABL Debt are so subordinated to the Liens on Term Loan Priority Collateral securing the Term Loan Debt under this Agreement and (B) subject to clause (iv) below, the Term Loan Agent, on behalf of itself and the other Term Loan Secured Parties, agrees that none of them shall contest (or support any other Person contesting) (1) any request by the ABL Agent or any other ABL Secured Party for adequate protection pursuant to the preceding clause (A) or (2) any objection to any motion, relief, action or proceeding in support of a request for adequate protection pursuant to the preceding clause (A);

(iv) in the event the ABL Agent, on behalf of itself or any other ABL Secured Parties, seeks or requests adequate protection in respect of ABL Debt and such adequate protection is granted in the form of additional collateral or super-priority claims of a type of asset or property that would constitute Term Loan Priority Collateral, then the ABL Agent, on behalf of itself and the other ABL Secured Parties, agrees that it will support any request by the Term Loan Agent to also be granted a Lien or super-priority claim on such additional collateral as security for the Term Loan Debt and for any use of Term Loan Cash Collateral or Term Loan DIP Financing and that any Lien or claim on such additional collateral securing the applicable ABL Debt shall be subordinated to the Lien on such collateral securing the Term Loan Debt and any such use of Term Loan Cash Collateral or Term Loan DIP Financing (and all obligations relating thereto) and to any other Liens granted to the Term Loan Secured Parties as adequate protection on the same basis as the other Liens on Term Loan Priority Collateral securing the ABL Debt are so subordinated to the Liens on Term Loan Priority Collateral securing the Term Loan Debt under this Agreement; and

(v) except as otherwise expressly set forth in Section 6.2 or in connection with the exercise of remedies with respect to the ABL Priority Collateral, nothing herein shall limit the rights of the Term Loan Agent or the other Term Loan Secured Parties from seeking adequate protection with respect to their rights in the Term Loan Priority Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise). Except as otherwise expressly set forth in Section 6.2 or in connection with the exercise of remedies with respect to the Term Loan Priority Collateral, nothing herein shall limit the rights of the ABL Agent or the other ABL Secured Parties from seeking adequate protection with respect to their rights in the ABL Priority Collateral in any Insolvency Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

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(d) Except as otherwise provided in this Section 6.4, (i) no ABL Secured Party may seek or assert any right it may have for adequate protection of its interest in the Term Loan Priority Collateral without the prior written consent of the Term Loan Secured Parties, and (ii) no Term Loan Secured Party may seek or assert any right it may have for adequate protection of its interest in the ABL Priority Collateral without the written consent of the ABL Secured Parties.

6.5 Reorganization Securities. If, in any Insolvency Proceeding, debt obligations of any reorganized Grantor secured by Liens upon any property of such reorganized Grantor are distributed, pursuant to a plan of reorganization, on account of both the ABL Debt and the Term Loan Debt, then, to the extent the debt obligations distributed on account of the ABL Debt and on account of the Term Loan Debt are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.6 Separate Grants of Security and Separate Classes. Each of the parties hereto irrevocably acknowledges and agrees that (a) the claims and interests of the ABL Secured Parties and the Term Loan Secured Parties are not “substantially similar” within the meaning of Section 1122 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, (b) the grants of the Liens to secure the ABL Debt and the grants of the Liens to secure the Term Loan Debt constitute two separate and distinct grants of Liens, (c) the ABL Secured Parties’ rights in the Collateral are fundamentally different from the Term Loan Secured Parties’ rights in the Collateral and (d) as a result of the foregoing, among other things, the ABL Debt and the Term Loan Debt must be separately classified in any plan of reorganization proposed or adopted in any Insolvency Proceeding.

6.7 Asset Dispositions.

(a) Until the Discharge of ABL Debt has occurred, the Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, agrees that, in the event of any Insolvency Proceeding, the Term Loan Secured Parties will not object or oppose (or support any Person in objecting or opposing) a motion for any Disposition of any ABL Priority Collateral free and clear of the Liens of Term Loan Agent and the other Term Loan Secured Parties or other claims under Sections 363, 365 or 1129 of the Bankruptcy Code, or any comparable provision of any Bankruptcy Law (and including any motion for bid procedures or other procedures related to the Disposition that is the subject of such motion), and shall be deemed to have consented to any such Disposition of any ABL Priority Collateral under Section 363(f) of the Bankruptcy Code that has been consented to by the ABL Agent; provided, that, the Proceeds of such Disposition of any Collateral to be applied to the ABL Debt or the Term Loan Debt are applied in accordance with Sections 4.1 and 4.2.

(b) Until the Discharge of Term Loan Debt has occurred, the ABL Agent, for itself and on behalf of the other ABL Secured Parties, agrees that, in the event of any Insolvency Proceeding, the ABL Secured Parties will not object or oppose (or support any Person in objecting or opposing) a motion to any Disposition of any Term Loan Priority Collateral free and clear of the Liens of ABL Agent and the other ABL Secured Parties or other claims under Sections 363, 365 or 1129 of the Bankruptcy Code, or any comparable provision of any Bankruptcy Law (and including any motion for bid procedures or other procedures related to the

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Disposition that is the subject of such motion), and shall be deemed to have consented to any such Disposition of any Term Loan Priority Collateral under Section 363(f) of the Bankruptcy Code that has been consented to by the Term Loan Agent; provided, that, the Proceeds of such Disposition of any Collateral to be applied to the ABL Debt or the Term Loan Debt are applied in accordance with Sections 4.1 and 4.2.

(c) The Term Loan Secured Parties agree that the ABL Secured Parties shall have the right to credit bid under Section 363(k) of the Bankruptcy Code with respect to any Disposition of, the ABL Priority Collateral and the ABL Secured Parties agree that the Term Loan Secured Parties shall have the right to credit bid under Section 363(k) of the Bankruptcy Code with respect to any Disposition of the Term Loan Priority Collateral; provided, that, the Secured Parties shall not be deemed to have agreed to any credit bid by other Secured Parties in connection with the Disposition of Collateral consisting of both Term Loan Priority Collateral and ABL Priority Collateral. The Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, agrees that, so long as the Discharge of ABL Debt has not occurred, no Term Loan Secured Party shall, without the prior written consent of the ABL Agent, credit bid under Section 363(k) of the Bankruptcy Code with respect to the ABL Priority Collateral. The ABL Agent, for itself and on behalf of the other ABL Secured Parties, agrees that, so long as the Discharge of Term Loan Debt has not occurred, no ABL Secured Party shall, without the prior written consent of the Term Loan Agent, credit bid under Section 363(k) of the Bankruptcy Code with respect to the Term Loan Priority Collateral.

6.8 Certain Waivers as to Section 1111(b)(2) of Bankruptcy Code. Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, waives any claim any Term Loan Secured Party may hereafter have against any ABL Secured Party arising out of the election by any ABL Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law. ABL Agent, for itself and on behalf of the other ABL Secured Parties, waives any claim any ABL Secured Party may hereafter have against any Term Loan Secured Party arising out of the election by any Term Loan Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law.

6.9 Avoidance Issues. If any ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Grantor or any other person any amount (a “Recovery”), then the ABL Debt shall be reinstated to the extent of such Recovery and the ABL Secured Parties shall be entitled to a Discharge of ABL Debt with respect to all such recovered amounts. If any Term Loan Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Grantor or any other person any Recovery, then the Term Loan Debt shall be reinstated to the extent of such Recovery and the Term Loan Secured Parties shall be entitled to a Discharge of Term Loan Debt with respect to all such recovered amounts. If this Agreement shall have been terminated prior to any Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.10 Other Bankruptcy Laws. In the event that an Insolvency Proceeding is filed in a jurisdiction other than the United States or is governed by any Bankruptcy Law other than the

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Bankruptcy Code, each reference in this Agreement to a section of the Bankruptcy Code shall be deemed to refer to the substantially similar or corresponding provision of the Bankruptcy Law applicable to such Insolvency Proceeding, or, in the absence of any specific similar or corresponding provision of Bankruptcy Law, such other general Bankruptcy Law as may be applied in order to achieve substantially the same result as would be achieved under each applicable section of the Bankruptcy Code.

6.11 Post-Petition Claims. Neither the ABL Agent nor any other ABL Secured Party shall oppose or seek to challenge any claim by the Term Loan Agent or any other Term Loan Secured Party for allowance in any Insolvency Proceeding of Term Loan Debt consisting of post-petition interest, fees, costs, charges or expenses to the extent of the value of any Term Loan Secured Party’s Lien Neither the Term Loan Agent nor any other Term Loan Secured Party shall oppose or seek to challenge any claim by the ABL Agent or any other ABL Secured Party for allowance in any Insolvency Proceeding of ABL Debt consisting of post-petition interest, fees, costs, charges or expenses to the extent of the value of any ABL Secured Party’s Lien.

Section 7. Term Loan Lenders’ Purchase Option

7.1 Exercise of Option On or after the occurrence and during the continuance of an ABL Event of Default and the acceleration of all of the ABL Debt or the commencement of an Insolvency Proceeding as to Grantors (each a “Term Loan Purchase Event”), one or more of the Term Loan Secured Parties (the “Purchasing Term Loan Secured Parties”), shall have the option, subject to Section 7.2, for a period of ten (10) Business Days after a Term Loan Purchase Event to purchase all (but not less than all) of the ABL Debt from the ABL Secured Parties and to assume all of the commitments and duties of the ABL Secured Parties. Notice of the exercise of such option shall be sent by Term Loan Agent to ABL Agent within such ten (10) Business Day period and shall be irrevocable. The obligations of ABL Secured Parties hereunder to sell the ABL Debt owing to them are several and not joint and several. Each Grantor irrevocably consents to such sale.

7.2 Pro Rata Offer. The Term Loan Secured Parties agree, solely as among themselves, that upon the occurrence of any Term Loan Purchase Event, the Term Loan Agent shall send a notice to all Term Loan Secured Parties giving each Term Loan Secured Party the option to purchase at least its pro rata share (calculated based on the aggregate Term Loan Debt) of the ABL Debt. No Term Loan Secured Party shall be required to participate in any purchase offer hereunder, and a purchase offer may be made by any or all of the Term Loan Secured Parties, subject to the requirements of the preceding sentence. The provisions of this Section 7.2 are intended solely for the benefit of the Term Loan Secured Parties and may be modified, amended or waived by them without the approval of any Grantor, any ABL Secured Party, or otherwise.

7.3 Purchase and Sale. On the date specified by Term Loan Agent in such notice (which shall not be less than five (5) Business Days, nor more than ten (10) Business Days, after the receipt by ABL Agent of the notice from Term Loan Agent of its election to exercise such option), ABL Secured Parties shall, subject to any required approval of any court or other regulatory or governmental authority then in effect, if any, sell to such of the Purchasing Term Loan Secured Parties as are specified in the notice from Term Loan Agent of its election to

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exercise such option, and such Purchasing Term Loan Secured Parties shall purchase from ABL Secured Parties, all of the ABL Debt. Notwithstanding anything to the contrary contained herein, in connection with any such purchase and sale, ABL Secured Parties shall retain all rights under the ABL Documents to be indemnified or held harmless by Grantors in accordance with the terms thereof. In connection with any such purchase and sale, each ABL Secured Party and each Purchasing Term Loan Secured Party shall execute and deliver an assignment and acceptance agreement, in form reasonably acceptable to all parties thereto, pursuant to which, among other things, each ABL Lender shall assign to the Purchasing Term Loan Secured Parties such ABL Lender’s pro rata share of the commitments and ABL Debt. Upon the consummation of such purchase and sale, ABL Agent shall resign as the “Agent” under the ABL Documents and upon the written request of Term Loan Agent, and at the expense of the Purchasing Term Loan Secured Parties, shall execute and deliver all such documents and instruments reasonably requested by Term Loan Agent and/or Purchasing Term Loan Secured Parties to assign and transfer any Collateral, together with any and all rights under deposit account control agreements and collateral access agreements related to Collateral, to the applicable successor Agent under the ABL Documents.

7.4 Payment of Purchase Price.

(a) Upon the date of such purchase and sale, the Purchasing Term Loan Secured Parties shall (i) pay to ABL Agent for the account of the ABL Secured Parties as the purchase price therefor the full amount of all of the ABL Debt then outstanding and unpaid (including principal, interest, fees and expenses, and including reasonable attorneys’ fees and legal expenses), (ii) furnish cash collateral to ABL Agent in such amounts as are required by the ABL Documents in connection with any issued and outstanding letters of credit, banker’s acceptances or similar or related instruments issued under the ABL Documents (but not in any event in an amount greater than one hundred three percent (103%) percent of the aggregate undrawn face amount of such letters of credit, banker’s acceptances and similar or related instruments, other than obligations with respect to the foregoing denominated in a currency other than US Dollars, in which case one hundred fifteen percent (115%) of the applicable amount), Bank Product Obligations (or at the option of the ABL Secured Party to whom such Bank Product Obligations are owing, terminate the applicable Swap Contracts or cash management or other arrangements and make all payments pursuant thereto, as applicable), Commercial LC Facility Obligations and in respect of indemnification obligations of Grantors under the ABL Documents as to matters or circumstances known to ABL Secured Parties and disclosed in writing to Term Loan Agent (unless such disclosure is not permitted under applicable law) at the time of the purchase and sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to ABL Secured Parties, and (iii) agree to indemnify and hold harmless the ABL Secured Parties from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party in respect of the ABL Debt as a direct result of any acts by Term Loan Agent or any other Term Loan Secured Party.

(b) Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of ABL Agent as ABL Agent may designate in writing to Term Loan Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Purchasing Term

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Loan Secured Parties to the bank account designated by ABL Agent are received in such bank account prior to 12:00 noon, New York City time and interest shall be calculated to and including such Business Day if the amounts so paid by the Purchasing Term Loan Secured Parties to the bank account designated by ABL Agent are received in such bank account later than 12:00 noon, New York City time.

7.5 Representations Upon Purchase and Sale. Such purchase and sale shall be expressly made without representation or warranty of any kind by ABL Agent or any other ABL Secured Party as to the ABL Debt or otherwise and without recourse to the ABL Secured Parties; except, that, each ABL Secured Party that is transferring such ABL Debt shall represent and warrant, severally as to it: (a) the amount of the ABL Debt being purchased from it is as reflected in the books and records of such ABL Secured Party (but without representation or warranty as to the collectability, validity or enforceability thereof), (b) that such ABL Secured Party owns the ABL Debt being sold by it free and clear of any liens or encumbrances and (c) such ABL Secured Party has the right to assign the ABL Debt being sold by it and the assignment is duly authorized.

7.6 Notice from ABL Agent Prior to Enforcement Action. In the absence of Exigent Circumstances, ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that it will give Term Loan Agent five (5) Business Days’ prior written notice of its intention to commence any foreclosure or other action to sell or otherwise realize upon the ABL Priority Collateral. In the event that during such five (5) Business Day period, Term Loan Agent shall send to ABL Agent the irrevocable notice of the Term Loan Secured Parties’ intention to exercise the purchase option given by the ABL Secured Parties to the Term Loan Secured Parties under this Section 7, the ABL Secured Parties shall not commence any foreclosure or other action to sell or otherwise realize upon the Collateral, provided, that, the purchase and sale with respect to the ABL Debt provided for herein shall have closed within five (5) Business Days after the receipt by ABL Agent of the irrevocable notice from Term Loan Agent.

Section 8. ABL Lenders’ Purchase Option

8.1 Exercise of Option On or after the occurrence and during the continuance of a Term Loan Event of Default and the acceleration of all of the Term Loan Debt or the commencement of an Insolvency Proceeding as to Grantors (each a “ABL Purchase Event”), one or more of the ABL Secured Parties (the “Purchasing ABL Secured Parties”) shall have the option, subject to Section 8.2, for a period of ten (10) Business Days after an ABL Purchase Event to purchase all (but not less than all) of the Term Loan Debt from the Term Loan Secured Parties and to assume all of the commitments and duties of the Term Loan Secured Parties. Notice of the exercise of such option shall be sent by ABL Agent to Term Loan Agent within such ten (10) Business Day period and shall be irrevocable. The obligations of Term Loan Secured Parties hereunder to sell the Term Loan Debt owing to them are several and not joint and several. Each Grantor irrevocably consents to such sale.

8.2 Pro Rata Offer. The ABL Secured Parties agree, solely as among themselves, that upon the occurrence of any ABL Purchase Event, the ABL Agent shall send a notice to all ABL Secured Parties giving each ABL Secured Party the option to purchase at least its pro rata share (calculated based on the aggregate ABL Debt) of the Term Loan Debt. No ABL Secured Party

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shall be required to participate in any purchase offer hereunder, and a purchase offer may be made by any or all of the ABL Secured Parties, subject to the requirements of the preceding sentence. The provisions of this Section 8.2 are intended solely for the benefit of the ABL Secured Parties and may be modified, amended or waived by them without the approval of any Grantor, any Term Loan Secured Party, or otherwise.

8.3 Purchase and Sale. On the date specified by ABL Agent in such notice (which shall not be less than five (5) Business Days, nor more than ten (10) Business Days, after the receipt by Term Loan Agent of the notice from ABL Agent of its election to exercise such option), Term Loan Secured Parties shall, subject to any required approval of any court or other regulatory or governmental authority then in effect, if any, sell to such of the Purchasing ABL Secured Parties as are specified in the notice from ABL Agent of its election to exercise such option, and such Purchasing ABL Secured Parties shall purchase from Term Loan Secured Parties, all of the Term Loan Debt. Notwithstanding anything to the contrary contained herein, in connection with any such purchase and sale, Term Loan Secured Parties shall retain all rights under the Term Loan Documents to be indemnified or held harmless by Grantors in accordance with the terms thereof. In connection with any such purchase and sale, each Term Loan Secured Party and each Purchasing ABL Secured Party shall execute and deliver an assignment and acceptance agreement, in form reasonably acceptable to all parties thereto, pursuant to which, among other things, each Term Loan Lender shall assign to the Purchasing ABL Secured Parties such Term Loan Lender’s pro rata share of the commitments and Term Loan Debt. Upon the consummation of such purchase and sale, Term Loan Agent shall resign as the “Collateral Agent” and Administrative Agent under the Term Loan Documents and upon the written request of ABL Agent, and at the expense of the Purchasing ABL Secured Parties, shall execute and deliver all such documents and instruments reasonably requested by ABL Agent and/or Purchasing ABL Secured Parties to assign and transfer any Collateral, together with any and all rights under deposit account control agreements and collateral access agreements related to Collateral, to the applicable successor Agent under the Term Loan Documents.

8.4 Payment of Purchase Price.

(a) Upon the date of such purchase and sale, the Purchasing ABL Secured Parties shall (i) pay to Term Loan Agent for the account of the Term Loan Secured Parties as the purchase price therefor the full amount of all of the Term Loan Debt then outstanding and unpaid (including principal, interest, fees and expenses, and including reasonable attorneys’ fees and legal expenses), (ii) furnish cash collateral to Term Loan Agent in respect of indemnification obligations of Grantors under the Term Loan Documents as to matters or circumstances known to Term Loan Secured Parties and disclosed in writing to ABL Agent (unless such disclosure is not permitted under applicable law) at the time of the purchase and sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to Term Loan Secured Parties and (iii) agree to indemnify and hold harmless the Term Loan Secured Parties from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party in respect of the Term Loan Debt as a direct result of any acts by ABL Agent or any other ABL Secured Party.

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(b) Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of Term Loan Agent as Term Loan Agent may designate in writing to ABL Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the Purchasing ABL Secured Parties to the bank account designated by Term Loan Agent are received in such bank account prior to 12:00 noon, New York City time and interest shall be calculated to and including such Business Day if the amounts so paid by the Purchasing ABL Secured Parties to the bank account designated by Term Loan Agent are received in such bank account later than 12:00 noon, New York City time.

8.5 Representations Upon Purchase and Sale. Such purchase and sale shall be expressly made without representation or warranty of any kind by Term Loan Agent or any Term Loan Secured Party as to the Term Loan Debt or otherwise and without recourse to the Term Loan Secured Parties; except, that, each Term Loan Secured Party that is transferring such Term Loan Debt shall represent and warrant, severally as to it: (a) the amount of the Term Loan Debt being purchased from it is as reflected in the books and records of such Term Loan Secured Party (but without representation or warranty as to the collectability, validity or enforceability thereof), (b) that such Term Loan Secured Party owns the Term Loan Debt being sold by it free and clear of any liens or encumbrances and (c) such Term Loan Secured Party has the right to assign the Term Loan Debt being sold by it and the assignment is duly authorized.

8.6 Notice from ABL Agent Prior to Enforcement Action. In the absence of Exigent Circumstances, Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, agrees that it will give ABL Agent five (5) Business Days’ prior written notice of its intention to commence any foreclosure or other action to sell or otherwise realize upon the Term Loan Priority Collateral. In the event that during such five (5) Business Day period, ABL Agent shall send to Term Loan Agent the irrevocable notice of the ABL Secured Parties’ intention to exercise the purchase option given by the Term Loan Secured Parties to the ABL Secured Parties under this Section 8, the Term Loan Secured Parties shall not commence any foreclosure or other action to sell or otherwise realize upon the Collateral, provided, that, the purchase and sale with respect to the Term Loan Debt provided for herein shall have closed within five (5) Business Days after the receipt by Term Loan Agent of the irrevocable notice from ABL Agent.

Section 9. Access and Use of Term Loan Priority Collateral

9.1 Access and Use Rights of ABL Agent.

(a) In the event that Term Loan Agent shall acquire control or possession of any of the Term Loan Priority Collateral or shall, through the exercise of remedies under the Term Loan Documents or otherwise, sell any of the Term Loan Priority Collateral to any third party (a “Third Party Purchaser”), Term Loan Agent shall permit ABL Agent (or require as a condition of such sale to the Third Party Purchaser that the Third Party Purchaser agree to permit the ABL Agent), at ABL Agent’s option and in accordance with applicable law and subject to the rights of any landlords under any real property leases, and at the expense of the ABL Secured Parties: (i) to enter and use any or all of the Term Loan Priority Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of real property and the improvements, structures, buildings thereon and all related rights during normal business hours in order to inspect, remove

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or take any action with respect to the ABL Priority Collateral or to enforce ABL Agent’s rights with respect thereto, including, but not limited to, the examination and removal of ABL Priority Collateral and the examination and duplication of the books and records of any Grantor related to the ABL Priority Collateral, or to otherwise handle, deliver, ship, transport, deal with or dispose of any ABL Priority Collateral, such right to include, without limiting the generality of the foregoing, the right to conduct one or more public or private sales or auctions thereon and (ii) use any of the Term Loan Priority Collateral under such control or possession (or sold to a Third Party Purchaser) consisting of equipment (including computers or other data processing equipment related to the storage or processing of records, documents or files pertaining to the ABL Priority Collateral) to handle, deal with or dispose of any ABL Priority Collateral pursuant to the rights of ABL Agent and the other ABL Secured Parties as set forth in the ABL Documents, the UCC of any applicable jurisdiction and other applicable law.

(b) The rights of ABL Agent set forth in clause (a) above as to the Term Loan Priority Collateral shall be irrevocable and without charge and shall continue at ABL Agent’s option for a period of one hundred eighty (180) days as to any such Term Loan Priority Collateral from the earlier of (i) the date on which Term Loan Agent has notified ABL Agent that Term Loan Agent has acquired possession or control of such Term Loan Priority Collateral and (ii) the date of commencement by the ABL Agent of enforcement actions against the ABL Priority Collateral using such Term Loan Priority Collateral. The time periods set forth herein shall be tolled during the pendency of any proceeding of a Grantor under the Bankruptcy Code or any other Bankruptcy Law or other proceedings if and for so long as ABL Agent is effectively stayed from enforcing its rights against the ABL Priority Collateral. In no event shall Term Loan Agent or any of the Term Loan Secured Parties take any action to interfere, limit or restrict the rights of ABL Agent set forth above or the exercise of such rights by ABL Agent pursuant to this Section 9.1 prior to the expiration of such periods.

(c) Nothing contained in this Agreement shall restrict the Disposition by Term Loan Agent of any Term Loan Priority Collateral prior to the expiration of such one hundred eighty (180) day period, subject to the provisions above regarding a Third Party Purchaser.

9.2 Responsibilities of ABL Secured Parties. The ABL Agent shall repair at its expense any physical damage to any Term Loan Priority Collateral used by ABL Agent as a direct result of the actions of the ABL Agent (or its representatives) in exercising its access and use rights as provided in Section 9.1 above (but shall not be responsible for any diminution in value of the Term Loan Priority Collateral resulting from the ABL Agent so dealing with any ABL Priority Collateral so long as the ABL Agent and the other ABL Secured Parties leave the Term Loan Priority Collateral in the same condition as it was prior to their actions with respect to the ABL Priority Collateral, except for ordinary wear and tear resulting from the actions of the ABL Agent and the other ABL Secured Parties contemplated by, and for the time periods specified under, Section 9.1). The ABL Agent and the other ABL Secured Parties shall indemnify and hold harmless the Term Loan Agent and the other Term Loan Secured Parties from any claim, loss, damage, cost or liability arising from any claim by a third party against Term Loan Agent and the other Term Loan Secured Parties as a direct result of any action by ABL Agent (or its representatives). The Term Loan Agent shall not have any responsibility or liability for the acts or omissions of ABL Agent or any of the other ABL Secured Parties, and ABL Agent and the other ABL Secured Parties shall not have any responsibility or liability for the acts or omissions

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of Term Loan Agent, in each case arising in connection with such other Person’s use and/or occupancy of any of the Term Loan Priority Collateral. If the ABL Agent conducts a public auction or private sale of the ABL Priority Collateral at any of the real property constituting Term Loan Priority Collateral, the ABL Agent shall provide the Term Loan Agent with reasonable advance notice and use reasonable efforts to hold such auction or sale in a manner that would not unduly disrupt the Term Loan Agent’s use of such real property. Without limiting the rights granted herein, to the extent such rights have been exercised under this Agreement, the ABL Agent and the other ABL Secured Parties shall reasonably cooperate with the Term Loan Agent and the other Term Loan Secured Parties in connection with any Disposition efforts made by the Term Loan Secured Parties with respect to the Term Loan Priority Collateral.

9.3 Grantor Consent. The Grantors consent to the performance by the Term Loan Agent of the obligations set forth in Section 9.1 and acknowledge and agree that neither the Term Loan Agent (nor any other Term Loan Secured Party) shall ever by accountable or liable for any action taken or omitted to be taken by the ABL Agent or any other ABL Secured Party or its or any of their officers, employees, agents, successors, assigns or representatives in connection therewith or incidental thereto or in consequence thereof.

Section 10. Reliance; Waivers; Etc.

10.1 Reliance.

(a) The consent by the ABL Secured Parties to the execution and delivery of the Term Loan Documents and the grant to Term Loan Agent on behalf of the Term Loan Secured Parties of a Lien on the Collateral and all loans and other extensions of credit made or deemed made on and after the date hereof by the ABL Secured Parties to any Grantor shall be deemed to have been given and made in reliance upon this Agreement.

(b) The consent by the Term Loan Secured Parties to the execution and delivery of the ABL Documents and the grant to ABL Agent on behalf of the ABL Secured Parties of a Lien on the Collateral and all loans and other extensions of credit made or deemed made on and after the date hereof by the Term Loan Secured Parties to any Grantor shall be deemed to have been given and made in reliance upon this Agreement.

10.2 No Warranties or Liability.

(a) Term Loan Agent, for itself and on behalf of the other Term Loan Secured Parties, acknowledges and agrees that each of ABL Agent and the other ABL Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the ABL Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Term Loan Agent agrees, for itself and on behalf of the other Term Loan Secured Parties, that the ABL Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the ABL Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the ABL Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that Term Loan

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Agent or any of the other Term Loan Secured Parties have in the Collateral or otherwise, except as otherwise provided in this Agreement. Neither ABL Agent nor any of the other ABL Secured Parties shall have any duty to Term Loan Agent or any of the other Term Loan Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the Term Loan Documents), regardless of any knowledge thereof which they may have or with which they may be charged.

(b) ABL Agent, for itself and on behalf of the other ABL Secured Parties, acknowledges and agrees that each of Term Loan Agent and the other Term Loan Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Term Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. ABL Agent agrees, for itself and on behalf of the other ABL Secured Parties, that the Term Loan Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Term Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Term Loan Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that ABL Agent or any of the other ABL Secured Parties have in the Collateral or otherwise, except as otherwise provided in this Agreement. Neither Term Loan Agent nor any of the other Term Loan Secured Parties shall have any duty to ABL Agent or any of the other ABL Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the ABL Documents), regardless of any knowledge thereof which they may have or with which they may be charged.

10.3 No Waiver of Lien Priorities.

(a) No right of ABL Agent or any of the other ABL Secured Parties to enforce any provision of this Agreement or any of the ABL Documents shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by ABL Agent or any other ABL Secured Party, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the ABL Documents or any of the Term Loan Documents, regardless of any knowledge thereof which ABL Agent or any of the other ABL Secured Parties may have or be otherwise charged with.

(b) No right of Term Loan Agent or any of the other Term Loan Secured Parties to enforce any provision of this Agreement or any of the Term Loan Documents shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by Term Loan Agent or any other Term Loan Secured Party, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Term Loan Documents or any of the ABL Documents, regardless of any knowledge thereof which Term Loan Agent or any of the other Term Loan Secured Parties may have or be otherwise charged with.

(c) Term Loan Agent agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the

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benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

(d) ABL Agent agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

10.4 Obligations Unconditional. All rights, interests, agreements and obligations of the ABL Agent, the ABL Secured Parties, the Term Loan Agent and the Term Loan Secured Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any ABL Document or Term Loan Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the ABL Debt or Term Loan Debt, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of the terms of any ABL Document or Term Loan Document;

(c) any exchange of any security interest in any Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the ABL Debt or Term Loan Debt or any guarantee thereof;

(d) the commencement of any Insolvency Proceeding in respect of any Grantor; or

(e) any other circumstance that otherwise might constitute a defense available to (i) any Grantor (other than the Discharge of ABL Debt or Discharge of Term Loan Debt, as applicable, subject to Sections 6.9 and 11.3) or (ii) a junior lienholder.

10.5 Amendments to ABL Documents. The ABL Documents may be amended, supplemented or otherwise modified in accordance with their terms and the ABL Agreement may be refinanced, in each case, without notice to, or the consent of the Term Loan Agent or the other Term Loan Secured Parties, all without affecting the lien subordination or other provisions set forth in this Agreement (even if any right of subrogation or other right or remedy of Term Loan Agent or any other Term Loan Secured Party is affected, impaired or extinguished thereby); provided, that:

(a) the holders of the ABL Debt as so Refinanced bind themselves in a writing addressed to the Term Loan Agent to the terms of this Agreement, and

(b) without the prior written consent of the Term Loan Agent, any such amendment, supplement, modification or refinancing shall not:

(i) increase the maximum amount of the aggregate commitments under the ABL Agreement to an amount greater than the ABL Cap; or

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(ii) increase the “Applicable Margin” or similar component of the interest rate by more than three percent (3%) per annum (excluding increases resulting from the accrual of interest at the default rate or changes in the underlying rate) or increase the amount, or frequency of payment, of any recurring fees provided for in the ABL Agreement;

(iii) shorten the scheduled maturity of the ABL Agreement (other than in connection with an ABL Event of Default or the payment in full in cash of the ABL Debt prior to the scheduled maturity thereof or by means of any other shortening of the scheduled maturity as provided for under the ABL Agreement as in effect on the date hereof) to a date prior to the scheduled maturity date of the ABL Agreement as in effect on the date hereof or pursuant to any refinancing thereof;

(iv) modify (or have the effect of a modification of) the prepayment provisions of the ABL Agreement that require mandatory prepayments in a manner that increases the amount or frequency of such required prepayments, or requires additional mandatory prepayments, limits the rights of Grantors with respect thereto or changes the order and manner in which such prepayments are applied against the ABL Debt, or changes to earlier dates any scheduled dates for the payment of principal or interest with respect to the ABL Debt;

(v) add or modify any restriction on payment or prepayment of the Term Loan Debt;

(vi) add any restriction on amendments, waivers or other modifications to the Term Loan Documents;

(vii) contravene the provisions of this Agreement; or

(viii) with respect to the Credit Card Notifications (as defined in the ABL Agreement), amend or modify such Credit Card Notifications if such amendment and modification is or could be expected to be materially adverse to the interests of the Term Loan Agent.

10.6 Amendments to Term Loan Documents. The Term Loan Documents may be amended, supplemented or otherwise modified in accordance with their terms and the Term Loan Agreement may be refinanced, in each case, without notice to, or the consent of the ABL Agent or the other ABL Secured Parties, all without affecting the lien subordination or other provisions set forth in the Intercreditor Agreement (even if any right of subrogation or other right or remedy of ABL Agent or any other ABL Secured Party is affected, impaired or extinguished thereby); provided, that,

(a) the holders of the Term Loan Debt as so Refinanced bind themselves in a writing addressed to the ABL Agent to the terms of this Agreement, and

(b) without the prior written consent of the ABL Agent, any such amendment, supplement, modification or refinancing shall not:

(i) increase the sum of the then outstanding aggregate principal amount of the loans under the Term Loan Agreement in excess of the Term Loan Cap;

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(ii) increase the “Applicable Margin” or similar component of the interest rate by more than three percent (3%) per annum (excluding increases resulting from the accrual of interest at the default rate or changes in the underlying rate) or increase the amount, or frequency of payment, of any recurring fees provided for in the Term Loan Agreement;

(iii) shorten the scheduled maturity of the Term Loan Agreement (other than in connection with a Term Loan Event of Default or the payment in full in cash of the Term Loan Debt prior to the scheduled maturity thereof or by means of any other shortening of the scheduled maturity as provided for under the Term Loan Agreement as in effect on the date hereof) to a date prior to the scheduled maturity date of the Term Loan Agreement as in effect on the date hereof or pursuant to any refinancing thereof;

(iv) modify (or have the effect of a modification of) the prepayment provisions of the Term Loan Agreement that require mandatory prepayments in a manner that increases the amount or frequency of such required prepayments, or requires additional mandatory prepayments, limits the rights of Grantors with respect thereto or changes the order and manner in which such prepayments are applied against the Term Loan Debt, or changes to earlier dates any scheduled dates for the payment of principal or interest with respect to the Term Loan Debt;

(v) add or modify any restriction on payment or prepayment of the ABL Debt;

(vi) add any restriction on amendments, waivers or other modifications to the ABL Documents; or

(vii) contravene the provisions of this Agreement.

Section 11. Miscellaneous

11.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the ABL Documents or the Term Loan Documents, the provisions of this Agreement shall govern.

11.2 Continuing Nature of this Agreement; Severability. This Agreement shall continue to be effective until the first to occur of (a) the Discharge of ABL Debt and the payment in full in cash of the Excess ABL Debt or (b) the Discharge of Term Loan Debt and the payment in full in cash of the Excess Term Loan Debt. This is a continuing agreement of lien subordination and the Secured Parties may continue, at any time and without notice to the other Secured Parties, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor constituting ABL Debt and/or Term Loan Debt (as applicable) in reliance hereof. Each of Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, and ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency Proceeding. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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11.3 Refinancing.

(a) Refinancing Permitted. As an agreement among the Secured Parties only and without prejudice to any rights of the Secured Parties under the ABL Documents and Term Loan Documents, as applicable, and subject to the provisions of Sections 10.5 and 10.6 of this Agreement, the ABL Debt and/or Term Loan Debt may be refinanced in their entirety if the holders of such indebtedness, or a duly authorized agent on their behalf, agree in writing to be bound by the terms of this Agreement. ABL Agent, for itself and on behalf of the ABL Secured Parties, and Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, agree, in connection with any refinancing of the ABL Debt and/or the Term Loan Debt permitted by this Section 11.3(a), promptly to enter into such documents and agreements (including amendments or supplements to this Agreement) as Grantors may reasonably request to reflect such refinancing; provided, that, the rights and powers of the Secured Parties contemplated hereby shall not be affected thereby.

(b) Effect of Refinancing.

(i) If substantially contemporaneously with the Discharge of ABL Debt, Grantors refinance indebtedness outstanding under the ABL Documents in accordance with the provisions of Section 11.3(a), then after written notice to Term Loan Agent, (A) the indebtedness and other obligations arising pursuant to such refinancing of the then outstanding indebtedness under the ABL Documents shall automatically be treated as ABL Debt for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (B) the credit agreement and the other loan documents evidencing such new indebtedness shall automatically be treated as the ABL Agreement and the ABL Documents for all purposes of this Agreement and (C) the agent under the new ABL Agreement shall be deemed to be ABL Agent for all purposes of this Agreement. Upon receipt of notice of such refinancing (including the identity of the new ABL Agent), Term Loan Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as Grantors or the new ABL Agent may reasonably request in order to provide to the new ABL Agent the rights of ABL Agent contemplated hereby.

(ii) If substantially contemporaneously with the Discharge of Term Loan Debt, Grantors refinance indebtedness outstanding under the Term Loan Documents in accordance with the provisions of Section 11.3(a), then after written notice to ABL Agent, (A) the indebtedness and other obligations arising pursuant to such refinancing of the then outstanding indebtedness under the Term Loan Documents shall automatically be treated as Term Loan Debt for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, (B) the credit agreement and the other loan documents evidencing such new indebtedness shall automatically be treated as the Term Loan Agreement and the Term Loan Documents for all purposes of this Agreement and (C) the agent under the new Term Loan Agreement shall be deemed to be Term Loan Agent for all purposes of this Agreement. Upon receipt of notice of such refinancing (including the identity of the new Term Loan Agent), ABL Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as Grantors or the new Term Loan Agent may reasonably request in order to provide to the new Term Loan Agent the rights of Term Loan Agent contemplated hereby.

46

11.4 Amendments; Waivers. No amendment or modification of any of the provisions of this Agreement by Term Loan Agent or ABL Agent shall be deemed to be made unless the same shall be in writing signed on behalf of both of the Term Loan Agent and the ABL Agent (as directed pursuant to the applicable Term Loan Documents or ABL Documents, as the case may be). No waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed by the party making the same or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. The Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights or obligations are directly adversely affected.

11.5 Subrogation.

(a) Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of ABL Debt has occurred.

(b) ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Term Loan Debt has occurred.

11.6 Notices. All notices to the Term Loan Secured Parties and the ABL Secured Parties permitted or required under this Agreement may be sent to Term Loan Agent and ABL Agent, respectively. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, electronically mailed or sent by courier service, facsimile transmission or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile transmission or electronic mail or four (4) Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	Wells Fargo Bank, National Association One Boston Place, 19th Floor Boston, Massachusetts 02108 Attn: Portfolio Manager - SUPERVALU Fax No.: (866) 617-3988

Term Loan Agent:	Credit Suisse AG Eleven Madison Avenue New York New York 10010 Attn: Loan Agency Manager Fax No.: (212) 322-2291

47

11.7 Further Assurances.

(a) Term Loan Agent agrees that it shall, for itself and on behalf of the Term Loan Secured Parties, take such further action and shall execute and deliver to ABL Agent such additional documents and instruments (in recordable form, if requested) as ABL Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

(b) ABL Agent agrees that it shall, for itself and on behalf of the ABL Secured Parties, take such further action and shall execute and deliver to Term Loan Agent such additional documents and instruments (in recordable form, if requested) as Term Loan Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

11.8 Consent to Jurisdiction; Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND CONSENT THAT ALL SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL DIRECTED TO SUCH PARTY AS PROVIDED IN SECTION 11.6 ABOVE FOR SUCH PARTY. THE PARTIES HERETO WAIVE ANY OBJECTION TO ANY ACTION INSTITUTED HEREUNDER BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO THE VENUE OF ANY ACTION INSTITUTED HEREUNDER. EACH OF THE PARTIES HERETO WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE TERM LOAN AGENT, ANY OTHER TERM LOAN SECURED PARTY, THE ABL AGENT OR ANY OTHER ABL SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY GRANTOR OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.9 Governing Law. The validity, construction and effect of this Agreement shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or any other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

11.10 Binding on Successors and Assigns. This Agreement shall be binding upon ABL Agent, the other ABL Secured Parties, Term Loan Agent, the other Term Loan Secured Parties, Grantors and their respective permitted successors and assigns.

11.11 Specific Performance.

(a) ABL Agent may demand specific performance of this Agreement. Term Loan Agent, for itself and on behalf of the Term Loan Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by ABL Agent.

48

(b) Term Loan Agent may demand specific performance of this Agreement. ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by Term Loan Agent.

11.12 Section Titles; Time Periods. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

11.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or other electronic transmission (in pdf or tif format) shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

11.14 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

11.15 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of the holders of ABL Debt and Term Loan Debt. No other Person shall have or be entitled to assert rights or benefits hereunder.

11.16 Additional Grantors. Grantors shall cause each of their Subsidiaries that becomes a Grantor to acknowledge and consent to the terms of this Agreement by causing such Subsidiary to execute and deliver to the parties hereto a Grantor Joinder, substantially in the form of Annex C hereto, pursuant to which such Subsidiary shall agree to be bound by the terms of the attached Acknowledgment and Agreement to the same extent as if it had executed and delivered same as of the date hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

49

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ABL AGENT	TERM LOAN AGENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as ABL Agent	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Term Loan Agent

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

Signature Page of Intercreditor Agreement

ACKNOWLEDGMENT AND AGREEMENT

Each of the undersigned hereby acknowledges and agrees to the terms and provisions of the Intercreditor Agreement among Wells Fargo Bank, National Association, in its capacity as administrative and collateral agent for the ABL Secured Parties (in such capacity, the “ABL Agent”) and Credit Suisse AG, in its capacity as collateral agent for the Term Loan Secured Parties (in such capacity, “Term Loan Agent”), of which this Acknowledgment and Agreement is a part. By its signature below, the undersigned agrees that it will, together with its successors and assigns, be bound by the provisions hereof to the extent they purport to bind any Grantor.

Each of the undersigned agrees that (a) if either the ABL Agent or the Term Loan Agent holds Collateral it does so as bailee (under the UCC) for the other and is hereby authorized to and may turn over to such other Secured Party upon request therefor any such Collateral, after all obligations and indebtedness of the undersigned to the bailee Secured Party have been fully paid and performed, or as otherwise provided in the Intercreditor Agreement, and (b) it will execute any and all further documents, agreements and instruments, and take all such further actions, that may be required under any applicable Law, or which any Secured Party may reasonably request, to carry out the terms and conditions of the foregoing Intercreditor Agreement. Each of the undersigned agrees to provide to the Term Loan Agent and the ABL Agent a copy of each Grantor Joinder hereto executed and delivered pursuant to Section 11.16 of the Intercreditor Agreement.

Each of the undersigned acknowledges and agrees that, although it may sign this Agreement, it is not a party hereto and does not and will not receive any right, benefit, priority or interest under or because of the existence of the foregoing Agreement, a breach by the undersigned of any of its obligations under the Intercreditor Agreement or this Acknowledgment and Agreement will constitute an Event of Default under the terms of each of the ABL Agreement and the Term Loan Agreement.

[SIGNATURE PAGE FOLLOWS]

1

BORROWERS

SUPERVALU INC.

By:
Name:
Title:

NEW ALBERTSON’S, INC.

STAR MARKETS COMPANY, INC.

SHAW’S SUPERMARKETS, INC.

AMERICAN STORES COMPANY, LLC

LUCKY STORES LLC

AMERICAN DRUG STORES LLC

ACME MARKETS, INC.

JEWEL FOOD STORES, INC.

SUPERVALU PHARMACIES, INC.

W. NEWELL & CO., LLC

ADVANTAGE LOGISTICS - SOUTHEAST, INC.

SUPERVALU HOLDINGS, INC.

SUPERVALU HOLDINGS - PA, LLC

MORAN FOODS, LLC

SAVE-A-LOT TYLER GROUP, LLC

SHOP ‘N SAVE WAREHOUSE FOODS, INC.

SHOP ‘N SAVE ST. LOUIS, INC.

RICHFOOD, INC.

SHOPPERS FOOD WAREHOUSE CORP.

FF ACQUISITION, L.L.C.

FOODARAMA LLC

CHAMPLIN 2005 L.L.C.

By:
Name:
Title:

AMERICAN PARTNERS, L.P.

By: American Drug Stores LLC, its

By:
Name:
Title:

Signature Page of Acknowledgment to

Intercreditor Agreement

GUARANTORS

SHAW EQUIPMENT CORPORATION

SHAW’S REALTY TRUST

JETCO PROPERTIES, INC.

SVH REALTY, INC.

SSM HOLDINGS COMPANY

STAR MARKETS HOLDINGS, INC.

JEWEL COMPANIES, INC.

SUPERMARKET OPERATORS OF AMERICA, INC.

RICHFOOD HOLDINGS, INC.

SFW HOLDING CORP

SUPER RITE FOODS, INC.

ABS FINANCE CO., INC.

SCOTT’S FOOD STORES, INC.

ASP REALTY, INC.

BUTSON’S ENTERPRISES, INC.

SHAW’S REALTY CO.

RICHFOOD PROCUREMENT, LLC

By:
Name:
Title:

Signature Page of Acknowledgment to

Intercreditor Agreement

Annex A

to

Intercreditor Agreement

ABL Priority Collateral

ABL Priority Collateral means (i) accounts and other receivables (except to the extent constituting identifiable proceeds of Term Loan Priority Collateral), (ii) chattel paper (except to the extent constituting identifiable proceeds of Term Loan Priority Collateral), (iii) deposit accounts (and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein, except to the extent constituting identifiable proceeds of Term Loan Priority Collateral), other than deposit accounts (and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein) used exclusively for identifiable proceeds of Term Loan Priority Collateral, (iv) all inventory, (v) all prescription files and related materials, (vi) to the extent evidencing, governing, securing or otherwise reasonably related to any of the foregoing and any of the other assets constituting ABL Priority Collateral, all documents, general intangibles (including, but not limited to, trademarks, patents, copyrights and other intellectual property), instruments, investment property, commercial tort claims, letters of credit, supporting obligations and letter of credit rights, provided, that, if any of the foregoing also evidence, govern, secure or otherwise reasonably relate to Term Loan Priority Collateral only the portion evidencing, governing, securing or primarily relating to ABL Priority Collateral shall constitute ABL Priority Collateral, (vii) all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing); provided, that, if any of the foregoing also relate to Term Loan Priority Collateral only the portion primarily relating to ABL Priority Collateral shall constitute ABL Priority Collateral and (viii) all proceeds and products of any or all of the foregoing in whatever form received, including proceeds of business interruption and other insurance and claims against third parties.

Extraordinary receipts solely to the extent constituting proceeds of judgments relating to any of the property referred to in clauses (i) – (viii) above, insurance proceeds and condemnation awards in respect of any such property, indemnity payments in respect of any such property and purchase price adjustments in connection with any such property shall constitute ABL Priority Collateral; it being understood and agreed that to the extent such receipts constitute proceeds of both ABL Priority Collateral and Term Loan Priority Collateral, only that portion attributable to ABL Priority Collateral shall constitute ABL Priority Collateral. Proceeds of Excluded Assets (as defined in the ABL Documents as in effect on the date hereof) that would otherwise constitute ABL Priority Collateral shall be deemed ABL Priority Collateral.

Annex A-1

Annex B

to

Intercreditor Agreement

Term Loan Priority Collateral

Term Loan Priority Collateral means all Collateral other than the ABL Priority Collateral, including, without limitation, (i) the Mortgaged Properties (as defined in the Term Loan Agreement as in effect on the date hereof), (ii) all equipment and fixtures located thereon, (iii) all deposit accounts (and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein) used exclusively for identifiable proceeds of Term Priority Collateral, (iv) all books, records and documents related to the property described in clauses (i), (ii) or (iii) or (iv), and (v) all proceeds and products of any or all of the foregoing property described in clauses (i), (ii), (iii) or (iv) in whatever form received, including proceeds of insurance and claims against third parties related to the property described in clauses (i), (ii), (iii) or (iv).

Extraordinary receipts solely to the extent constituting proceeds of judgments relating to any of the property referred to in clauses (i) – (v) above, insurance proceeds and condemnation awards in respect of any such property, indemnity payments in respect of any such property and purchase price adjustments in connection with any such property shall constitute Term Loan Priority Collateral; it being understood and agreed that to the extent such receipts constitute proceeds of both ABL Priority Collateral and Term Loan Priority Collateral, only that portion attributable to Term Priority Collateral shall constitute Term Priority Collateral. Proceeds of Excluded Assets (as defined in the Term Loan Documents as in effect on the date hereof) that would otherwise constitute Term Loan Priority Collateral shall be deemed Term Loan Priority Collateral.

Annex B-1

Annex C

to

Intercreditor Agreement

Form of Grantor Joinder

Reference is made to that certain Intercreditor Agreement, dated as of August 30, 2012 (as amended, amended and restated, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Intercreditor Agreement”), among Wells Fargo Bank, National Association, in its capacity as administrative and collateral agent for the ABL Secured Parties (in such capacity, the “ABL Agent”) and Credit Suisse AG, in its capacity as administrative and collateral agent for the Term Loan Secured Parties (in such capacity, “Term Loan Agent”). Capitalized terms used herein without definition shall have the meaning assigned thereto in the Intercreditor Agreement.

This Grantor Joinder, dated as of                     , 20        (this “Grantor Joinder”), is being delivered pursuant to Section 10.17 of the Intercreditor Agreement.

The undersigned,                     , a                     (the “Additional Grantor”), hereby agrees to become a party to the Intercreditor Agreement as a Grantor thereunder, for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Intercreditor Agreement as fully as if the Additional Grantor had executed and delivered the Intercreditor Agreement as of the date thereof.

This Grantor Joinder may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

THIS GRANTOR JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The provisions of Section 10 of the Intercreditor Agreement shall apply with like effect to this Grantor Joinder.

[Signature Pages Follow]

Annex C-1

IN WITNESS WHEREOF, the Additional Grantor has caused this Grantor Joinder to be duly executed by its authorized representative as of the day and year first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex C-2

Exhibit A

to

Intercreditor Agreement

Subsidiary Borrowers

NEW ALBERTSON’S, INC.

STAR MARKETS COMPANY, INC.

SHAW’S SUPERMARKETS, INC.

AMERICAN STORES COMPANY, LLC

LUCKY STORES LLC

AMERICAN DRUG STORES LLC

ACME MARKETS, INC.

JEWEL FOOD STORES, INC.

SUPERVALU PHARMACIES, INC.

W. NEWELL & CO., LLC

ADVANTAGE LOGISTICS - SOUTHEAST, INC.

SUPERVALU HOLDINGS, INC.

SUPERVALU HOLDINGS - PA, LLC

MORAN FOODS, LLC

SAVE-A-LOT TYLER GROUP, LLC

SHOP ‘N SAVE WAREHOUSE FOODS, INC.

SHOP ‘N SAVE ST. LOUIS, INC.

RICHFOOD, INC.

SHOPPERS FOOD WAREHOUSE CORP.

FF ACQUISITION, L.L.C.

FOODARAMA LLC

CHAMPLIN 2005 L.L.C.

AMERICAN PARTNERS, L.P.

Exhibit A-1

Exhibit B

to

Intercreditor Agreement

Subsidiary Guarantors

SHAW EQUIPMENT CORPORATION

SHAW’S REALTY TRUST

JETCO PROPERTIES, INC.

SVH REALTY, INC.

SSM HOLDINGS COMPANY

STAR MARKETS HOLDINGS, INC.

JEWEL COMPANIES, INC.

SUPERMARKET OPERATORS OF AMERICA, INC.

RICHFOOD HOLDINGS, INC.

SFW HOLDING CORP

SUPER RITE FOODS, INC.

ABS FINANCE CO., INC.

SCOTT’S FOOD STORES, INC.

ASP REALTY, INC.

BUTSON’S ENTERPRISES, INC.

SHAW’S REALTY CO.

RICHFOOD PROCUREMENT, LLC

Exhibit B-1

Exhibit J

to the Credit Agreement

FORM OF PROMISSORY NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

[            ], 20[    ]

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to [                    ] or registered and permitted assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of the Loan from time to time made by the Lender to the Borrower under that certain Term Loan Credit Agreement, dated as of August 30, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among SUPERVALU Inc., the Borrower, the Guarantors party thereto, the Lenders from time to time party thereto and Credit Suisse AG, as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of the Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds to the Agent Payment Account of the Administrative Agent. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This promissory note (this “Note”) is entitled to the benefits of the Credit Agreement and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Security Agreement and the Facility Guaranty and is secured by the Collateral. Upon the occurrence and continuation of an Event of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. The Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Notwithstanding the foregoing, the failure of the Lender to so evidence the Loan or to attach such schedules shall not in any manner affect the obligation of the Borrower to make payments of principal and interest in accordance with the terms of this Note and the Credit Agreement.

This Note is one of the promissory notes referred to in the Credit Agreement, which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF SECTION 9.04 OF THE CREDIT AGREEMENT.

SUPERVALU INC.

By:
Name: Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit K

to the Credit Agreement

FORM OF OPINION OF DORSEY & WHITNEY LLP

(Separately attached)

K-1

EXHIBIT K

August 30, 2012

The Lenders and the Administrative Agent

referred to below

c/o Credit Suisse AG

Eleven Madison Avenue

New York, New York 10010

Attention: Loan Agency Manager

Re: $850,000,000 Senior Secured Term Loan Facility

Ladies and Gentlemen:

We have acted as special counsel to SUPERVALU INC., a Delaware corporation (the “Company”) and each of the subsidiaries of the Company listed on Schedule 1 attached hereto (together with the Company, the “Loan Parties”), in connection with the documents listed on Schedule 2 attached hereto (collectively, the “Transaction Documents”). This opinion is being delivered to you at the request of the Loan Parties. Capitalized terms defined in this opinion and in the schedules and exhibits hereto are used herein and therein as so defined. Capitalized terms used in this opinion and in the schedules and exhibits hereto that are not defined herein or therein shall have the meanings given such terms in the Credit Agreement (as defined on Schedule 2).

In connection with this opinion, we have examined the Transaction Documents, the documents listed on Schedule 3 attached hereto (collectively, the “Constitutive Documents”), the legal opinions listed on Schedule 4 attached hereto (collectively, the “Other Opinions”) and the documents and instruments listed on Schedule 5 hereto (collectively, the “Reviewed Documents”).

We have also examined such other documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of this opinion. In addition, as to questions of fact material to the opinions hereinafter expressed, we have, when relevant facts were not independently established by us, relied upon certificates of officers of each of the Loan Parties and of public officials, and we have assumed that all such facts are true and correct as of the date of this opinion. We have not independently examined the records of any court or public office in any jurisdiction, and our opinion is subject to matters which examination of such records would reveal. Without limiting the generality of the foregoing, we have relied, as to factual matters, upon certificates of officers of each Loan Party referenced in Schedule 3 hereto and the representations contained therein, and we have assumed that all such representations are true and correct as of the date of this opinion. We have also relied on the Other Opinions.

The Lenders and the Administrative Agent

August 30, 2012

Our opinions expressed below as to certain factual matters are qualified as being limited “to our actual knowledge” or by other words to the same or similar effect. Such words, as used herein, mean that prior to or during the course of this firm’s representation of the Companies in connection with the specific transactions contemplated by the Transaction Documents, no contrary information came to the attention of Gary Tygesson, Thomas Kelly, Cassandra Headrick, John Seymour, Laura Dietrich, Erik Detlefsen, Jenna Hannigan or William Hughes, the attorneys in our firm who have principally represented the Companies in connection with the transactions contemplated by the Transaction Documents and the preparation of this opinion.

In rendering the opinions expressed below, we have assumed, without verification, that:

(A)	Each of the parties to the Transaction Documents, other than the Delaware Loan Parties and SUPERVALU Pharmacies is validly existing and in good standing in its respective state of incorporation or formation, as applicable.

(B)	Each of the parties to the Transaction Documents, other than the Delaware Loan Parties and SUPERVALU Pharmacies, has the requisite corporate, limited liability company, partnership or corporate trust, as applicable, power and authority to enter into and perform its respective obligations described in the Transaction Documents.

(C)	The Transaction Documents have been executed and delivered by the appropriate parties thereto, other than the Delaware Loan Parties and SUPERVALU Pharmacies, and all necessary steps have been taken to authorize the execution, delivery and performance by such parties, other than the Delaware Loan Parties and SUPERVALU Pharmacies, of the Transaction Documents.

(D)	The representations and warranties of each of the Loan Parties contained in the Transaction Documents with respect to factual matters are true and correct as of the date of this opinion and all other statements of fact contained in the Transaction Documents are true, but no statements as to law or conclusions of law in the Transaction Documents which are expressly addressed by this opinion are assumed to be true.

(E)	All signatures on the Transaction Documents are genuine, all documents submitted to us as originals, if any, are authentic and all copies submitted to us conform to original documents which are themselves authentic original documents.

(F)	Each Transaction Document constitutes the valid, binding and enforceable obligations of each of the parties thereto, other than the Loan Parties.

The Lenders and the Administrative Agent

August 30, 2012

(G)	All natural persons executing and delivering the Transaction Documents have the legal capacity for all purposes relevant hereto to do so.

(H)	The execution and delivery of the Transaction Documents, the performance of its obligations described therein, and compliance with the terms and observance of the conditions thereof will not conflict with, result in a breach or violation of, constitute a default under, or violate any of the terms, provisions or conditions of (i) the articles of incorporation or other similar constitution document of any party thereto, other than the Delaware Loan Parties and SUPERVALU Pharmacies, or (ii) any indenture, mortgage, deed of trust, lease, document, agreement or other instrument to which any party thereto is a party, or by which any of them or their properties are bound, including, without limitation, the documents, agreements and other instruments relating to any financing transaction to which any party thereto is a party; provided, that, the foregoing shall not apply to any Reviewed Documents.

(I)	All conditions precedent to the effectiveness of the Transaction Documents have been satisfied or waived.

(J)	The Secured Parties have given value pursuant to the Transaction Documents and each of the Loan Parties has rights in its respective “Collateral” (as defined in the Security Agreement, the “Collateral”).

(K)	Each Financing Statement contains (i) the current address of the Administrative Agent from which information concerning the Administrative Agent’s security interest in the Collateral can be obtained and (ii) a current mailing address of such debtor.

(L)	The Loans were not sold on an agency basis by a broker-dealer or any of its affiliates.

Based upon the foregoing and upon such investigation as we have deemed necessary, and subject to the qualifications set forth below, we are of the opinion that:

1. Based solely on the Good Standing Certificate of each of the Delaware Corporate Loan Parties, each of the Delaware Corporate Loan Parties is a corporation that is validly existing and in good standing under the laws of the State of Delaware. Based solely on the Good Standing Certificate of each of the Delaware LLC Loan Parties, each Delaware LLC Loan Party is a limited liability company that is validly existing and in good standing under the laws of the State of Delaware. Based solely on the SUPERVALU Pharmacies Good Standing Certificate, SUPERVALU Pharmacies is a corporation that is validly existing and in good standing under the laws of the State of Minnesota.

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2. Each Delaware Loan Party and SUPERVALU Pharmacies has the requisite corporate or limited liability company, as applicable, power to execute, deliver and perform its obligations under the Transaction Documents executed by it, and has taken all requisite corporate or limited liability company action to authorize the execution and delivery of the Transaction Documents executed by it. Each Transaction Document to which it is a party has been executed and delivered by such Delaware Loan Party or SUPERVALU Pharmacies.

3. The execution and delivery by each Delaware Loan Party of the Transaction Documents to which each Delaware Loan Party is a party, the performance of its obligations described therein and the compliance with the terms and conditions thereof, including, but not limited to, the borrowing and repayment of debt, the use of proceeds thereof as required by the Credit Agreement, and providing of security for such borrowing pursuant to such Transaction Documents, will not violate or cause a breach of (i) the Delaware General Corporation Law or the Delaware Limited Liability Company Act, as applicable or (ii) any provision of such Delaware Loan Party’s Constitutive Documents.

4. The execution and delivery by SUPERVALU Pharmacies of the Transaction Documents to which SUPERVALU Pharmacies is a party, the performance of its obligations described therein and the compliance with the terms and conditions thereof, including, but not limited to, the borrowing and repayment of debt, the use of proceeds thereof as required by the Credit Agreement, and providing of security for such borrowing pursuant to such Transaction Documents, will not violate or cause a breach of (i) the Minnesota Business Corporation Act or (ii) any provision of SUPERVALU Pharmacies’ Constitutive Documents.

5. The execution and delivery of the Transaction Documents to which each Loan Party is a party by such Loan Party and the borrowing and repayment of debt, the use of proceeds thereof as required by the Credit Agreement, and providing of security for such borrowing pursuant to such Transaction Documents will not violate or cause a breach of (i) any statute of the United States or the State of New York, or any rule or regulation of any governmental authority or regulatory body of the United States or the State of New York (including without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System). The execution and delivery of the Transaction Documents to which each Loan Party is a party by such Loan Party and the borrowing and repayment of debt, the use of proceeds thereof as required by the Credit Agreement, and providing of security for such borrowing pursuant to such Transaction Documents will not violate or cause a breach of any of the judgments, orders or decrees identified on Schedule 6 attached hereto, which the Loan Parties have informed us are the only judgments, orders or decrees applicable to the Loan Parties of any court, governmental authority or arbitrator. The execution and delivery of the Transaction Documents to which each Loan Party is a party by such Loan Party, the borrowing and repayment of debt, the providing of security and guaranties for such borrowing the use of proceeds thereof as required by the Credit Agreement, the performance of its obligations described therein, and the compliance with the terms and conditions thereof, will not (i) violate

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or cause a breach of the Reviewed Documents, (ii) require any Loan Party to provide a Lien to any holder of Indebtedness governed thereby, or (iii) require any Loan Party to provide a guaranty to any holder of Indebtedness governed thereby.

6. No consent, approval, authorization of, or registration or filing with or under the laws of the State of Delaware that are generally applicable to transactions of a similar type or nature with respect to the Delaware Loan Parties, or the laws of the State of Minnesota that are generally applicable to transactions of this type or nature or the Minnesota Business Corporation Act with respect to SUPERVALU Pharmacies, is required to be obtained or made by any such Loan Party to make valid the execution, delivery and performance by such Loan Party of its agreements under the Transaction Documents to which such Loan Party is a party, except such as have been obtained or made, which includes the filing of the Delaware Loan Party Financing Statements and the SUPERVALU Pharmacies Financing Statement filed in connection with the Security Agreement.

7. No consent, approval, authorization of, or registration or filing with, any State of New York or federal governmental authority is required to be obtained or made by any Loan Party to make valid the execution, delivery and performance by such Loan Party of its agreements under the Transaction Documents to which such Loan Party is a party.

8. The Transaction Documents executed by each of the Loan Parties constitute its valid and binding obligations, enforceable against it in accordance with their respective terms.

9. The Security Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a valid security interest in the Collateral (as defined in the Security Agreement) to the extent of the rights of Advantage Logistics in such Collateral. Under Article 9 of the Uniform Commercial Code (“UCC”) as enacted in the State of New York (the “UCC-New York”) and Article 9 of the UCC as enacted in the State of Alabama (the “UCC-Alabama”), the State of Alabama is the proper jurisdiction in which to file a financing statement to perfect the Administrative Agent’s security interest in the rights of Advantage Logistics in the Collateral.

10. The Security Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a valid security interest in the Collateral to the extent of the rights of each Delaware Loan Party in such Collateral. Under Article 9 of the UCC-New York and Article 9 of the Uniform Commercial Code as enacted in the State of Delaware (the “UCC-Delaware”), the State of Delaware is the proper jurisdiction in which to file a financing statement to perfect the Administrative Agent’s security interest in the rights of each Delaware Loan Party in the Collateral.

11. The Security Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a valid security interest in the Collateral to the extent of the rights of each Indiana Loan Party in such Collateral. Under Article 9 of the UCC-New York and

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Article 9 of the Uniform Commercial Code as enacted in the State of Indiana (the “UCC-Indiana”), the State of Indiana is the proper jurisdiction in which to file a financing statement to perfect the Administrative Agent’s security interest in the rights of each Indiana Loan Party in the Collateral.

12. The Security Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a valid security interest in the Collateral to the extent of the rights of SRC in such Collateral. Under Article 9 of the UCC-New York and Article 9 of the Uniform Commercial Code as enacted in the State of Maine (the “UCC-Maine”), the State of Maine is the proper jurisdiction in which to file a financing statement to perfect the Administrative Agent’s security interest in the rights of SRC in the Collateral.

13. The Security Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a valid security interest in the Collateral to the extent of the rights of each Massachusetts Loan Party in such Collateral. Under Article 9 of the UCC-New York and Article 9 of the Uniform Commercial Code as enacted in the State of Massachusetts (the “UCC-Massachusetts”), the State of Massachusetts is the proper jurisdiction in which to file a financing statement to perfect the Administrative Agent’s security interest in the rights of each Massachusetts Loan Party in the Collateral.

14. The Security Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a valid security interest in the Collateral to the extent of the rights of SUPERVALU Pharmacies in such Collateral. Under Article 9 of the UCC-New York and Article 9 of the Uniform Commercial Code as enacted in the State of Minnesota (the “UCC-Minnesota”), the State of Minnesota is the proper jurisdiction in which to file a financing statement to perfect the Administrative Agent’s security interest in the rights of SUPERVALU Pharmacies in the Collateral.

15. The Security Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a valid security interest in the Collateral to the extent of the rights of each Missouri Loan Party in such Collateral. Under Article 9 of the UCC-New York and Article 9 of the Uniform Commercial Code as enacted in the State of Missouri (the “UCC-Missouri”), the State of Missouri is the proper jurisdiction in which to file a financing statement to perfect the Administrative Agent’s security interest in the rights of each Missouri Loan Party in the Collateral.

16. The Security Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a valid security interest in the Collateral to the extent of the rights of Butson’s in such Collateral. Under Article 9 of the UCC-New York and Article 9 of the Uniform Commercial Code as enacted in the State of New Hampshire (the “UCC-New Hampshire”), the State of New Hampshire is the proper jurisdiction in which to file a financing statement to perfect the Administrative Agent’s security interest in the rights of Butson’s in the Collateral.

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17. The Security Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a valid security interest in the Collateral to the extent of the rights of each Ohio Loan Party in such Collateral. Under Article 9 of the UCC-New York and Article 9 of the Uniform Commercial Code as enacted in the State of Ohio (the “UCC-Ohio”), the State of Ohio is the proper jurisdiction in which to file a financing statement to perfect the Administrative Agent’s security interest in the rights of each Ohio Loan Party in the Collateral.

18. The Security Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a valid security interest in the Collateral to the extent of the rights of SVH-PA in such Collateral. Under Article 9 of the UCC-New York and Article 9 of the Uniform Commercial Code as enacted in the State of Pennsylvania (the “UCC-Pennsylvania”), the State of Pennsylvania is the proper jurisdiction in which to file a financing statement to perfect the Administrative Agent’s security interest in the rights of SVH-PA in the Collateral.

19. The Security Agreement creates in favor of the Administrative Agent for the benefit of the Secured Parties a valid security interest in the Collateral to the extent of the rights of each Virginia Loan Party in such Collateral. Under Article 9 of the UCC-New York and Article 9 of the Uniform Commercial Code as enacted in the State of Virginia (the “UCC-Virginia”), the State of Virginia is the proper jurisdiction in which to file a financing statement to perfect the Administrative Agent’s security interest in the rights of each Virginia Loan Party in the Collateral.

20. The Advantage Logistics Financing Statement is sufficient in form for filing with the Alabama Secretary of State and perfects the Administrative Agent’s security interest in the Collateral described therein to the extent a security interest in the Collateral may be perfected under the UCC-Alabama by filing financing statements with the Alabama Secretary of State.

21. Each Delaware Financing Statement is sufficient in form for filing with the Delaware Secretary of State and perfects the Administrative Agent’s security interest in the Collateral described therein to the extent a security interest in the Collateral may be perfected under the UCC-Delaware by filing financing statements with the Delaware Secretary of State.

22. Each Indiana Financing Statement is sufficient in form for filing with the Indiana Secretary of State and perfects the Administrative Agent’s security interest in the Collateral described therein to the extent a security interest in the Collateral may be perfected under the UCC-Indiana by filing financing statements with the Indiana Secretary of State.

23. The SRC Financing Statement is sufficient in form for filing with the Maine Secretary of State and perfects the Administrative Agent’s security interest in the Collateral described therein to the extent a security interest in the Collateral may be perfected under the UCC-Maine by filing financing statements with the Maine Secretary of State.

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24. Each Massachusetts Financing Statement is sufficient in form for filing with the Massachusetts Secretary of State and perfects the Administrative Agent’s security interest in the Collateral described therein to the extent a security interest in the Collateral may be perfected under the UCC-Massachusetts by filing financing statements with the Massachusetts Secretary of State.

25. The SUPERVALU Pharmacies Financing Statement is sufficient in form for filing with the Minnesota Secretary of State and perfects the Administrative Agent’s security interest in the Collateral described therein to the extent a security interest in the Collateral may be perfected under the UCC-Minnesota by filing financing statements with the Minnesota Secretary of State.

26. Each Missouri Financing Statement is sufficient in form for filing with the Missouri Secretary of State and perfects the Administrative Agent’s security interest in the Collateral described therein to the extent a security interest in the Collateral may be perfected under the UCC- Missouri by filing financing statements with the Missouri Secretary of State.

27. The Butson’s Financing Statement is sufficient in form for filing with the New Hampshire Secretary of State and perfects the Administrative Agent’s security interest in the Collateral described therein to the extent a security interest in the Collateral may be perfected under the UCC-New Hampshire by filing financing statements with the New Hampshire Secretary of State.

28. Each Ohio Financing Statement is sufficient in form for filing with the Ohio Secretary of State and perfects the Administrative Agent’s security interest in the Collateral described therein to the extent a security interest in the Collateral may be perfected under the UCC-Ohio by filing financing statements with the Ohio Secretary of State.

29. The SVH-PA Financing Statement is sufficient in form for filing with the Pennsylvania Secretary of State and perfects the Administrative Agent’s security interest in the Collateral described therein to the extent a security interest in the Collateral may be perfected under the UCC-Pennsylvania by filing financing statements with the Pennsylvania Secretary of State.

30. Each Virginia Financing Statement is sufficient in form for filing with the Virginia Secretary of State and perfects the Administrative Agent’s security interest in the Collateral described therein to the extent a security interest in the Collateral may be perfected under the UCC-Virginia by filing financing statements with the Virginia Secretary of State.

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31. None of the Loan Parties is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940.

SCOPE OF OPINION

Our opinions set forth above are further subject to the following additional qualifications:

(a) Our opinions expressed above are limited to the law of the States of Minnesota, New York and Delaware, the federal laws of the United States of America and, with respect to our opinions set forth (i) in Paragraphs 9 and 20 above, the UCC-Alabama, (ii) in Paragraphs 11 and 22 above, the UCC-Indiana, (iii) in Paragraphs 12 and 23 above, the UCC-Maine, (iv) in Paragraphs 13 and 24 above, the UCC-Massachusetts, (v) in Paragraphs 15 and 26 above, the UCC-Missouri, (vi) in Paragraphs 16 and 27 above, the UCC-New Hampshire, (vii) in Paragraphs 17 and 28 above, the UCC-Ohio, (viii) in Paragraphs 18 and 29 above, the UCC-Pennsylvania, and (ix) in Paragraphs 19 and 30 above, the UCC-Virginia, in each case as compiled in the CCH Secured Transactions Guide as of the date hereof and as updated through August 17, 2012. No opinion is given with respect to (A)(I) the constitution or the statutes of the State of Alabama other than the UCC-Alabama, (II) the cases decided under the UCC-Alabama or other laws of the State of Alabama or (III) with respect to any provision of the UCC-Alabama that has been amended subsequent to, or differs from, the compilations thereof in the CCH Secured Transactions Guide as of the date hereof and as updated through August 17, 2012; (B)(I) the constitution or the statutes of the State of Indiana other than the UCC-Indiana, (II) the cases decided under the UCC-Indiana or other laws of the State of Indiana or (III) with respect to any provision of the UCC-Indiana that has been amended subsequent to, or differs from, the compilations thereof in the CCH Secured Transactions Guide as of the date hereof and as updated through August 17, 2012; (C)(I) the constitution or the statutes of the State of Maine other than the UCC-Maine, (II) the cases decided under the UCC-Maine or other laws of the State of Maine or (III) with respect to any provision of the UCC-Maine that has been amended subsequent to, or differs from, the compilations thereof in the CCH Secured Transactions Guide as of the date hereof and as updated through August 17, 2012; (D)(I) the constitution or the statutes of the Commonwealth of Massachusetts other than the UCC-Massachusetts, (II) the cases decided under the UCC-Massachusetts or other laws of the Commonwealth of Massachusetts or (III) with respect to any provision of the UCC-Massachusetts that has been amended subsequent to, or differs from, the compilations thereof in the CCH Secured Transactions Guide as of the date hereof and as updated through August 17, 2012; (E)(I) the constitution or the statutes of the State of Missouri other than the UCC-Missouri, (II) the cases decided under the UCC-Missouri or other laws of the State of Missouri or (III) with respect to any provision of the UCC-Missouri that has been amended subsequent to, or differs from, the compilations thereof in the CCH Secured Transactions Guide as of the date hereof and as updated through August 17, 2012; (F)(I) the constitution or the statutes of the State of New Hampshire other than the UCC-New Hampshire, (II) the cases decided under the UCC-New Hampshire or other laws of the State of New Hampshire or (III) with respect to any provision of

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the UCC-New Hampshire that has been amended subsequent to, or differs from, the compilations thereof in the CCH Secured Transactions Guide as of the date hereof and as updated through August 17, 2012; (G)(I) the constitution or the statutes of the State of Ohio other than the UCC-Ohio, (II) the cases decided under the UCC-Ohio or other laws of the State of Ohio or (III) with respect to any provision of the UCC-Ohio that has been amended subsequent to, or differs from, the compilations thereof in the CCH Secured Transactions Guide as of the date hereof and as updated through August 17, 2012; (H)(I) the constitution or the statutes of the Commonwealth of Pennsylvania other than the UCC-Pennsylvania, (II) the cases decided under the UCC-Pennsylvania or other laws of the Commonwealth of Pennsylvania or (III) with respect to any provision of the UCC-Pennsylvania that has been amended subsequent to, or differs from, the compilations thereof in the CCH Secured Transactions Guide as of the date hereof and as updated through August 17, 2012; (I)(I) the constitution or the statutes of the Commonwealth of Virginia other than the UCC-Virginia, (II) the cases decided under the UCC-Virginia or other laws of the Commonwealth of Virginia or (III) with respect to any provision of the UCC-Virginia that has been amended subsequent to, or differs from, the compilations thereof in the CCH Secured Transactions Guide as of the date hereof and as updated through August 17, 2012. We assume no responsibility as to the applicability to this transaction, or the effect thereon, of the laws of any other jurisdiction.

(b) Our opinions are subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, statutes of limitation, or other similar laws and judicial decisions affecting or relating to the rights of creditors generally, and are further subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforcement of agreements generally (regardless of whether enforcement is considered in a proceeding at law or in equity). In addition, the availability of specific performance, injunctive relief, the appointment of a receiver, marshalling of assets, stay or other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefor may be brought, unless such discretion is limited by an applicable statute.

(c) Our opinions are further subject to other laws and judicial decisions affecting the rights of creditors and secured creditors generally, including, without limitation, that the enforceability of the remedies, covenants or other provisions of the Transaction Documents and the availability of equitable remedies may be limited where the enforcement of specific rights under a Transaction Document may require a judgment or decree of a court of competent jurisdiction after prior notice to any Loan Party and an opportunity for such entity to be heard by an appropriate tribunal.

(d) We express no opinion as to the enforceability of provisions of the Transaction Documents to the extent they contain:

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(i) choice of law or forum selection provisions, or any provision which purports to confer jurisdiction upon any court or other tribunal, other than the choice of New York laws to govern the Transaction Documents, on which our opinion is rendered in reliance upon Section 5-1401 of the General Obligations Law of New York and is subject to the qualifications that such enforceability may be limited by public policy considerations of any jurisdiction other than the courts of the State of New York in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought;

(ii) waivers by any Loan Party of any statutory or constitutional rights, defenses or remedies, or the right to recover certain types of damages, or the right to impose counterclaims, or of statutes of limitation or the tolling thereof;

(iii) cumulative remedies to the extent such cumulative remedies purport to compensate, or would have the effect of compensating, the party entitled to the benefits thereof in an amount in excess of the actual loss suffered by such party;

(iv) provisions requiring any Loan Party to pay any default interest rate, early termination fee or other form of liquidated damages, if the payment of such interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered by the Secured Parties as a result of such prepayment, default or termination;

(v) provisions requiring any Loan Party to pay a prepayment premium upon payment in full of the indebtedness after an acceleration thereof for default or in connection with the payment of any amount due in redemption;

(vi) provisions which purport to render prohibited transfers null and void;

(vii) provisions to the effect that the terms of any document may not be waived or modified orally or by course of conduct;

(viii) provisions which purport to establish evidentiary standards;

(ix) provisions which purport to grant powers of attorney to any Person (as such term is defined in the Credit Agreement);

(x) provisions which excuse any Person or entity from liability for, or require any Person or entity to indemnify any other Person or entity against, the indemnified Person’s or entity’s breach of contract, negligence, or willful misconduct, or any other indemnification agreement which may be contrary to public policy; or

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(xi) provisions permitting forcible entry or removal or the exercise of other self-help remedies by any Person.

(e) The enforceability of the remedies, covenants or other provisions of the Transaction Documents and the availability of equitable remedies may be limited where:

(i) the grant of a security interest in Collateral under the Transaction Documents or the transfer of rights in such security interest or Collateral may, in some instances, require or be conditioned upon receipt of consent of third parties, but such requirements or conditions may not be effective as to assignments or grants of security interests in certain types of Collateral, including accounts, chattel paper, payment intangibles, promissory notes, leasehold or landlord’s residual interests, certain general intangibles and letter of credit rights, as provided in Sections 9-404 through 9-409 of the UCC-New York;

(ii) restrictions in the Transaction Documents on the voluntary or involuntary transfer of a Person’s rights in such Person’s assets may be limited as provided in Section 9-401 of the UCC-New York;

(iii) the rights of debtors, guarantors and secured parties to receive notices under Section 9-602 of the UCC-New York may not be varied or waived subject to Section 9-624 of the UCC-New York; and

(iv) notwithstanding any language of the Transaction Documents to the contrary, the Secured Parties may be limited to recovery of only reasonable expenses, including, without limitation, reasonable attorneys’ fees and legal expenses, with respect to the retaking, holding, preparing for sale, selling, pledging, hypothecating or otherwise transferring of Collateral or any other property.

(f) Each of our opinions in Paragraphs 9 through 30, above, as to the creation, validity and perfection of the security interest of the Administrative Agent, on behalf of the Secured Parties, in the Collateral is further subject to the following additional qualifications:

(i) we express no opinion as to Collateral which consists of or will consist of consumer goods or accounts resulting from the sale thereof, beneficial interests in a trust or decedent’s estate, commercial tort claims, letters of credit or letter of credit rights, goods subject to certificates of title (including, without limitation, motor vehicles), fixtures, agricultural liens, timber to be cut, as-extracted collateral, or items which are subject to a statute or treaty of the United States which provides for a national or international certificate of title for the perfection of a security interest therein or which specifies a place of filing different from that specified in the UCC-Alabama with respect to Advantage Logistics, the UCC-Delaware with respect to the Delaware Loan Parties,

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the UCC-Indiana with respect to the Indiana Loan Parties, the UCC-Maine with respect to SRC, the UCC-Massachusetts with respect to the Massachusetts Loan Parties, the UCC-Minnesota with respect to SUPERVALU Pharmacies, the UCC-Missouri with respect to the Missouri Loan Parties, the UCC-NH with respect to Butson’s, the UCC-Ohio with respect to the Ohio Loan Parties, the UCC-Pennsylvania with respect to SVH-PA and the UCC-Virginia with respect to the Virginia Loan Parties, for filing to perfect such security interest (e.g., aircraft);

(ii) we express no opinion as to matters excluded from Article 9 of the Uniform Commercial Code by Section 9-109 of the Uniform Commercial Code as in effect in the applicable jurisdiction;

(iii) we express no opinion as to the effect of Sections 9-315 and 9-320 of the Uniform Commercial Code as in effect in the applicable jurisdiction;

(iv) the requirement that continuation statements with respect to each Financing Statement be filed within six months prior to the fifth, tenth, fifteenth, etc. anniversaries of the original filing of such Financing Statement;

(v) the security interest of the Administrative Agent in the Collateral may become unperfected if any Loan Party changes its name, jurisdiction of formation or its status therein, or identity or entity structure;

(vi) we express no opinion as to the creation, validity or perfection of any security interest purported to be granted in that portion of the Collateral that constitutes an interest or claim in or under a policy of insurance (except as provided in Section 9-315 of the Uniform Commercial Code as in effect in the applicable jurisdiction with respect to proceeds), a right represented by a judgment, a right of setoff, a claim arising out of tort or an interest in any consumer deposit account (except as provided in Section 9-315 of the Uniform Commercial Code as in effect in the applicable jurisdiction with respect to proceeds);

(vii) we express no opinion with respect to the validity, perfection or priority of the Administrative Agent’s security interest in any portion of the property of any Loan Party to the extent the Security Agreement does not describe such property specifically, but references to types of collateral that are defined in Section 9-102 of the UCC-New York are sufficiently specific;

(viii) we express no opinion with respect to the perfection of the Administrative Agent’s security interest in any Collateral which may only be perfected by “control” or “possession” within the meaning given to such term in the UCC-New York; and

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(ix) we note that the enforcement of, and certain other matters affecting, security interests are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. Our opinions are subject to the effect of 11 U.S.C. §§363, 364, 506(a), 506(c), 506(d), 510(c), 544, 547, 548, 552, 553, 725, 1129(b)(2)(A) and 1141(c), and to any order, process or judgment issued under 11 U.S.C. §105(a).

(g) We express no opinion concerning any Loan Party’s rights in or title to, or the priority of any security interest, pledge, lien, or other similar interest in, any personal property, or the creation, perfection or priority of any lien, mortgage or other similar interest in any real property.

(h) Our opinions in clause (i) of Paragraph 5 and in Paragraph 7 are limited to (x) to our actual knowledge, if any, of the specifically regulated business activities and properties of each respective Company based solely upon an officer’s certificate in respect of such matters and without any independent investigation or verification on our part and (y) laws and regulations normally applicable to transactions of the type contemplated in the Transaction Documents and do not extend to licenses, permits and approvals necessary for the conduct of the such Company’s business. In addition and without limiting the previous sentence, we express no opinion herein, in Paragraphs 5 or 7 or otherwise, with respect to the effect of any state or federal securities laws, land use, safety, hazardous material, environmental or similar law, or any local or regional law. In rendering such opinions, we have not conducted any independent investigation of the Companies or consulted with other attorneys in our firm with respect to the matters covered thereby. No inference as to our knowledge with respect to the factual matters upon which we have so qualified our opinions should be drawn from the fact of our representation of the Companies.

(i) Except as set forth in clause (i) of each of Paragraphs 3, 4 and 5, and as set forth in Paragraphs 6 and 7, we express no opinion as to compliance or the effect of noncompliance by any Loan Party with any laws or regulations applicable to such entity in connection with the transactions described in the Transaction Documents.

(j) We express no opinion as to compliance or the effect of noncompliance by the Secured Parties with any state or federal laws or regulations applicable to the Secured Parties in connection with the transactions described in the Transaction Documents.

(k) Our opinion in Paragraph 8 as to the Guaranty is subject to the defenses available to a guarantor under applicable law, but the waivers of such defenses set forth in the Guaranty are enforceable, subject to the other exceptions set forth herein.

(l) Section 290.371, subd. 4, of the Minnesota Statutes provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon

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which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and that the use of the courts of the State of Minnesota for all contracts executed and all causes of actions that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as the foregoing opinion may relate to the enforceability of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce the agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

(m) In rendering our opinion in Paragraphs 6 and 7, we are only opining as to consents, approvals, authorizations, registrations, declarations and filings necessary for any Loan Party to execute, deliver and perform its obligations under the Transaction Documents, and we express no opinion with respect to any consent, approval, authorization from, or any registration, declaration or filing with, any governmental authority or agency required generally in connection with the day-to-day business or operations of such entity.

This opinion is solely for the benefit of the Administrative Agent, each other Secured Party, their respective successors and assigns, and any assignee pursuant to Section 9.04(b) of the Credit Agreement, in connection with the transaction described in this letter, may not be relied upon for any other purpose, and may not be relied upon or used by, nor may copies hereof be delivered to, any other person or entity, except that copies may be delivered to any prospective assignee that has agreed to the confidentiality provisions of Section 9.16 of the Credit Agreement and to the confidentiality and non-reliance provisions of this paragraph, or as may be required by any court or other governmental or regulatory authority, without our prior written consent; provided, however, that no use of or reliance on this opinion by any party, including, without limitation, the Secured Parties, shall establish or imply an attorney-client relationship between such party and this firm with respect to the Transaction Documents or the transactions contemplated by the Transaction Documents, and such party by using or relying on our opinion disclaims any such attorney-client relationship with respect to the Transaction Documents or the transactions contemplated by the Transaction Documents for any purpose without our prior written approval. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention, or any changes in the law taking effect, after the date hereof.

Very truly yours,

TOK/SK

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Attachments:

Schedule 1 – Loan Parties

Schedule 2 – Transaction Documents

Schedule 3 – Corporate Documents

Schedule 4 – Uniform Commercial

Schedule 5 – Reviewed Documents

Schedule 6 – Judgments, Orders and Decrees

Exhibit A-1 – SUPERVALU Financing Statement

Exhibit A-2 –ABS Finance Co., Inc. Financing Statement

Exhibit A-3 – Acme Markets, Inc. Financing Statement

Exhibit A-4 – Advantage Logistics – Southeast, Inc. Financing Statement

Exhibit A-5 – American Drug Stores LLC Financing Statement

Exhibit A-6 – American Partners, L.P. Financing Statement

Exhibit A-7 – American Stores Company, LLC Financing Statement

Exhibit A-8 – ASP Realty, Inc. Financing Statement

Exhibit A-9 – Butson’s Enterprises, Inc. Financing Statement

Exhibit A-10 – Champlin 2005 L.L.C. Financing Statement

Exhibit A-11 – FF Acquisition, L.L.C. Financing Statement

Exhibit A-12 – Foodarama LLC Financing Statement

Exhibit A-13 – Jetco Properties, Inc. Financing Statement

Exhibit A-14 – Jewel Companies, Inc. Financing Statement

Exhibit A-15 – Jewel Food Stores, Inc. Financing Statement

Exhibit A-16 – Lucky Stores LLC Financing Statement

Exhibit A-17 – Moran Foods, LLC Financing Statement

Exhibit A-18 – New Albertson’s, Inc. Financing Statement

Exhibit A-19 – Richfood Holdings, Inc. Financing Statement

Exhibit A-20 – Richfood, Inc. Financing Statement

Exhibit A-21 – Richfood Procurement, L.L.C. Financing Statement

Exhibit A-22 – Save-A-Lot Tyler Group, LLC Financing Statement

Exhibit A-23 – Scott’s Food Stores, Inc. Financing Statement

Exhibit A-24 – SFW Holding Corp. Financing Statement

Exhibit A-25 – SFW Licensing Corp. Financing Statement

Exhibit A-26 – Shaw Equipment Corporation Financing Statement

Exhibit A-27 – Shaw Realty Co. Financing Statement

Exhibit A-28 – Shaw’s Realty Trust Financing Statement

Exhibit A-29 – Shaw’s Supermarkets, Inc. Financing Statement

Exhibit A-30 – Shop ‘N Save St. Louis, Inc. Financing Statement

Exhibit A-31 – Shop ‘N Save Warehouse Foods, Inc. Financing Statement

Exhibit A-32 – Shoppers Food Warehouse Corp. Financing Statement

Exhibit A-33 – SSM Holdings Company Financing Statement

Exhibit A-34 – Star Markets Company, Inc. Financing Statement

Exhibit A-35 – Star Markets Holdings, Inc. Financing Statement

Exhibit A-36 – Super Rite Foods, Inc. Financing Statement

Exhibit A-37 – Supermarket Operators of America, Inc. Financing Statement

Exhibit A-38 – SUPERVALU Holdings, Inc. Financing Statement

Exhibit A-39 – SUPERVALU Holdings-PA LLC Financing Statement

Exhibit A-40 – SUPERVALU Pharmacies, Inc. Financing Statement

Exhibit A-41 – SVH Realty, Inc. Financing Statement

Exhibit A-42 – W. Newell & Co., LLC Financing Statement

Schedule 1

Opinion of Dorsey & Whitney LLP

August 30, 2012

Loan Parties (other than the Company)

1.	ABS Finance Co., Inc., a Delaware corporation (“ABS Finance”).

2.	Acme Markets, Inc., a Delaware corporation (“Acme”).

3.	Advantage Logistics - Southeast, Inc. , an Alabama corporation (“Advantage Logistics”).

4.	American Drug Stores LLC, a Delaware limited liability company (“American Drug”).

5.	American Partners, L.P., an Indiana limited partnership (“American Partners”).

6.	American Stores Company, LLC, a Delaware limited liability company (“ASC”).

7.	ASP Realty, Inc., a Delaware corporation (“ASP”).

8.	Butson’s Enterprises, Inc., a New Hampshire corporation (“Butson’s”).

9.	Champlin 2005 L.L.C. , a Delaware limited liability company (“Champlin”).

10.	FF Acquisition, L.L.C., a Virginia limited liability company (“FFA”).

11.	Foodarama LLC, a Delaware limited liability company (“Foodarama”).

12.	Jetco Properties, Inc., a Delaware corporation (“Jetco”).

13.	Jewel Companies, Inc., a Delaware corporation (“Jewel”).

14.	Jewel Food Stores, Inc., an Ohio corporation (“JFS”).

15.	Lucky Stores LLC, an Ohio limited liability company (“Lucky”).

16.	Moran Foods, LLC, a Missouri limited liability company (“Moran”).

17.	New Albertson’s, Inc., an Ohio corporation (“NAI”).

18.	Richfood Holdings, Inc., a Delaware corporation (“RHI”).

19.	Richfood, Inc., a Virginia corporation (“Richfood”).

20.	Richfood Procurement, L.L.C., a Virginia limited liability company (“Richfood LLC”; together with FFA and Richfood, the “Virginia Loan Parties”).

21.	Save-A-Lot Tyler Group, LLC, a Missouri limited liability company (“SAL-Tyler”).

22.	Scott’s Food Stores, Inc., an Indiana corporation (“Scott’s”; together with American Partners, the “Indiana Loan Parties”).

23.	SFW Holding Corp., a Delaware corporation (“SFW Holding”).

24.	SFW Licensing Corp., a Delaware corporation (“SFW Licensing”).

25.	Shaw Equipment Corporation, a Massachusetts corporation (“SEC”).

26.	Shaw’s Realty Co., a Maine corporation (“SRC”).

27.	Shaw’s Realty Trust, a Massachusetts Business Trust (“SRT”).

28.	Shaw’s Supermarkets, Inc., a Massachusetts corporation (“Shaw’s”).

29.	Shop ‘N Save St. Louis, Inc., a Missouri corporation (“SNS-STL”).

30.	Shop ‘N Save Warehouse Foods, Inc., a Missouri corporation (“SNSW”).

31.	Shoppers Food Warehouse Corp., an Ohio Corporation (“SFW”; together with JFS, Lucky and NAI, the “Ohio Loan Parties”).

32.	SSM Holdings Company, a Delaware corporation (“SSM”).

33.	Star Markets Company, Inc., a Massachusetts corporation (“Star”).

34.	Star Markets Holdings, Inc., a Massachusetts corporation (“SMH”; together with SEC, SRT, Shaw’s and Star, the “Massachusetts Loan Parties”).

35.	Super Rite Foods, Inc. , a Delaware corporation (“Super Rite”).

36.	Supermarket Operators of America Inc., a Delaware corporation (“SOA”).

37.	SUPERVALU Holdings, Inc., a Missouri corporation (“SVH”; together with Moran, SAL-Tyler, SNS-STL and SNSW, the “Missouri Loan Parties”).

38.	SUPERVALU Holdings-PA LLC, a Pennsylvania limited liability company (“SVH-PA”).

39.	SUPERVALU Pharmacies, Inc., a Minnesota corporation (“SUPERVALU Pharmacies”).

40.	SVH Realty, Inc., a Delaware corporation (“SVHR”; together with the Company, ABS Finance, Acme, ASP, Jetco, Jewel, RHI, SFW Holding, SFW Licensing, SSM, Super Rite and SOA, the “Delaware Corporate Loan Parties”).

41.	W. Newell & Co., LLC, a Delaware limited liability company (“Newell”; together with American Drug, ASC, Champlin and Foodarama, the “Delaware LLC Loan Parties”; and together with the Delaware Corporate Loan Parties, the “Delaware Loan Parties”).

The Loan Parties listed on this Schedule 1 are herein referred to as the “Guarantors”.

Schedule 2

Opinion of Dorsey & Whitney LLP

August 30, 2012

Transaction Documents

1.	Term Loan Credit Agreement, dated as of August 30, 2012, among the Company, [the Guarantors], the Lenders and Credit Suisse AG, as administrative agent (the “Administrative Agent”) and as collateral agent (the “Collateral Agent”), for the Lenders (the “Credit Agreement”).

2.	Term Loan Security Agreement, dated as of August 30, 2012, by the Loan Parties in favor of the Collateral Agent and the Secured Parties (the “Security Agreement”).

3.	Term Loan Guaranty, dated as of August 30, 2012, by the Guarantors in favor of the Collateral Agent (the “Guaranty”).

4.	Agent Fee Letter, dated as of July 9, 2012, among the Company, Credit Suisse Securities (USA) LLC and the Administrative Agent (the “Agent Fee Letter”).

5.	Intercreditor Agreement, dated as of August 30, 2012, by and between the Collateral Agent, Wells Fargo Bank, National Association, as ABL Agent, as acknowledged and agreed by the Loan Parties.

6.	Trademark security agreement for:

a.	American Stores Company, LLC
b.	Acme Markets, Inc.
c.	FF Acquisition, L.L.C.
d.	Moran Foods, LLC
e.	New Albertson’s, Inc.
f.	Richfood, Inc.
g.	SFW Licensing Corp.
h.	Shaw’s Supermarkets, Inc.
i.	Star Markets Company, Inc.
j.	SUPERVALU Holdings, Inc.
k.	SUPERVALU INC.
l.	SUPERVALU Pharmacies, Inc.
m.	W. Newell & Co., LLC

7.	Copyright security agreement for:

a.	Shop ‘N Save Warehouse Foods, Inc.
b.	New Albertson’s, Inc.
c.	SUPERVALU INC.

8.	Patent security agreement for:

a.	New Albertson’s, Inc.
b.	SUPERVALU INC.

Schedule 3

Opinion of Dorsey & Whitney LLP

August 30, 2012

Corporate Documents

I. Constitutive Documents

1.	A copy of the certificate of incorporation of the Company certified as of August 13, 2012, as a true copy by the Delaware Secretary of State, and a copy of the bylaws of Company certified as of August 30, 2012, as a true copy by the Secretary of Company (collectively, the “Company Constitutive Documents”);

2.	A copy of the certificate of incorporation of ABS Finance certified as of August 17, 2012, as a true copy by the Delaware Secretary of State, and a copy of the bylaws of ABS Finance certified as of August 30, 2012, as a true copy by the Secretary of ABS Finance (collectively, the “ABS Finance Constitutive Documents”);

3.	A copy of the certificate of incorporation of Acme certified as of August 13, 2012, as a true copy by the Delaware Secretary of State, and a copy of the bylaws of Acme certified as of August 30, 2012, as a true copy by the Secretary of Acme (collectively, the “Acme Constitutive Documents”);

4.	A copy of the articles of incorporation of Advantage Logistics certified as of August 13, 2012, as a true copy by the Alabama Secretary of State, and a copy of the bylaws of Acme certified as of August 30, 2012, as a true copy by the Secretary of Advantage Logistics (collectively, the “Advantage Logistics Constitutive Documents”);

5.	A copy of the certificate of formation of American Drug certified as of August 13, 2012, as a true copy by the Delaware Secretary of State, and a copy of the operating agreement of American Drug certified as of August 30, 2012, as a true copy by the Secretary of American Drug (collectively, the “American Drug Constitutive Documents”);

6.	A copy of the certificate of limited partnership of American Partners certified as of August 14, 2012, as a true copy by the Indiana Secretary of State, and a copy of the agreement of limited partnership of American Partners certified as of August 30, 2012, as a true copy by the Secretary of American Partners (collectively, the “American Partners Constitutive Documents”);

7.	A copy of the certificate of formation of ASC certified as of August 13, 2012, as a true copy by the Delaware Secretary of State, and a copy of the operating agreement of ASC certified as of August 30, 2012, as a true copy by the Secretary of ASC (collectively, the “ASC Constitutive Documents”);

8.	A copy of the certificate of incorporation of ASP certified as of August 21, 2012, as a true copy by the Delaware Secretary of State, and a copy of the bylaws of ASP certified as of August 30, 2012, as a true copy by the Secretary of ASP (collectively, the “ASP Constitutive Documents”);

9.	A copy of the certificate of incorporation of Butson’s certified as of August 21, 2012, as a true copy by the New Hampshire Secretary of State, and a copy of the bylaws of Butson’s certified as of August 30, 2012, as a true copy by the Secretary of Butson’s (collectively, the “Butson’s Constitutive Documents”);

10.	A copy of the certificate of formation of Champlin certified as of August 13, 2012, as a true copy by the Delaware Secretary of State, and a copy of the operating agreement of Champlin certified as of August 30, 2012, as a true copy by the Secretary of Champlin (collectively, the “Champlin Constitutive Documents”);

11.	A copy of the articles of organization of FFA certified as of August 13, 2012, as a true copy by the Virginia Secretary of State, and a copy of the operating agreement of FFA certified as of August 30, 2012, as a true copy by the Secretary of FFA (collectively, the “FFA Constitutive Documents”);

12.	A copy of the certificate of formation of Foodarama certified as of August 13, 2012, as a true copy by the Delaware Secretary of State, and a copy of the operating agreement of Foodarama certified as of August 30, 2012, as a true copy by the Secretary of Foodarama (collectively, the “Foodarama Constitutive Documents”);

13.	A copy of the certificate of incorporation of Jetco certified as of August 13, 2012, as a true copy by the Delaware Secretary of State, and a copy of the bylaws of Jetco certified as of August 30, 2012, as a true copy by the Secretary of Jetco (collectively, the “Jetco Constitutive Documents”);

14.	A copy of the certificate of incorporation of Jewel certified as of August 13, 2012, as a true copy by the Delaware Secretary of State, and a copy of the bylaws of Jewel certified as of August 30, 2012, as a true copy by the Secretary of Jewel (collectively, the “Jewel Constitutive Documents”);

15.	A copy of the articles of incorporation of JFS certified as of August 13, 2012, as a true copy by the Ohio Secretary of State, and a copy of the code of regulations of JFS certified as of August 30, 2012, as a true copy by the Secretary of JFS (collectively, the “JFS Constitutive Documents”);

16.	A copy of the articles of organization of Lucky certified as of August 13, 2012, as a true copy by the Ohio Secretary of State, and a copy of the operating agreement of Lucky certified as of August 30, 2012, as a true copy by the Secretary of Lucky (collectively, the “Lucky Constitutive Documents”);

17.	A copy of the articles of organization of Moran certified as of August 10, 2012, as a true copy by the Ohio Secretary of State, and a copy of the operating agreement of Moran certified as of August 30, 2012, as a true copy by the Secretary of Moran (collectively, the “Moran Constitutive Documents”);

18.	A copy of the articles of incorporation of NAI certified as of August 10, 2012, as a true copy by the Missouri Secretary of State, and a copy of the code of regulations of NAI certified as of August 30, 2012, as a true copy by the Secretary of NAI (collectively, the “NAI Constitutive Documents”);

19.	A copy of the certificate of incorporation of RHI certified as of August 14, 2012, as a true copy by the Delaware Secretary of State, and a copy of the bylaws of RHI certified as of August 30, 2012, as a true copy by the Secretary of RHI (collectively, the “RHI Constitutive Documents”);

20.	A copy of the articles of incorporation of Richfood certified as of August 13, 2012, as a true copy by the Virginia Secretary of State, and a copy of the bylaws of Richfood certified as of August 30, 2012, as a true copy by the Secretary of Richfood (collectively, the “Richfood Constitutive Documents”);

21.	A copy of the articles of organization of Richfood LLC certified as of August 21, 2012, as a true copy by the Virginia Secretary of State, and a copy of the [operating agreement] of Richfood LLC certified as of August 30, 2012, as a true copy by the Secretary of Richfood LLC (collectively, the “Richfood LLC Constitutive Documents”);

22.	A copy of the articles of organization of SAL-Tyler certified as of August 13, 2012, as a true copy by the Missouri Secretary of State, and a copy of the operating agreement of SAL-Tyler certified as of August 30, 2012, as a true copy by the Secretary of SAL-Tyler (collectively, the “SAL-Tyler Constitutive Documents”);

23.	A copy of the certificate of incorporation of Scott’s certified as of August 21, 2012, as a true copy by the Indiana Secretary of State, and a copy of the bylaws of Scott’s certified as of August 30, 2012, as a true copy by the Secretary of Scott’s (collectively, the “Scott’s Constitutive Documents”);

24.	A copy of the certificate of incorporation of SFW Holding certified as of August 14, 2012, as a true copy by the Delaware Secretary of State, and a copy of the bylaws of SFW Holding certified as of August 30, 2012, as a true copy by the Secretary of SFW Holding (collectively, the “SFW Holding Constitutive Documents”);

25.	A copy of the certificate of incorporation of SFW Licensing certified as of August 27, 2012, as a true copy by the Delaware Secretary of State, and a copy of the bylaws of SFW Licensing certified as of August 30, 2012, as a true copy by the Secretary of SFW Licensing (collectively, the “SFW Licensing Constitutive Documents”);

26.	A copy of the articles of incorporation of SEC certified as of August 13, 2012, as a true copy by the Massachusetts Secretary of State, and a copy of the bylaws of SEC certified as of August 30, 2012, as a true copy by the Secretary of SEC (collectively, the “SEC Constitutive Documents”);

27.	A copy of the certificate of organization of SRC certified as of August 21, 2012, as a true copy by the Maine Secretary of State, and a copy of the bylaws of SRC certified as of August 30, 2012, as a true copy by the Secretary of SRC (collectively, the “SRC Constitutive Documents”);

28.	A copy of the declaration of trust of SRT certified as of August 13, 2012, as a true copy by the Massachusetts Secretary of State and by the Secretary of SRT (the “SRT Constitutive Documents”);

29.	A copy of the articles of incorporation of Shaw’s certified as of August 14, 2012, as a true copy by the Massachusetts Secretary of State, and a copy of the bylaws of Shaw’s certified as of August 30, 2012, as a true copy by the Secretary of Shaw’s (collectively, the “Shaw’s Constitutive Documents”);

30.	A copy of the articles of incorporation of SNS-STL certified as of August 13, 2012, as a true copy by the Missouri Secretary of State, and a copy of the bylaws of SNS-STL certified as of August 30, 2012, as a true copy by the Secretary of SNS-STL (collectively, the “SNS-STL Constitutive Documents”);

31.	A copy of the articles of incorporation of SNSW certified as of August 13, 2012, as a true copy by the Missouri Secretary of State, and a copy of the bylaws of SNSW certified as of August 30, 2012, as a true copy by the Secretary of SNSW (collectively, the “SNSW Constitutive Documents”);

32.	A copy of the articles of incorporation of SFW certified as of August 13, 2012, as a true copy by the Ohio Secretary of State, and a copy of the bylaws of SFW certified as of August 30, 2012, as a true copy by the Secretary of SFW (collectively, the “SFW Constitutive Documents”);

33.	A copy of the certificate of incorporation of SSM certified as of August 14, 2012, as a true copy by the Delaware Secretary of State, and a copy of the bylaws of SSM certified as of August 30, 2012, as a true copy by the Secretary of SSM (collectively, the “SSM Constitutive Documents”);

34.	A copy of the articles of incorporation of Star certified as of August 13, 2012, as a true copy by the Massachusetts Secretary of State, and a copy of the bylaws of Star certified as of August 30, 2012, as a true copy by the Secretary of Star (collectively, the “Star Constitutive Documents”);

35.	A copy of the articles of incorporation of SMH certified as of August 13, 2012, as a true copy by the Massachusetts Secretary of State, and a copy of the bylaws of SMH certified as of August 30, 2012, as a true copy by the Secretary of SMH (collectively, the “SMH Constitutive Documents”);

36.	A copy of the certificate of incorporation of Super Rite certified as of August 14, 2012, as a true copy by the Delaware Secretary of State, and a copy of the bylaws of Super Rite certified as of August 30, 2012, as a true copy by the Secretary of Super Rite (collectively, the “Super Rite Constitutive Documents”);

37.	A copy of the certificate of incorporation of SOA certified as of August 14, 2012, as a true copy by the Delaware Secretary of State, and a copy of the bylaws of SOA certified as of August 30, 2012, as a true copy by the Secretary of SOA (collectively, the “SOA Constitutive Documents”);

38.	A copy of the articles of incorporation of SVH certified as of August 17, 2012, as a true copy by the Missouri Secretary of State, and a copy of the bylaws of SVH certified as of August 30, 2012, as a true copy by the Secretary of SVH (collectively, the “SVH Constitutive Documents”);

39.	A copy of the articles of organization of SVH-PA certified as of August 13, 2012, as a true copy by the Pennsylvania Secretary of State, and a copy of the operating agreement of SVH-PA certified as of August 30, 2012, as a true copy by the Secretary of SVH-PA (collectively, the “SVH-PA Constitutive Documents”);

40.	A copy of the articles of incorporation of SUPERVALU Pharmacies certified as of August 13, 2012, as a true copy by the Minnesota Secretary of State, and a copy of the bylaws of SUPERVALU Pharmacies certified as of August 30, 2012, as a true copy by the Secretary of SUPERVALU Pharmacies (collectively, the “SUPERVALU Pharmacies Constitutive Documents”);

41.	A copy of the certificate of incorporation of SVHR certified as of August 13, 2012, as a true copy by the Delaware Secretary of State, and a copy of the bylaws of SVHR certified as of August 30, 2012, as a true copy by the Secretary of SVHR (collectively, the “SVHR Constitutive Documents”);

42.	A copy of the certificate of formation of Newell certified as of August 13, 2012, as a true copy by the Delaware Secretary of State, and a copy of the operating agreement of Newell certified as of August 30, 2012, as a true copy by the Secretary of Newell (collectively, the “Newell Constitutive Documents”);

II. Good Standing Certificates

1.	A certificate of good standing concerning the Company from the Delaware Secretary of State issued August 13, 2012 (the “Company Good Standing Certificate”);

2.	A certificate of good standing concerning ABS Finance from the Delaware Secretary of State issued August 13, 2012 (the “ABS Finance Good Standing Certificate”);

3.	A certificate of good standing concerning Acme from the Delaware Secretary of State issued August 13, 2012 (the “Acme Finance Good Standing Certificate”);

4.	A certificate of good standing concerning Advantage Logistics from the Alabama Secretary of State issued August 13, 2012 (the “Advantage Logistics Good Standing Certificate”);

5.	A certificate of good standing concerning American Drug from the Delaware Secretary of State issued August 13, 2012 (the “American Drug Good Standing Certificate”);

6.	A certificate of good standing concerning American Partners from the Indiana Secretary of State issued August 13, 2012 (the “American Partners Good Standing Certificate”);

7.	A certificate of good standing concerning ASC from the Delaware Secretary of State issued August 13, 2012 (the “ASC Good Standing Certificate”);

8.	A certificate of good standing concerning ASP from the Delaware Secretary of State issued August 21, 2012 (the “ASP Good Standing Certificate”);

9.	A certificate of good standing concerning Butson’s from the New Hampshire Secretary of State issued August 21, 2012 (the “Butson’s Good Standing Certificate”);

10.	A certificate of good standing concerning Champlin from the Delaware Secretary of State issued August 13, 2012 (the “Champlin Good Standing Certificate”);

11.	A certificate of good standing concerning FFA from the Virginia Secretary of State issued August 13, 2012 (the “FFA Good Standing Certificate”);

12.	A certificate of good standing concerning Foodarama from the Delaware Secretary of State issued August 13, 2012 (the “Foodarama Good Standing Certificate”);

13.	A certificate of good standing concerning Jetco from the Delaware Secretary of State issued August 13, 2012 (the “Jetco Good Standing Certificate”);

14.	A certificate of good standing concerning Jewel from the Delaware Secretary of State issued August 13, 2012 (the “Jewel Good Standing Certificate”);

15.	A certificate of good standing concerning JFS from the Ohio Secretary of State issued August 13, 2012 (the “JFS Good Standing Certificate”);

16.	A certificate of good standing concerning Lucky from the Ohio Secretary of State issued August 13, 2012 (the “Lucky Good Standing Certificate”);

17.	A certificate of good standing concerning Moran from the Missouri Secretary of State issued August 13, 2012 (the “Moran Good Standing Certificate”);

18.	A certificate of good standing concerning NAI from the Ohio Secretary of State issued August 13, 2012 (the “NAI Good Standing Certificate”);

19.	A certificate of good standing concerning RHI from the Delaware Secretary of State issued August 14, 2012 (the “RHI Good Standing Certificate”);

20.	A certificate of good standing concerning Richfood from the Virginia Secretary of State issued August 13, 2012 (the “Richfood Good Standing Certificate”);

21.	A certificate of good standing concerning Richfood LLC from the Virginia Secretary of State issued August 21, 2012 (the “Richfood LLC Good Standing Certificate”);

22.	A certificate of good standing concerning SAL-Tyler from the Missouri Secretary of State issued August 13, 2012 (the “SAL-Tyler Good Standing Certificate”);

23.	A certificate of good standing concerning Scott’s from the Indiana Secretary of State issued August 21, 2012 (the “Scott’s Good Standing Certificate”);

24.	A certificate of good standing concerning SFW Holding from the Delaware Secretary of State issued August 14, 2012 (the “SFW Holding Good Standing Certificate”);

25.	A certificate of good standing concerning SFW Licensing from the Delaware Secretary of State issued August 27, 2012 (the “SFW Licensing Good Standing Certificate”);

26.	A certificate of good standing concerning SEC from the Massachusetts Secretary of State issued August 10, 2012 (the “SEC Good Standing Certificate”);

27.	A certificate of good standing concerning SRC from the Maine Secretary of State issued August 21, 2012 (the “SRC Good Standing Certificate”);

28.	A certificate of good standing concerning SRT from the Massachusetts Secretary of State issued August 10, 2012 (the “SRT Good Standing Certificate”);

29.	A certificate of good standing concerning Shaw’s from the Massachusetts Secretary of State issued August 10, 2012 (the “Shaw’s Good Standing Certificate”);

30.	A certificate of good standing concerning SNS-STL from the Missouri Secretary of State issued August 13, 2012 (the “SNS-STL Good Standing Certificate”);

31.	A certificate of good standing concerning SNSW from the Missouri Secretary of State issued August 13, 2012 (the “SNSW Good Standing Certificate”);

32.	A certificate of good standing concerning SFW from the Ohio Secretary of State issued August 13, 2012 (the “SFW Good Standing Certificate”);

33.	A certificate of good standing concerning SSM from the Delaware Secretary of State issued August 14, 2012 (the “SSM Good Standing Certificate”);

34.	A certificate of good standing concerning Star from the Massachusetts Secretary of State issued August 10, 2012 (the “Star Good Standing Certificate”);

35.	A certificate of good standing concerning SMH from the Massachusetts Secretary of State issued August 10, 2012 (the “SMH Good Standing Certificate”);

36.	A certificate of good standing concerning Super Rite from the Delaware Secretary of State issued August 14, 2012 (the “Super Rite Good Standing Certificate”);

37.	A certificate of good standing concerning SOA from the Delaware Secretary of State issued August 14, 2012 (the “SOA Good Standing Certificate”);

38.	A certificate of good standing concerning SVH from the Delaware Secretary of State issued August 13, 2012 (the “SVH Good Standing Certificate”);

39.	A certificate of good standing concerning SVH-PA from the Pennsylvania Secretary of State issued August 13, 2012 (the “SVH-PA Good Standing Certificate”);

40.	A certificate of good standing concerning SUPERVALU Pharmacies from the Minnesota Secretary of State issued August 13, 2012 (the “SUPERVALU Pharmacies Good Standing Certificate”);

41.	A certificate of good standing concerning SVHR from the Delaware Secretary of State issued August 13, 2012 (the “SVHR Good Standing Certificate”);

42.	A certificate of good standing concerning Newell from the Delaware Secretary of State issued August 13, 2012 (the “Newell Good Standing Certificate”);

III. Certificates

1.	A certificate of an officer of the Company certifying as to a copy of resolutions of the Board of Directors of Company adopted August 30, 2012, incumbency with respect to officers of the Company, and certain other matters;

2.	A certificate of an officer of ABS Finance certifying as to a copy of resolutions of the Board of Directors of ABS Finance adopted August 30, 2012, incumbency with respect to officers of ABS Finance, and certain other matters;

3.	A certificate of an officer of Acme certifying as to a copy of resolutions of the Board of Directors of Acme adopted August 30, 2012, incumbency with respect to officers of Acme, and certain other matters;

4.	A certificate of an officer of Advantage Logistics certifying as to a copy of resolutions of the Board of Directors of Advantage Logistics adopted August 30, 2012, incumbency with respect to officers of Advantage Logistics, and certain other matters;

5.	A certificate of an officer of American Drug certifying as to a copy of resolutions of the Member of American Drug adopted August 30, 2012, incumbency with respect to officers of American Drug, and certain other matters;

6.	A certificate of an officer of American Partners certifying as to a copy of resolutions of the Managing General Partner of American Partners adopted August 30, 2012, incumbency with respect to officers of American Partners, and certain other matters;

7.	A certificate of an officer of ASC certifying as to a copy of resolutions of the Board of Directors of ASC adopted August 30, 2012, incumbency with respect to officers of ASC, and certain other matters;

8.	A certificate of an officer of ASP certifying as to a copy of resolutions of the Board of Directors of ASP adopted August 30, 2012, incumbency with respect to officers of ASP, and certain other matters;

9.	A certificate of an officer of Butson’s certifying as to a copy of resolutions of the Board of Directors of Butson’s adopted August 30, 2012, incumbency with respect to officers of Butson’s, and certain other matters;

10.	A certificate of an officer of Champlin certifying as to a copy of resolutions of the Members of Champlin adopted August 30, 2012, incumbency with respect to officers of Champlin, and certain other matters;

11.	A certificate of an officer of FFA certifying as to a copy of resolutions of the Board of Managers of FFA adopted August 30, 2012, incumbency with respect to officers of FFA, and certain other matters;

12.	A certificate of an officer of Foodarama certifying as to a copy of resolutions of the Member of Foodarama adopted August 30, 2012, incumbency with respect to officers of Foodarama, and certain other matters;

13.	A certificate of an officer of Jetco certifying as to a copy of resolutions of the Board of Directors of Jetco adopted August 30, 2012, incumbency with respect to officers of Jetco, and certain other matters;

14.	A certificate of an officer of Jewel certifying as to a copy of resolutions of the Board of Directors of Jewel adopted August 30, 2012, incumbency with respect to officers of Jewel, and certain other matters;

15.	A certificate of an officer of JFS certifying as to a copy of resolutions of the Board of Directors of JFS adopted August 30, 2012, incumbency with respect to officers of JFS, and certain other matters;

16.	A certificate of an officer of Lucky certifying as to a copy of resolutions of the sole member of Lucky adopted August 30, 2012, incumbency with respect to officers of Lucky, and certain other matters;

17.	A certificate of an officer of Moran certifying as to a copy of resolutions of the Board of Managers of Moran adopted August 30, 2012, incumbency with respect to officers of Moran, and certain other matters;

18.	A certificate of an officer of NAI certifying as to a copy of resolutions of the Board of Directors of NAI adopted August 30, 2012, incumbency with respect to officers of NAI, and certain other matters;

19.	A certificate of an officer of RHI certifying as to a copy of resolutions of the Board of Directors of RHI adopted August 30, 2012, incumbency with respect to officers of RHI, and certain other matters;

20.	A certificate of an officer of Richfood certifying as to a copy of resolutions of the Board of Directors of Richfood adopted August 30, 2012, incumbency with respect to officers of Richfood, and certain other matters;

21.	A certificate of an officer of Richfood LLC certifying as to a copy of resolutions of the board of managers of Richfood LLC adopted August 30, 2012, incumbency with respect to officers of Richfood LLC, and certain other matters;

22.	A certificate of an officer of SAL-Tyler certifying as to a copy of resolutions of the Board of Managers of SAL-Tyler adopted August 30, 2012, incumbency with respect to officers of SAL-Tyler, and certain other matters;

23.	A certificate of an officer of Scott’s certifying as to a copy of resolutions of the Board of Directors of Scott’s adopted August 30, 2012, incumbency with respect to officers of Scott’s, and certain other matters;

24.	A certificate of an officer of SFW Holding certifying as to a copy of resolutions of the Board of Directors of SFW Holding adopted August 30, 2012, incumbency with respect to officers of SFW Holding, and certain other matters;

25.	A certificate of an officer of SFW Licensing certifying as to a copy of resolutions of the Board of Directors of SFW Licensing adopted August 30, 2012, incumbency with respect to officers of SFW Licensing, and certain other matters;

26.	A certificate of an officer of SEC certifying as to a copy of resolutions of the Board of Directors of SEC adopted August 30, 2012, incumbency with respect to officers of SEC, and certain other matters;

27.	A certificate of an officer of SRC certifying as to a copy of resolutions of the Board of Directors of SRC adopted August 30, 2012, incumbency with respect to officers of SRC, and certain other matters;

28.	A certificate of the trustee of SRT certifying as to a copy of resolutions of the sole trustee of SRT adopted August 30, 2012, incumbency with respect to officers of SRT, and certain other matters;

29.	A certificate of an officer of Shaw’s certifying as to a copy of resolutions of the Board of Directors of Shaw’s adopted August 30, 2012, incumbency with respect to officers of Shaw’s, and certain other matters;

30.	A certificate of an officer of SNS-STL certifying as to a copy of resolutions of the Board of Directors of SNS-STL adopted August 30, 2012, incumbency with respect to officers of SNS-STL, and certain other matters;

31.	A certificate of an officer of SNSW certifying as to a copy of resolutions of the Board of Directors of SNSW adopted August 30, 2012, incumbency with respect to officers of SNSW, and certain other matters;

32.	A certificate of an officer of SFW certifying as to a copy of resolutions of the Board of Directors of SFW adopted August 30, 2012, incumbency with respect to officers of SFW, and certain other matters;

33.	A certificate of an officer of SSM certifying as to a copy of resolutions of the Board of Directors of SSM adopted August 30, 2012, incumbency with respect to officers of SSM, and certain other matters;

34.	A certificate of an officer of Star certifying as to a copy of resolutions of the Board of Directors of Star adopted August 30, 2012, incumbency with respect to officers of Star, and certain other matters;

35.	A certificate of an officer of SMH certifying as to a copy of resolutions of the Board of Directors of SMH adopted August 30, 2012, incumbency with respect to officers of SMH, and certain other matters;

36.	A certificate of an officer of Super Rite certifying as to a copy of resolutions of the Board of Directors of Super Rite adopted August 30, 2012, incumbency with respect to officers of Super Rite, and certain other matters;

37.	A certificate of an officer of SOA certifying as to a copy of resolutions of the Board of Directors of SOA adopted August 30, 2012, incumbency with respect to officers of SOA, and certain other matters;

38.	A certificate of an officer of SVH certifying as to a copy of resolutions of the Board of Directors of SVH adopted August 30, 2012, incumbency with respect to officers of SVH, and certain other matters;

39.	A certificate of an officer of SVH-PA certifying as to a copy of resolutions of the Member of SVH-PA adopted August 30, 2012, incumbency with respect to officers of SVH-PA, and certain other matters;

40.	A certificate of an officer of SUPERVALU Pharmacies certifying as to a copy of resolutions of the Board of Directors of SUPERVALU Pharmacies adopted August 30, 2012, incumbency with respect to officers of SUPERVALU Pharmacies, and certain other matters;

41.	A certificate of an officer of SVHR certifying as to a copy of resolutions of the Board of Directors of SVHR adopted August 30, 2012, incumbency with respect to officers of SVHR, and certain other matters;

42.	A certificate of an officer of Newell certifying as to a copy of resolutions of the Board of Managers of Newell adopted August 30, 2012, incumbency with respect to officers of Newell, and certain other matters;

IV. Financing Statements

A copy of each of the Uniform Commercial Code Financing Statements attached as Exhibits A-1 through A-42 hereto (the “Financing Statements”).

Schedule 4

Opinion of Dorsey & Whitney LLP

August 30, 2012

Opinions

1.	The opinion of Jeffrey J. Steinle, Esq., Vice President, Business Law of the Company, dated as of the date hereof.

2.	The opinion of Nutter McClennen & Fish LLP, special local counsel to the Massachusetts Loan Parties, dated as of the date hereof.

3.	The opinion of Shook, Hardy & Bacon L.L.P., special local counsel to the Missouri Loan Parties, dated as of the date hereof.

4.	The opinion of Baker & Hostetler LLP, special local counsel to the Ohio Loan Parties, dated as of the date hereof.

5.	The opinion of Kaufman & Canoles, P.C., special local counsel to the Virginia Loan Parties, dated as of the date hereof.

Schedule 5

Opinion of Dorsey & Whitney LLP

August 30, 2012

Reviewed Documents

1.	Indenture, dated as of May 1, 1995, between ASC and Wells Fargo Bank, National Association (as successor to The First National Bank of Chicago), as amended, supplemented or otherwise modified as of the Closing Date or in accordance with the terms hereof (the “ASC Indenture”).

2.	Indenture, dated as of May 1, 1992, between New Albertson’s, Inc., a Delaware corporation, and U.S. Bank National Association, as trustee, as supplemented by Supplemental Indenture No. 1 dated as of May 7, 2004, as supplemented by Supplemental Indenture No. 2 dated as of June 1, 2006, as supplemented by Supplemental Indenture No. 3, dated as of December 29, 2008 (the “NAI Indenture”).

3.	Indenture, dated as of July 1, 1987, between the Company and Deutsche Bank Trust Company (formerly Bankers Trust Company), as trustee, as supplemented by the First Supplemental Indenture dated as of August 1, 1990, the Second Supplemental indenture dated as of October 1, 1992, the Third Supplemental Indenture dated as of September 1, 1995, the Fourth Supplemental Indenture dated as of August 4, 1999, and the Fifth Supplemental Indenture dated as of September 17, 1999 (the “Company Indenture”).

4.	Second Amended and Restated Receivables Purchase Agreement, dated as of November 30, 2011, by and among Supervalu Receivables Funding Corporation, as seller, the Company, as servicer, the banks and other financial institutions party thereto, as purchasers and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as agent.

5.	The 7.50% Senior Notes due 2014, issued by the Company pursuant to the Company Indenture.

6.	The 8.000% Senior Notes due 2016, issued by the Company pursuant to the Company Indenture.

7.	The 7.90% Debenture due May 1, 2017, issued by ASC pursuant to the ASC Indenture.

8.	The 8% Debentures due June 1, 2026, issued by ASC pursuant to the ASC Indenture.

9.	The Medium-Term Notes, Series B, due March 30, 2018, issued by ASC pursuant to the ASC Indenture.

10.	The 7.25% Senior Notes due May 1, 2013, issued by NAI pursuant to the NAI Indenture.

11.	The 7.75% Debentures due June 15, 2026, issued by NAI pursuant to the NAI Indenture.

12.	The 7.45% Senior Debentures due August 1, 2029, issued by NAI pursuant to the NAI Indenture.

13.	The 8.70% Senior Debentures due May 1, 2030, issued by NAI pursuant to the NAI Indenture.

14.	The 8.00% Senior Debentures due May 1, 2031, issued by NAI pursuant to the NAI Indenture.

Schedule 6

Opinion of Dorsey & Whitney LLP

August 30, 2012

Judgments, Orders and Decrees

1)	Gazzerro-Langford v. Supervalu, Inc. d/b/a Acme Markets, Docket No. 11-13587, Court of Common Please, Chester County, PA

2)	Scott Perry v. SuperValu Inc, Case Number RIC 10017756, Superior Court of California, County of Riverside

3)	EEOC v. SUPERVALU INC., American Drug Stores LLL, Jewel Food Stores, Inc., Consent Decree, Case No. 1:09 CV 05637, United States District Court, Northern District of Illinois, Eastern Division

Exhibit A-1

Opinion of Dorsey & Whitney LLP

August 30, 2012

Company Financing Statement

See attached.

Exhibit A-2

Opinion of Dorsey & Whitney LLP

August 30, 2012

ABS Finance Co., Inc. Financing Statement

See attached.

Exhibit A-3

Opinion of Dorsey & Whitney LLP

August 30, 2012

Acme Markets, Inc. Financing Statement

See attached.

Exhibit A-4

Opinion of Dorsey & Whitney LLP

August 30, 2012

Advantage Logistics – Southeast, Inc. Financing Statement

See attached.

Exhibit A-5

Opinion of Dorsey & Whitney LLP

August 30, 2012

American Drug Stores LLC Financing Statement

See attached.

Exhibit A-6

Opinion of Dorsey & Whitney LLP

August 30, 2012

American Partners, L.P. Financing Statement

See attached.

Exhibit A-7

Opinion of Dorsey & Whitney LLP

August 30, 2012

American Stores Company, LLC Financing Statement

See attached.

Exhibit A-8

Opinion of Dorsey & Whitney LLP

August 30, 2012

ASP Realty, Inc. Financing Statement

See attached.

Exhibit A-9

Opinion of Dorsey & Whitney LLP

August 30, 2012

Butson’s Enterprises, Inc. Financing Statement

See attached.

Exhibit A-10

Opinion of Dorsey & Whitney LLP

August 30, 2012

Champlin 2005 L.L.C. Financing Statement

See attached.

Exhibit A-11

Opinion of Dorsey & Whitney LLP

August 30, 2012

FF Acquisition L.L.C. Financing Statement

See attached.

Exhibit A-12

Opinion of Dorsey & Whitney LLP

August 30, 2012

Foodarama LLC Financing Statement

See attached.

Exhibit A-13

Opinion of Dorsey & Whitney LLP

August 30, 2012

Jetco Properties, Inc. Financing Statement

See attached.

Exhibit A-14

Opinion of Dorsey & Whitney LLP

August 30, 2012

Jewel Companies, Inc. Financing Statement

See attached.

Exhibit A-15

Opinion of Dorsey & Whitney LLP

August 30, 2012

Jewel Food Stores, Inc. Financing Statement

See attached.

Exhibit A-16

Opinion of Dorsey & Whitney LLP

August 30, 2012

Lucky Stores LLC Financing Statement

See attached.

Exhibit A-17

Opinion of Dorsey & Whitney LLP

August 30, 2012

Moran Foods, LLC Financing Statement

See attached.

Exhibit A-18

Opinion of Dorsey & Whitney LLP

August 30, 2012

New Albertson’s, Inc. Financing Statement

See attached.

Exhibit A-19

Opinion of Dorsey & Whitney LLP

August 30, 2012

Richfood Holdings, Inc. Financing Statement

See attached.

Exhibit A-20

Opinion of Dorsey & Whitney LLP

August 30, 2012

Richfood, Inc. Financing Statement

See attached.

Exhibit A-21

Opinion of Dorsey & Whitney LLP

August 30, 2012

Richfood Procurement, L.L.C. Financing Statement

See attached.

Exhibit A-22

Opinion of Dorsey & Whitney LLP

August 30, 2012

Save-A-Lot Tyler Group, LLC Financing Statement

See attached.

Exhibit A-23

Opinion of Dorsey & Whitney LLP

August 30, 2012

Scott’s Food Stores, Inc. Financing Statement

See attached.

Exhibit A-24

Opinion of Dorsey & Whitney LLP

August 30, 2012

SFW Holding Corp. Financing Statement

See attached.

Exhibit A-25

Opinion of Dorsey & Whitney LLP

August 30, 2012

SFW Licensing Corp. Financing Statement

See attached.

Exhibit A-26

Opinion of Dorsey & Whitney LLP

August 30, 2012

Shaw Equipment Corporation Financing Statement

See attached.

Exhibit A-27

Opinion of Dorsey & Whitney LLP

August 30, 2012

Shaw’s Realty Co. Financing Statement

See attached.

Exhibit A-28

Opinion of Dorsey & Whitney LLP

August 30, 2012

Shaw’s Realty Trust Financing Statement

See attached.

Exhibit A-29

Opinion of Dorsey & Whitney LLP

August 30, 2012

Shaw’s Supermarkets, Inc. Financing Statement

See attached.

Exhibit A-30

Opinion of Dorsey & Whitney LLP

August 30, 2012

Shop ‘N Save St. Louis, Inc. Financing Statement

See attached.

Exhibit A-31

Opinion of Dorsey & Whitney LLP

August 30, 2012

Shop ‘N Save Warehouse Foods, Inc. Financing Statement

See attached.

Exhibit A-32

Opinion of Dorsey & Whitney LLP

August 30, 2012

Shoppers Food Warehouse Corp. Financing Statement

See attached.

Exhibit A-33

Opinion of Dorsey & Whitney LLP

August 30, 2012

SSM Holdings Company Financing Statement

See attached.

Exhibit A-34

Opinion of Dorsey & Whitney LLP

August 30, 2012

Star Markets Company, Inc. Financing Statement

See attached.

Exhibit A-35

Opinion of Dorsey & Whitney LLP

August 30, 2012

Star Markets Holdings, Inc. Financing Statement

See attached.

Exhibit A-36

Opinion of Dorsey & Whitney LLP

August 30, 2012

Super Rite Foods, Inc. Financing Statement

See attached.

Exhibit A-37

Opinion of Dorsey & Whitney LLP

August 30, 2012

Supermarket Operators of America Inc. Financing Statement

See attached.

Exhibit A-38

Opinion of Dorsey & Whitney LLP

August 30, 2012

SUPERVALU Holdings, Inc. Financing Statement

See attached.

Exhibit A-39

Opinion of Dorsey & Whitney LLP

August 30, 2012

SUPERVALU Holdings-PA LLC Financing Statement

See attached.

Exhibit A-40

Opinion of Dorsey & Whitney LLP

August 30, 2012

SUPERVALU Pharmacies, Inc. Financing Statement

See attached.

Exhibit A-41

Opinion of Dorsey & Whitney LLP

August 30, 2012

SVH Realty, Inc. Financing Statement

See attached.

Exhibit A-42

Opinion of Dorsey & Whitney LLP

August 30, 2012

W. Newell & Co., LLC Financing Statement

See attached.

Exhibit L

to the Credit Agreement

FORM OF DDA NOTIFICATION

PREPARE ON BORROWER LETTERHEAD - ONE FOR EACH DEPOSITORY

[DATE]

To:	[Name and Address of Bank]

Re:	[ ]

                      The Account Numbers referenced on Exhibit A annexed hereto

Dear Sir/Madam:

This letter relates to the Account Numbers referenced on Exhibit A annexed hereto and any other depository account(s) (collectively the “Account”) which [                                    ], a [                                        ] with an address at [                                        ] (the “Borrower”), now or hereafter maintains with you. The term “Account” shall also mean any certificates of deposit, investments, or other evidence of indebtedness heretofore or hereafter issued by you to or for the account of the Borrower.

The Borrower and certain of its affiliates have entered into separate financing agreements with each of (a) Wells Fargo Bank, National Association, with an office at One Boston Place, 18th Floor, Boston, Massachusetts 02108-4407, as administrative and collateral agent (in such capacity, together with its successors and assigns, herein the “Revolving Loan Agent”) for its own benefit and the benefit of a syndicate of revolving lenders and certain other credit parties (together with their successors and assigns, the “Revolving Credit Parties”), which are making loans or furnishing other financials accommodations to [                    ]; and (b) Credit Suisse AG, with an office at Eleven Madison Avenue, New York New York 10010, as administrative and collateral agent (in such capacity, together with its successors and assigns, “Term Loan Agent”) for its own benefit and the benefit of a syndicate of term lenders (together with their successors and assigns, the “Term Credit Parties”), which are making term loans to the Borrower and certain of its affiliates.

For purposes of this letter, the term “Lender Representative” as used herein shall mean Revolving Loan Agent until such time as Revolving Loan Agent notifies you in writing (at your address above) that the Lender Representative shall be Term Loan Agent, and on and after delivery of such notice from Revolving Loan Agent to you, the term “Lender Representative” shall mean Term Loan Agent.

The Borrower has granted to the Revolving Loan Agent (for its own benefit and the benefit of the Revolving Credit Parties) and to the Term Loan Agent (for its own benefit and the benefit of the Term Credit Parties) security interests in and to, among other things, the Borrower’s accounts, accounts receivable, inventory, and proceeds therefrom, including, without limitation, the proceeds now or hereafter deposited in the Account or evidenced thereby. Consequently, the present and all future contents of the Account constitute the collateral of Revolving Loan Agent and Term Loan Agent.

Until you receive written notification from the Lender Representative that the interest of the Revolving Loan Agent, the other Revolving Credit Parties, the Term Loan Agent and the Term Credit Parties in the Accounts has been terminated, all funds from time to time on deposit in each of the Accounts, net of such minimum balance, not to exceed $[                    ], shall be transferred [on each business day] [lesser frequency for remote accounts to be determined] as follows:

(a) By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

[Blocked Account Details]

ABA #

Account No.

Re:

or

(b) As you may be otherwise instructed from time to time in writing by an officer of the Lender Representative.

Upon request of the Lender Representative, a copy of each statement issued with respect to the Account should be provided to the Revolving Loan Agent and Term Loan Agent at the following addresses (which address may be changed upon seven (7) days’ written notice given to you by the Revolving Loan Agent or Term Loan Agent, as applicable):

If to Revolving Loan Agent:

Wells Fargo Bank, National Association

One Boston Place, 18th Floor

Boston, Massachusetts 02108-4407

Attn: Portfolio Manager - Supervalu

Fax No.: (866) 617-3988

If to Term Loan Agent:

Credit Suisse AG

Eleven Madison Avenue

New York New York 10010

Attn: Loan Agency Manager

Fax No.: (212) 322-2291

You shall be fully protected in acting on any order or direction by the Lender Representative given in accordance with terms of this DDA Notification respecting the Accounts without making any inquiry whatsoever as to the Lender Representative’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto. Nothing contained herein is intended to, nor shall it be deemed to, modify the rights and obligations of the Borrower and the Revolving Loan Agent or Term Loan Agent under the terms of the respective loan arrangement and the loan documents executed in connection therewith between, among others, the Borrower and Revolving Loan Agent, and the Borrower and Term Loan Agent.

This letter may be amended only by notice in writing signed by the Borrower and an officer of the Revolving Loan Agent and Term Loan Agent. The letter may be terminated solely by written notice signed by an officer of the Revolving Loan Agent and Term Loan Agent.

[signature page follows]

Exhibit M

to the Credit Agreement

FORM OF CREDIT CARD NOTIFICATION

[SUPERVALU INC. Letterhead]

                     , 2012

BY CERTIFIED MAIL — RETURN RECEIPT REQUESTED & UPS NEXT DAY AIR

To:	[ ]

[                    ]

[                    ]

(the “Processor”)

Re:	[ ][13]

Merchant Account Number:

Dear Sir/Madam:

[                     ]14, a                                       with its principal executive offices at 7075 Flying Cloud Drive, Eden Prairie, Minnesota (the “Company”), among others, has entered into separate financing agreements with each of (a) WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, with offices at One Boston Place, 18th Floor, Boston, Massachusetts 02108, as administrative agent and collateral agent (in such capacity herein, the “Revolving Loan Agent”) for its own benefit and the benefit of a syndicate of revolving lenders and certain other credit parties (the “Revolving Loan Credit Parties”) which are making loans or furnishing other financial accommodations to the Company and certain of its affiliates, and (b) CREDIT SUISSE AG, having an office at Eleven Madison Avenue, New York, New York 10010, as administrative and collateral agent (in such capacity herein, the “Term Loan Agent”) for its own benefit and the benefit of a syndicate of term lenders and certain other credit parties (the “Term Loan Credit Parties”) which are making loans to SUPERVALU INC. (the “Lead Borrower”), pursuant to which agreements the Company, among others, has granted to the Revolving Loan Agent, for its own benefit and the benefit of the other Revolving Loan Credit Parties, and to the Term Loan Agent, for its own benefit and the benefit of the other Term Loan Credit Parties, a security interest in and to, among other things, certain of the assets of the Company (the “Collateral”), including, without limitation, all credit and debit card charges submitted by the Company to the Processor for processing and all amounts which the Processor owes to the Company on account thereof (the “Credit Card Proceeds”).

[13]	Insert applicable Supervalu company
[14]	Insert applicable Supervalu company

The Processor has entered into arrangements pursuant to which Processor acts as credit card processing service provider to the Company and certain of its subsidiaries and affiliates in connection with sales by the Company and such subsidiaries and affiliates to their customers using credit cards and debit cards as set forth in the                     , by and between Processor and the Company (together with any replacement agreement thereto, the “Card Processing Agreement”).

For purposes of this Credit Card Notification, the term “Lender Representative” as used herein shall mean Revolving Loan Agent until such time as Revolving Loan Agent notifies the Processor in writing (at the Processor’s address above) that the Lender Representative shall be Term Loan Agent, and on and after delivery of such notice from Revolving Loan Agent to the undersigned, the term “Lender Representative” shall mean Term Loan Agent.

Notwithstanding anything to the contrary contained in the Card Processing Agreement or any prior instructions which may have been given to the Processor, unless and until Processor receives written instructions from the Lender Representative to the contrary, effective as of the date hereof, all amounts as may become due from time to time from the Processor to the Company pursuant to the Card Processing Agreement or otherwise shall be transferred only as follows:

a.	By [Wire Transfer] [ACH (for American Express only)] to one of the deposit accounts described on Schedule I hereto, as such Schedule may be supplemented from time to time in writing by an officer of the Company and confirmed in writing by an officer of the Lender Representative:

or

b.	As the Processor may be otherwise instructed from time to time in writing by an officer of the Revolving Loan Agent.

Upon the request of the Revolving Loan Agent or the Term Loan Agent, a copy of each periodic statement provided or made available by the Processor to the Company shall be provided to the Lender Representative at the following address (which address may be changed upon seven (7) days written notice given to the Processor by the Revolving Loan Agent or the Term Loan Agent, as applicable):

If to Revolving Loan Agent:

Wells Fargo Bank, National Association

One Boston Place, 18th Floor

Boston, MA 02108

Attention: Portfolio Manager - Supervalu

Facsimile: 866.617.3988

Re: Supervalu

If to Term Loan Agent:

Credit Suisse AG

Eleven Madison Avenue

New York, New York, 10010

Attention: Agency Group

Facsimile: 212.325.8304

Re: Supervalu

The Processor shall be fully protected in acting on any order or direction by the Lender Representative given in accordance with the terms of this Credit Card Notification respecting the Credit Card Proceeds without making any inquiry whatsoever as to the Revolving Loan Agent’s or the Term Loan Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto.

This Credit Card Notification may be amended only by a written notice executed by the Company and the Lender Representative, and may be terminated solely by written notice signed by an officer of the Lender Representative. The Company shall not have any right to terminate this Credit Card Notification or, except as provided in this Credit Card Notification, amend it.

This Credit Card Notification may be executed and delivered by telecopier or other method of electronic transmission with the same force and effect as if it were a manually executed and delivered counterpart.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

THIS CREDIT CARD NOTIFICATION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Very truly yours, [ ][1][5]

By:
Name:
Title:

cc:	Fargo Bank, National Association (as Revolving Loan Agent), Attn: Portfolio Manager – Supervalu, One Boston Place, 18th Floor, Boston, MA 02108—BY UPS NEXT DAY AIR

Credit Suisse AG (as Term Loan Agent), Attn: Agency Group, Eleven Madison Avenue, New York, NY 10010—BY UPS NEXT DAY AIR

[15]	Insert applicable Supervalu company

Schedule I

to

Credit Card Notification

Deposit Accounts

Bank	ABA #	Name on Account	Account #

Exhibit N

to the Credit Agreement

CLOSING DATE COLLATERAL LIST

(See attached)

[***]

***	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

N-1

Exhibit O

to the Credit Agreement

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

Reference is made to that certain Term Loan Credit Agreement, dated as of August 30, 2012 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SUPERVALU Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders parties thereto and Credit Suisse AG, as Administrative Agent (in such capacity, including any successor thereto, the “Administrative Agent”) and Collateral Agent for the Secured Parties. [NAME OF FOREIGN LENDER] (the “Foreign Lender”) provides this certificate pursuant to Section 2.20(e) of the Credit Agreement (together with any other documentation required to be provided by it pursuant to Section 2.20(e)), in respect of Loans made to the Borrower. Terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings defined for them in the Credit Agreement. The Foreign Lender hereby represents and warrants that:

1.	The Foreign Lender is the sole beneficial owner of the loans in respect of which it is providing this certificate.

2.	The Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

3.	The Foreign Lender is not a “10-percent shareholder” of any Loan Party within the meaning of Section 871(h)(3)(B) of the Code.

4.	The Foreign Lender is not a “controlled foreign corporation” related to any Loan Party within the meaning of Section 864(d)(4) of the Code. [1][6]

[1][6]	If the Foreign Lender is an intermediary, a foreign partnership or other flow-through entity, the following adjustments shall be made:

A.	The following representations shall be provided as applied to the partners or the members claiming the portfolio interest exemption:

•	the status in Clause 1;

•	the status in Clause 3; and

•	the status in Clause 4.

B.	The following representation shall be provided as applied to the Foreign Lender as well as the members/ beneficial owners claiming the portfolio interest exemption.

•	The status in Clause 2.

C.	The Foreign Lender shall provide an Internal Revenue Service Form W-8IMY (with W-8BENs/ W-9s from each of its partners/ members).

D.	Appropriate adjustments shall be made in the case of tiered intermediaries or tiered partnerships/ flow-through entities.

O-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF FOREIGN LENDER]

By:
Name: Title:

Date:

O-2

Exhibit P

to the Credit Agreement

RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT

dated as of

[                    ], 20[    ]

by

THE LOAN PARTIES LISTED ON THE SIGNATURE PAGES HERETO

in favor of

CREDIT SUISSE AG,

as Collateral Agent

i

SECTION 6.11 Execution in Counterparts; Effectiveness	15
SECTION 6.12 No Release	15
SECTION 6.13 Obligations Absolute	16
SECTION 6.14 Intercreditor Agreement	16

ii

EXHIBIT 1	Mortgaged Property

SCHEDULE 3.2	Filings, Registrations and Recordings
SCHEDULE 4.3(a)	Other Legal and Fictitious Names, Mergers, Consolidations, Acquisitions

iii

RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT

RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT, dated as of [                    ], 20[    ] (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Related Real Estate Collateral Security Agreement”) made by the Loan Parties listed on the signature pages hereto, as pledgors, assignors and debtors (in such capacities and together with any successors in such capacities, collectively, the “Grantors” and, each, a “Grantor”), in favor of CREDIT SUISSE AG, having an office at Eleven Madison Avenue, New York, NY 10010, in its capacity as collateral agent for the Secured Parties, as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”).

R E C I T A L S :

A. The Borrower, the Collateral Agent, the Guarantors party thereto and the Lenders party thereto have, in connection with the execution and delivery of this Related Real Estate Collateral Security Agreement, entered into that certain Term Loan Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. Pursuant to the terms of the Credit Agreement, the Grantors which are [the Borrower] [or] [Guarantors] under the Credit Agreement, agreed to execute and deliver a Mortgage granting a Lien on the Mortgaged Property and this Related Real Estate Collateral Security Agreement.

C. The Borrower and the Guarantors received substantial benefits from the execution, delivery and performance of the Credit Agreement and each is, therefore, willing to enter into this Related Real Estate Collateral Security Agreement.

D. This Related Real Estate Collateral Security Agreement is given by each Grantor in favor of the Collateral Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations (as hereinafter defined).

A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and the Collateral Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions.

(a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC.

(b) Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings assigned to them in the Credit Agreement.

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(c) The following terms shall have the following meanings:

“ABL Priority Collateral” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Claims” shall mean any and all property taxes and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including, without limitation, landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) against, all or any portion of the Collateral.

“Collateral” shall have the meaning assigned to such term in Section 2.1 hereof.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Excluded Assets” shall mean the following:

(a) any rights or interests in any contract, agreement, lease, permit, license, charter or license agreement, as such, if under the terms of such contract, agreement, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a Lien therein to the Collateral Agent would constitute or result in a breach, termination or default under such contract, agreement, lease, permit, license, charter or license agreement and such breach, termination or default has not been or is not waived or the consent of the other party to such contract, agreement, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407 or 9-408 of the UCC or other applicable law or (ii) so as to limit, impair or otherwise affect the Collateral Agent’s unconditional continuing Liens in any rights or interests of a Grantor in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement;

(b) ABL Priority Collateral.

“Grantor” shall have the meaning assigned to such term in the Preamble hereof.

“Intellectual Property” shall mean “Patents,” “Trademarks,” “Copyrights,” “Licenses” and “Goodwill” (each as defined in the Security Agreement) of any Grantor.

“Mortgage” shall mean the [mortgage or deed of trust] of even date herewith made by one of the Grantors in favor of the Collateral Agent and covering the Mortgaged Property, as the same may be amended, supplemented, restated or otherwise modified and in effect from time to time.

“Mortgaged Property” means the real property described in Exhibit 1 hereto.

“Perfection Certificate” shall mean that certain Perfection Certificate, dated as of the Closing Date, executed and delivered by each Grantor in favor of the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, supplemented, restated or otherwise modified and in effect from time to time in accordance with the Credit Agreement.

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“Secured Obligations” shall mean the Obligations and the Guaranteed Obligations (as defined in the Facility Guaranty) [, subject to the limitations set forth in Section 2.4].

“Related Real Estate Collateral Security Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Specified Fixed Asset Collateral” shall mean all Equipment owned by any Grantor from time to time located on the Mortgaged Property (but only while located on the Mortgaged Property), other than rolling stock.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, (a) if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9 of the Uniform Commercial Code and (b) if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

SECTION 1.2 Interpretation. The rules of interpretation specified in Section 1.02 of the Credit Agreement shall be applicable to this Related Real Estate Collateral Security Agreement.

SECTION 1.3 Perfection Certificate. The Collateral Agent and each Grantor agree that the Perfection Certificate and all schedules, amendments and supplements thereto are, and shall at all times remain, a part of this Related Real Estate Collateral Security Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1 Pledge; Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Grantor hereby pledges and grants to the Collateral Agent for its benefit and for the benefit of the other Secured Parties, a lien on and security interest in and to all of the right, title and interest of such Grantor in, to and under the following personal property and interests in such personal property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”):

(a) all Specified Fixed Asset Collateral;

(b) all books and records and documents relating to the Collateral (whether tangible or electronic, which contain any information relating to any of the foregoing), but only to the extent necessary or desirable to sell, transfer or otherwise realize on any of the other Collateral; and

(c) all Proceeds of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance (including proceeds of business interruption and other insurance claims against third parties), indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (a) through (d) above, the security interest created by this Related Real Estate Collateral Security Agreement shall not extend to, and the

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term “Collateral” shall not include, any Excluded Assets and the Grantors shall from time to time at the request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Excluded Assets described in clause (a) of the definition thereof and shall provide to the Collateral Agent such other information regarding such Excluded Assets as the Collateral Agent may reasonably request.

SECTION 2.2 Secured Obligations. This Related Real Estate Collateral Security Agreement secures, and the Collateral is collateral security for, the payment and performance in full when due of the Secured Obligations.

SECTION 2.3 Security Interest.

(a) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to authenticate and file in any relevant jurisdiction any financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including, without limitation, (i) the type of organization and any organizational identification number issued to such Grantor and (ii) a description of the Collateral. Each Grantor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request.

(b) Each Grantor hereby ratifies its prior authorization for the Collateral Agent to file in any relevant jurisdiction any financing statements or amendments thereto relating to the Collateral if filed prior to the date hereof.

SECTION 2.4 [Limitation on Secured Obligations. Notwithstanding any provision herein to the contrary, the amount secured by this Related Real Estate Collateral Security Agreement shall be limited as follows:

(a) [the amount of the Secured Obligations secured by the Mortgaged Property and the related Collateral that is “Operating Property” (as defined in the SVU Indenture as then in effect) shall be automatically limited to the maximum amount of the Secured Obligations permitted to be secured by such assets without violating the terms of the SVU Indenture and without giving rise, to any obligation on the part of any Loan Party to grant a Lien on any of its assets to secure Indebtedness governed by or subject to the terms of the SVU Indenture]1 [; and

(b) the amount of the Secured Obligations secured by the Mortgaged Property and the related Collateral that is “Principal Property” (as defined in the New Albertson’s Indenture as then in effect) shall automatically be limited to the maximum amount of the Secured Obligations permitted to be secured by such assets under the terms of the New Albertson’s Indenture without violating the terms of the New Albertson’s Indenture and without giving rise, to any obligation on the part of any Loan Party to grant a Lien on any of its assets to secure Indebtedness governed by or subject to the terms of the New Albertson’s Indenture]2.

[1]

To be included only if this Related Real Estate Collateral Security Agreement is entered into in connection with the execution and delivery of a Mortgage on “Operating Property” (as defined in the SVU Indenture) as then in effect.

[2]

To be included only if this Related Real Estate Collateral Security Agreement is entered into in connection with the execution and delivery of a Mortgage on “Principal Property” (as defined in the New Albertson’s Indenture) as then in effect.

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If the amount of Obligations or Guaranteed Obligations constituting Secured Obligations is limited by virtue of the foregoing clauses (a) [or (b)], then any such limitation imposed by clause (a)[or (b)] above shall be allocated to all Secured Obligations secured by the relevant assets pro rata.] 3

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF COLLATERAL

SECTION 3.1 Financing Statements and Other Filings; Maintenance of Perfected Security Interest (a) . Each Grantor represents and warrants that the only filings, registrations and recordings necessary and appropriate to create, preserve, protect, publish notice of and perfect the security interest granted by each Grantor to the Collateral Agent (for the benefit of the Secured Parties) pursuant to this Related Real Estate Collateral Security Agreement in respect of the Collateral are listed in Schedule 3.2 hereto. Each Grantor represents and warrants that all such filings, registrations and recordings have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 3.2 hereto. Each Grantor agrees that at the sole cost and expense of the Grantors, (a) such Grantor will maintain the security interest created by this Related Real Estate Collateral Security Agreement in the Collateral as a perfected first priority security interest (subject to Permitted Encumbrances having priority by operation of law) and shall defend such security interest against the claims and demands of all Persons (other than with respect to Permitted Encumbrances), (b) such Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail and (c) at any time and from time to time, upon the written request of the Collateral Agent, such Grantor shall promptly and duly execute and deliver, and file and have recorded, such further instruments and documents and take such further action as the Collateral Agent may reasonably request, including the filing of any financing statements, continuation statements and other documents (including this Related Real Estate Collateral Security Agreement) under the UCC (or other applicable Law) in effect in any jurisdiction with respect to the security interest created hereby wherever required by applicable Law in each case to perfect, continue and maintain a valid, enforceable, first priority security interest (subject to Permitted Encumbrances having priority by operation of law) as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against the Grantors and third parties (other than with respect to Permitted Encumbrances), with respect to the Collateral.

SECTION 3.2 Supplements; Further Assurances. Each Grantor shall take such further actions, and execute and deliver to the Collateral Agent such additional assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary or appropriate, wherever required by Law, in order to perfect, preserve and protect the security interest in the Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, or better to assure and confirm unto the Collateral Agent or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request such lists, descriptions and designations of the Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of

[3]

Section 2.4 to be included only if Tthis Related Real Estate Collateral Security Agreement is entered into in connection with the execution and delivery of a Mortgage on “Operating Property” (as defined in the SVU Indenture) or on “Principal Property” (as defined in the New Albertson’s Indenture) as then in effect.

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attorney, certificates, reports and other assurances or instruments. If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of any Grantor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral. All of the foregoing shall be at the sole cost and expense of the Grantors. The Grantors and the Collateral Agent acknowledge that this Related Real Estate Collateral Security Agreement is intended to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in and Lien upon the Collateral and shall not constitute or create a present assignment of any of the Collateral.

SECTION 3.3 Grant of License. For the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under Article V hereof at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

In addition to, and without limitation of, each of the representations, warranties and covenants set forth in the Credit Agreement and the other Loan Documents, each Grantor represents, warrants and covenants as follows:

SECTION 4.1 Title (a) . No financing statement, mortgage, or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent pursuant to this Related Real Estate Collateral Security Agreement or as are permitted by the Credit Agreement. The security interests granted pursuant to this Related Real Estate Collateral Security Agreement constitute a legal and valid security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, securing the payment and performance of each Grantor’s Obligations and upon completion of the filings and other actions specified on Schedule 3.2 hereto (all of which, in the case of all filings and other documents referred to on such Schedule, have been delivered to the Collateral Agent in duly completed and duly executed form, as applicable, and may be filed by the Collateral Agent at any time) and payment of all filing fees, will constitute fully perfected security interests in all of the Collateral, prior to all other Liens on the Collateral except for Permitted Encumbrances arising by operation of law that have priority under such law.

SECTION 4.2 Limitation on Liens; Defense of Claims; Transferability of Collateral. Each Grantor, as to Collateral now owned by it or acquired by it from time to time after the date hereof, is or will be the sole direct and beneficial owner of such Collateral free from any Lien or other right, title or interest of any Person other than the Liens and security interest created by this Related Real Estate Collateral Security Agreement and Permitted Encumbrances. Each Grantor shall, at its own cost and expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all Persons, at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party other than Permitted Encumbrances. There is no agreement, and no Grantor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Collateral or otherwise impair or conflict with such Grantors’ obligations or the rights of the Collateral Agent hereunder.

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SECTION 4.3 Chief Executive Office; Change of Name; Jurisdiction of Organization.

(a) The exact legal name, type of organization, jurisdiction of organization, federal taxpayer identification number, organizational identification number and the mailing address for purposes of completing a UCC-1 financing statement of such Grantor is indicated next to its name in Schedules I(A) and I(B) of the Perfection Certificate. No Grantor has, during the four months prior to the date of this Related Real Estate Collateral Security Agreement, been known by or used any other legal or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Schedule 4.3(a) hereto.

(b) The Collateral Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Grantors need to be amended as a result of any of the changes described in Section 5.14 of the Credit Agreement [or in any Periodic Update Schedule or Occurrence Update Schedule]. If any Grantor fails to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Grantor’s property constituting Collateral, for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if any Grantor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by any Grantor.

SECTION 4.4 No Conflicts, Consents, etc. No consent of any party (including, without limitation, equityholders or creditors of such Grantor) and no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other Person is required for the grant of the security interest by such Grantor of the Collateral pledged by it pursuant to this Related Real Estate Collateral Security Agreement or for the execution, delivery or performance hereof by such Grantor, except for the perfection or maintenance of the Liens created under this Related Real Estate Collateral Security Agreement (including the first priority nature thereof, subject to Permitted Encumbrances having priority by operation of law) and such consents which have been obtained or made prior to the date hereof and are in full force and effect. Following the occurrence and during the continuation of an Event of Default, if the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Related Real Estate Collateral Security Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other Person therefor, then, upon the reasonable request of the Collateral Agent, such Grantor agrees to use commercially reasonable efforts to assist and aid the Collateral Agent to obtain as soon as commercially practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.5 Collateral. All information set forth herein, including the schedules annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party in connection with this Related Real Estate Collateral Security Agreement, in each case, relating to the Collateral, is accurate and complete in all material respects. The Collateral described on the schedules annexed hereto constitutes all of the property of such type of Collateral owned or held by the Grantors.

SECTION 4.6 Insurance (a) . Such Grantor shall (a) maintain or shall cause to be maintained such insurance as is required pursuant to Section 5.07 of the Credit Agreement; (b) maintain such other

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insurance as may be required by applicable Law; and (c) furnish to the Collateral Agent, upon written request, full information as to the insurance carried. Each Grantor hereby irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact), exercisable only after the occurrence and during the continuance of an Event of Default, for the purpose of making, settling and adjusting claims in respect of the Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or in part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Default or Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 4.6, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Secured Obligations secured hereby.

SECTION 4.7 Payment of Taxes; Compliance with Laws; Contested Liens; Claims. Each Grantor represents and warrants that all Claims imposed upon or assessed against the Collateral have been paid and discharged except to the extent such Claims constitute a Lien not yet due and payable or a Permitted Encumbrance. Each Grantor shall comply with all applicable Law relating to the Collateral the failure to comply with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Grantor may at its own expense contest the validity, amount or applicability of any Claims so long as the contest thereof shall be conducted in accordance with, and permitted pursuant to the provisions of, the Credit Agreement. Notwithstanding the foregoing provisions of this Section 4.7, no contest of any such obligation may be pursued by such Grantor if such contest would expose the Collateral Agent or any other Secured Party to (a) any possible criminal liability or (b) any additional civil liability for failure to comply with such obligations unless such Grantor shall have furnished a bond or other security therefor satisfactory to the Collateral Agent or such other Secured Party, as the case may be.

ARTICLE V

REMEDIES

SECTION 5.1 Remedies. Upon the occurrence and during the continuance of any Event of Default the Collateral Agent may, and at the direction of the Required Lenders, shall, from time to time in respect of the Collateral, in addition to the other rights and remedies provided for herein, under applicable Law or otherwise available to it, subject to the Intercreditor Agreement:

(a) Personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from any Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Grantor’s premises where any of the Collateral is located, remove such Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Grantor;

(b) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including, without limitation, instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent,

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and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, that, in the event that any such payments are made directly to any Grantor, prior to receipt by any such obligor of such instruction, such Grantor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly pay such amounts to the Collateral Agent;

(c) Sell, assign, grant a license to use or otherwise liquidate, or direct any Grantor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(d) Take possession of the Collateral or any part thereof, by directing any Grantor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Grantor shall at its own expense: (i) forthwith cause the same to be moved to the place or places designated by the Collateral Agent and therewith delivered to the Collateral Agent, (ii) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (iii) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Grantor’s obligation to deliver the Collateral as contemplated in this Section 5.1 is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Grantor of such obligation;

(e) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Grantor constituting Collateral for application to the Secured Obligations as provided in Section 7.02 of the Credit Agreement;

(f) Exercise any and all rights as beneficial and legal owner of the Collateral, including, without limitation, perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral; and

(g) Exercise all the rights and remedies of a secured party under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 5.2 hereof, sell, assign or grant a license to use the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives, to the fullest extent permitted by Law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the fullest extent permitted by Law, each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

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SECTION 5.2 Notice of Sale. Each Grantor acknowledges and agrees that, to the extent notice of sale or other disposition of Collateral shall be required by applicable Law and unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event the Collateral Agent shall provide such Grantor such advance notice as may be practicable under the circumstances), 10 days’ prior notice to such Grantor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Grantor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying (as permitted under Law) any right to notification of sale or other intended disposition.

SECTION 5.3 Waiver of Notice and Claims. Each Grantor hereby waives, to the fullest extent permitted by applicable Law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of any of the Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Grantor would otherwise have under law, and each Grantor hereby further waives, to the fullest extent permitted by applicable Law: (a) all damages occasioned by such taking of possession, (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (c) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable Law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article V in the absence of gross negligence or willful misconduct as determined in a final, nonappealable judgment of a court of competent jurisdiction. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against such Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Grantor.

SECTION 5.4 Certain Sales of Collateral.

(a) Each Grantor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Grantor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable Law, the Collateral Agent shall have no obligation to engage in public sales.

SECTION 5.5 No Waiver; Cumulative Remedies.

(a) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. The remedies herein provided are cumulative and are not exclusive of any remedies provided by Law.

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(b) In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Related Real Estate Collateral Security Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Grantors, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 5.6 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Related Real Estate Collateral Security Agreement, in accordance with and as set forth in Section 7.02 of the Credit Agreement.

SECTION 5.7 Third Party Agreements. Pursuant to the Collateral Access Agreements (as defined in the ABL Credit Agreement), the Collateral Agent has the right to give notice to certain Persons who are parties thereto or recipients thereof. With respect to each Collateral Access Agreement (as defined in the ABL Credit Agreement), the Collateral Agent hereby acknowledges and agrees that it will not deliver any notice to such Persons in connection with the exercise of its rights and remedies under the Credit Agreement, this Related Real Estate Collateral Security Agreement and the other Loan Documents until after the occurrence and during the continuance of an Event of Default.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1 Concerning the Collateral Agent.

(a) The Collateral Agent has been appointed as agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Collateral), in accordance with this Related Real Estate Collateral Security Agreement and the Credit Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Related Real Estate Collateral Security Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Related Real Estate Collateral Security Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Related Real Estate Collateral Security Agreement while it was the Collateral Agent.

(b) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the other Secured Parties shall have responsibility for, without limitation taking any necessary steps to preserve rights against any Person with respect to any Collateral.

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(c) The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining to this Related Real Estate Collateral Security Agreement and its duties hereunder, upon advice of counsel selected by it.

(d) If any item of Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

SECTION 6.2 Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact (a) . If any Grantor shall fail to perform any covenants contained in this Related Real Estate Collateral Security Agreement or in the Credit Agreement (including, without limitation, such Grantor’s covenants to (a) pay the premiums in respect of all required insurance policies hereunder, (b) pay Claims, (c) make repairs, (d) discharge Liens or (e) pay or perform any other obligations of such Grantor with respect to any Collateral) or if any warranty on the part of any Grantor contained herein shall be breached, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, that, the Collateral Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which such Grantor fails to pay or perform as and when required hereby. Any and all amounts so expended by the Collateral Agent shall be paid by the Grantors in accordance with the provisions of Section 6.3 hereof. Neither the provisions of this Section 6.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 6.2 shall prevent any such failure to observe any covenant contained in this Related Real Estate Collateral Security Agreement nor any breach of warranty from constituting an Event of Default. Each Grantor hereby appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, or otherwise, from time to time after the occurrence and during the continuation of an Event of Default in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement and the other Security Documents which the Collateral Agent may deem necessary to accomplish the purposes hereof. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 6.3 Expenses. Each Grantor will upon demand pay to the Collateral Agent the amount of any and all amounts required to be paid pursuant to Section 9.05 of the Credit Agreement.

SECTION 6.4 Continuing Security Interest; Assignment. This Related Real Estate Collateral Security Agreement shall create a continuing security interest in the Collateral and shall (a) be binding upon the Grantors, their respective successors and assigns, and (b) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other Persons (including, without limitation, any other creditor of any Grantor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (b), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Related Real Estate Collateral Security Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject, however, to the provisions of the Credit Agreement.

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SECTION 6.5 Termination; Release.

(a) This Related Real Estate Collateral Security Agreement, the Lien in favor of the Collateral Agent (for the benefit of itself and the other Secured Parties) and all other security interests granted hereby shall terminate with respect to all Secured Obligations, and all rights to the Collateral shall revert to Grantors or any other Person entitled thereto, either (i) as provided in Section 9.20 of the Credit Agreement, or (ii) when the Commitments shall have expired or been terminated and the principal of and interest on each Loan and all fees and other Secured Obligations shall have been indefeasibly paid in full in cash; provided, that, in connection with the termination of this Related Real Estate Collateral Security Agreement, the Collateral Agent may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect the Secured Parties against (A) loss on account of credits previously applied to the Secured Obligations that may subsequently be reversed or revoked, (B) any Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted) that may thereafter arise under Section 9.05 of the Credit Agreement.

(b) (i) Upon the consummation of a transaction expressly permitted under the Credit Agreement, which results in a Grantor ceasing to be a Subsidiary of the Borrower, such Grantor shall be automatically released from its obligations under this Related Real Estate Collateral Security Agreement, the security interest granted hereby shall terminate with respect to such Grantor and all rights to the Collateral of such Grantor shall revert to such Grantor or any other Person entitled thereto.

(ii) Upon any sale or other transfer by any Grantor of any Collateral that is expressly permitted under the Credit Agreement (other than a sale or other transfer to a Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.20 of the Credit Agreement, the security interest granted hereby shall terminate with respect to such Collateral and all rights to the Collateral shall revert to Grantors or any other Person entitled thereto.

(iii) At such time as any of the foregoing contained Sections 6.5(a), 6.5(b)(i) and 6.5(b)(ii) hereof, upon the Borrower’s written request and at the sole cost and expense of the Grantors, the Collateral Agent will (A) assign, transfer and deliver to the Grantors, against receipt and without recourse to or warranty by the Collateral Agent, such of the Collateral to be released (in the case of a release) or all of the Collateral (in the case of the satisfaction of Sections 6.5(a), 6.5(b)(i) and 6.5(b)(ii) hereof) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and (B) with respect to any other Collateral, authorize the filing of appropriate termination statements and other documents (including UCC termination statements or releases) to terminate such security interests.

(c) At any time that the respective Grantor desires that the Collateral Agent take any action described in Section 6.5(b) hereof, such Grantor shall, upon request of the Collateral Agent, deliver to the Collateral Agent an officer’s certificate certifying that the release of the respective Collateral is permitted pursuant to Sections 6.5(a) or 6.5(b) hereof. The Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Collateral by it as permitted (or which the Collateral Agent in good faith believes to be permitted) by this Section 6.5.

SECTION 6.6 Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Grantor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent and the Grantors. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Grantor from the terms of any provision hereof shall be effective only in the specific

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instance and for the specific purpose for which made or given. Except where notice is specifically required by this Related Real Estate Collateral Security Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

SECTION 6.7 Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Grantor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other parties hereto complying as to delivery with the terms of this Section 6.7.

SECTION 6.8 GOVERNING LAW. THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

SECTION 6.9 CONSENT TO JURISDICTION; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH GRANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT OR ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION IF REQUIRED TO REALIZE UPON THE COLLATERAL OR ENFORCE ANY JUDGMENT.

(b) EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT IN ANY COURT REFERRED TO IN SECTION 6.9(a) HEREOF. EACH GRANTOR HEREBY IRREVOCABLY WAIVES, TO THE

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FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH GRANTOR AND, EXCEPT AS PROVIDED IN THE LAST SENTENCE OF SECTION 6.9(a) HEREOF, EACH SECURED PARTY, AGREES THAT ANY ACTION COMMENCED BY ANY GRANTOR ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE COLLATERAL AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 6.7 HEREOF EXCLUDING SERVICE OF PROCESS BY MAIL. NOTHING IN THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS RELATED REAL ESTATE COLLATERAL SECURITY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.9.

SECTION 6.10 Severability of Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 6.11 Execution in Counterparts; Effectiveness. This Related Real Estate Collateral Security Agreement may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Related Real Estate Collateral Security Agreement by facsimile or other electronic transmission (including “.pdf” or “.tif”) shall be as effective as delivery of a manually executed counterpart of this Related Real Estate Collateral Security Agreement.

SECTION 6.12 No Release. Nothing set forth in this Related Real Estate Collateral Security Agreement shall relieve any Grantor from the performance of any term, covenant, condition or agreement on such Grantor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any Person under or in respect of any of the Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Grantor’s part to be so performed or observed or shall impose any liability on the

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Collateral Agent or any other Secured Party for any act or omission on the part of such Grantor relating thereto or for any breach of any representation or warranty on the part of such Grantor contained in this Related Real Estate Collateral Security Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Collateral or made in connection herewith or therewith. The obligations of each Grantor contained in this Section 6.12 shall survive the termination hereof and the discharge of such Grantor’s other obligations under this Related Real Estate Collateral Security Agreement, the Credit Agreement and the other Loan Documents.

SECTION 6.13 Obligations Absolute. All obligations of each Grantor hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Grantor;

(b) any lack of validity or enforceability of the Credit Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(d) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 6.6 hereof; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Grantor (other than the termination of this Related Real Estate Collateral Security Agreement in accordance with Section 6.5(a) hereof).

SECTION 6.14 Intercreditor Agreement. This Related Real Estate Collateral Security Agreement and the Liens granted to the Collateral Agent pursuant to this Related Real Estate Collateral Security Agreement or any other Loan Documents in any Collateral and the exercise of any right or remedy with respect to any Collateral hereunder or any other Loan Document are subject to the provisions of the Intercreditor Agreement. In the event of any inconsistency between the terms of this Related Real Estate Collateral Security Agreement and the terms of the Intercreditor Agreement, the terms of the Intercreditor Agreement shall control.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Grantors and the Collateral Agent have caused this Related Real Estate Collateral Security Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

GRANTORS [ ]

By:
Name:
Title:

Signature Page to Related Real Estate Collateral Security Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Related Real Estate Collateral Security Agreement

EXHIBIT 1

Mortgaged Property

Exhibit 1

SCHEDULE 3.2

Filings, Registrations and Recordings

Name of Company	UCC-1 Financing Statement Filing Office

[LIST APPLICABLE MORTGAGES AND ANY REQUIRED FIXTURE FILINGS]

Schedule 4.3(a)

SCHEDULE 4.3(a)

Other Legal and Fictitious Names, Mergers, Consolidations, Acquisitions

I. Legal and Fictitious Names. During the past three years, each Company has used the following trade name(s) and/or trade style(s):

Company	Trade Name/Divisions

II. Changes in Names, Jurisdiction of Organization or Corporate Structure. Except as set forth below, no Company has changed its name, jurisdiction of organization or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past three years:

Date of Change	Description of Change

III. Acquisitions of Equity Interests or Assets. Except as set forth below, no Company has acquired the controlling equity interests of another entity or substantially all the assets of another entity within the past three years:

Date of Acquisition	Description of Acquisition

Schedule 4.3(a)